CAE

Leading by **innovation**

ANNUAL REPORT
Fiscal year ended March 31, 2012

Corporate Profile

CAE is a global leader in modeling, simulation and training for civil aviation and defence. The company employs approximately 8,000 people at more than 100 sites and training locations in approximately 30 countries. CAE offers civil aviation, military, and helicopter training services in more than 45 locations worldwide and trains approximately 100,000 crewmembers yearly. In addition, the CAE Oxford Aviation Academy offers training to aspiring pilot cadets in 12 CAE-operated flight schools. CAE’s business is diversified, ranging from the sale of simulation products to providing comprehensive services such as training and aviation services, professional services, in-service support and crew sourcing. The company applies simulation expertise and operational experience to help customers enhance safety, improve efficiency, maintain readiness and solve challenging problems. CAE is leveraging its simulation capabilities in new markets such as healthcare and mining. www.cae.com

1	Financial Highlights
2	Global Reach
4	Chairman’s Message
6	Message to Shareholders
10	Leading by Innovation
12	Civil
16	Defence
20	New Core Markets
24	Social Responsibility
25	Financial Review
27	Management’s Discussion and Analysis
78	Management’s Report on Internal Control over Financial Reporting
78	Independent Auditor’s Report
80	Consolidated Financial Statements
85	Notes to Consolidated Financial Statements
151	Board of Directors and Officers
152	Shareholder and Investor Information
153	Forward-Looking Statements

Financial Highlights

(amounts in millions, except per share amounts)	2012	2011

Operating results
Revenue	1,821.2	1,630.8
Net income	182.0	160.9
Backlog	3,724.2	3,449.0

Financial position
Net cash provided by operating activities	233.9	226.3
Capital expenditures	165.7	111.3
Total assets	3,183.7	2,817.3
Total long term debt, net of cash	534.3	383.8

Per share
Basic earnings attributable to equity holders of the Company	0.70	0.62
Dividends	0.16	0.15
Equity	4.05	3.63

CAE Annual Report 2012 | 1

CAE Global Reach
CANADA
3,900
employees
USA
1,680
employees
LATIN AMERICA
105
employees
MONTREAL
ANCHORAGE
COLD LAKE
VANCOUVER
MOOSE JAW
McCHORD
FAIRCHILD
HICKAM AFB
TOLUCA
BOGOTA
LIMA
BELO HORIZONTE
SÃO PAULO
SANTIAGO

LEGEND

- ■ (red) Civil Aviation Training
- ■ (green) Civil Aviation Services
- □ CAE Oxford Aviation Academy
- ● (blue) Defence Training
- ● (yellow) Defence Services
- ▲ Defence Operations and Offices
- ◆ (orange) CAE Healthcare
- ◆ (grey) CAE Mining
- * Expansion

NORTH AMERICA

CANADA

Location	Activities
Bagotville	Defence Operations and Offices
Cold Lake	Defence Services, Defence Operations and Offices
Fredericton	Defence Operations and Offices
Gagetown	Defence Services
Greenwood	Defence Services
Halifax	Defence Operations and Offices
Mirabel	Defence Services
Montreal	Civil Aviation Training, Civil Aviation Services, Defence Operations and Offices, CAE Healthcare, CAE Mining
Moose Jaw	Defence Services
Ottawa	Civil Aviation Services, Defence Operations and Offices
Petawawa*	Defence Services
Sudbury	CAE Mining
Toronto	Civil Aviation Training, Civil Aviation Services, Defence Operations and Offices, CAE Healthcare
Trenton	Defence Services
Vancouver	Civil Aviation Training, Civil Aviation Services, CAE Mining

UNITED STATES

Location	Activities
Altus	Defence Services
Anchorage	Civil Aviation Services
Boston	Defence Operations and Offices
Charlotte	Civil Aviation Training
Cherry Point	Defence Services
Columbus	Defence Services
Dallas	Civil Aviation Training, Civil Aviation Services, Defence Training
Davis-Monthan	Defence Training
Denver	CAE Mining
Dobbins	Defence Services
Durham	Defence Operations and Offices
Dyess	Defence Services
Fairchild	Defence Services
Fort Benning	Defence Services
Fort Knox	Defence Services
Grissom	Defence Services
Hampton Roads	Defence Operations and Offices
Hickam AFB	Defence Services
Holloman	Defence Services
Keesler	Defence Training, Defence Services
Little Rock	Civil Aviation Services, Defence Services
MacDill	Defence Services
March	Defence Services
McChord	Defence Services
McConnell	Defence Services
Miami	Civil Aviation Training
Milwaukee	Defence Services
Minneapolis	Defence Services
Morristown	Civil Aviation Training, Defence Training
Oklahoma City	Civil Aviation Services
Orlando	Civil Aviation Services, Defence Operations and Offices, CAE Healthcare
Pease	Defence Services
Phoenix	Civil Aviation Training, CAE Oxford Aviation Academy
Richardson	Defence Operations and Offices
San Diego	Defence Services
San Francisco	Civil Aviation Training
San Jose	Defence Operations and Offices
Sarasota	CAE Healthcare
Scott	Defence Services
Seymour Johnson	Defence Services
Sherwood	Defence Services
Tampa	Defence Training, Defence Operations and Offices

MEXICO

Location	Activities
Toluca	Civil Aviation Training

SOUTH AMERICA

BRAZIL

Location	Activities
Belo Horizonte	CAE Mining
São Paulo*	Civil Aviation Training, CAE Healthcare

CHILE

Location	Activities
Santiago	Civil Aviation Training, CAE Mining

COLUMBIA

Location	Activities
Bogota	Civil Aviation Services

PERU

Location	Activities
Lima*	Civil Aviation Training, CAE Mining

AFRICA

CAMEROON

Location	Activities
Douala	CAE Oxford Aviation Academy

SOUTH AFRICA

Location	Activities
Johannesburg*	Civil Aviation Training, CAE Mining

EUROPE
1,590
employees
INDIA
340
employees
CHINA
125
employees
SOUTHEAST ASIA
145
employees
MIDDLE EAST
135
employees
AFRICA
30
employees
AUSTRALIA
250
employees
BENSON
MANCHESTER
DUBLIN
LYNEHAM
ANGLESEY
SWINDON
WELLS
YEOVILTON
CULDROSE
OXFORD
LONDON
BURGESS HILL
STAVANGER
ABERDEEN
MILDENHALL
AMSTERDAM
OSLO
STOCKHOLM
JAGEL
COPENHAGEN
HOLZDORF
KIEL
LAAGE
NORDHOLZ
WITTMUND
FASSBERG
WUNSTORF
BUECKEBURG
BRUSSELS
PARIS
VÉLIZY
NOERVENICH
BUECHEL
MAINZ
STOLBERG
PRAGUE
GEILENKIRCHEN
NEUBURG
LECHFELD
FUERSTENFELDBRUCK
BORDEAUX
BUDAPEST
SESTO CALENDE
VESZPRÉM
MILAN
MADRID
EVORA
BARCELONA
PISA
PALMA DE MALLORCA
ROME
VITERBO
KARAGANDA
BEIJING
SEOUL
TOKYO
IWAKUNI
ATSUGI
SHANGHAI
KADENA
OKINAWA
FUTENMA
HONG KONG
ZHUHAI
CLARK
RIMBA
KUALA LUMPUR
SINGAPORE
AMBALA
NEW DELHI
HINDON
PALAM
GORAKHPUR
JAISALMER
JODHPUR
RAE BARELI
BHUJ
NASIK
GONDIA
MUMBAI
AHMEDNAGAR
LONAVALA
HYDERABAD
VISAKHAPATNAM
GOA
CHENNAI
KOCHI
BENGALURU
ABU DHABI
DUBAI
JEDDAH
DOUALA
JOHANNESBURG
TOWNSVILLE
BRISBANE
OAKEY
AMBERLEY
PERTH
RICHMOND
SYDNEY
CANBERRA
NOWRA
MELBOURNE

EUROPE

BELGIUM
- Brussels

CZECH REPUBLIC
- Prague

DENMARK
- Copenhagen

FRANCE
- Bordeaux
- Paris
- Vélizy

GERMANY
- Buechel
- Bueckeburg
- Fassberg
- Fuerstenfeldbruck
- Geilenkirchen
- Holzdorf
- Jagel
- Kiel
- Laage
- Lechfeld
- Mainz
- Neuburg
- Noervenich
- Nordholz
- Stolberg
- Wittmund
- Wunstorf

HUNGARY
- Budapest
- Veszprém

IRELAND
- Dublin

ITALY
- Milan
- Pisa
- Rome
- Sesto Calende
- Viterbo

NETHERLANDS
- Amsterdam

NORWAY
- Oslo
- Stavanger

PORTUGAL
- Evora

SPAIN
- Barcelona
- Madrid
- Palma De Mallorca

SWEDEN
- Stockholm

UNITED KINGDOM
- Aberdeen
- Anglesey
- Benson
- Burgess Hill
- Culdrose
- London
- Lyneham
- Manchester
- Mildenhall
- Oxford
- Swindon
- Wells
- Yeovilton

MIDDLE EAST

UNITED ARAB EMIRATES
- Abu Dhabi
- Dubai

SAUDI ARABIA
- Jeddah

ASIA

BRUNEI
- Rimba*

CHINA
- Beijing
- Hong Kong
- Shanghai*
- Zhuhai

INDIA
- Ahmednagar
- Ambala
- Bengaluru
- Bhuj
- Chennai
- Goa
- Gondia
- Gorakhpur
- Hindon
- Hyderabad
- Jaisalmer
- Jodhpur
- Kochi
- Lonavala
- Mumbai
- Nasik
- New Delhi*
- Palam
- Rae Bareli
- Visakhapatnam

JAPAN
- Atsugi
- Futenma
- Kadena
- Iwakuni
- Okinawa
- Tokyo*

KAZAKHSTAN
- Karaganda

MALAYSIA
- Kuala Lumpur

PHILIPPINES
- Clark*

SINGAPORE
- Singapore

SOUTH KOREA
- Seoul

OCEANIA

AUSTRALIA
- Amberley*
- Brisbane
- Canberra
- Melbourne*
- Nowra
- Oakey
- Perth
- Richmond
- Sydney
- Townsville*

4	|| CAE AnnualReportReport 2010

Chairman’s Message

CAE Annual Report 2012 | 5

Message to Shareholders

CAE Annual Report 2012 | 7

8	| CAE Annual Report 2012

CAE Annual Report 2012 | 9

Leading by

innovation

Innovation takes many forms at CAE, from developing new technologies to customizing training services and solutions, from the ways we leverage partnerships with customers and original equipment manufacturers (OEMs) to how we seize market opportunities.

CAE is recognized globally for innovation and technology leadership in modeling, simulation, and training solutions for civil aviation and defence. Innovation is the constant thread in our 65-year history and continues to provide CAE with a compelling advantage as we look to the future.

Leading by innovation, we have developed the broadest expertise in our field, providing customers with the largest array of training equipment, services and solutions – on the largest range of aircraft types and defence platforms – all tailored to each customer’s specific needs. We pride ourselves on being very close to our customers and understanding what they need to make their business or mission more successful.

We have unmatched global reach with operations and training centres in 30 countries, experienced team members on the ground in 100 locations – approximately 8,000 employees worldwide – and clients in more than 190 countries. No other company in our business has the capabilities, credibility and presence we have across global markets.

Leadership in technology

We invest approximately 10% of our annual revenues in R&D to deepen and broaden our current portfolio of products, services and solutions. Another important objective is to increase our capabilities beyond training into other areas of the aerospace and defence market, such as analysis and operations. We believe no other company makes this level of R&D investment specific to modeling, simulation and training.

Leading by innovation has allowed us to establish our simulation-based technology as the global benchmark. Through our leadership, we have developed more first full-flight simulators for new aircraft platforms than any other company. Today, CAE has the largest global installed base of civil and defence full-flight simulators and training devices, a solid foundation for sustained growth.

In the civil aviation market, simulation-based training has become the norm. We have strengthened our technology advantage through innovations in integrated solutions and the ability to provide comprehensive services built around customer needs.

In the defence market, we are advancing the use of simulation for mission preparation and rehearsal, which is critical for ensuring readiness and, we strongly believe, will allow forces to do more for less in an age of budget austerity.

Leveraging opportunities

We are a company with a strong culture of partnerships with customers and OEMs, and we are proud to be the trusted partner of the world’s airlines and defence forces in both mature and emerging markets. Through unique partnerships, we have gained first-mover advantage in key vertical and

10	| CAE Annual Report 2012

Innovation is the constant thread in our 65-year history and continues to provide CAE with a compelling advantage as we look to the future.

geographic markets while significantly established with our customers over accelerating our time-to-market in more than six decades. Our customers both our civil and defence businesses. trust us to deliver the highest quality today and for the long term.

More recently, we began leveraging the expertise acquired in aviation Leading by innovation has made training to the healthcare and mining CAE the world’s largest flight services markets. Through R&D, organic organization with the number one growth, acquisitions and partnerships, position in commercial aviation we have already established CAE as and helicopter training, first outside a leader in modeling and simulation- North America in business aviation based solutions in these industries. training and number two globally, as well as number one in Ab-Initio pilot Satisfying customers training. Our defence business is a Our vision is to be the partner of choice premier supplier of training systems for customers operating in complex, to the defence forces of more than mission-critical environments by 50 nations, ranking first globally in providing the most accessible and virtual air training and in rotary-wing innovative modeling- and simulation- and tanker/transport aircraft training based solutions to enhance safety, solutions. improve efficiency and help solve challenging problems. Through our focus on modeling, simulation and training, and our That is what we do every day. Leading innovation mindset, we are well-by innovation, we are focused on safety, positioned to satisfy our customers. operational efficiency and mission readiness. The quality of our solutions is backed by the credibility we have

  Commercial 1 Aviation Training

12	| CAE Annual Report 2012

CAE Annual Report 2012 | 13

Innovative end-to-end solution

Following the end of fiscal year 2012, we have greatly enhanced CAE’s industry-leading position with the addition of two of the industry’s strongest brands in Ab-Initio aviation training and crew sourcing: Oxford Aviation Academy and Parc Aviation. The acquisition of Oxford Aviation Academy broadens our portfolio of capabilities with an end-to-end training and crew sourcing solution:

  The world’s largest type rating network with 42 training locations,

  The world’s largest flight training organization with
  12 Ab-Initio flight schools,

  The world’s largest aviation personnel sourcing organization with over 1,200 pilots, maintenance crew and other aviation professionals currently on assignment with 50 airlines

This expansion is an important step for CAE toward addressing the global aviation personnel shortage and allows us to offer more customer solutions at more locations, and more opportunities for customers to be safer and more efficient in their operations.

and aviation maintenance technicians. In Latin America, we expanded our training centres in São Paulo, Brazil and Santiago, Chile in support of TAM Airlines and LAN Airlines.

Nurtured by our innovation and capabilities, these partnerships will be a growing source of recurring revenues for years to come.

Strong increase in simulator sales

Recognition of CAE’s innovation and technology leadership also came through a strong increase in full-flight simulator (FFS) sales as global airlines invested to upgrade their facilities and augment pilot and cabin crew training. The total number of FFS sales for fiscal 2012 increased to 37, compared to 29 in the previous year. Reflecting our broad capabilities, many of these sales were accompanied by contracts to supply CAE Simfinity™ Integrated Procedures Trainers, CAE Simfinity Virtual Simulators, procedures trainers specified by OEMs, as well as simulator updates and spares.

Launch of innovative training tools

We are constantly working toward enhancing the effectiveness of pilot training by improving the fidelity and the immersive experience of the training environment, as well as by delivering the highest-quality, operationally focused training in an efficient and effective manner that is convenient for our customers. Many innovations were introduced in fiscal 2012, further expanding customer training options and flexibility.

Virtual Ground School. We launched a new program that enables business aircraft pilots to study required recurrent training courseware anywhere they have an internet connection. The CAE Simfinity™ Virtual Ground School features regulator-approved web-based study of the same systems and procedures course material they would cover in an instructor-led classroom.

14	| CAE Annual Report 2012

CAE RealCase. CAE became the first business aircraft training organization to incorporate recent real-life event scenarios into recurrent pilot training courses across a global network using a proven case study approach. The CAE RealCase evidence-based training scenarios increase training effectiveness by enabling pilots to apply their analytical and decision-making skills in an interactive, collaborative environment. Classroom discussion focuses on root causes and courses of action for safely and effectively dealing with recent real-life situations on the same aircraft.

Loss of control in-flight training. CAE and Aviation Performance Solutions (APS) introduced a new web-based tool designed to help standardize full-flight simulator instructor knowledge for loss of control in-flight (LOC-I). LOC-I is defined as flight that occurs outside of the normal flight envelope in which the pilot is unable to control the aircraft. The new tool provides a way to effectively deliver a standardized level of theoretical knowledge to a large number of instructors efficiently and quickly.

Enhancing realism and
performance
The third generation of our market-
leading CAE Tropos™-6000 simu-
lation visual image generator (IG)
for civil aviation training, launched
in fiscal year 2012, provides a
more immersive environment and
an enhanced pilot training experi-
ence with new features leveraging
the power of the latest commercial
graphics processors.

Among the many features introduced or enhanced in the new CAE Tropos-6000 are more realistic blowing snow and other taxiway contaminants, new 3D scattered and broken cloud patterns, storm fronts and haze, as well as new water reflections and other special effects. The new CAE Tropos-6000 is fully compatible with the CAE True™ Airport service, which provides more than 200 up-to-date airport databases online via an internet portal.

Comprehensive solutions

Our joint venture with Mitsui & Co., Ltd. to establish and operate a training centre in Japan for the new Mitsubishi Regional Jet (MRJ) vividly illustrates our ability to provide comprehensive solutions. We had earlier signed an agreement with Mitsubishi Aircraft Corporation to develop and deliver a comprehensive training solution for the MRJ, including a 10-year Exclusive Training Provider program.

Under the MRJ training program, CAE will provide instructional systems development, integrated simulation technology, facilities planning and regulatory expertise. In support of the Mitsubishi agreement, CAE is developing two full-flight simulators as well as CAE Simfinity™ integrated procedures trainers. We are also designing curricula and courseware, and providing CAE-led training for pilots, maintenance technicians, cabin crew, dispatchers and ground support personnel. The two simulators will be the world’s first two MRJ FFSs.

The 70-90 seat MRJ is planned to enter service in 2015 with launch customer All Nippon Airways (ANA).

Major expansions in business and helicopter training

Strong response by customers to our customized training, advanced training technology, flexible scheduling and unique service experience, has enabled CAE to increase the number of locations in its global business aviation training network from six at the beginning of fiscal 2012 to ten by the end of fiscal 2013. This will provide CAE business aviation customers with conveniently accessible training in every major region of the world, including the first business jet training centres for high-growth markets in Latin America. The new training locations will be in Toluca, Mexico; São Paulo, Brazil; Melbourne, Australia; and Shanghai, China.

CAE deployed a new helicopter training program for the Bell 412 in Mexico, bringing the number of locations in our worldwide network to nine. We also announced that Sikorsky S-76 training will be inaugurated soon in São Paulo with joint venture partner Líder. Additional announced sites in Asia which will be inaugurated in 2012 and 2013 will increase our civil helicopter network to 13, more locations than any other helicopter flight training organization. CAE launched three innovative simulation-based training programs in Brazil and Norway for helicopter pilots and maintenance engineers, specifically targeting mission training for the offshore oil and gas market, search-and-rescue and other complex scenarios.

CAE Annual Report 2012 | 15

16	| CAE Annual Report 2012

Defence

Through innovative solutions, CAE’s Military business is demonstrating that its leading edge modeling and simulation technologies can help customers maintain readiness at a lower cost.

More simulation for more applications

From air to land, from training pilots and tank crews to maintenance technicians, and from defence to homeland security and critical infrastructure protection, CAE is offering simulation-based solutions that satisfy budget-constrained customers who are seeking to do more with less. In fiscal 2012, both our revenues and order backlog provided strong evidence that the use of simulation and synthetic training is growing and CAE’s expertise is in strong demand.

With orders from Boeing for six additional P-8A Poseidon operational flight trainers (OFTs) for the U.S. Navy obtained in fiscal 2012, we now have contracts to develop ten simulators for this new multi-mission maritime patrol aircraft. The ratio of simulators to aircraft is significantly higher for the P-8A than for the fleet of P-3C Orion aircraft it is replacing.

The U.S. Navy will also use CAE’s mission crew trainer and tactical mission trainer products to provide student flight officers with the knowledge and skills required to function in a joint, network-centric conflict environment. The two undergraduate military flight officer multi-crew simulators will be delivered in 2013.

We obtained contracts from Lockheed Martin to design and manufacture eight additional C-130J weapon systems trainers, enabling various branches of the United States

CAE is delivering simulators for the U.S. Navy’s new P-8A multi-mission maritime patrol aircraft.

CAE Annual Report 2012 | 17

CAE was selected to design and manufacture two CAE 7000 Series FFSs for the Airbus A350 XWB, the world’s first FFSs for the new long-range aircraft. CAE will also develop six CAE Simfinity.

Expanded scope on KC-135 contract

CAE’s leadership in simulator technology and experience in upgrading legacy simulators is proving highly useful in helping the U.S. Air Force extend the life of its aging fleet of KC-135 Stratotankers. In fiscal 2012, the U.S. Air Force exercised the option for the second year of aircrew services provided by CAE USA as the prime contractor in the 10-year KC-135 training program.

In addition, we were awarded contract modifications to provide a range of upgrades to the USAF’s fleet of 19 existing KC-135 operational flight trainers (OFTs). These upgrades will enhance simulator reliability and maintainability, as well as ensure concurrency with the actual aircraft.

18	| CAE Annual Report 2012

Air Force (USAF) as well as the United States Marine Corps to increase the amount of synthetic training for this aircraft. The simulators will support the needs of the USAF’s Air Mobility Command, Air Combat Command and Air Force Special Operations Command. CAE has developed more training systems worldwide for the C-130 Hercules and its variants than any other company.

Simulation gains in ground training systems

CAE is successfully extending its reach into the land domain, leveraging its leadership in simulation technology and bolt-on acquisitions to develop training solutions for tank crews and maintenance personnel. We offer a range of simulation-based solutions for land forces, including training solutions such as driver and crew gunnery trainers for armoured fighting vehicles (AFVs) and main battle tanks, artillery and forward air control trainers, and command and staff training systems.

In the U.S., CAE is upgrading the U.S. Army’s High-Mobility Artillery Rocket System (HIMARS) maintenance training system (MTS). The HIMARS MTS combines desktop diagnostics trainers and high-fidelity mock-up trainers that are designed to provide skill-level development for system operation, fault diagnosis, troubleshooting, and repair tasks for armament specialty soldiers supporting the HIMARS tactical system.

We also won a contract to design and manufacture five additional Abrams tank hands-on trainers (HOTs). The Abrams HOTs are high-fidelity replicas of the Abrams tank turret and are designed to give maintenance technicians diagnostic and hands-on training.

Outside the U.S., CAE has delivered tank and AFV training systems in the United Kingdom and India. We have developed and delivered a comprehensive suite of tank simulators to the Indian Army, including driver, gunner and crew training for the indigenous Arjun tank. In Asia this year, we were contracted to develop tank driver and gunnery simulators as part of a program to develop a new training centre for ground forces in the region.

Leading in synthetic environments

A global leader in simulation-based training, CAE is a strong proponent of using modeling and simulation as a tool for mission preparation and rehearsal. Through an ambitious three-year R&D project, we are leading the industry in developing a Dynamic Synthetic Environment (DSE), a complex virtual world that can change rapidly, thus providing not only a valuable training environment, but also a tool to be used for actual decision-making. The objective of our research is to bring virtual training and simulation-based mission rehearsal to the next level of realism and effectiveness.

We are building DSE around the
Common Database (CDB), which was
originally developed by CAE and is
now an industry standard delivering
correlated and interoperable databases.
With the CDB as the foundation, military
personnel will be able to extend the use
of simulation and rehearse for missions
in real-time, ultimately helping military
forces prepare more cost-effectively and
leave less room for surprise outcomes.

Demonstrating UAS benefits

CAE has teamed with Aeronautics Ltd., a leader in unmannedaerialsystems(UAS),toconductanR&D project aimed at demonstrating how unmanned systems can be used for civil applications such as remote inspection of pipelines and hydroelectric installations, surveillance of forest fires, observation of critical natural resources, assessing natural disasters and a range of other applications.

With this project, CAE is leveraging its modeling and simulation technologies as well as in-service support capabilities to develop a comprehensive offering of unmanned intelligence, surveillance, and reconnaissance services. The vast amount of information and intelligence gathered by sensors can be collected in a simulation-based synthetic environment and then used to support intelligent decision-making based on integrated information.

Brunei centre breaks new ground

The nation of Brunei and other customers in Southeast Asia will have access to the full breadth of CAE’s technological capabilities and innovation through the CAE Brunei Multi-Purpose Training Centre (MPTC) under construction in Brunei Darussalam. A venture between the Brunei Government and CAE, MPTC will be an integrated facility providing state-of-the-art training solutions based on modeling and simulation technologies to local and regional customers.

The CAE Brunei MPTC will cater mainly to the oil and gas, emergency/crisis management, and defence domains. It will include the development of a major helicopter simulator facility offering both civil and defence training solutions. The centre will also aim to leverage Brunei’s status as a well-established oil and gas producer, providing a suite of industry-specific training solutions, including strategic infrastructure protection and support for procurement planning and emergency preparedness. This partnership provides CAE, a world leader in turnkey training centres with a first-mover advantage in a region looking to develop human capital and diversify its economic base.

The CAE Brunei MPTC will initially offer training services on the Sikorsky S-70i Black Hawk helicopter, Pilatus PC-7 and Sikorsky S-92 helicopter. The centre will feature extensive use of Presagis software and will be constructed initially with five simulator bays along with supporting classrooms. Long-term training services contracts valued at approximately C$170 million for CAE have already been signed.

CAE Annual Report 2012 | 19

New Core Markets

Healthcare

CAE is leveraging its credibility as an innovation, technology and training leader in the civil aviation and defence sectors to build a profitable and sustainable business by accelerating the adoption of simulation-based training solutions in the healthcare field worldwide.

Launched two years ago, CAE Healthcare has used acquisitions, organic synergies and technology innovation to rapidly establish itself as the global leader in risk-free modeling and simulation-based training for healthcare students and professionals. The most important step in the advancement of our healthcare strategy was the acquisition in fiscal 2012 of Medical Education Technologies, Inc. (METI), which significantly expanded our market reach through METI’s direct sales force in the U.S., customer relationships, innovative marketing initiatives and worldwide distributor network.

With the integration of METI’s market-leading solutions, CAE Healthcare offers a full spectrum of cutting-edge learning tools, including surgical and imaging simulation, curriculum, centre management and highly realistic adult, pediatric and baby simulators that are designed to mimic human medical scenarios including trauma, heart attack, drug overdose and effects of bioterrorism. Today, more than 6,000 of our simulators are in use worldwide by medical and nursing schools, hospitals, defence forces and other entities.

Critical mass enables deeper market penetration

Having achieved critical mass, CAE Healthcare is positioned to be the driving force behind the widespread adoption of simulation-based training solutions for healthcare education worldwide. CAE is pursuing its growth objectives through a number of actions and initiatives:

• Continuous R&D investment to develop innovative technologies that will bring medical simulation to new levels of realism and training effectiveness.

• Investment in bolt-on acquisitions to complement current products, solutions and global market access, such as the expansion of our surgical simulation product line through the purchase of Haptica’s ProMIS™ minimally invasive surgery and spine simulator.

• Strong support for innovative marketing initiatives such as the METI Human Patient Simulation Network (HPSN) conferences attended by more than 3,000 healthcare professionals every year and which showcase simulation-based healthcare training.

• Seeking endorsements for its products and solutions from international opinion leaders and medical societies, based on conclusive studies, such as the endorsement by the Canadian Critical Care Society of CAE Healthcare’s bedside ultrasound e-Learning curriculum and seminars.

• Increased efforts, including lobbying, to educate the medical community and governments on the benefits of simulation-based training in terms of the quality, safety and efficiency of patient care and to make such training standard for healthcare professionals, as it is for aircraft pilots.

• Expanding our list of thought-leading customers which included, in fiscal 2012, Mount Sinai Hospital in New York, Tufts University in Boston, New York University, Western Carolina University and Americare Diagnostic Services, in the U.S., President’s Hospital in Moscow, Russia, Universiti Brunei Darussalam in Jalan Tungku Link, Brunei and the NATO Centre of Excellence for Military Medicine in Budapest, Hungary.

Huge market potential

The global market opportunities for CAE Healthcare’s solutions are very large and growing. In the U.S. alone, there are nearly 800,000 physicians and 67,000 medical students, three million nurses and 250,000 nursing students, as well as 5,800 hospitals. According to the World Health Organization, there are 8.8 million physicians, 14.5 million nurses and over 59,000 hospitals worldwide.

CAE Annual Report 2012 | 21

New Core Markets

Mining

CAE Mining aims to develop the industry’s most compelling technology and service solutions to advance the efficiency and safety of mine operations by combining the hands-on experience of its more than 100 geologists, mining engineers and other professionals with CAE’s 65-year record of technology leadership in modeling, simulation and training in the global aviation industry.

CAE Mining was created through the acquisition of Datamine and Century Systems, two well-established service providers to the global mining industry, providing world class subject matter expertise, longstanding customer relationships and proven software and services capabilities.

We have a presence in eleven countries and our products and services are currently being used at customer sites in close to 100 countries worldwide. Our products and services cover the entire mining value chain:

  Oursoftwareproductsareusedformanagingexplorationand

geological data, mine strategy, optimization, detailed design and scheduling for all mining methods and commodities.

  Our technical consulting team services client needs such

as managing exploration drilling programs, mining studies, resource evaluation, on-site technical services and business improvement projects.

  Our training services include workforce development planning, training needs analysis, professional development in technical disciplines and the design and implementation of operator training curriculum.

Introducing the next generation mining simulators

Less than two years after its creation, CAE Mining has introduced its first innovation for the global mining industry –the CAE Terra™ simulators for operator training on a range of mining equipment.

The mining simulators leverage CAE’s expertise in modeling, simulation and training and are designed for a range of mining equipment, from complex machinery such as the P&H 4100 electric shovel to the common CAT 793F haul truck. Simulators are available in three versions: an open classroom design, a closed classroom design and a deployable simulator that can be transported to mine sites.

The simulators fully replicate the equipment’s performance in normal and abnormal operations, providing unparalleled realism with the most authentic experience. Operators will be able to rehearse and prepare for the most complex tasks, thereby improving the safety and efficiency of mining operations, at a lower cost than training on real equipment.

The CAE Terra mining simulator is the first of a series of products that will cover a comprehensive range of mining equipment. As we have done in our other industry sectors, we are developing the next generation fully-integrated suite of simulation solutions for the mining industry. They range from desktop trainers and e-learning to part-task trainers, high-fidelity simulators and training services.

CAE Mining’s enhanced planning and optimization tools enable mining companies to squeeze more production and profit out of what they have. Our simulation-based training solutions will help them enhance operational efficiency and safety.

Growing the mining simulator market

We estimate the current mining simulator market to be approximately $100 million globally from customers that include mining companies, mining contractors, heavy equipment operators, original equipment manufacturers, training organizations, as well as universities and technical institutions. With the next generation of mining simulators and integrated solutions that CAE Mining expects to introduce in the coming years, we believe the market will grow.

CAE Annual Report 2012 | 23

Social Responsibility

CAE has a long tradition of caring for its communities, employees and the environment. Our corporate giving is focused on education, healthcare and organizations that support the disadvantaged. Every year, our employees around the globe do their part by participating in a wide range of activities to help people in need.

The annual fund-raising for Centraide of Greater Montreal (United Way) produced outstanding results last year, surpassing its goal and reaching a new record. The total donation by CAE and Montreal employees was $768,403, an effort singled out by Centraide as one of the best employee campaigns of the year in the large company category.

Around the globe

CAE and its employees support hundreds of causes around the world. The following are a few examples:

CAE Australia supports Angel Flight, a charity that coordinates non-emergency flights to help country people trying to deal with the triple trouble of bad health, poor finances and daunting distance. All flights are free and may involve patients traveling to medical facilities anywhere in Australia. Through BBQ breakfasts and lunches, raffles and other activities, employees raised enough funds for 12 mission flights.

CAE India employees donate funds, clothes, bed sheets, groceries and personal hygiene products to several old age homes, in addition to volunteering for the Samarthanam Trust for the Disabled, a charity dedicated to assisting the visually impaired through developmental activities.

CAE Amsterdam is helping Stichting Hoogvliegers (High Flyers Foundation), which stimulates chronically and/or terminally ill children, by giving them an adventurous look into aviation through simulator rides at the centre.

CAE UK hosted a career event for local schools at the Burgess Hill training centre that attracted 99 high school girls aspiring to university. The guests toured the facility and listened to presentations by CAE employees on the range of career opportunities in our industry.

In Canada, CAE is one of the gold sponsors that enabled the Adaptive Sports Foundation (ASF) to initiate the annual Soldier On Festival in Valcartier, Québec and Edmonton, Alberta. ASF encourages physically disabled children and adults, including wounded soldiers, to discover new abilities through alpine skiing and water sports.

In the U.S., CAE awarded four scholarships to the University of North Dakota and eight scholarships to the University of South Florida, the University of Central Florida and the University of Florida.

Environment, health and safety

Our environment, health and safety policy ensures compliance with legal requirements while driving continuous improvement within a context of sustainable development and responsible management.

Our products and services are inherently eco-friendly as carbon-emitting jet fuel is substituted by an electricity-based simulator. We are constantly implementing new initiatives to reduce impacts, including comprehensive recycling programs in our main Montreal plant that cover over 70% of its total residual materials. We have also made excellent progress in extending the useful life of certain chemicals used in our operations, replacing petroleum solvents with water-based cleaning solutions, and eliminating hazardous substances by substituting greener alternatives and processes.

To find out more about how we are reducing the environmental impact of our manufacturing activities and the compelling environmental benefits of our modeling and simulation technologies, please consult the Environment section of our Web site at cae.com.

24	| CAE Annual Report 2012

1	.	HIGHLIGHTS		27
2	.	INTRODUCTION		29
3	.	ABOUT CAE		30
		3.1	Who we are	30
		3.2	Our vision	30
		3.3	Our strategy and value proposition	30
		3.4	Our operations	32
		3.5	Foreign exchange	40
		3.6	Non-GAAP and other financial measures	42
4	.	CONSOLIDATED RESULTS		43
		4.1	Results of our operations – fourth quarter of fiscal 2012	43
		4.2	Results of our operations – fiscal 2012	45
		4.3	Consolidated orders and backlog	46
5	.	RESULTS BY SEGMENT		47
		5.1	Civil segments	48
		5.2	Military segments	51
		5.3	New Core Markets	55
6	.	CONSOLIDATED CASH MOVEMENTS AND LIQUIDITY		56
		6.1	Consolidated cash movements	56
		6.2	Sources of liquidity	57
		6.3	Government cost-sharing	58
		6.4	Contractual obligations	58
7	.	CONSOLIDATED FINANCIAL POSITION		59
		7.1	Consolidated capital employed	59
		7.2	Off balance sheet arrangements	60
		7.3	Financial instruments	61
8	.	BUSINESS COMBINATIONS		64
9	.	EVENTS AFTER THE REPORTING PERIOD		65
10	.	BUSINESS RISK AND UNCERTAINTY		65
		10.1	Risks relating to the industry	65
		10.2	Risks relating to the Company	66
		10.3	Risks relating to the market	68
11	.	RELATED PARTY TRANSACTIONS		69
12	.	CHANGES IN ACCOUNTING STANDARDS		70
		12.1	IFRS Implementation	70
		12.2	Future changes in accounting standards	70
		12.3	Use of judgements, estimates and assumptions	71
13	.	CONTROLS AND PROCEDURES		72
		13.1	Evaluation of disclosure controls and procedures	72
		13.2	Internal control over financial reporting	73
14	.	OVERSIGHT ROLE OF AUDIT COMMITTEE AND BOARD OF DIRECTORS		73
15	.	ADDITIONAL INFORMATION		73
16	.	SELECTED FINANCIAL INFORMATION		74

26	| CAE Annual Report 2012

Management’s Discussion and Analysis

for the fourth quarter and year ended March 31, 2012

1. HIGHLIGHTS

International Financial Reporting Standards (IFRS)

This report is prepared in accordance with IFRS and should be read in conjunction with our consolidated financial statements for the year ended March 31, 2012, which were prepared in accordance with IFRS 1, First-time adoption of IFRS, as issued by the International Accounting Standards Board (IASB). The comparative figures for the year ended March 31, 2011 have been restated to comply with IFRS. See Note 2 of the consolidated financial statements for details on the most significant adjustments to the statements of financial position, changes in equity, net income, comprehensive income and cash flows.

FINANCIAL

FOURTH QUARTER OF FISCAL 2012

Higher revenue over last quarter and higher revenue over the fourth quarter of fiscal 2011

  Consolidated revenue was $506.7 million this quarter, $53.6 million or 12% higher than last quarter and $41.1 million or 9% higher than the fourth quarter of fiscal 2011.

Higher net income attributable to equity holders of the Company compared to last quarter and compared to the fourth quarter of fiscal 2011

  Net income attributable to equity holders of the Company was $53.2 million (or $0.21 per share) this quarter, compared to $45.6 million (or $0.18 per share) last quarter, representing an increase of $7.6 million or 17%, and compared to $45.5 million (or $0.18 per share) in the fourth quarter of last year, representing an increase of $7.7 million or 17%;

  Excluding the reversal of the restructuring provision of $1.0 million booked in the fourth quarter of fiscal 2011, net income attributable to equity holders of the Company was $44.7 million (or $0.17 per share) for that quarter.

Positive free cash flow1 at $106.7 million this quarter

  Net cash provided by operations was $122.1 million this quarter, compared to $70.4 million last quarter and $162.1 million in the fourth quarter of last year;

  Maintenance capital expenditures1 and other asset expenditures were $13.1 million this quarter, $17.3 last quarter, and $19.0 million in the fourth quarter of last year;

  Cash dividends were $8.4 million this quarter, $8.0 million last quarter and $10.1 million in the fourth quarter of last year.

FISCAL 2012

Higher revenue over fiscal 2011

  Consolidated revenue was $1,821.2 million, $190.4 million or 12% higher than last year.

Higher net income attributable to equity holders of the Company

  Net income attributable to equity holders of the Company was $180.3 million (or $0.70 per share) compared to $160.3 million (or $0.62 per share) last year, representing a $20.0 million or 12% increase;

  Excluding charges of $8.4 million ($2.7 million after tax) related to the acquisition and integration of Medical Educational Technologies, Inc. (METI), which was acquired during the year, net income attributable to equity holders of the Company would have been $183.0 million (or $0.71 per share) this year.

  Excluding the reversal of the restructuring provision of $1.0 million ($0.8 million after tax) booked in fiscal 2011, net income attributable to the equity holders of the Company would have been $159.5 million (or $0.62 per share).

Positive free cash flow at $173.7 million

  Net cash provided by operations was $233.9 million this year, compared to $226.3 million last year;

  Maintenance capital expenditures and other asset expenditures were $61.2 million this year, compared to $62.7 million last year;

  Cash dividends were $33.4 million this year, compared to $37.9 million last year.

Capital employed1 ending at $1,576.5 million

  Capital employed increased by $259.8 million or 20% this year;

  Non-cash working capital1 increased by $64.5 million in fiscal 2012, ending at $113.4 million;

  Property, plant and equipment increased by $82.7 million;

  Other long-term assets increased by $184.8 million, while other long-term liabilities increased by $72.2 million;

  Net debt1 increased by $150.5 million this year, ending at $534.3 million.

1 Non-GAAP and other financial measures (see Section 3.6).

CAE Annual Report 2012 | 27

Management’s Discussion and Analysis

ORDERS22

  The book-to-sales ratio2 for the quarter was 1.44x (combined civil was 1.32x, combined military was1.57x and New Core Markets was 1.0x). The ratio for the last 12 months was 1.17x (combined civil was 1.29x, combined military was 1.07x and New Core Markets was 1.0x);

  Total order intake this year was $2,128.3 million, up $273.8 million over last year;

  Total backlog2 was $3,724.2 million at March 31, 2012, $275.2 million higher than last year.

Civil segments

  Training & Services/Civil obtained contracts with an expected value of $686.9 million;

  Simulation & Products/Civil won $398.7 million of orders, including contracts for 37 full-flight simulators (FFSs).

Military segments

  Simulation Products/Military won $528.8 million of orders for new training systems and upgrades;

  Training & Services/Military won contracts valued at $430.9 million.

New Core Markets segment

  New Core Markets won $83.0 million of orders.

BUSINESS COMBINATIONS AND JOINT VENTURES

  On August 24, 2011, we announced that CAE Healthcare acquired Medical Education Technologies, Inc. (METI), a worldwide leader in medical simulation technologies and educational software, for US$130 million;

  We entered into four new joint venture arrangements during fiscal 2012: CAE Japan Flight Training Inc. (51% participation), Asian Aviation Centre of Excellence Sdn. Bhd. (50% participation) and CAE Simulation Training Private Limited (25% participation) in the first quarter and Philippine Academy for Aviation Training, Inc. (50% participation) in the third quarter;

  In March 2012, we acquired the outstanding 80.5% of the interests in Flight Simulator Capital L.P. (Simucap) that we previously did not own. With this acquisition, CAE owns 100% of the units of Simucap.

OTHER

  We issued senior notes for US$150.0 million by way of a private placement to fund the METI acquisition and to replace other existing obligations which carried higher interest costs.

2 Non-GAAP and other financial measures (see Section 3.6).

28	| CAE Annual Report 2012

Management’s Discussion and Analysis

2. INTRODUCTION

In this report, we, us, our, CAE and Company refer to CAE Inc. and its subsidiaries. Unless we have indicated otherwise:

  This year and 2012 mean the fiscal year ending March 31, 2012;

  Last year, prior year and a year ago mean the fiscal year ended March 31, 2011;

  Dollar amounts are in Canadian dollars.

This report was prepared as of May 23, 2012, and includes our management’s discussion and analysis (MD&A) for the year and the three-month period ended March 31, 2012 and the consolidated financial statements and notes for the year ended March 31, 2012. We have written it to help you understand our business, performance and financial condition for fiscal 2012. Except as otherwise indicated, all financial information has been reported in accordance with IFRS. All quarterly information disclosed in the MD&A is based on unaudited figures.

For additional information, please refer to our annual consolidated financial statements for this fiscal year, which you will find in the annual report for the year ended March 31, 2012. The MD&A provides you with a view of CAE as seen through the eyes of management and helps you understand the company from a variety of perspectives:

  Our vision;

  Our strategy and value proposition;

  Our operations;

  Foreign exchange;

  Non-GAAP and other financial measures;

  Consolidated results;

  Results by segment;

  Consolidated cash movements and liquidity;

  Consolidated financial position;

  Business combinations;

  Events after the reporting period;

  Business risk and uncertainty;

  Related party transactions;

  Changes in accounting standards;

  Controls and procedures;

  Oversight role of the Audit Committee and Board of Directors.

You will find our most recent annual report and annual information form (AIF) on our website at www.cae.com, on SEDAR at www.sedar.com or on EDGAR at www.sec.gov.

ABOUT MATERIAL INFORMATION

This report includes the information we believe is material to investors after considering all circumstances, including potential market sensitivity. We consider something to be material if:

  It results in, or would reasonably be expected to result in, a significant change in the market price or value of our shares, or;

  It is quite likely that a reasonable investor would consider the information to be important in making an investment decision.

ABOUT FORWARD-LOOKING STATEMENTS

This report includes forward-looking statements about our activities, events and developments that we expect to or anticipate may occur in the future including, for example, statements about our business outlook, assessment of market conditions, strategies, future plans, future sales, pricing for our major products and capital spending. Forward-looking statements normally contain words like believe, expect, anticipate, plan, intend, continue, estimate, may, will, should and similar expressions. Such statements are not guarantees of future performance. They are based on management’s expectations and assumptions regarding historical trends, current conditions and expected future developments, as well as other factors that we believe are appropriate in the circumstances.

We have based these statements on estimates and assumptions that we believed were reasonable when the statements were prepared. Our actual results could be substantially different because of the risks and uncertainties associated with our business. Important risks that could cause such differences include, but are not limited to, the length of sales cycles, rapid product evolution, level of defence spending, condition of the civil aviation industry, competition, availability of critical inputs, foreign exchange rate occurrences and doing business in foreign countries. Additionally, differences could arise because of events that are announced or completed after the date of this report, including mergers, acquisitions, other business combinations and divestitures. You will find more information about the risks and uncertainties affecting our business in Business risk and uncertainty in the MD&A.

We do not update or revise forward-looking information even if new information becomes available unless legislation requires us to do so. You should not place undue reliance on forward-looking statements.

CAE Annual Report 2012 | 29

Management’s Discussion and Analysis

3.	ABOUT CAE
3.1	Who we are

CAE is a world leader in providing simulation and modeling technologies and integrated training services primarily to the civil aviation industry and defence forces around the globe. We are globally diversified with more than 7,500 people at more than 100 sites and training locations in over 25 countries. We have annual revenue exceeding $1.8 billion, nearly 90% of which comes from worldwide exports and international activities. We have the largest installed base of civil and military flight simulators and a broad global aviation training network. We offer civil aviation, military and helicopter training services in 40 locations worldwide where we train more than 80,000 civil and military crewmembers annually. Our main products include full-flight simulators (FFSs), which replicate aircraft performance in a full array of situations and environmental conditions. We apply our simulation expertise and operational experience to help customers enhance safety, improve efficiency, maintain readiness and solve challenging problems. We are now leveraging our simulation capabilities in new markets such as healthcare and mining.

Approximately half of our revenue comes from the sale of simulation products, software and simulator updates, and the balance from services including training, maintenance, aviation services and professional services.

Founded in 1947 and headquartered in Montreal, Canada, CAE has built an excellent reputation and long-standing customer relationships based on 65 years of experience, strong technical capabilities, a highly trained workforce, and global reach.

CAE’s common shares are listed on the Toronto and New York stock exchanges under the symbol CAE.

3.2 Our vision

Our vision is for CAE to be synonymous with safety, efficiency and mission readiness. We intend to be the mission partner of choice for customers operating in complex mission-critical environments by providing the most innovative product and service solutions to enhance safety, improve efficiency and provide superior decision-making capabilities.

3.3 Our strategy and value proposition Our strategy

We are a world-leading provider of modeling and simulation-based training and decision support solutions. We currently serve customers in two primary markets: civil aerospace and defence. We have extended our capabilities into new markets of simulation-based training and optimization solutions in healthcare and mining.

A key tenet of our strategy in our core civil aerospace and defence markets is to derive an increasing proportion of our business from the existing fleet. This would include providing solutions for customers in support of the global fleet of civilian and military aircraft. Historically, the primary driver of our business was the delivery of new commercial aircraft. Our Simulation Products/Civil (SP/C) segment, which in fiscal 2012 represented 19% of our consolidated revenue, is most dependent on this more deeply cyclical market driver. As a result of our diversification efforts, the balance of our business involves mainly more stable and recurring sources of revenue like training and services as well as military simulation products and services.

In addition to diversifying our interests among customer markets, our strategy has also involved more balance between products, which tend to be more short-term and cyclical, and services, which tend to be more long term and stable. As well, we continue to diversify our interests globally. This is intended to bring our solutions closer to our customers’ home bases, which we think is a distinct competitive advantage. This also allows us to be less dependent on any one market, and since business conditions are rarely identical in all regions of the world, we believe this provides a degree of stability to our performance. We are investing in both the mature and emerging markets to capitalize on current and future growth opportunities. Approximately one third of our revenue comes from the U.S., one third from Europe and one third from the rest of the world including the high growth, emerging markets. We continue to execute our growth strategy by selectively investing to meet the long-term needs of our aerospace and defence customers, investing in adjacencies within our core markets, and by investing in our new core markets.

Value proposition

The value we provide customers is the ability to enhance the safety of their operations, improve their mission readiness for potentially dangerous situations and lower their costs by helping them become more operationally efficient. We offer a range of products and services solutions to enhance our customers’ planning and decision-making abilities, as well as a complete range of products and services that can be arranged in a customized package to suit our customers’ needs and can be adapted as their needs evolve over the lifecycle of their operations. We also offer a broad global reach, and as a result, we are able to provide solutions in proximity to our customers, which is an important cost-benefit consideration for them.

30	| CAE Annual Report 2012

Management’s Discussion and Analysis

Our core competencies and competitive advantages include:

  World-leading modeling and simulation technology;

  Comprehensive knowledge of training and learning methodologies for the operation of complex systems using modeling and simulation;

  Total array of training products and services solutions;

  Broad-reaching customer intimacy;

  Extensive global coverage and in-depth country familiarity;

  High-brand equity;

  Proven systems engineering and program management processes;

  Best-in-class customer support;

  Well established in new and emerging markets.

World-leading modeling and simulation technology

We pride ourselves on our technological leadership. Pilots around the world view our simulation as the closest thing to the true experience of flight. We have consistently led the evolution of flight training and simulation systems technology with a number of industry firsts. We have simulated the entire range of large civil aircraft, a large number of the leading regional and business aircraft and a number of civil helicopters. We are an industry leader in providing simulation and training solutions for fixed-wing transport aircraft, maritime patrol aircraft and helicopter platforms for the military. We also have extensive knowledge, experience and credibility in designing and developing simulators for prototype aircraft of major aircraft manufacturers. We have extended our expertise in modeling and simulation beyond training into other mission-critical areas where these technologies are used to support superior decision-making capabilities. As well, we are now applying these capabilities to new markets, such as healthcare and mining.

Comprehensive knowledge of training and learning methodologies for the operation of complex systems using modeling and simulation

We revolutionized the way aviation training is performed when we introduced our CAE SimfinityTM-based training solutions and courseware. These training devices effectively bring the virtual aircraft cockpit into the classroom at the earliest stages of ground school training, making it a more effective and efficient training experience overall. We build upon the CAE SimfinityTM product line to develop the trainers that are used in the Airbus pilot and maintenance technician training programs. We also developed e-Learning solutions to enable pilots and technicians to train anytime and anywhere. We are using our experience gained in the development of training and learning methodologies in aerospace to bring and enhance modeling and simulation technologies to our training solutions in the healthcare and mining domains.

Total array of training products and services solutions

We offer a wide array of training products, from desktop trainers to FFSs, addressing both our civil and military customers’ training needs. With a large network of training centres, we are also a global leader in aviation training providing the complete solution to meet our customers’ training and pilot placement needs. Our civil pilot training programs span over 90 different aircraft models including business aircraft, civil helicopters and commercial airliners and provide curricula for initial, type rating, recurrent and maintenance training. Our civil pilot provisioning solution adds value and moves our customers’ businesses forward by identifying, screening, selecting, training and ultimately placing pilots at their airlines. In addition, we deliver civil ab initio pilot training through our CAE Global Academy which is the largest network of ab initio flight schools in the world, with 11 schools across the globe. With 65 years of experience in simulation, we are an industry expert in aviation training and are the industry’s training solution one-stop shop.

Broad-reaching customer intimacy

We have been in business for 65 years and have relationships with most of the world’s airlines and the governments of approximately 50 defence operators in approximately 35 countries, including all branches of the U.S. forces. Our customer advisory boards and technical advisory boards involve airlines and operators worldwide. By listening carefully to customers, we are able to gain a deep understanding of their mission needs and respond with innovative product and service offerings that help improve the safety and efficiency of their operations and their ability to make superior decisions.

Extensive global coverage and in-depth country familiarity

We are globally diversified with more than 7,500 people at more than 100 sites and training location in over 25 countries. Our broad geographic coverage allows us to respond quickly and cost effectively to customer needs and new business opportunities while having a deep understanding and respect of the regulations and customs of the local market. We operate a fleet of more than 180 full-flight and full-mission simulators in 40 civil aviation, military and helicopter training locations worldwide to meet the wide range of operational requirements of our customers. Our fleet includes simulators for various types of aircraft from major manufacturers, including commercial jets, business jets and helicopters, both civil and military.

High-brand equity

Our simulators are typically rated among the highest in the industry for reliability and availability. This is a key benefit because simulators normally operate in high-duty cycles of up to 20 hours a day. We design our products so customers can upgrade them, giving them more flexibility and opportunity as products change or new air-worthiness regulations are introduced.

We have a broad global footprint, which enables close, long-term relationships with our customers. Our brand not only promises leading technology, but also superior customer support. CAE has a customer sales and support organization that rivals the size of a number of our competitor’s entire organizations.

CAE Annual Report 2012 | 31

Management’s Discussion and Analysis

Proven systems engineering and program management processes

We continue to develop solutions and deliver technically complex programs within schedule to help ensure that there are trained and mission-ready aircrew and combat troops around the world. This includes MH-60 simulators for the U.S. Navy; C-130J simulators for the U.S., Indian and Canadian Defence Forces; MRH90 simulators for the Australian Defence Forces, Royal Netherlands Navy and German Armed Forces; A330 Multi-Role Tanker Transport training devices for the Royal Australian Air Force, United Arab Emirates Air Force and Royal Saudi Air Force; and M-346 jet trainer simulators for the Italian Air Force and the Republic of Singapore Air Force. These and other programs combined with our continued investment in R&D continue to strengthen our technological leadership and strengthen our management expertise to deliver complex programs that feature sensor simulation for maritime operations, synthetic tactical environments for naval and fighter operations as well as our visualization and common database technologies that deliver rich, immersive synthetic environments for the most effective training and mission rehearsal possible.

Best-in-class customer support

We maintain a strong focus on after-sales support, which is often critical in winning additional sales contracts as well as important update and maintenance services business. Our customer support practices, including a web-based customer portal, performance dashboard, and automated report cards, have resulted in enhanced customer support according to customer comments and feedback.

Well established in new and emerging markets

Our approach to global markets is to model ourselves as a multi-domestic rather than a foreign company. This has enabled us to be a first mover into growth markets like China, India, the Middle East, South America and Southeast Asia, where we have been active for several decades.

3.4 Our operations

We primarily serve two markets globally:

  The civil market includes aircraft manufacturers, major commercial airlines, regional airlines, business aircraft operators, civil helicopter operators, third-party training centres, ab initio pilot students and flight training organizations (FTOs);

  The military market includes original equipment manufacturers (OEMs), government agencies and defence forces worldwide.

We also serve the healthcare market, involving hospital and university simulation centres, teaching institutions, medical societies and OEMs, and the mining market, serving global mining corporations, exploration companies, mining contractors and the world’s premier mining consultancies.

We are a global leader with an unparalleled range of capabilities to help our customers achieve greater levels of operational efficiency, safety and readiness. As such, we use an integrated solutions-based approach to market, which often results in multi-year agreements with our customers to provide them with a full complement of both products and services. Although this go-to-market approach increasingly entails the bundling of products and services, since fiscal 2006, we have reported our operating results in four individual segments: one for products and one for services for each of our two main markets. In addition to our Civil and Military business segments, we report Healthcare and Mining which, as of the first quarter of fiscal 2012, are presented together as the New Core Markets (NCM) segment (previously presented in Training & Services/Civil). Fiscal 2011 comparative figures for Training & Services/Civil have been restated.

CIVIL MARKET

Training & Services/Civil (TS/C)

Provides business, commercial and helicopter aviation training for flight, cabin, maintenance and ground personnel and associated services

We are the largest provider of commercial and helicopter aviation training services in the world and the second largest provider of business aviation training services. We lead the market in the high-growth emerging regions of China, India, the Middle East, South America and Southeast Asia. Through our broad global network of training centres we serve all sectors of civil aviation including general aviation, major and regional airlines, helicopter operators and business aviation. We currently operate 171 FFSs and provide aviation training and services in more than 20 countries around the world, including aviation training centres, FTOs and third-party locations. Among our thousands of customers, we have strategic relationships, partnerships and joint ventures with more than 20 major airlines, aircraft operators and OEMs around the world. We offer a comprehensive range of training solutions and services, including curriculum development, training centre operations, pilot training, cabin crew training, aircraft maintenance technician training, e-Learning and courseware solutions, and consulting services. We are a leader in flight sciences, using flight data analysis to improve airline safety, maintenance, flight operations and training. CAE Global Academy is the world’s largest network of ab initio FTOs, with a capacity for training up to 1,800 pilot cadets annually. We also offer our global base of airline customers a long-term solution to pilot recruitment with pilot sourcing services.

32	| CAE Annual Report 2012

Management’s Discussion and Analysis

Simulation Products/Civil (SP/C)

Designs, manufactures and supplies civil flight simulation training devices and visual systems

We are the world leader in the provision of civil flight simulation equipment, including FFSs and a comprehensive suite of integrated training procedures trainers, flight training devices and web-based e-learning, using the same high-fidelity Level D software as the FFSs. We have designed and manufactured more civil FFSs for major and regional commercial airlines, third-party training centres and OEMs than any other company. We have developed a wealth of experience in developing first-to-market simulators for more than 35 new types of aircraft models, and more recently we have developed or have been awarded contracts to develop simulators for the Airbus A350 XWB, Boeing 747-8, Mitsubishi Regional Jet (MRJ), ATR42-600 and ATR72-600, Bombardier CSeries, Global Express and Learjet 85, Embraer Phenom 100 and 300, Dassault Falcon 7X and the Commercial Aircraft Corporation of China, Ltd (COMAC) ARJ21. We also offer a full range of support services including simulator updates and upgrades, maintenance services, sales of spare parts and simulator relocations.

Market trends and outlook

In commercial aviation, aircraft capacity and passenger traffic growth are primarily driven by gross domestic product (GDP). The aerospace industry’s widely held expectation is that long-term average growth for air travel will be approximately 5% annually over the next two decades. The growth rates in the emerging markets have been outpacing this global average growth rate, which is of particular interest to us given our leadership position in these regions. The U.S. legacy airlines, a traditional CAE customer base, are in the process of renewing their aircraft fleets to modern, efficient aircraft. The growth in air travel and re-fleeting requirements have led to high commercial aircraft backlogs, to commercial aircraft manufacturers increasing their production rates and to the announcement of new aircraft programs.

In business aviation, aircraft orders and utilization are primarily driven by corporate profitability and by general economic conditions. U.S.-operated aircraft utilization has to improve by approximately 15-20% in order to recover the ground lost during the last recession. The business aviation industry remains cautiously optimistic, and while some market uncertainty persists, the number of business jet flights rose 2% in 2011 compared with 2010, according to the U.S. Federal Aviation Administration (FAA).

Major business aircraft OEMs such as Bombardier, Cessna, Dassault and Gulfstream have announced new aircraft programs which are an indication of their long-term confidence in the demand for business aircraft travel. Globally, we continue to see a steady increase in demand for large-cabin business jets, while demand for mid-sized and small-cabin jets remains stable at low levels.

In the SP/C segment, the level of market activity has improved in the current fiscal year. We maintained our leadership position with 37 FFS unit sales in fiscal 2012.

The following secular trends form the basis of our Civil market investment hypothesis:

  Expected long-term growth in air travel;

  Demand in emerging markets arising from secular growth and a need for infrastructure to support air travel;

  Aircraft backlogs;

  More efficient and more technologically advanced aircraft platforms;

  Aircraft re-fleeting by legacy airlines;

  Long-term demand and shortage of trained aviation professionals (pilots, maintenance, cabin crew).

Expected long-term growth in air travel

In calendar 2011, passenger traffic increased by 5.9% compared to calendar 2010, while freight-tonne-kilometres remained stable over the same period with a modest 0.7% decrease compared to calendar 2010. For the first three months of calendar 2012, passenger traffic increased by 7.4% compared to the first three months of calendar 2011, while freight-tonne-kilometres remained stable, decreasing by 0.7% over the same period. Over the past 20 years, air travel has grown at an average rate of 4.8% and this is expected to continue over the next 20 years. Possible impediments to steady growth progression in air travel include major disruptions such as regional political instability, acts of terrorism, pandemics, natural disasters, sharp and sustained increases in fuel costs, major prolonged economic recessions or other major world events.

Demand in emerging markets arising from secular growth and a need for infrastructure to support air travel

Emerging markets such as Africa, China, Eastern Europe, the Indian sub-continent, the Middle East, South America and Southeast Asia are expected to continue experiencing higher air traffic and economic growth over the long term than mature markets such as North America and Western Europe, as well as an increasing liberalization of air policy and bilateral air agreements. We expect these markets to drive the long-term demand for the broad array of products and services solutions that we bring to bear. We have been active in these high-growth regions for several decades and are positioned as the market leader with well-established operations, strategic partnerships and joint ventures in each of these regions.

Aircraft backlogs

In calendar 2011, commercial aircraft OEMs Boeing and Airbus received 2,224 net orders for new aircraft (firm orders minus cancellations), compared to 1,104 net orders in calendar 2010. Net aircraft orders for Boeing and Airbus were 502 for the three-month period ending March 31, 2012, and they continue to work through record backlog levels of more than 8,000 aircraft, which should help generate opportunities for our full portfolio of training products and services. In calendar 2011, Boeing and Airbus reported a total of 1,011 airplane deliveries, compared to 972 deliveries in calendar 2010. For the three-month period ending March 31, 2012, commercial airplane deliveries for Boeing and Airbus were 268. Airbus and Boeing have announced a succession of upcoming significant production increases of key models such as the Airbus A320-family and A330, and Boeing’s B737NG and B777. Higher aircraft deliveries should translate into higher demand for training products and services.

CAE Annual Report 2012 | 33

Management’s Discussion and Analysis

More efficient and more technologically advanced aircraft platforms

Airlines demand more efficient aircraft

Commercial aircraft OEMs have announced plans to introduce, or have already introduced, new, more efficient platforms. Some examples include the new Boeing 737 MAX, the Boeing 747-8 and 787, the Airbus A350 XWB and A320neo, the Mitsubishi MRJ, the COMAC ARJ21, Russia’s UAC SSJ100 and the Bombardier CSeries. The demand for these new, more efficient platforms is driven by high fuel prices, and, as fuel accounts for a significant portion of an airline’s operating costs, airlines are actively seeking ways to reduce this cost.

Business jet operators demand high performance aircraft

Business aircraft OEMs have announced plans to introduce, or have already introduced, a variety of new aircraft models incorporating the latest technologies to enhance performance and operator benefits such as range, speed, comfort and the accessibility of business air travel. Some examples include the Bombardier Learjet 85, the Global 7000 and 8000, Embraer’s Legacy Series and Lineage 1000, Gulfstream’s G650 and Cessna’s Citation M2 and Latitude.

These more efficient and more technologically advanced aircraft platforms will drive the demand for new types of simulators and training programs. One of our strategic priorities is to partner with manufacturers to position ourselves for future opportunities. In recent years, we have signed contracts with Bombardier for the CSeries aircraft, with ATR for the new ATR42/72-600 aircraft, with Mitsubishi Aircraft Corporation for the new MRJ, and with Airbus for the A350 XWB to leverage our modeling, simulation and training expertise to deliver training solutions, including CAE 7000 Series FFS, CAE SimfinityTM procedures trainers, comprehensive training programs and expansion of our network to meet airlines’ training needs. Deliveries of new-model aircraft are subject to program delays, which in turn affect the timing of FFS orders and deliveries.

Aircraft re-fleeting by legacy airlines

Legacy airlines have been taking steps to renew their aging aircraft fleets. The recent order activity in the U.S. from Boeing and Airbus, for example from customers such as American Airlines, Southwest Airlines and Delta Airlines, highlights the potential for greater penetration of new generation of aircraft in the U.S. air transportation system.

Long-term demand and shortage of trained aviation professionals (pilots, maintenance, cabin crew)

Worldwide demand is expected to increase over the long term

Growth in the civil aviation market has driven the demand for pilots, maintenance technicians and cabin crew worldwide, resulting in a shortage of qualified professionals in several markets. Pilot supply constraints include aging crew demographics, fewer military pilots transferring to civil airlines and low enrolment in technical schools. In emerging markets such as China, India, the Middle East, South America and Southeast Asia, long-term air traffic growth is outpacing the growth in mature markets and this trend is expected to continue.

New pilot certification process requires simulation-based training

Simulation-based pilot certification training is beginning to take on an even greater role with the Multi-crew Pilot License (MPL) certification process developed by the International Civil Aviation Organization (ICAO), which has been adopted by several individual national aviation authorities around the world. The MPL process places more emphasis on simulation-based training to develop ab initio students into First Officers for modern aircraft. We launched the CAE MPL course in fiscal 2010 and graduates of our MPL program are now flying. In fiscal 2012, we signed the world’s first long-term commitment to MPL by a major airline with Air Asia. If the MPL process continues to be adopted and gains momentum in emerging markets like China, India, Southeast Asia, Eastern Europe and the Middle East where there is the greatest need for a large supply of qualified pilots trained in an efficient and effective manner, it would result in increased use of simulation-based training.

MILITARY MARKET

We generate revenue across the defence market value chain by offering solutions to help maintain and enhance our customers’ efficiency, mission readiness and decision-making capabilities. We provide simulation products such as full-mission simulators (FMS); we perform updates and upgrades to a significant installed base of simulators and training devices; we provide maintenance and in-service support solutions; we offer training centres and turnkey training services; we have a range of capabilities to provide simulation-based professional services for analysis, training and operational decision-making; and we have a software business called Presagis, which develops and sells commercial-off-the-shelf (COTS) modeling and simulation software solutions to OEMs, government agencies and defence forces.

We approach the world’s defence markets by leveraging our global footprint and our in-country expertise. We have local presence and centres of excellence in key markets including Australia, Canada, Germany, India, Singapore, the U.K and the U.S. We have developed global operating processes which allow us to place a high level of decision-making autonomy within the regions while leveraging the full breadth of our products, services and capabilities which results in greater efficiency and stronger customer relationships.

34	| CAE Annual Report 2012

Management’s Discussion and Analysis

Simulation Products/Military (SP/M)

Designs, manufactures and supplies advanced military training equipment and software tools for air forces, armies and navies

Our SP/M segment is a world leader in the design and production of military flight simulation equipment. We develop simulation equipment, training systems and software tools for a variety of military aircraft, including fast jets, helicopters, trainer aircraft, maritime patrol and tanker/transport aircraft. We also offer simulation-based solutions for land and naval forces, including a range of driver and gunnery trainers for tanks and armoured fighting vehicles (AFVs) as well as hands-on and virtual maintenance trainers. We have designed the broadest range of military helicopter simulators in the world, and we have also developed more training systems for the C-130 Hercules transport aircraft than any other company. We have delivered simulation products and training systems to more than 50 defence operators in approximately 35 countries, including all of the U.S. services.

Training & Services/Military (TS/M)

Supplies turnkey training services, maintenance and support services, simulation-based professional services and in-service support solutions

Our TS/M segment provides turnkey training services and training systems integration expertise to global defence forces, such as the Medium Support Helicopter Aircrew Training Facility (MSHATF) at Royal Air Force (RAF) Benson in the U.K., the Operational Training Systems Provider (OTSP) program for the Canadian Forces, the German Army Aviation School at Buckeburg, the KC-135 Aircrew Training System for the United States Air Force (USAF) at 13 U.S. and international bases as well as to our joint venture training centres, including Rotorsim s.r.l in Italy with AgustaWestland and Helicopter Training Private Limited (HATSOFF) in India with Hindustan Aeronautics Limited (HAL). Recently, we formed a venture with the Government of Brunei to develop the CAE Brunei Multi Purpose Training Centre Sdn Bhd (MPTC) where we will provide long-term training services involving helicopter and fixed-wing aircraft training. We also provide a range of training support services such as contractor logistics support, maintenance services, classroom instruction and simulator training in over 70 sites around the world. TS/M additionally provides a variety of modeling and simulation-based professional and defence services, and offers a range of in-service support solutions such as systems engineering and lifecycle management.

Market trends and outlook

We continue to see a good number of opportunities globally for our modeling and simulation-based solutions. However, in mature markets such as the United States and Europe, we are experiencing longer and delayed procurement processes which are impacting the timing of contract awards. While the Unites States and Europe address budget challenges, we are seeing increased opportunities originating from regions with growing defence budgets, like Asia and the Middle East, where CAE has an established and growing presence. While the short-term uncertainty brings near-term challenges, the expectation within the defence establishment is that more and more training will be simulation-based in the future. Three important factors help to distinguish our defence business. First, we have a uniquely global position that gives us balance and diversity across the world’s defence market. Second, we have a strong, experienced position on aircraft platforms that are expected to have a long program life. Third, and most fundamentally, simulation-based training provides considerable value as defence forces operate in a constrained budget environment yet still need to train and maintain troops’ readiness.

Global position

CAE’s military business has, since its inception, been globally diversified as the majority of global defence expenditures have been outside the Canadian domestic market. Approximately 1/3 of our business comes from the U.S., 1/3 from Europe and 1/3 from the rest of the world. We are currently working from a solid backlog and continue to see a broad pipeline of global opportunities despite known pressures on governments, mainly in the U.S., continental Europe and the U.K., to reduce defence spending in order to achieve fiscal reforms. These pressures have led to some program delays and reductions, which has made it more difficult to predict the timing and size of opportunities in the U.S. and Europe. Nations, such as Germany and the U.K., are in the process of reducing their force structures, which will result in fewer personnel requiring training on the affected platforms, which may impact our future business. Yet at the same time, emerging markets such as India, other Asian countries and the Middle East are planning growth in defence expenditures and we are well positioned in these regions. Since our interests span across a broad range of more than 50 defence operators in approximately 35 countries, our military business is diversified across markets experiencing various rates of defence expenditure.

CAE Annual Report 2012 | 35

Management’s Discussion and Analysis

Platform position

We have made a conscious effort over the last several years to position the company on aircraft platforms that we believe have long program lives ahead of them. We are mainly involved with the air domain on platforms such as helicopters, transport aircraft, tankers, maritime patrol, and lead-in fighter trainer aircraft. We have a good track record for delivering programs on time and on budget and we are well positioned to provide defence forces with simulation and training solutions on a range of these type of military platforms. These aircraft segments specifically include the C-130J transport aircraft, the P-8A Poseidon and P-3C Orion maritime patrol aircraft, the KC-46A tanker and A330 Multi-Role Tanker Transport, the NH90 helicopter, the M-346 and Hawk lead-in fighter trainers, the S-70 and H-60 helicopter variants, the CH-47 Chinook heavy-lift helicopter, Unmanned Aerial Systems (UAS) and other aircraft that form part of the backbone of defence forces globally. Thus far, while in some markets these platforms are not completely immune to pressures, platforms involving helicopters and airlift/transport aircraft, which serve both defence and humanitarian operations, have been relatively less exposed to reductions when compared to platforms like combat aircraft (i.e. fighters). In the U.S., planned cuts as part of the proposed fiscal 2013 budget have not materially impacted programs where we have a strong position, and we do not anticipate major impacts to programs such as the MH-60S/R, C-130J, P-8A, and others. The USAF’s proposed cancellation of the C-130 Avionics Modernization Program (AMP) in its current state is the one program potentially impacting CAE in the short-term, but this is not one of CAE USA’s largest programs and would have minimal impact on our outlook. Our overall positive long-term outlook is supported by the expectation that aircraft types such as the C-130J and H-60 helicopters, which serve critical military as well as humanitarian roles, will continue to be in demand globally. These platforms are comprised of newer aircraft types with long program lives ahead of them and we believe this will drive opportunities for us over the next decade.

Value of simulation-based training

Industry research studies suggest that simulation-based solutions will be well placed to address some of the budget challenges facing defence operators. For example, a market research study conducted by Aerospace and Defence Media (ASD) in calendar 2012 estimates that military pilot training done in simulators will increase from an estimated 50% in 2011 to 80% by 2021. We view ourselves as fundamentally being part of the solution to achieving lower training costs while maintaining or improving readiness. To date, we have seen some of our defence customers move to increase their use of simulation-based training in an effort to achieve operational savings, and we expect this kind of activity to continue over the long term, even as force structures contract in some countries. The heads of defence forces and governments have expressed their explicit desire to move more training hours from actual weapon systems platforms to simulators as a means of achieving recurring savings. In the near term, though, the urgency of budget reductions has meant that the first priority for defence forces is finding areas to cut and then secondly, to look for ways to save going forward, which we believe will lead to increased use of simulation. We also continue to pursue new growth opportunities by expanding our core capabilities to other defence domains such as land vehicle and professional services.

Market drivers and our position

We believe that we are uniquely positioned in the current environment to be part of the solution to reducing the cost of military readiness. Demand for our products and services should be driven by the:

  Explicit desire of governments and defence forces to increase the use of modeling and simulation;

  Growing demand for our specialized modeling and simulation-based products and services;

  High cost of operating live assets for training which leads to more use of simulation;

  Current and future nature of warfare requires joint forces training and mission rehearsal;

  Growing demand for traditional home station training.

Explicit desire of governments and defence forces to increase the use of modeling and simulation

Governments and defence forces have demonstrated an explicit desire to increase the use of modeling and simulation for analysis, training, and operational decision-making. These sentiments are expressed by militaries globally, especially by the U.S. and other defence forces facing budget challenges. Unlike civil aviation where the use of simulators for training is common practice, there are no requirements to train in simulators in defence, therefore the level of adoption has traditionally been much lower. Simulation offers a number of advantages that address an ever increasing global threat level and new economic constraints that are pressuring top-line defence spending. The cost savings from the use of modeling and simulation are considerable. The USAF estimates that live training is approximately 10 times more costly than simulation-based training. According to the Department of Defence Fiscal Year 2013 budget proposal, USAF officials, in an effort to reduce costs, have proposed cutting the service’s flight training budget. The USAF promises that, by spending more time in “advanced simulator training”, aircrews will make up the lost flight training. The cost of fuel, detrimental environmental impacts, and significant wear and tear on weapon systems and aircraft all point to greater use of simulation and synthetic training. This type of training is critical for ensuring the readiness of global defence forces as they face new and challenging threats.

Growing demand for our specialized modeling and simulation-based products and services

New aircraft platforms

One of our strategic priorities is to partner with manufacturers in the defence market to strengthen relationships and position ourselves for future opportunities. OEMs have introduced new platforms and continue to upgrade and extend the life of existing platforms, which drives worldwide demand for simulators and training. For example, Boeing is developing a new maritime patrol aircraft called the P-8A Poseidon and has won the U.S. Air Force contract for new air refueling tankers, NH Industries is delivering the NH90 helicopter, Airbus Military is aggressively marketing the A330 MRTT, A400M and C-295 transport aircraft worldwide, Lockheed Martin is doubling production of the C-130J aircraft, Alenia Aermacchi is successfully marketing the M-346 advanced lead-in fighter trainer and Sikorsky is offering new models of its H-60 helicopter to armies and navies worldwide, all of which fuel the demand for new simulators and training, and for all of which we have products at different development and production stages.

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Management’s Discussion and Analysis

Use of modeling and simulation for analysis and decision support

Traditionally, modeling and simulation have been used to support training. This specific application is well understood and employed by militaries and civilian agencies around the world. We believe there are growth opportunities in applying simulation across the program lifecycle, including support for analysis and decision-making operations. We see governments and militaries looking to use simulation-based synthetic environments to support research and development programs, system design and testing, intelligence analysis, integration and exploitation, and to provide the decision support tools necessary to support mission planning in operations. As an example, we developed a National Modelling and Simulation Centre (NMSC) for the Ministry of Defence of Brunei. The NMSC is being used by the Royal Brunei Armed Forces and Ministry of Defence to analyze force structure options, evaluate and validate capabilities, develop doctrine and tactics, and support training and mission rehearsal exercises.

Trend towards outsourcing of training and maintenance services

Defence forces and governments continue to scrutinize expenditures to find ways to reduce costs and allow active-duty personnel to focus on operational requirements, which has an impact on defence budgets and resources. There has been a growing trend among defence forces to outsource a variety of training services and we expect this trend to continue. Governments are outsourcing training services because they can be delivered more quickly and more cost effectively. We have participated in contracts of this nature in Canada, Germany, Australia, the U.K. and the U.S. In fiscal 2011, we announced that CAE USA was awarded an expected ten-year contract (subject to annual funding) to provide comprehensive KC-135 aircrew training services to the USAF. CAE USA is the prime contractor responsible for providing program management, academic and simulator instruction, maintenance and logistics services, training device upgrades, and relocation services for more than 3,500 USAF KC-135 tanker aircrews. In Australia, we have delivered a suite of KC-30A MRTT training devices and are now providing comprehensive training services, including classroom and simulator instruction to the Royal Australian Air Force. Recently, we formed a venture with the Government of Brunei to develop the CAE Brunei MPTC where we will provide long-term training services involving helicopter and fixed-wing aircraft training.

Extension and upgrade of existing weapon system platforms

OEMs are extending the life of existing weapon system platforms by introducing upgrades or adding new features, which increases the demand for upgrading simulators to meet the new standards. For example, several OEMs are offering global militaries operating C-130 aircraft a suite of avionics upgrades, which in turn leads to a requirement for major upgrades to existing C-130 training systems or potential new C-130 training systems. As an example, during fiscal 2012 we won a contract to perform a major upgrade to the Canadian Forces’ existing CC-130H FMS. While retiring some older model C-5’s, the USAF is also upgrading 52 legacy C-5 aircraft to the new C-5M configuration, which includes both avionics upgrades and a re-engining program. In fiscal 2011 we won a competitive contract to perform upgrades on the USAF’s C-5 training devices over the next several years. The award of the USAF KC-135 Aircrew Training System has provided us with a contract vehicle for performing upgrades to all the KC-135 training devices resulting from major aircraft upgrades and simulator obsolescence.

High cost of operating live assets for training which leads to more use of simulation

More defence forces and governments are adopting simulation in training programs because it improves realism, significantly lowers costs, reduces operational demands on aircraft that are being depreciated faster than originally planned, and lowers risk compared to operating actual weapon system platforms. Using a simulator for training also reduces actual aircraft flying hours and allows training for situations where an actual aircraft and/or its crew and passengers would be at risk. The USAF, which is the U.S. government’s largest user of energy, estimates that its fuel costs have risen more than 225 percent over the past decade. The escalating cost of fuel is prompting a greater adoption of simulation-based training.

Current and future nature of warfare requires joint forces training and mission rehearsal

Demand for networking

Allies are cooperating and creating joint and coalition forces which are driving the demand for joint and networked training and operations. Training devices that can be networked to train different crews and allow for networked training across a range of platforms are increasingly important as the desire to conduct mission rehearsal exercises in a synthetic environment increases. For example, as part of the C-130J Maintenance and Aircrew Training System II program with Lockheed Martin, CAE is developing C-130J weapon systems trainers for various branches of the U.S. Air Force that feature networking capabilities for distributed mission operations.

Growing adoption of synthetic training for mission rehearsal

There is a growing trend among defence forces to use synthetic training to meet more of their mission training requirements. Simulation technology solutions enable defence customers to plan sophisticated missions and carry out full-mission rehearsals in a synthetic environment as a complement to traditional live training or mission preparation. Synthetic training offers militaries a cost-effective way to provide realistic training for a wide variety of scenarios while ensuring they maintain a high state of readiness. For example, at our MSHATF in the United Kingdom, we provide pre-deployment training to the Royal Air Force and other allied forces prior to Afghanistan deployments.

Growing demand for traditional home station training

With the United States and allies in the process of reducing the number of troops deployed to support operations in Afghanistan and elsewhere, there will be a growing demand for traditional home station training. When the troops are not involved in actual operations, military forces need to train to maintain the troops’ skills and readiness. Most militaries expect to rebalance the mix of live, virtual and constructive training. For example, the U.S. Army is planning to reduce the use of live training ranges and transfer some of this training to virtual and constructive simulation to reduce costs. This will ultimately create opportunities for training devices and training services. However, most militaries are also planning to reduce force levels, which will impact the existing and future training infrastructure required.

CAE Annual Report 2012 | 37

Management’s Discussion and Analysis

NEW CORE MARKETS (NCM)

Healthcare market

Simulation-based training is becoming recognized as one of the most effective ways to prepare healthcare practitioners to care for patients and respond to critical situations while reducing the overall risk to patients. Through acquisitions and partnerships with experts in the healthcare field, we are leveraging our knowledge, experience and best practices in simulation-based aviation training to work with healthcare experts to deliver innovative education, technologies and service solutions to improve the safety and efficiency of this industry. Our objective is to offer realistic and comprehensive tools that will help students and practitioners sharpen their skills and prepare for better patient outcomes. Our offering, which integrates simulation and modeling, ranges from creating learning programs to deploying a wide range of specialty-based simulators.

We generate revenue in five main areas: patient simulators, surgical simulators, ultrasound simulators, learning applications/courseware and centre management systems. Our patient simulators offer a high level of believability and life-like responses and teach students and healthcare practitioners to intervene quickly in trauma scenarios with appropriate clinical measures. Our surgical simulators incorporate haptic technology designed to allow students and practitioners to practice and acquire skills to perform minimally invasive procedures, including bronchoscopies, endoscopies and cardiac valve replacements. Our ultrasound simulators combine e-learning, a mannequin and real time 3D animated display that allows students and practitioners to become familiar with diagnostic bedside ultrasound. Our simulation learning applications, such as our learning modules, e-learning and mobile applications provide simulation tools which can be embedded within hospital work environments or large teaching institutions which maximize time available for student-learning through remote delivery of content and allows for self-guided learning experiences and assessment. Our medical simulation centre solutions are designed to simplify the operations behind managing complex simulation, assessment, recording and debriefing, scheduling and event activities and student learning.

Following the acquisition of Medical Education Technologies, Inc. (METI) during the second quarter of fiscal 2012, CAE Healthcare has now become a leader in simulation-based technology for healthcare. METI is a worldwide leader in medical simulation technologies and education software with over 6,000 simulators in medical schools, nursing schools, hospitals, defence forces and other entities. CAE Healthcare now has offices located in Canada, the U.S., Hungary and Germany and has over 300 employees that work with a team of 50 clinical educators and a network of more than 40 distributors in 40 countries.

Market trends and outlook

The Healthcare simulation-based market is today focused mainly on education, consisting of the operation, maintenance and procurement of all types of simulation technology, and ranges from about $750 million to upward of $1 billion. Of that, approximately $150 million is represented by the human patient simulation market, which is expected to grow in the double-digit range over the next several years, driven by the need for greater patient safety and better efficiency and effectiveness of healthcare education using simulation technology. Our vision is for CAE Healthcare to lead broad adoption of simulation-based training solutions for healthcare practitioners, improve patient safety, reduce overall training cost, and ultimately save more lives.

Medical simulation allows students and practitioners to practice procedures in an environment where errors do not result in unwanted circumstances. Medical errors result in 50,000 to 100,000 fatalities per year in the U.S. alone, according to the Institute of Medicine's (IOM) published report, “To Err is Human: Building a Safer Health System”. Medical simulators can help to reduce procedural errors by working to fundamentally change the competency assessment and training of healthcare practitioners, just as flight simulators revolutionized pilot certification and training decades ago. In addition to the 793,000 physicians and 67,000 medical students, there are approximately 3 million nurses and 250,000 nursing students in the U.S. and 8.8 million physicians and 14.5 million nurses worldwide.

The demand for our products and services is driven by the:

  Use of patient simulators;

  Increased adoption of minimally-invasive surgery;

  Advances in imaging technology applications in healthcare;

  Increasing healthcare costs;

  Service provider shortages.

Use of patient simulators

Patient simulators are the most commonly used simulators in the healthcare education and training markets. Patient simulators have been designed and developed to support a variety of applications in the education and training of practitioners. Human patient simulation provides an opportunity to reduce medical errors and their severity while improving patient care by enabling tailored clinical learning experiences to provide opportunities to train for high-risk, low-frequency events.

Human patient simulation can also provide practitioners with an opportunity to practice care for a simulated patient with acute problems, such as airway obstruction or cardiac arrest, hemorrhage, shock, or various other common emergent situations. Using simulators, healthcare team members can work through each clinical situation by assessing the presenting symptoms, providing appropriate interventions, and managing the simulator’s response to the various treatments.

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Management’s Discussion and Analysis

Increased adoption of minimally-invasive surgery

Minimally-invasive surgery (MIS) is accomplished through small surgical incisions, specialized surgical instruments, and endoscopic or other alternative surgical imaging. Due to the advantages of MIS (reduced patient trauma and shorter hospitalization periods), it has seen increased adoption and utilization in a number of previously invasive surgical procedures. Continuing advances in surgical technology and MIS techniques for a variety of procedures have established surgery as the leading market application for simulation technology in healthcare.

Advances in imaging technology applications in healthcare

Advanced imaging technology integration into healthcare industry practices has increased due to regulatory healthcare reform, the development of affordable technology-driven products and growing industry awareness of the advantages of technology implementation. Increasing patient awareness of alternative technological options in surgery and other medical procedures have also helped to pressure insurers and service providers into accepting and implementing information technologies and advanced imaging technologies. For example, bedside ultrasonography has become an invaluable tool in the management of critically ill patients. The hand-carried ultrasound (HCU) has tremendous potential to immediately provide diagnostic information at the bedside not assessable by a physical examination alone. Provided that healthcare practitioners performing point-of-care examinations with the HCU have adequate training, the HCU has the potential to become a tremendous advantage for bedside assessment and treatment of intensive care unit (ICU) patients.

Increasing healthcare costs

Growth and costs of primary care services are correlated to general population growth and healthcare coverage expansion. Longer life expectancy and the baby boomer generation have generated significant demand for services associated with chronic illnesses and aging populations. In addition, general consensus exists among health economists that the rise in healthcare costs and spending is principally the result of widespread adoption of medical technologies and a greater number of advanced medical services and treatments during inpatient and outpatient visits. Widespread adoption of medical technologies and a greater number of advanced medical services could ultimately translate into higher demand for training products and services. Experts have demonstrated that the use of medical simulation improves patient outcomes and reduces error rates which help mitigate the rate of increase in the overall cost of healthcare.

Service provider shortages

Shortages of primary care or family medicine physicians and specialty-medicine physicians are expected to occur. Virtual medical and surgical simulators will aid in the education and training of physicians and medical professionals, by helping to relieve bottlenecks and improve the effectiveness of training. An aging population is driving an increasing need for healthcare delivery while the aging healthcare workforce is resulting in increasing turnover risk at hospitals. According to the U.S. Department of Health and Human Services, "the U.S. will require 1.2 million new Registered Nurses (RNs) by 2014 to meet the nursing needs of the country, 500,000 to replace those leaving practice and an additional 700,000 new RNs to meet growing demands for nursing services". The World Health Organization also reported that there were 57 countries with critical shortages equivalent to a global deficit of 2.4 million doctors, nurses and midwives worldwide. As students graduate and move into clinical practice, there is a growing need among hospitals for on-boarding programs that transition the new nurse to competent practitioner effectively and efficiently. Simulation is now moving from the academic setting into clinical practice as a means to provide a safe environment for clinical training.

Mining market

We have customers in over 90 countries that are currently supported by our offices in Australia, Brazil, Canada, Chile, India, Kazakhstan, Peru, South Africa, the U.S. and the U.K. We provide products and services for open pit and underground operations to mining organizations, from large diversified miners to junior miners and consultancies.

We generate revenue by delivering products and services across the mining value chain. Our software products are used for managing exploration and geological data, mine strategy, optimization, detailed design and scheduling for all mining methods and commodities. Our technical consulting team includes over 100 experienced geologists and mining engineers, servicing client needs such as managing exploration drilling programs, mining studies, resource evaluation, on-site technical services and business improvement projects. Our CAE Terra mining equipment simulators, developed and launched in fiscal 2012, leverage our experience in simulation to provide an unrivalled level of realism. Our simulators are integrated with a comprehensive student management system, lesson planning tools and interactive touch panel instructor station. Our training services include workforce development planning, training needs analysis, professional development in technical disciplines and the design and implementation of operator training curriculum. Our operator training courseware is designed for multiple delivery modes including self-paced e-learning, instructor-led classroom training, procedural training and scenarios delivered in our high fidelity simulators.

Market trends and outlook

Our technology and services are used by customers to increase productivity and improve safety. The factors driving demand for our technology and services are:

  Industry skills shortages due to rapid expansion in new mines;

  Health and safety priority;

  Greater need for operational efficiency to optimize yields from currently operating mines;

  Declining grades and higher energy consumption resulting in increased cost of extraction;

  Increased activity in exploration and mining due to continued strong demand for commodities.

CAE Annual Report 2012 | 39

Management’s Discussion and Analysis

Industry skills shortages due to rapid expansion in new mines

Skill shortages in many regions are putting upward pressure on wages and project costs. Without significant increases in the number of skilled workers or the introduction of new technology to expand production with fewer workers, growth in supply will be constrained. BHP Billiton estimates the resources industry in Australia alone will need more than 150,000 extra workers across a variety of disciplines over the next five years. Skill shortages will likely drive demand for additional training.

Health and safety priority

Health and safety standards continue to be an area of focus for improvement through the use of technological advances and increased skills training to create a more highly skilled and better-educated work force. Mining companies are focusing on automated equipment, remote control of operations and simulation-based training of the workforce as means to improve overall safety.

Greater need for operational efficiency to optimize yields from currently operating mines

In the last 30 years the average grade of ore bodies in some mining regions of the world has halved, while the waste removed to access the minerals has more than doubled. Given the volatility of mineral prices and energy costs, different approaches are needed. These will include the increased use of optimization tools, simulation and scenario analysis within the industry to maximize value and maintain the viability of current operations, while helping mining companies focus on maximizing metal recovery instead of simply maximizing throughput.

Declining grades and higher energy consumption resulting in increased cost of extraction

Average grades have been trending lower while energy consumption has been on the rise, leading to a significant change in the cost base of the industry. Large mining organizations are requiring multi-disciplinary expertise to help address complex industry-wide challenges. We are actively involved in finding technology-based solutions for recovering metal using less energy. Our existing tools for optimization and scenario analysis help mining organizations respond to changing prices and input costs in order to maximize the potential of their existing operations.

Increased activity in exploration and mining due to continued strong demand for commodities

Commodity prices are driven by supply and demand. While commodity prices are off their peaks, they remain at historically high prices and demand remains strong. Increased consumerism and urbanization in emerging markets are fueling growth in demand for raw materials, particularly for bulk materials such as iron ore and coal, although economic conditions in the U.S. and Europe are dampening growth in mature markets.

The world’s 40 largest miners have collectively announced the investment of more than US$300 billion for capital programs. Investment in new supply is increasingly focused on deposits in more remote territories or those requiring more complex development. Much of the exploration activity is being performed by junior miners who are investing in drilling programs to determine mineral resources and ore reserves.

3.5 Foreign exchange

We report all dollar amounts in Canadian dollars. We value assets, liabilities and transactions that are measured in foreign currencies using various exchange rates as required by IFRS.

The tables below show the variations of the closing and average exchange rates for our three main operating currencies.

We used the closing foreign exchange rates below to value our assets, liabilities and backlog in Canadian dollars at the end of each of the following periods:

			Increase/
	2012	2011	(decrease)
U.S. dollar (US$ or USD)	1.00	0.97	3%
Euro (€)	1.33	1.38	(4%)
British pound (£ or GBP)	1.60	1.56	3%

We used the average foreign exchange rates below to value our revenues and expenses:

			(Decrease)/
	2012	2011	increase
U.S. dollar (US$ or USD)	0.99	1.02	(3%)
Euro (€)	1.37	1.34	2%
British pound (£ or GBP)	1.58	1.58	-

For fiscal 2012, the effect of translating the results of our foreign operations into Canadian dollars resulted in a decrease in revenue of $1.2 million and no impact to net income, when compared to fiscal 2011.

40	| CAE Annual Report 2012

Management’s Discussion and Analysis

Three areas of our business are affected by changes in foreign exchange rates:

  Our network of training centres
  Most of our training network revenue and costs are in local currencies. Changes in the value of local currencies relative to the Canadian dollar therefore have an impact on the network’s net profitability and net investment. Under IFRS, gains or losses in the net investment in a foreign operation that result from changes in foreign exchange rates are deferred in the foreign currency translation account (accumulated other comprehensive income), which is part of the equity section of the consolidated statement of financial position. Any effect of the fluctuation between currencies on the net profitability has an immediate translation impact on the consolidated income statement and an impact on year-to-year and quarter-to-quarter comparisons.

  Our simulation products operations outside of Canada (Australia, Germany, India, Singapore, U.K and U.S.)
  Most of the revenue and costs in these operations from foreign operations are generated in their local currency except for some data and equipment bought in different currencies from time to time, as well as any work performed by our Canadian manufacturing operations. Changes in the value of the local currency relative to the Canadian dollar therefore have a translation impact on the operation’s net profitability and net investment when expressed in Canadian dollars.

  Our simulation products operations in Canada
  Although the net assets of our Canadian operations are not exposed to changes in the value of foreign currencies (except for receivables and payables in foreign currencies), a significant portion of our annual revenue generated from Canada is in foreign currencies (mostly the U.S. dollar and the euro), while a significant portion of our expenses are in Canadian dollars.

We generally hedge the milestone payments of sales contracts denominated in foreign currencies to protect ourselves from some of the foreign exchange exposure. Since less than 100% of our revenue is hedged, it is not possible to completely offset the effects of changing foreign currency values, which leaves some residual exposure that can affect the consolidated income statement.

We continue to hold a portfolio of currency hedging positions intended to mitigate the risk to a portion of future revenues presented by the volatility of the Canadian dollar versus foreign currencies. The hedges are intended to cover a portion of the revenue in order to allow the unhedged portion to match the foreign cost component of the contract. With respect to the remaining expected future revenues, our manufacturing operations in Canada remain exposed to changes in the value of the Canadian dollar.

In order to reduce the variability of specific U.S. and euro-denominated manufacturing costs, we hedge some of the foreign currency costs incurred in our manufacturing process.

Sensitivity analysis

We conducted a sensitivity analysis to determine the current impact of variations in the value of foreign currencies. We evaluated the sources of foreign currency revenues and expenses and determined that our consolidated exposure to foreign currency mainly occurs in two areas:

  Foreign currency revenues and expenses in Canada for the manufacturing business – we hedge a portion of these exposures;

  Translation of foreign currency of operations in foreign countries. Our exposure is mainly in our operating profit.

First we calculated the revenue and expenses per currency to determine the operating profit in each currency. Then we deducted the amount of hedged revenues to determine a net exposure by currency. Next we added the net exposure from foreign operations to determine the consolidated foreign exchange exposure in different currencies.

Finally, we conducted a sensitivity analysis to determine the impact of a weakening of one cent in the Canadian dollar against each of the other three currencies. The table below shows the typical impact of this change, after taxes, on our yearly revenue and operating profit, as well as our net exposure:

		Operating		Net
Exposure (amounts in millions)	Revenue	Profit	Hedging	Exposure
U.S. dollar (US$ or USD)	$11.4	$2.8	$(2.3)	$0.5
Euro (€)	2.2	0.3	(0.1)	0.2
British pound (£ or GBP)	1.0	0.2	(0.1)	0.1

A possible strengthening of one cent in the Canadian dollar would have the opposite impact.

CAE Annual Report 2012 | 41

Management’s Discussion and Analysis

3.6 Non-GAAP and other financial measures

This MD&A includes non-GAAP and other financial measures. Non-GAAP measures are useful supplemental information but may not have a standardized meaning according to GAAP. You should not confuse this information with, or use it as an alternative for, performance measures calculated according to GAAP. You should also not use them to compare with similar measures from other companies.

Adjusted net debt

Adjusted net debt is a non-GAAP measure we use to monitor how much net debt we have without taking into account additional obligations under finance leases. We monitor this indicator and believe that readers of our MD&A use it in assessing our performance with our peers. We calculate it by taking our total long-term debt, including the current portion of long-term debt and subtracting cash and cash equivalents and obligations under finance leases.

Backlog

Backlog is a non-GAAP measure that represents the expected value of orders we have received but have not yet executed.

  For the SP/C, SP/M and TS/M segments, we consider an item part of our backlog when we have a legally binding commercial agreement with a client that includes enough detail about each party’s obligations to form the basis for a contract or an order;

  Military contracts are usually executed over a long-term period and some of them must be renewed each year. For the SP/M and TS/M segments, we only include a contract item in backlog when the customer has authorized the contract item and has received funding for it;

  For the TS/C and NCM segments, we include revenues from customers with both long-term and short-term contracts when these customers commit to pay us training fees, or when we reasonably expect them from current customers.

The book-to-sales ratio is the total orders divided by total revenue in the period.

Capital employed

Capital employed is a non-GAAP measure we use to evaluate and monitor how much we are investing in our business. We measure it from two perspectives: Capital used:

  For the company as a whole, we take total assets (not including cash and cash equivalents), and subtract total liabilities (not including long-term debt and the current portion of long-term debt);

  For each segment, we take the total assets (not including cash and cash equivalents, tax accounts and other non-operating assets), and subtract total liabilities (not including tax accounts, long-term debt and the current portion of long-term debt, royalty obligations, employee benefits obligations and other non-operating liabilities).

Source of capital:

  In order to understand our source of capital, we add net debt to total equity.

Capital expenditures (maintenance and growth) from property, plant and equipment

Maintenance capital expenditure is a non-GAAP measure we use to calculate the investment needed to sustain the current level of economic activity.

Growth capital expenditure is a non-GAAP measure we use to calculate the investment needed to increase the current level of economic activity.

Free cash flow

Free cash flow is a non-GAAP measure that shows us how much cash we have available to build the business, repay debt and meet ongoing financial obligations. We use it as an indicator of our financial strength and liquidity. We calculate it by taking the net cash generated by our continuing operating activities, subtracting maintenance capital expenditures, other assets not related to growth and dividends paid and adding proceeds from the disposal of property, plant and equipment.

Gross profit

Gross profit is a non-GAAP measure equivalent to the operating profit excluding research and development expenses, selling, general and administrative expenses and other (gains) losses – net.

Net debt

Net debt is a non-GAAP measure we use to monitor how much debt we have after taking into account liquid assets such as cash and cash equivalents. We use it as an indicator of our overall financial position, and calculate it by taking our total long-term debt, including the current portion of long-term debt, and subtracting cash and cash equivalents.

Non-cash working capital

Non-cash working capital is a non-GAAP measure we use to monitor how much money we have committed in the day-to-day operation of our business. We calculate it by taking current assets (not including cash and cash equivalents or the current portion of assets held-for-sale) and subtracting current liabilities (not including the current portion of long-term debt or the current portion of liabilities related to assets held-for-sale).

Operating profit

Operating profit is a non-GAAP measure that shows us how we have performed before the effects of certain financing decisions and tax structures. We track operating profit because we believe it makes it easier to compare our performance with previous periods, and with companies and industries that do not have the same capital structure or tax laws.

42	| CAE Annual Report 2012

Management’s Discussion and Analysis

Research and development expenses

Research and development expenses are a financial measure we use to measure the amount of expenditures directly attributable to research and development activities that we have expensed during the period, net of investment tax credits and government contributions.

Return on capital employed

Return on capital employed (ROCE) is a non-GAAP measure we use to evaluate the profitability of our invested capital. We calculate this ratio over a rolling four-quarter period by taking earnings from continuing operations attributable to equity holders of the Company excluding interest expense, after tax, divided by the average capital employed.

Revenue simulator equivalent unit

Revenue simulator equivalent unit (RSEU) is a financial measure we use to show the total average number of FFSs available to generate revenue during the period. For example, in the case of a 50/50 flight training joint venture, we will report only 50% of the FFSs deployed under this joint venture as an RSEU. If a FFS is being powered down and relocated, it will not be included as an RSEU until the FFS is re-installed and available to generate revenue.

Segment operating income (loss)

Segment operating income or loss (SOI) is a non-GAAP measure and our key indicator of each segment’s financial performance. This measure gives us a good indication of the profitability of each segment because it does not include the impact of any items not specifically related to the segment’s performance. We calculate it by using segment operating profit, which excludes the net finance expense, income taxes, discontinued operations and other items not specifically related to the segment’s performance.

Unfunded backlog

Unfunded backlog is a non-GAAP measure that represents firm military orders we have received but have not yet executed for which funding authorization has not yet been obtained. We include unexercised options with a high probability that they will be exercised, but exclude indefinite-delivery/indefinite-quantity (IDIQ) contracts.

4 .	CONSOLIDATED RESULTS[3]
4.1	Results of our operations – fourth quarter of fiscal 2012

(amounts in millions, except per share amounts)			Q4-2012	Q3-2012	Q2-2012	Q1-2012	Q4-2011
Revenue			$506.7	453.1	433.5	427.9	465.6
Cost of sales			$336.6	300.2	296.0	288.3	311.0
Gross profit[3]			$170.1	152.9	137.5	139.6	154.6
As of % of revenue		%	33.6	33.7	31.7	32.6	33.2
Research and development expenses[3]			$15.2	16.5	15.9	15.2	12.9
Selling, general and administrative expenses			$71.8	62.5	59.8	62.3	67.1
Other (gains) losses – net			$(5.6)	(3.6)	(2.1)	(9.9)	(3.2)
Operating profit[3]			$88.7	77.5	63.9	72.0	77.8
As of % of revenue		%	17.5	17.1	14.7	16.8	16.7
Finance income			$(1.5)	(1.6)	(2.3)	(1.2)	(1.2)
Finance expense			$18.1	17.8	17.2	16.1	16.4
Finance expense – net			$16.6	16.2	14.9	14.9	15.2
Earnings before income taxes			$72.1	61.3	49.0	57.1	62.6
Income tax expense			$18.4	15.2	10.3	13.6	16.6
As a % of earnings before income taxes (tax rate)%			26	25	21	24	27
Net income			$53.7	46.1	38.7	43.5	46.0
Attributable to:
Equity holders of the Company			$53.2	45.6	38.4	43.1	45.5
Non-controlling interests			$0.5	0.5	0.3	0.4	0.5
			$53.7	46.1	38.7	43.5	46.0
Earnings per share (EPS) attributable to equity holders
of the Company
Basic			$0.21	0.18	0.15	0.17	0.18
Diluted			$0.21	0.18	0.15	0.17	0.18

[3] Non-GAAP and other financial measures (see Section 3.6).

CAE Annual Report 2012 | 43

Management’s Discussion and Analysis

Revenue was 12% higher than last quarter and 9% higher compared to the fourth quarter of fiscal 2011

Revenue was $53.6 million higher than last quarter mainly because:

  SP/M’s revenue increased by $43.2 million, or 28%, mainly due to higher revenue recorded for a C-130 simulator that was partially manufactured and for which we signed a contract during the quarter and programs executed in North America and Europe;

  TS/C’s revenue increased by $9.3 million, or 8%, mainly due to higher revenue generated in North and South America and in Europe. The increase was partially offset by the translation of a stronger Canadian dollar against the U.S. dollar and the Euro and a lower contribution from ab initio training in Europe;

  SP/C’s revenue increased by $2.4 million or 3%, mainly due to higher production levels resulting from an increase in order intake, partially offset by lower revenue recorded in the quarter for sales of simulators partially manufactured;

  TS/M’s revenue increased by $1.6 million, or 2%, mainly due to a higher level of activity on our training programs and higher revenue on the U.S. KC-135 ATS program and Australian programs. The increase was partially offset by a lower level of activity on European programs and an unfavourable foreign exchange impact on the translation of European operations;

  NCM’s revenue decreased by $2.9 million or 11%, mainly due to lower revenue from CAE Healthcare.

Revenue was $41.1 million higher than the same period last year largely because:

  SP/M’s revenue increased by $16.3 million, or 9%, mainly due to higher revenue recorded for a C-130 simulator that was partially manufactured and for which we signed a contract during the quarter, programs executed in North America, and the integration of RTI International’s TAL business unit, acquired in February 2011. The increase was partially offset by less activity on Australian helicopter programs, programs executed in Europe and the completion of a NMSC contract in Brunei earlier in the fiscal year;

  NCM’s revenue increased by $13.1 million or 118%, mainly due to higher revenue from CAE Healthcare, resulting primarily from the integration of METI, acquired in August 2011, in addition to more revenue from CAE Mining;

  TS/C’s revenue increased by $11.3 million, or 9%, due to higher revenue generated in all regions as well as the integration into our results of CHC Helicopter’s HFTO, acquired in February 2011. The increase was partially offset by a lower contribution from ab initio training in Europe;

  SP/C’s revenue increased by $6.9 million, or 9%, mainly due to higher production levels resulting from an increase in order intake, partially offset by lower revenue recorded in the quarter for sales of simulators partially manufactured;

  TS/M’s revenue decreased by $6.5 million, or 8%, mainly due to a lower level of activity in our Professional Services business in the U.S. and lower revenue from a European in-service support contract completed earlier in the fiscal year. The decrease was partially offset by higher revenue on Australian programs, new U.S. and European executed contracts and a higher level of activity on our training programs.

You will find more details in Results by segment.

Operating profit was $11.2 million higher than last quarter and $10.9 million higher compared to the fourth quarter of fiscal 2011

Operating profit for this quarter was $88.7 million, or 17.5% of revenue compared to $77.5 million or 17.1% of revenue last quarter and $77.8 million or 16.7% of revenue in the fourth quarter of fiscal 2011. Excluding the reversal of the restructuring charge booked in the fourth quarter of fiscal 2011, operating profit was $76.8 million, or 16.5% of revenue for that quarter.

Operating profit increased by 14% compared to last quarter. Increases in segment operating income4 were $7.7 million, $1.5 million, $1.0 million, $0.8 million and $0.2 million from SP/M, TS/C, TS/M, SP/C and NCM respectively.4

Operating profit increased 14% compared to the fourth quarter of fiscal 2011. Increases in segment operating income of $5.0 million, $4.6 million $2.7 million and $0.6 million for TS/C, SP/C, NCM and SP/M respectively were partially offset by a decrease in segment operating income of $1.0 million for TS/M.

You will find more details in Results by segment.

Net finance expense was $0.4 million higher than last quarter and $1.4 million higher compared to the fourth quarter of fiscal 2011

The net finance expense was higher than last quarter, mainly because of higher factoring financing costs.

The increase in net finance expense over the fourth quarter of fiscal 2011 was mainly due to an increase in interest expense resulting from the new private placement of senior notes issued, partially offset by lower interest expense on finance lease obligations, an increase in capitalized interest for assets under construction and an increase in interest income on long-term receivables.

4 Non-GAAP and other financial measures (see Section 3.6).

44	| CAE Annual Report 2012

Management’s Discussion and Analysis

Effective income tax rate was 26% this quarter

Income taxes this quarter were $18.4 million, representing an effective tax rate of 26%, compared to 25% last quarter and 27% for the fourth quarter of fiscal 2011.

The effective tax rate increased over the last quarter mainly due to a settlement of a tax audit in Canada in the previous quarter and a change in the mix of income from various jurisdictions.

The decrease in the effective tax rate from the fourth quarter of fiscal 2011 was mainly attributable to a change in the mix of income from various jurisdictions.

4.2	Results of our operations – fiscal 2012

(amounts in millions, except per share amounts)		FY2012	FY2011
Revenue		$1,821.2	1,630.8
Cost of sales		$1,221.1	1,082.0
Gross profit		$600.1	548.8
As of % of revenue	%	33.0	33.7
Research and development expenses		$62.8	44.5
Selling, general and administrative expenses		$256.4	239.9
Other gains – net		$(21.2)	(18.2)
Operating profit		$302.1	282.6
As of % of revenue	%	16.6	17.3
Finance income		$(6.6)	(4.4)
Finance expense		$69.2	64.4
Finance expense – net		$62.6	60.0
Earnings before income taxes		$239.5	222.6
Income tax expense		$57.5	61.7
As a % of earnings before income taxes (tax rate)%		24	28
Net income		$182.0	160.9
Attributable to:
Equity holders of the Company		$180.3	160.3
Non-controlling interests		$1.7	0.6
		$182.0	160.9
Earnings per share (EPS) attributable to equity holders
of the Company
Basic		$0.70	0.62
Diluted		$0.70	0.62

Revenue was 12% or $190.4 million higher than last year
Revenue was higher than last year mainly because:

  SP/C’s revenue increased by $69.6 million, or 26%, mainly due to higher production levels resulting from an increase in order intake, partially offset by less favourable hedging rates;

  NCM’s revenue increased by $45.0 million, or 118%, mainly due to higher revenue from CAE Healthcare, resulting primarily from the integration of METI and higher service and software sale revenue from CAE Mining;

  TS/C’s revenue increased by $44.4 million, or 10%, due to higher revenue generated in all regions as well as the integration into our results of CHC Helicopter’s HFTO. The increase was partially offset by the negative effect from a lower contribution from ab initio training in Europe and a stronger Canadian dollar against the U.S. dollar;

  SP/M’s revenue increased by $33.2 million, or 6%, mainly due to the integration of RTI International’s TAL business unit, higher revenue recorded for a C-130 simulator that was partially manufactured and for which we signed a contract and programs executed in North America. The increase was partially offset by lower volume on Australian helicopter programs, the completion of a Canadian helicopter program in fiscal 2011 and lower revenue on programs executed in Europe;

  TS/M’s revenue decreased by $1.8 million, due to a lower level of activity in our Professional Services business in the U.S. and lower revenue from the completion of a European in-service support contract, which was offset by higher in-service support on a Canadian program and a higher level of activity on U.S. ATS programs, training and services in Australia and Europe.

You will find more details in Results by segment.

CAE Annual Report 2012 | 45

Management’s Discussion and Analysis

Gross profit was $51.3 million higher than last year

The gross profit was $600.1 million this year, or 33.0% of revenue compared to $548.8 million or 33.7% of revenue last year. As a percentage of revenue, gross profit was stable when compared to last year.

Operating profit was $19.5 million higher than last year

Operating profit this year was $302.1 million, or 16.6% of revenue, compared to $282.6 million, or 17.3% of revenue last year. Excluding charges of $8.4 million related to the acquisition and integration of METI, which was acquired during the year, operating profit would have been $310.5 million, or 17.0% of revenue this year. Excluding the reversal of the restructuring charge booked in the fourth quarter of fiscal 2011, operating profit was $281.6 million, or 17.3% of revenue last year.

Operating profit increased by 7% compared to last year. Increases in segment operating income of $22.3 million for TS/C and $16.8 million for SP/C were partially offset by decreases of $9.4 million, $5.4 million and $3.8 million for TS/M, NCM and SP/M respectively.

You will find more details in Results by segment.

Net finance expense was $2.6 million higher than last year

	FY2011	to
(amounts in millions)	FY2012
Finance expense, prior period	$64.4
Increase in finance expense on long-term debt (other than finance leases)	5.8
Decrease in finance expense on finance leases	(1.4)
Increase in finance expense on royalty obligations	0.2
Decrease in finance expense on amortization of deferred financing costs	(0.2)
Increase in finance expense on accretion of provisions	0.5
Increase in other finance expense	1.7
Increase in borrowing costs capitalized	(1.8)
Increase in finance expense from the prior period	$4.8
Finance income, prior period	$(4.4)
Increase in interest income on loans and receivables	(1.4)
Increase in other interest income	(0.8)
Increase in finance income from the prior period	$(2.2)
Net finance expense, current period	$62.6

Net finance expense was $62.6 million this year, $2.6 million or 4% higher than last year. The increase was mainly due to higher interest expense resulting from the new private placement of senior notes issued, partially offset by lower interest expense on finance lease obligations, an increase in capitalized interest for assets under construction and an increase in interest income on long-term receivables.

Effective income tax rate is 24%

This fiscal year, income taxes were $57.5 million, representing an effective tax rate of 24%, compared to 28% for the same period last year. The decrease in the effective tax rate compared to fiscal 2011 was principally due to lower Canadian and foreign statutory rates, combined with the mix of income from various jurisdictions, the recognition of previously unrecognized deferred tax assets as well as the settlement of a tax audit in Canada. In addition, the effective tax rate was favourably impacted by deferred tax assets recognized on inter-company transactions.

4.3 Consolidated orders and backlog

Our consolidated backlog was $3,724.2 million at the end of fiscal 2012, which is 8% higher than last year. New orders of $2,128.3 million increased the backlog this year, while $1,821.2 million in revenue was generated from the backlog.

Backlog up by 8% over last year
(amounts in millions)	FY2012	FY2011
Backlog, beginning of period	$3,449.0	$3,052.8
+ orders	2,128.3	1,854.5
- revenue	(1,821.2)	(1,630.8)
+ / - adjustments	(31.9)	172.5
Backlog, end of period	$3,724.2	$3,449.0

46	| CAE Annual Report 2012

Management’s Discussion and Analysis

In fiscal 2012, adjustments included $38.0 million related to the cancelation of an order, termination of programs and a defence services program adjustment resulting from a delay in the performance of a delivery obligation by the OEM. The adjustment was partially offset by the impact of foreign exchange.

In fiscal 2011, in addition to the negative foreign exchange impact resulting from the stronger Canadian dollar, adjustments included an amount of $187.8 million related to the acquisition of CHC Helicopter’s HFTO, $56.3 million related to the acquisition of RTI International’s TAL business unit, and revised downward revenue expectations of $21.1 million for contracts acquired in the purchase of DSA, for which work has been delayed.

The book-to-sales ratio for the quarter was 1.44x. The ratio for the last 12 months was 1.17x. You will find more details in Results by segment.

5. RESULTS BY SEGMENT

We manage our business and report our results in five segments:

Civil segments:

  Training & Services/Civil (TS/C);

  Simulation Products/Civil (SP/C).

Military segments:

  Simulation Products/Military (SP/M);

  Training & Services/Military (TS/M).

New Core Markets (NCM) segment.

Transactions between operating segments are mainly simulator transfers from the SP/C segment to the TS/C segment and are recorded at cost.

The method used for the allocation of assets jointly used by the operating segments and costs and liabilities jointly incurred (mostly corporate costs) between operating segments is based on the level of utilization when determinable and measurable, otherwise the allocation is based on a proportion of each segment’s cost of sales.

KEY PERFORMANCE INDICATORS

Segment operating income (loss)

(amounts in millions, except operating margins)		FY2012 FY2011 Q4-2012 Q3-2012				Q2-2012	Q1-2012	Q4-2011
Civil segments
Training & Services/Civil		$122.2	99.9	30.3	28.8	27.6	35.5	25.3
	%	24.5	22.0	22.9	23.4	23.2	28.6	20.9
Simulation Products/Civil		$51.6	34.8	14.0	13.2	14.7	9.7	9.4
	%	15.1	12.8	16.8	16.4	15.9	11.3	12.3
Military segments
Simulation Products/Military		$101.2	105.0	34.6	26.9	20.9	18.8	34.0
	%	16.3	17.9	17.7	17.7	15.4	13.9	19.0
Training & Services/Military		$40.9	50.3	11.0	10.0	9.3	10.6	12.0
	%	14.7	18.0	15.4	14.3	14.2	14.9	15.4
New Core Markets		$(13.8)	(8.4)	(1.2)	(1.4)	(8.6)	(2.6)	(3.9)
Total segment operating income (SOI)		$302.1	281.6	88.7	77.5	63.9	72.0	76.8
Reversal of restructuring provision		$-	1.0	-	-	-	-	1.0
Operating profit		$302.1	282.6	88.7	77.5	63.9	72.0	77.8

CAE Annual Report 2012 | 47

Management’s Discussion and Analysis

5.1	Civil segments

FISCAL 2012 EXPANSIONS AND NEW INITIATIVES

  We introduced the third generation of the market-leading CAE TroposTM-6000 simulation visual image generator for civil aviation training, offering an enhanced pilot training experience with new features leveraging the power of the latest commercial graphics processors;

  We announced that we will double our global business aviation network by 2013 from four locations to eight with the addition of training capabilities in Amsterdam, the Netherlands; Toluca, Mexico; São Paulo, Brazil; Shangai, China and Melbourne, Australia;

  We announced the opening or expansion of new facilities in Dubai, United Arab Emirates , Barcelona, Spain, São Paulo, Brazil and Johannesburg, South Africa;

  We opened a new location in Toluca, Mexico with Learjet 40/45 and Bell 412 simulators qualified to Level D-equivalent standards by Mexico's Dirección General de Aeronáutica Civil (DGAC);

  We signed agreements for new joint ventures to train pilots and different aviation professionals with AirAsia Berhad in Kuala- Lumpur, Cebu Pacific Air at Clark Freeport Zone, Philippines, InterGlobe Enterprises Limited, parent of Indigo Airlines, in Delhi, India. These will address the partner airline training needs and also serve third party markets;

  We signed an agreement for a new joint venture with Mitsui & Co. to establish and operate a training centre in Japan for the new Mitsubishi Regional Jet (MRJ);

  We opened or announced the opening of various locations to serve target markets in regions at Baltic Aviation Academy (BAA), based in Vilnius, Lithuania, Czech Airlines (CSA) based at the Prague-Ruzyne Airport in the Czech Republic; Air China in Beijing, China and at the new Virgin America training centre in San Francisco, U.S.;

  We introduced the CAE SimfinityTM Virtual Ground School, the first web-based regulated recurrent training program for business aircraft pilots to receive approval from the FAA, reinforcing our position as a training innovator;

  We have begun work on our newly signed five-year Long-Term Support Agreement (LTSA) with US Airways. This is a new efficiency-oriented solution which enables aviation training centres to improve schedule predictability in planning multi-year updates and reduces life-cycle training costs;

  We also announced the introduction of the Sikorsky S-76C++ training programs to be offered in Asia;

  We announced that we will deploy three new simulation-based training programs for helicopter pilots and maintenance engineers, including Sikorsky S-92 training in Stavanger, Norway and São Paulo, Brazil, and Eurocopter EC-225 training in São Paulo, Brazil.

COMBINED FINANCIAL RESULTS
(amounts in millions, except operating
margins)	FY2012	FY2011	Q4-2012	Q3-2012	Q2-2012	Q1-2012	Q4-2011
Revenue	$840.9	726.9	215.4	203.7	211.7	210.1	197.2
Segment operating income	$173.8	134.7	44.3	42.0	42.3	45.2	34.7
Operating margins %	20.7	18.5	20.6	20.6	20.0	21.5	17.6
Backlog	$1,535.0	1,290.3	1,535.0	1,469.3	1,466.0	1,311.6	1,290.3

The combined civil book-to-sales ratio was 1.32x for the quarter and 1.29x on a trailing 12-month basis.

TRAINING & SERVICES/CIVIL

TS/C obtained contracts this quarter expected to generate future revenues of $214.3 million, including:

  A five-year contract with AirAsia through which we will train more than 200 additional new AirAsia A320 First Officers in a competency-based MPL program to be conducted at training locations in Malaysia;

  A seven-year agreement with Vueling Airlines as the anchor customer for the new CAE Barcelona training centre, training Vueling Airbus A320 pilots and cabin crew;

  A contract to train a third group of pilot cadets for Vietnam Airlines at CAE Global Academy Phoenix. This brings the total number of Vietnam Airlines cadets to 120.

48	| CAE Annual Report 2012

					Management’s Discussion and Analysis

Financial Results
(amounts in millions, except operating
margins, RSEU and FFSs deployed)	FY2012	FY2011	Q4-2012	Q3-2012	Q2-2012	Q1-2012	Q4-2011
Revenue	$498.4	454.0	132.3	123.0	119.1	124.0	121.0
Segment operating income	$122.2	99.9	30.3	28.8	27.6	35.5	25.3
Operating margins %	24.5	22.0	22.9	23.4	23.2	28.6	20.9
Depreciation and amortization	$81.3	75.0	20.7	21.0	20.0	19.6	19.5
Property, plant and equipment
expenditures	$137.1	77.9	37.2	37.6	39.0	23.3	27.5
Intangible assets and other
assets expenditures	$9.4	8.2	2.8	2.3	2.4	1.9	2.3
Capital employed	$1,173.0	1,070.0	1,173.0	1,150.8	1,149.7	1,083.8	1,070.0
Backlog	$1,183.4	986.5	1,183.4	1,102.8	1,125.4	970.5	986.5
RSEU[5]	139	131	142	140	139	137	132
FFSs deployed	171	156	171	170	165	160	156

Comparative figures for the fourth quarter and YTD of fiscal 2011 have been restated to exclude NCM.

Revenue up 8% over last quarter and up 9% over the fourth quarter of fiscal 20115

The increase over last quarter was mainly attributable to higher revenue generated in North and South America and in Europe. The increase was partially offset by the translation of a stronger Canadian dollar against the U.S. dollar and the Euro and a lower contribution from ab initio training in Europe.

The increase over the fourth quarter of fiscal 2011 was due to higher revenue generated in all regions as well as the integration into our results of CHC Helicopter’s HFTO, acquired in February 2011. The increase was partially offset by a lower contribution from ab initio training in Europe.

Revenue was $498.4 million this year, 10% or $44.4 million higher than last year

The increase over last year was attributable to higher revenue generated in all regions as well as the integration into our results of CHC Helicopter’s HFTO. The increase was partially offset by the negative effect from a lower contribution from ab initio training in Europe and a stronger Canadian dollar against the U.S. dollar.

Segment operating income up 5% over last quarter and up 20% over the fourth quarter of fiscal 2011

Segment operating income was $30.3 million (22.9% of revenue) this quarter, compared to $28.8 million (23.4% of revenue) last quarter and $25.3 million (20.9% of revenue) in the fourth quarter of fiscal 2011.

Segment operating income increased by $1.5 million, or 5%, from last quarter. The increase was mainly attributable to the higher demand in North and South America and in Europe and to a gain from strategic expansion initiatives. The increase was partially offset by the unfavorable impact resulting from the revaluation of non-cash working capital accounts denominated in foreign currencies, as well as the lower contribution from ab initio training in Europe.

Segment operating income increased by $5.0 million, or 20%, over the fourth quarter of fiscal 2011. The increase was mainly due to higher demand in North and South America, in the emerging markets and in Europe as well as to a gain from strategic expansion initiatives. The increase was partially offset by the lower contribution from ab initio training in Europe.

Segment operating income was $122.2 million, up 22% or $22.3 million over last year

Segment operating income was $122.2 million (24.5% of revenue) this year, compared to $99.9 million (22.0% of revenue) last year.

The increase was mainly attributable to higher demand in North and South America, in the emerging markets and in Europe, the integration into our results of CHC Helicopter’s HFTO and to gains from strategic expansion initiatives. The increase was partially offset by the lower contribution from ab initio training in Europe.

Capital expenditures at $37.2 million this quarter and $137.1 million for the year

Maintenance capital expenditures were $3.1 million for the quarter and $27.1 million for the year. Growth capital expenditures were $34.1 million for the quarter and $110.0 million for the year. As the civil aviation market trends and outlook point to prolonged global growth, we continue to selectively invest in our training network to keep pace with the growth of our customers, especially in the emerging markets, in both the commercial and business aviation sectors.

5 Non-GAAP and other financial measures (see Section 3.6).

CAE Annual Report 2012 | 49

Management’s Discussion and Analysis

Capital employed increased by $22.2 million over last quarter and by $103.0 million over last year

Capital employed increased over the last quarter mainly due to investments in our training network. The increase was partially offset by a decrease in non-cash working capital.

Capital employed increased over the prior year mainly due to investments in our training network and the impact of movements in foreign exchange rates.

Backlog was at $1,183.4 million at the end of the year

(amounts in millions)	FY2012	FY2011
Backlog, beginning of period	$986.5	$728.7
+ orders	686.9	546.9
- revenue	(498.4)	(454.0)
+ / - adjustments (mainly F/X)	8.4	164.9
Backlog, end of period	$1,183.4	$986.5

Adjustments in fiscal 2012 are mainly due to favorable foreign exchange fluctuation. Adjustments in fiscal 2011 related mainly to the acquisition of CHC Helicopter’s HFTO.

This quarter's book-to-sales ratio was 1.62x. The ratio for the last 12 months was 1.38x.

SIMULATION PRODUCTS/CIVIL

SP/C was awarded contracts for the following 7 FFSs this quarter:

  One ATR72-500 FFS to Air Algérie;

  One Boeing 737NG to Emirates-CAE Flight Training;

  Two Airbus A320 FFSs for the new CAE Simulation Training Private Limited, an Interglobe-CAE joint venture;

  One Embraer ERJ-190 FFS to Zhuhai Flight Training Centre, a joint venture of China Southern Airlines and CAE;

  Two FFSs to undisclosed customers.

This brings SP/C’s order intake for the year to 37 FFSs.

Financial Results
(amounts in millions, except operating
margins)		FY2012	FY2011	Q4-2012	Q3-2012	Q2-2012	Q1-2012	Q4-2011
Revenue		$342.5	272.9	83.1	80.7	92.6	86.1	76.2
Segment operating income		$51.6	34.8	14.0	13.2	14.7	9.7	9.4
Operating margins	%	15.1	12.8	16.8	16.4	15.9	11.3	12.3
Depreciation and amortization		$7.4	6.8	2.1	1.7	1.8	1.8	1.6
Property, plant and equipment
expenditures		$5.8	6.5	2.3	1.3	1.1	1.1	1.3
Intangible assets and other
assets expenditures		$19.3	14.2	5.2	4.5	5.7	3.9	4.4
Capital employed		$39.1	58.7	39.1	65.4	62.9	83.4	58.7
Backlog		$351.6	303.8	351.6	366.5	340.6	341.1	303.8

Revenue up 3% over last quarter and up 9% over the fourth quarter of fiscal 2011

The increase from last quarter and the fourth quarter of fiscal 2011 was mainly due to higher production levels resulting from an increase in order intake, partially offset by lower revenue recorded in the quarter for sales of simulators partially manufactured.

Revenue was $342.5 million for the year, 26% or $69.6 million higher than last year

The increase in revenue was primarily due to higher production levels resulting from an increase in order intake, partially offset by less favourable hedging rates.

Segment operating income up 6% over last quarter and up 49% over the fourth quarter of fiscal 2011

Segment operating income was $14.0 million (16.8% of revenue) this quarter, compared to $13.2 million (16.4% of revenue) last quarter and $9.4 million (12.3% of revenue) in the fourth quarter of fiscal 2011.

The increase over last quarter was mainly due to higher revenue, as mentioned above, while operating margins remained stable.

The increase from the fourth quarter of fiscal 2011 was primarily due to an improvement in project margins and an increase in volume, partially offset by higher research and development expenses.

50	| CAE Annual Report 2012

Management’s Discussion and Analysis

Segment operating income was $51.6 million for the year, 48% or $16.8 million higher than last year

Segment operating income was $51.6 million (15.1% of revenue) this year, compared to $34.8 million (12.8% of revenue) last year.

The increase was primarily due to an improvement in project margins and an increase in volume, partially offset by a less favourable foreign exchange impact.

Capital employed decreased by $26.3 million from last quarter and decreased by $19.6 million from last year

Capital employed was lower than last quarter mainly due to a decrease in contracts in progress assets and an increase in accounts payable and accrued liabilities, partially offset by an increase in accounts receivable.

Capital employed was lower than last year mainly due to an increase in contracts in progress liabilities and higher accounts payable and accrued liabilities, partially offset by an increase in accounts receivable.

Backlog up 16% compared to last year

(amounts in millions)	FY2012	FY2011
Backlog, beginning of period	$303.8	$252.1
+ orders	398.7	330.8
- revenue	(342.5)	(272.9)
+ / - adjustments	(8.4)	(6.2)
Backlog, end of period	$351.6	$303.8

Adjustments in fiscal 2012 consist primarily of the cancellation of an order.

This quarter's book-to-sales ratio was 0.84x. The ratio for the last 12 months was 1.16x.

5.2 Military segments

FISCAL 2012 EXPANSIONS AND NEW INITIATIVES

  We entered into a teaming agreement with Force Protection Industries to compete for the Canadian Forces Tactical Armoured Patrol Vehicle (TAPV) project. Force Protection has been selected by the Canadian Government as one of the competitor companies qualified to provide up to 600 wheeled combat vehicles and related long-term support services. As the main Canadian partner, CAE would have overall responsibility for the comprehensive in-service support (ISS) solution;

  We announced that the German Armed Forces and German Federal Office of Civil Protection and Disaster Assistance (BBK) have started using the CAE GESI constructive simulation system, known in Germany under the name SIRA, jointly for civil-military emergency management training and as part of emergency management simulation exercises;

  We announced that the simulator cockpit for the civil/conventional variant of the Dhruv helicopter was certified to Level D, the highest qualification for flight simulators, by India’s Directorate General Civil Aviation (DGCA) and entered service at the HATSOFF training centre in Bengaluru, India;

  We entered into an exclusive teaming agreement with General Atomics Aeronautical Systems, Inc. (GA-ASI), a leading manufacturer of Unmanned Aircraft Systems (UAS), tactical reconnaissance radars and surveillance systems, to offer the Miskam UAS for Canada’s Joint UAV Surveillance and Target Acquisition System (JUSTAS) program;

  We, in partnership with Hawker Beechcraft, continue to support the marketing efforts of the AT-6 Light Attack and Armed Reconnaissance aircraft by demonstrating the CAE-built AT-6 unit training device at various industry shows, including the Paris Air Show, Air Force Association (AFA) conference and exhibition, and Air Education and Training Command (AETC) annual symposium;

  We, in conjunction with Aeronautics, a leading manufacturer and supplier of unmanned system, signed a strategic teaming agreement making CAE the preferred simulation and mission training solution provider for Aeronautics unmanned aerial systems (UAS);

  We upgraded the Royal Australian Air Force’s (RAAF) C-130J Hercules full-flight and mission simulator (FFMS) to provide additional tactical training capabilities. The simulator was upgraded with a new radar warning receiver (RWR) simulation which will be used to provide RAAF C-130J aircrews with early warning and threat detection alerts during training;

  We completed a major upgrade to one of the CH-47 Chinook dynamic mission simulators located at our Medium Support Helicopter Aircrew Training Facility (MSHATF) in the U.K., and the Royal Air Force (RAF) is now training its Chinook aircrews to the new RAF CH-47 Mk4 standard. The simulator upgrade was done in parallel with the upgrades currently being performed on the RAF’s CH-47 Chinook fleet as part of the JULIUS program;

  We inaugurated, through our Rotorsim s.r.l. joint venture with AgustaWestland, the launch of the Joint NH90 Training Program (JNTP) for the Netherlands Ministry of Defence;

  We inaugurated, through our HATSOFF joint venture with HAL, the launch of training for the Eurocopter AS365 N3 Dauphin helicopter in India. A CAE-built AS365 Dauphin simulator cockpit was certified to Level D, the highest qualification for flight simulators, by India’s Directorate General Civil Aviation (DGCA) as well as the European Aviation Safety Agency (EASA);

  We signed a shareholder’s agreement with the Government of Brunei to form a venture company, where will own 60 percent and the Government of Brunei will own 40 percent, to develop and operate the CAE Brunei Multi-Purpose Training Centre;

  We initiated KC-135 boom operator training for the United States Air Force at McConnell Air Force Base (AFB) in Kansas on a new Boom Operator Weapon Systems Trainer (BOWST) for the KC-135 aerial refuelling aircraft;

CAE Annual Report 2012 | 51

Management’s Discussion and Analysis

  Rossell India Limited received approval from India’s Foreign Investment Promotion Board to form a joint venture with CAE of which we will own 26 percent of the joint venture, making the company eligible for defence offset programs in India;

  We commenced KC-135 aircrew training for the United States Air Force at Hickam AFB in Hawaii after relocating a KC-135 operational flight trainer from Grand Forks AFB in North Dakota;

  We teamed with Aeronautics to conduct the first series of demonstration flights of the Miskam unmanned aerial system (UAS) at the UAS Centre of Excellence located at Alma airport in Quebec, Canada. The research and development program is aimed at demonstrating the use of UASs for civil applications.

COMBINED FINANCIAL RESULTS
(amounts in millions, except operating
margins)	FY2012	FY2011	Q4-2012	Q3-2012	Q2-2012	Q1-2012	Q4-2011
Revenue	$897.3	865.9	267.1	222.3	201.5	206.4	257.3
Segment operating income	$142.1	155.3	45.6	36.9	30.2	29.4	46.0
Operating margins %	15.8	17.9	17.1	16.6	15.0	14.2	17.9
Backlog	$2,189.2	2,158.7	2,189.2	2,045.6	2,182.2	2,151.6	2,158.7

The combined military book-to-sales ratio was 1.57x for the quarter and 1.07x on a trailing 12-month basis.

The combined military unfunded backlog6 was $257.4 million at March 31, 2012.6

SIMULATION PRODUCTS/MILITARY
SP/M was awarded $179.7 million in orders this quarter, including:

  An order from Lockheed Martin for four C-130J weapon systems trainers and related C-130J training devices for the U.S. Air Force Air Combat Command, Air Mobility Command and Special Operations Command;

  An order from an undisclosed customer in the Middle East for one C-130 FMS;

  A contract from EADS North America to design and manufacture a UH-72A Lakota cockpit procedures trainer for the United States Army;

  An additional contract modification from the USAF to perform upgrades on KC-135 operational flight trainers;

  A contract from the United States Army to perform upgrades to the High Mobility Artillery Rocket System (HIMARS) maintenance training system.

Financial Results
(amounts in millions, except operating
margins)		FY2012	FY2011	Q4-2012	Q3-2012	Q2-2012	Q1-2012	Q4-2011
Revenue		$619.2	586.0	195.6	152.4	136.0	135.2	179.3
Segment operating income		$101.2	105.0	34.6	26.9	20.9	18.8	34.0
Operating margins	%	16.3	17.9	17.7	17.7	15.4	13.9	19.0
Depreciation and amortization		$12.0	11.2	3.3	3.1	2.9	2.7	2.9
Property, plant and equipment
expenditures		$10.8	10.1	2.4	2.6	3.0	2.8	3.2
Intangible assets and other
assets expenditures		$19.0	12.5	5.8	5.4	4.3	3.5	3.8
Capital employed		$270.4	197.9	270.4	266.7	262.5	282.7	197.9
Backlog		$786.0	888.7	786.0	812.7	907.4	897.8	888.7

Revenue up 28% over last quarter and up 9% over the fourth quarter of fiscal 2011

The increase over last quarter was mainly due to higher revenue recorded for a C-130 simulator that was partially manufactured and for which we signed a contract during the quarter and programs executed in North America and Europe.

The increase over the fourth quarter of fiscal 2011 was mainly due to higher revenue recorded for a C-130 simulator that was partially manufactured and for which we signed a contract during the quarter, programs executed in North America, and the integration of RTI International’s TAL business unit, acquired in February 2011. The increase was partially offset by less activity on Australian helicopter programs, programs executed in Europe and the completion of a NMSC contract in Brunei earlier in the fiscal year.

Revenue was $619.2 million this year, 6% or $33.2 million higher than last year

The increase in revenue over last year was mainly due to the integration of RTI International’s TAL business unit, higher revenue recorded for a C-130 simulator that was partially manufactured and for which we signed a contract and programs executed in North America. The increase was partially offset by lower volume on Australian helicopter programs, the completion of a Canadian helicopter program in fiscal 2011 and lower revenue on programs executed in Europe.

6 Non-GAAP and other financial measures (see Section 3.6).

52	| CAE Annual Report 2012

Management’s Discussion and Analysis

Segment operating income up 29% over last quarter and up 2% over the fourth quarter of fiscal 2011

Segment operating income was $34.6 million (17.7% of revenue) this quarter, compared to $26.9 million (17.7% of revenue) last quarter and $34.0 million (19.0% of revenue) in the fourth quarter of fiscal 2011.

The increase over last quarter was mainly due to higher revenue, as mentioned above, while operating margins remained stable.

The increase over the fourth quarter of fiscal 2011 was mainly due to higher volume on programs executed in North America and lower research and development expenses. The increase was partially offset by lower volume on programs executed in Europe.

Segment operating income was $101.2 million this year, 4% or $3.8 million lower than last year

Segment operating income was $101.2 million (16.3% of revenue) this year, compared to $105.0 million (17.9% of revenue) last year.

The decrease was mainly due to lower volume on programs executed in Europe, the completion of a Canadian helicopter program in fiscal 2011 and higher research and development expenses. The decrease was partially offset by higher volume on programs executed in North America and the integration of RTI International’s TAL business unit.

Capital employed increased by $3.7 million over last quarter and by $72.5 million over last year

The increase over last quarter was mainly due to a higher investment in intangible and other assets.

The increase over last year was mainly due to an increase in non-cash working capital accounts and higher intangible assets.

Backlog down 12% over last year

(amounts in millions)	FY2012	FY2011
Backlog, beginning of period	$888.7	$869.8
+ orders	528.8	558.9
- revenue	(619.2)	(586.0)
+ / - adjustments	(12.3)	46.0
Backlog, end of period	$786.0	$888.7

Adjustments in fiscal 2012 included amounts related to the termination of programs, partially offset by the impact of foreign exchange.

This quarter's book-to-sales ratio was 0.92x. The ratio for the last 12 months was 0.85x.

TRAINING & SERVICES/MILITARY
TS/M was awarded $240.0 million in orders this quarter, including:

  A contract to provide long-term training services at the CAE Brunei Multi-Purpose Training Centre on the Sikorsky S-70i Black Hawk, Pilatus PC-7, and Sikorsky S-92 platforms;

  Additional contract modifications from the United States Air Force to perform upgrades on KC-135 operational flight trainers as part of the KC-135 Aircrew Training System program;

  A contract from prime contractor Lockheed Martin to provide maintenance and support services as part of the U.S. Air Force C-130J Maintenance and Aircrew Training System program;

  A contract from the Canadian Department of National Defence to provide maintenance and support services as part of the Air Force Integrated Information Learning Environment (AFIILE) program.

Financial Results
(amounts in millions, except operating
margins)		FY2012	FY2011	Q4-2012	Q3-2012	Q2-2012	Q1-2012	Q4-2011
Revenue		$278.1	279.9	71.5	69.9	65.5	71.2	78.0
Segment operating income		$40.9	50.3	11.0	10.0	9.3	10.6	12.0
Operating margins	%	14.7	18.0	15.4	14.3	14.2	14.9	15.4
Depreciation and amortization		$18.1	14.1	5.2	5.0	4.0	3.9	5.1
Property, plant and equipment
expenditures		$9.2	13.4	1.5	2.1	2.6	3.0	3.2
Intangible assets and other
assets expenditures		$1.7	0.8	1.1	0.1	0.3	0.2	0.3
Capital employed		$181.2	177.7	181.2	199.0	190.7	205.2	177.7
Backlog		$1,403.2	1,270.0	1,403.2	1,232.9	1,274.8	1,253.8	1,270.0

CAE Annual Report 2012 | 53

Management’s Discussion and Analysis

Revenue up 2% over last quarter and down 8% from the fourth quarter of fiscal 2011

The increase over last quarter was mainly due to a higher level of activity on our training programs and higher revenue on the U.S. KC-135 ATS program and Australian programs. The increase was partially offset by a lower level of activity on European programs and an unfavourable foreign exchange impact on the translation of European operations.

The decrease from the fourth quarter of fiscal 2011 was mainly due to a lower level of activity in our Professional Services business in the U.S. and lower revenue from a European in-service support contract completed earlier in the fiscal year. The decrease was partially offset by higher revenue on Australian programs, new U.S. and European executed contracts and a higher level of activity on our training programs.

Revenue was $278.1 million this year, stable compared to last year

A lower level of activity in our Professional Services business in the U.S. and lower revenue from the completion of a European in-service support contract was offset by higher in-service support on a Canadian program and a higher level of activity on U.S. ATS programs, training and services in Australia and Europe.

Segment operating income up 10% over last quarter and down 8% from the fourth quarter of fiscal 2011

Segment operating income was $11.0 million (15.4% of revenue) this quarter, compared to $10.0 million (14.3% of revenue) last quarter and $12.0 million (15.4% of revenue) in the fourth quarter of fiscal 2011.

The increase over last quarter was mainly due a higher level of training activity and higher volume on the U.S. KC-135 ATS program and Australian programs. The increase was partially offset by a lower volume on European programs.

The decrease from the fourth quarter of fiscal 2011 was mainly due to the completion of a European in-service support contract earlier in the fiscal year and a lower dividend received from a U.K.-based TS/M investment. The decrease was partially offset by a higher level of activity on our training programs and by higher volume and lower operational costs on Australian programs.

Segment operating income was $40.9 million this year, 19% or $9.4 million lower than last year

Segment operating income was $40.9 million (14.7% of revenue) this year, compared to $50.3 million (18.0% of revenue) last year.

The decrease was primarily due to the ramp-up of the KC-135 ATS program, lower margins on some U.S. training programs, the completion of a European in-service support contract, a lower dividend received from a U.K.-based TS/M investment and a lower level of activity in our Professional Services business in the U.S. The decrease was partially offset by lower selling, general and administrative expenses.

Capital employed decreased by $17.8 from last quarter and increased by $3.5 million over last year

The decrease from last quarter was due to a decrease in non-cash working capital accounts and lower property, plant and equipment.

The increase over last year was mainly due to an increase in non-cash working capital accounts and higher other assets, partially offset by lower property, plant and equipment and movement in foreign exchange rates.

Backlog up 10% over last year

(amounts in millions)	FY2012	FY2011
Backlog, beginning of period	$1,270.0	$1,202.2
+ orders	430.9	379.9
- revenue	(278.1)	(279.9)
+ / - adjustments	(19.6)	(32.2)
Backlog, end of period	$1,403.2	$1,270.0

Adjustments in fiscal 2012 included amounts related to the termination of a program and an adjustment made for a defence services program resulting from a delay in the performance of a delivery by the OEM. The adjustment was partially offset by the impact of foreign exchange.

This quarter's book-to-sales ratio was 3.36x. The ratio for the last 12 months was 1.55x.

54	| CAE Annual Report 2012

Management’s Discussion and Analysis

5.3	New Core Markets

FISCAL 2012 EXPANSIONS AND NEW INITIATIVES

CAE Healthcare expansions and new initiatives included the following:

  We acquired Medical Education Technologies, Inc. (METI), a worldwide leader in medical simulation technologies and educational software, for US$130 million. With this acquisition we gained a comprehensive line of patient simulators, a centre management system and a library of learning modules;

  We acquired Haptica’s surgical simulation products and augmented reality technology. Haptica’s ProMIS™ surgical simulator and minimally invasive spine surgery simulator will be added to the core offerings of our surgical simulation division;

  We announced that the Canadian Critical Care Society endorsed our ultrasound e-Learning curriculum and seminars;

  Our Centre d’apprentissage des attitudes et habiletés cliniques (CAAHC) simulation centre received accreditation privileges by The Royal College of Physicians and Surgeons of Canada;

  We hosted our annual simulation user conference in Tampa, U.S. with over 1000 clinical educators, clinicians and students from around the world.

CAE Mining expansions and new initiatives included the following:

  We announced that CAE Mining signed an exclusive agreement to commercialise CSIRO’s Sirovision technology, a 3D image capturing and analysis technology developed for use in mining;

  We have opened an office in Vancouver, British Columbia, to focus on the western Canadian market;

  We have opened an office in Brisbane, Australia, to improve our support of eastern Australia.

ORDERS
Major CAE Healthcare sales this quarter included:

  A sale to Methodist University in Fayetteville, U.S., of patient simulators, curriculum and centre management systems;

  A sale to University of Arizona in Tucson, U.S., of centre management systems;

  A sale to St. Joseph’s Hospital and Medical Center in Phoenix, U.S., of centre management systems;

  A sale to Insimed in Bogota, Colombia for surgical simulators;

  A sale to I-MAN Group in Riyadh, Saudi Arabia for surgical, imaging and patient simulators;

  A sale to Guy's and St Thomas' Hospital in London, U.K. for ultrasound simulators;

  A sale to Sir Charles Gairdner Hospital in Perth, Australia for surgical simulators and centre management systems.

Major CAE Mining sales this quarter included:

  A contract to provide a workforce development strategy for the University of Saskatchewan;

  A sale of geological data management systems to Vale S.A.’s Canadian operations;

  A sale of resource modeling and mine planning systems to Goldcorp Inc. for its Mexican operations.

Financial Results
(amounts in millions, except operating
margins)	FY2012	FY2011	Q4-2012	Q3-2012	Q2-2012	Q1-2012	Q4-2011
Revenue	$83.0	38.0	24.2	27.1	20.3	11.4	11.1
Segment operating loss	$(13.8)	(8.4)	(1.2)	(1.4)	(8.6)	(2.6)	(3.9)
Depreciation and amortization	$7.0	2.6	2.2	2.4	1.6	0.8	0.5
Property, plant and equipment
expenditures	$2.8	3.3	1.0	0.5	1.0	0.3	0.9
Intangible assets and other
assets expenditures	$5.7	7.6	2.7	(2.5)	2.9	2.6	2.1
Capital employed	$179.3	40.4	179.3	174.5	181.9	44.6	40.4

Revenue down 11% from last quarter and up 118% over the fourth quarter of fiscal 2011

The decrease from last quarter was mainly due to lower revenue from CAE Healthcare.

The increase over the fourth quarter of fiscal 2011 was mainly due to higher revenue from CAE Healthcare, resulting primarily from the integration of METI, acquired in August 2011, in addition to more revenue from CAE Mining.

Revenue was $83.0 million this year, 118% or $45.0 million higher than last year

The increase was mainly due to higher revenue from CAE Healthcare, resulting primarily from the integration of METI and higher service and software sale revenue from CAE Mining.

Segment operating loss down from last quarter and down from the fourth quarter of fiscal 2011

Segment operating loss was $1.2 million this quarter, compared to $1.4 million last quarter and $3.9 million in the fourth quarter of fiscal 2011.

The decrease in the segment operating loss from last quarter was mainly due to higher segment operating income in CAE Healthcare, resulting from an improvement in margins from synergies realized with the integration of METI and a net benefit of $1.7 million from the reversal of provisions for contingent consideration of past acquisitions, partially offset by continued integration charges and higher operational costs from CAE Mining.

CAE Annual Report 2012 | 55

Management’s Discussion and Analysis

The decrease in segment operating loss from the fourth quarter of fiscal 2011 was primarily due to higher segment operating income in CAE Healthcare, resulting from an improvement in margins from synergies realized with the integration of METI and a net benefit of $1.7 million from the reversal of provisions for contingent consideration potentially payable for past acquisitions, partially offset by continued integration charges and higher operational costs from CAE Mining.

Segment operating loss was $13.8 million this year, 64% or $5.4 million higher than last year

Segment operating loss was $13.8 million this year, compared to $8.4 million last year.

The increase in the segment operating loss was due to the recognition this year of $8.4 million of charges related to the acquisition and integration of METI.

Capital employed increased by $4.8 million over last quarter and increased $138.9 million over last year

The increase over last quarter was mainly due to an increase in non-cash working capital accounts and lower long-term provisions, partially offset by a decrease in intangible assets as a result of movements in foreign exchange rates.

The increase over last year was mainly due to higher intangible assets primarily related to the acquisition of METI.

6. CONSOLIDATED CASH MOVEMENTS AND LIQUIDITY

We manage liquidity and regularly monitor the factors that could affect it, including:

  Cash generated from operations, including timing of milestone payments and management of working capital;

  Capital expenditure requirements;

  Scheduled repayments of long-term debt obligations, our credit capacity and expected future debt market conditions.

6.1 Consolidated cash movements

(amounts in millions)	FY2012	FY2011	Q4-2012	Q3-2012	Q4-2011
Cash provided by operating activities*	$305.6	$305.3	$97.8	$73.7	$97.2
Changes in non-cash working capital	(71.7)	(79.0)	24.3	(3.3)	64.9
Net cash provided by operating activities	$233.9	$226.3	$122.1	$70.4	$162.1
Maintenance capital expenditures[7]	(48.9)	(37.4)	(8.3)	(18.8)	(10.5)
Other assets	(12.3)	(25.3)	(4.8)	1.5	(8.5)
Proceeds from the disposal of property, plant
and equipment	34.4	1.5	6.1	1.1	0.1
Dividends paid	(33.4)	(37.9)	(8.4)	(8.0)	(10.1)
Free cash flow [7]	$173.7	$127.2	$106.7	$46.2	$133.1
Growth capital expenditures [7]	(116.8)	(73.9)	(36.1)	(25.3)	(25.7)
Capitalized development costs	(42.8)	(22.6)	(12.8)	(11.3)	(6.3)
Other cash movements, net	3.7	-	2.6	(0.3)	7.4
Business combinations, net of cash and cash
equivalents acquired	(126.0)	(71.3)	0.1	-	(48.0)
Joint ventures, net of cash and cash
equivalents acquired	(27.6)	(1.9)	-	(0.8)	-
Effect of foreign exchange rate changes on
cash and cash equivalents	1.5	(4.0)	-	(4.8)	(2.5)
Net (decrease) increase in cash before
proceeds and repayment of long-term debt	$(134.3)	$(46.5)	$60.5	$3.7	$58.0
* before changes in non-cash working capital

Free cash flow was $106.7 million for the quarter[7]

Free cash flow was $60.5 million higher than last quarter and $26.4 million lower than the fourth quarter of fiscal 2011. Similar to prior years, our free cash flow is at its highest in the last two quarters and at its lowest during the first two quarters of the fiscal year. This trend is expected to continue in fiscal 2013.

The increase from last quarter was mainly due to more cash provided by operating activities and favourable changes in non-cash working capital.

The decrease compared to the fourth quarter of fiscal 2011 was mainly due to less favourable changes in non-cash working capital, partially offset by higher proceeds from the disposal of property, plant and equipment and lower other asset expenditures.

7 Non-GAAP and other financial measures (see Section 3.6).

56	| CAE Annual Report 2012

Management’s Discussion and Analysis

Free cash flow was $173.7 million this year

Free cash flow was 37% or $46.5 million higher than last year.

The increase in free cash flow was mainly due to higher proceeds from the disposal of property, plant and equipment and lower other asset expenditures.

Capital expenditures were $44.4 million this quarter and $165.7 million for the year

Growth capital expenditures were $36.1 million this quarter and $116.8 million for the year. We are continuing to selectively expand our training network to address additional market share and in response to the training demands of our customers. Maintenance capital expenditures were $8.3 million this quarter and $48.9 million for the year.

Business combinations, net of cash and cash equivalents acquired, of $126.0 million for the year

The cash movement resulting from business combinations, net of cash and cash equivalents acquired was mainly due to the acquisition of METI during the year.

6.2 Sources of liquidity

We have committed lines of credit at floating rates, each provided by a syndicate of lenders. We and some of our subsidiaries can borrow funds directly from these credit facilities to cover operating and general corporate expenses and to issue letters of credit and bank guarantees.

The total amount available through these committed bank lines at March 31, 2012 was US$450.0 million (2011 – US$450.0 million) with an option, subject to lender’s consent, to increase to a total amount of US$650.0 million, of which US$123.7 million was used for letters of credit (2011 – US$168.8 million). The applicable interest rate on this revolving term credit facility is at our option, based on the bank’s prime rate, bankers’ acceptance rates or LIBOR plus a spread which depends on the credit rating assigned by Standard & Poor’s Rating Services. There was EUR 10.0 million drawn under the facilities as at March 31, 2012 (2011 – nil). Effective April 1, 2011, we amended the agreement to extend the maturity date by two years, from April 2013 to April 2015.

We have an unsecured Export Development Canada (EDC) Performance Security Guarantee (PSG) account for US$150.0 million. This is an uncommitted revolving facility for performance bonds, advance payment guarantees or similar instruments. As at March 31, 2012, the total outstanding for all these instruments, translated into Canadian dollars, was $70.1 million compared to $63.3 million as at March 31, 2011.

We have a facility of €30.0 million with a European bank for the issuance of bank guarantees and letters of credit, under which approximately $26.4 million was used principally in support of our European military operations.

We are involved in a program in which we sell undivided interests in certain of our accounts receivable and contracts in progress assets (current financial assets program) to third parties for cash consideration for amounts up to $150.0 million without recourse to CAE. As at March 31, 2012, we sold $81.5 million of accounts receivable (2011 – $54.4 million) and $54.2 million of contracts in progress (2011 – $37.4 million).

In August 2011, we issued senior notes for US$150.0 million by way of a private placement to fund the METI acquisition and to replace other existing obligations at lower interest costs. The average maturity is 11.7 years with an average interest rate of approximately 4.5%, with interest payable semi-annually in August and February. These unsecured senior notes have fixed repayment amounts of US$100.0 million in 2021 and US$50.0 million in 2026. These notes were issued to two institutional investors.

In November 2011, we exercised purchase options in the amount of US$13.2 million for two simulators previously accounted for as finance leases, resulting in a reduction of obligations under finance leases.

We believe that our cash and cash equivalents, access to credit facilities and expected free cash flow will enable the pursued growth of our business, the payment of dividends and will enable us to meet all other expected financial requirements in the near term.

The following table summarizes the long-term debt:
	As at March 31	As at March 31
(amounts in millions)	2012	2011
Total long-term debt	$821.6	$660.2
Less:
Current portion of long-term debt	113.6	58.5
Current portion of finance leases	22.4	27.7
Long-term portion of long-term debt	$685.6	$574.0

CAE Annual Report 2012 | 57

Management’s Discussion and Analysis

6.3	Government cost-sharing

We have signed agreements with various governments whereby the latter share in the cost, based on expenditures incurred by us, of certain R&D programs for modeling and simulation, visual systems and advanced flight simulation technology for civil applications and networked simulation for military applications, as well as for the new markets of simulation-based training in healthcare and mining.

During fiscal 2009, we announced that we will invest up to $714 million in Project Falcon, an R&D program that will continue over five years. The goal of Project Falcon is to expand our modeling and simulation technologies, develop new ones and increase our capabilities beyond training into other areas of the aerospace and defence market, such as analysis and operations. Concurrently, the Government of Canada agreed to participate in Project Falcon through a repayable investment of up to $250 million made through the Strategic Aerospace and Defence Initiative (SADI), which supports strategic industrial research and pre-competitive development projects in the aerospace, defence, space and security industries (refer to Notes 1 and 13 of our consolidated financial statements).

During fiscal 2010, we announced that we will invest up to $274 million in Project New Core Markets, an R&D program extending over seven years. The aim is to leverage our modeling, simulation and training services expertise into the new markets of healthcare and mining. The Québec government agreed to participate up to $100 million in contributions related to costs incurred before the end of fiscal 2016.

You will find more details in Note 14 of our consolidated financial statements.

6.4 Contractual obligations

We enter into contractual obligations and commercial commitments in the normal course of our business. These include debentures, notes and others. The table below shows when they mature.

Contractual obligations
As at March 31, 2012
(amounts in millions)	2013	2014	2015	2016	2017	Thereafter	Total
Long-term debt (excluding interest)	$114.4	$52.8	$32.6	$31.6	$96.6	$354.7	$682.7
Finance leases (excluding interest)	22.4	22.2	17.6	8.7	7.8	64.2	142.9
Operating leases	30.2	24.0	22.1	17.1	15.8	32.8	142.0
Purchase obligations	15.5	11.5	11.5	-	-	-	38.5
	$182.5	$110.5	$83.8	$57.4	$120.2	$451.7	$1,006.1

We also had total availability under the committed credit facilities of US$326.3 million as at March 31, 2012 compared to US$281.2 million at March 31, 2011.

We have purchase obligations related to agreements that are enforceable and legally binding. Most are agreements with subcontractors to provide services for long-term contracts that we have with our clients. The terms of the agreements are significant because they set out obligations to buy goods or services in fixed or minimum amounts, at fixed, minimum or variable prices and at approximate times.

As at March 31, 2012, we had other long-term liabilities that are not included in the table above. These include some accrued pension liabilities, deferred revenue, deferred gains on assets and various other long-term liabilities. Cash obligations on the accrued employee pension liability depends on various elements including market returns, actuarial gains and losses and the interest rate.

We did not include deferred tax liabilities since future payments of income taxes depend on the amount of taxable earnings and on whether there are tax loss carry-forwards available.

58	| CAE Annual Report 2012

Management’s Discussion and Analysis

7.	CONSOLIDATED FINANCIAL POSITION[8]
7.1	Consolidated capital employed

	As at March 31	As at March 31
(amounts in millions)	2012	2011
Use of capital:
Current assets	$1,148.1	$1,049.2
Less: cash and cash equivalents	(287.3)	(276.4)
Current liabilities	(883.4)	(810.1)
Less: current portion of long-term debt	136.0	86.2
Non-cash working capital[8]	$113.4	$48.9
Property, plant and equipment	1,293.7	1,211.0
Other long-term assets	741.9	557.1
Other long-term liabilities	(572.5)	(500.3)
Total capital employed	$1,576.5	$1,316.7
Source of capital:
Current portion of long-term debt	$136.0	$86.2
Long-term debt	685.6	574.0
Less: cash and cash equivalents	(287.3)	(276.4)
Net debt[8]	$534.3	$383.8
Equity attributable to equity holders of the Company	1,021.9	914.4
Non-controlling interests	20.3	18.5
Source of capital	$1,576.5	$1,316.7

Capital employed increased 20% over last year

The increase was mainly the result of increases in intangible assets as a result of the acquisition of METI, property, plant and equipment and non-cash working capital, partially offset by an increase in other long-term liabilities.

Our return on capital employed8 (ROCE) was 15.0% this year compared to 15.7% for last year.

Non-cash working capital increased by $64.5 million

The increase was mainly due to a decrease in contract in progress liabilities in addition to increases in income taxes recoverable, inventories, contract in progress assets and accounts receivable. The increase was partially offset by an increase in accounts payable and accrued liabilities.

Net property, plant and equipment up $82.7 million

The increase mainly resulted from capital expenditures of $165.7 million and foreign exchange variations of $8.1 million, partially offset by depreciation of $92.3 million.

Net debt higher than last year

The increase was largely caused by the issuance of US$150.0 million of senior notes in a private placement during the year and the effect of foreign exchange rate changes on long-term debt.

Change in net debt

(amounts in millions)	FY2012	FY2011
Net debt, beginning of period	$383.8	$356.5
Impact of cash movements on net debt
(see table in the consolidated cash movements section)	134.3	46.5
Effect of foreign exchange rate changes on long-term debt	7.8	(16.6)
Other	8.4	(2.6)
Increase in net debt during the period	$150.5	$27.3
Net debt, end of period	$534.3	$383.8

[8] Non-GAAP and other financial measures (see Section 3.6).

CAE Annual Report 2012 | 59

Management’s Discussion and Analysis

Adjusted net debt9 higher than last year

The increase was mainly due to a higher net debt resulting from the issuance of US$150.0 million of senior notes in a private placement during the year and the effect of foreign exchange rate changes on long-term debt, in addition to a decrease in long-term obligations under finance leases mainly as a result of repayments.

Adjusted net debt
		As at March 31	As at March 31
(amounts in millions)		2012	2011
Current portion of long-term debt		$136.0	$86.2
Long-term debt		685.6	574.0
Less:	Cash and cash equivalents	(287.3)	(276.4)
Less:	Obligations under finance leases	(142.9)	(183.3)
Adjusted net debt		$391.4	$200.5

Total equity increased by $109.3 million this year

The increase in equity was mainly due to net earnings of $182.0 million, partially offset by a defined benefit plan actuarial loss adjustment of $47.5 million and dividends of $33.4 million.

Outstanding share data

Our articles of incorporation authorize the issue of an unlimited number of common shares and an unlimited number of preferred shares issued in series. We had a total of 258,266,295 common shares issued and outstanding as at March 31, 2012 with total share capital of $454.5 million.

As at April 30, 2012, we had a total of 258,395,244 common shares issued and outstanding.

Dividend policy

We paid a dividend of $0.04 per share in each quarter of fiscal 2012. These dividends were eligible under the Income Tax Act (Canada) and its provincial equivalents.

Our Board of Directors has the discretion to set the amount and timing of any dividend. The Board reviews the dividend policy once a year based on the cash requirements of our operating activities, liquidity requirements and projected financial position. We expect to declare dividends of approximately $41.3 million in fiscal 2013 based on our current dividend policy and the 258 million common shares outstanding as at March 31, 2012.

Guarantees

We issued letters of credit and performance guarantees for $127.7 million in the normal course of business this year which are not recognized in the consolidated statement of financial position, compared to $153.7 million last fiscal year. The amount was lower this year due to a decrease in advance payment obligations.

Pension obligations

We maintain defined benefit and defined contribution pension plans. We expect to contribute approximately $13.2 million more than the annual required contribution for current services to satisfy a portion of the underfunded liability of the defined benefit pension plan. Contributions necessary to fund our pension obligations have been increasing mainly as a result of modest long-term bond returns, market performance and a change in the mortality assumptions used.

7.2 Off balance sheet arrangements

Prior to the adoption of IFRS, certain sale and leaseback transactions entered into as part of our TS/C operations were classified as operating leases and were off balance sheet obligations. Since the adoption of IFRS, most of these sale and leaseback transactions are classified as finance leases and their obligations are now included in the consolidated statement of financial position. Note 2 to the consolidated financial statements provides more details about the adjustments for these arrangements.

Most of our current off balance sheet obligations are from obligations related to operating leases from:

  The operation of a training centre for the MSH project with the U.K. Ministry of Defence to provide simulation training services. The operating lease commitments are between the operating company, which has the service agreement with the U.K. Ministry of Defence, and the asset company, which owns the assets. These leases are non recourse to us;

  Certain buildings that are leased throughout our network of training and production facilities in the normal course of business.

You can find more details about operating lease commitments in Note 27 to the consolidated financial statements.

9 Non-GAAP and other financial measures (see Section 3.6).

60	| CAE Annual Report 2012

Management’s Discussion and Analysis

In the normal course of business, we are involved in a program in which we sell undivided interests in certain of our accounts receivable and contracts in progress assets (current financial assets program) to third parties for cash consideration for amounts up to $150.0 million without recourse to CAE. We continue to act as a collection agent. These transactions are accounted for when we have considered to have surrendered control over the transferred accounts receivable and contracts in progress assets. Certain contracts in progress assets sold through the program are not eligible for de-recognition and the cash consideration received for these assets is classified in the current portion of long-term debt. As at March 31, 2012, $81.5 million (2011 – $54.4 million) and $54.2 million (2011 –$37.4 million) of specific accounts receivable and contracts in progress assets respectively were sold to financial institutions pursuant to these agreements.

7.3 Financial instruments

We are exposed to various financial risks in the normal course of business. We enter into forward and swap contracts to manage our exposure to fluctuations in foreign exchange rates, interest rates and changes in share price which have an effect on our share-based payments costs. We also continually assess whether the derivatives we use in hedging transactions are effective in offsetting changes in fair value or cash flows of hedged items. We enter into these transactions to reduce our exposure to risk and volatility, and not for speculative reasons. We only deal with highly rated counterparties.

Classification of financial instruments

We have made the following classifications for our financial instruments:

  Cash and cash equivalents, restricted cash and all derivative instruments, except for derivatives designated as effective hedging instruments, are classified as fair value through profit and loss (FVTPL);

  Accounts receivable, qualifying contracts in progress, non-current receivables and advances are classified as loans and receivables, except for those that we intend to sell immediately or in the near term, which are classified as FVTPL;

  Portfolio investments are classified as available-for sale;

  Accounts payable and accrued liabilities and long-term debt, including interest payable, as well as finance leases, are classified as other financial liabilities, all of which are measured at amortized cost using the effective interest rate method;

  To date, we have not classified any financial assets as held-to maturity.

Fair value of financial instruments

The fair value of a financial instrument is the amount at which the financial instrument could be exchanged in an arm’s-length transaction between knowledgeable and willing parties under no compulsion to act. The fair value of a financial instrument is determined by reference to the available market information at the reporting date. When no active market exists for a financial instrument, we determine the fair value of that instrument based on valuation methodologies as discussed below. In determining assumptions required under a valuation model, we primarily use external, readily observable market data inputs. Assumptions or inputs that are not based on observable market data incorporate our best estimates of market participant assumptions, and are used when external data is not available. Counterparty credit risk and the fair values of our own credit risk have been taken into account in estimating the fair value of all financial assets and financial liabilities, including derivatives.

We used the following assumptions and valuation methodologies to estimate the fair value of financial instruments:

  The fair value of cash and cash equivalents, restricted cash, accounts receivable, contracts in progress, accounts payable and accrued liabilities approximate their carrying values due to their short-term maturities;

  The fair value of finance lease obligations are estimated using the discounted cash flow method;

  The fair value of long-term debt, long-term obligations and non-current receivables (including advances) are estimated based on discounted cash flows using current interest rates for instruments with similar terms and remaining maturities;

  The fair value of derivative instruments (including forward contracts, swap agreements and embedded derivatives with economic characteristics and risks that are not clearly and closely related to those of the host contract) are determined using valuation techniques and are calculated as the present value of the estimated future cash flows using an appropriate interest rate yield curve and foreign exchange rate, adjusted for CAE’s and the counterparty’s credit risk. Assumptions are based on market conditions prevailing at each reporting date. Derivative instruments reflect the estimated amounts that we would receive or pay to settle the contracts at the reporting date;

  The fair value of available-for-sale investments, if any, which do not have readily available market value, but for which fair value can be reliably measured, is estimated using a discounted cash flow model, which includes some assumptions that are not supportable by observable market prices or rates.

  description of the fair value hierarchy is discussed in Note 29 of our consolidated financial statements.

Financial risk management

Due to the nature of the activities that we carry out and as a result of holding financial instruments, we are exposed to credit risk, liquidity risk and market risk, including foreign currency risk and interest rate risk. Our exposure to credit risk, liquidity risk and market risk is managed within risk management parameters approved by the board of directors. These risk management parameters remain unchanged since the previous period, unless otherwise indicated.

We use derivative instruments to manage market risk against the volatility in foreign exchange rates, interest rates and share-based payments in order to minimize their impact on our results and financial position.

CAE Annual Report 2012 | 61

Management’s Discussion and Analysis

Embedded derivatives are recorded at fair value separately from the host contract when their economic characteristics and risks are not clearly and closely related to those of the host contract. We may enter into freestanding derivative instruments which are not eligible for hedge accounting, to offset the foreign exchange exposure of embedded foreign currency derivatives. In such circumstances, both derivatives are carried at fair value at each statement of financial position date with the change in fair value recorded in consolidated net income.

Our policy is not to utilize any derivative financial instruments for trading or speculative purposes. We may choose to designate derivative instruments, either freestanding or embedded, as hedging items. This process consists of matching derivative hedging instruments to specific assets and liabilities or to specific firm commitments or forecasted transactions. To some extent, we use non-derivative financial liabilities to hedge foreign currency exchange rate risk exposures.

Credit risk

Credit risk is defined as our exposure to a financial loss if a debtor fails to meet its obligations in accordance with the terms and conditions of its arrangements with us. We are exposed to credit risk on our accounts receivable and certain other assets through our normal commercial activities. We are also exposed to credit risk through our normal treasury activities on our cash and cash equivalents and derivative financial assets.

Credit risks arising from our normal commercial activities are managed in regards to customer credit risk. An allowance for doubtful accounts is established when there is a reasonable expectation that we will not be able to collect all amounts due according to the original terms of the receivables (see Note 5 of the consolidated financial statements). When a trade receivable is uncollectible, it is written-off against the allowance account for trade receivables. Subsequent recoveries of amounts previously written-off are recognized in income.

Our customers are primarily established companies with publicly available credit ratings and government agencies, which facilitates risk monitoring. In addition, we typically receive substantial non-refundable advance payments for construction contracts. We closely monitor our exposure to major airlines in order to mitigate our risk to the extent possible. Furthermore, our trade accounts receivable are not concentrated with specific customers but are held from a wide range of commercial and government organizations. As well, our credit exposure is further reduced by the sale of certain of our accounts receivable and contracts in progress assets to third-party financial institutions for cash consideration on a non-recourse basis (current financial assets program). We do not hold any collateral as security. The credit risk on cash and cash equivalents is mitigated by the fact that they are in place with a diverse group of major Japanese, North American and European financial institutions.

We are exposed to credit risk in the event of non-performance by counterparties to our derivative financial instruments. We use several measures to minimize this exposure. First, we enter into contracts with counterparties that are of high-credit quality (mainly A-rated or better). We signed International Swaps & Derivatives Association, Inc. (ISDA) Master Agreements with the majority of counterparties with whom we trade derivative financial instruments. These agreements make it possible to apply full netting when a contracting party defaults on the agreement, for each of the transactions covered by the agreement and in force at the time of default. Also, collateral or other security to support derivative financial instruments subject to credit risk can be requested by us or our counterparties (or both parties, if need be) when the net balance of gains and losses on each transaction exceeds a threshold defined in the ISDA Master Agreement. Finally, we monitor the credit standing of counterparties on a regular basis to help minimize credit risk exposure.

The carrying amounts presented in Note 5 and Note 29 of the consolidated financial statements represent the maximum exposure to credit risk for each respective financial asset as at the relevant dates.

Liquidity risk

Liquidity risk is defined as the potential that we cannot meet our cash obligations as they become due.

We manage this risk by establishing cash forecasts, as well as long-term operating and strategic plans. The management of consolidated liquidity requires a regular monitoring of expected cash inflows and outflows which is achieved through a forecast of our consolidated liquidity position, for adequacy and efficient use of cash resources. Liquidity adequacy is assessed in view of seasonal needs, growth requirements and capital expenditures, and the maturity profile of indebtedness, including off balance sheet obligations. We manage our liquidity risk to maintain sufficient liquid financial resources to fund our operations and meet our commitments and obligations. In managing our liquidity risk, we have access to a revolving unsecured credit facility of US$450.0 million, with an option, subject to the lender’s consent, to increase to a total amount of up to US$650.0 million. As well, we have agreements to sell certain of our accounts receivable and contracts in progress assets for an amount up to $150.0 million (current financial assets program). We also regularly monitor any financing opportunities to optimize our capital structure and maintain appropriate financial flexibility.

Market risk

Market risk is defined as our exposure to a gain or a loss in the value of our financial instruments as a result of changes in market prices, whether those changes are caused by factors specific to the individual financial instruments or its issuer, or factors affecting all similar financial instruments traded in the market. We are mainly exposed to foreign currency risk and interest rate risk.

Foreign currency risk

Foreign currency risk is defined as our exposure to a gain or a loss in the value of our financial instruments as a result of fluctuations in foreign exchange rates. We are exposed to foreign currency rate variability primarily in relation to certain sale commitments, expected purchase transactions and debt denominated in a foreign currency. As well, most of our foreign operations’ functional currencies are other than the Canadian dollar (in particular the U.S. dollar [USD], euro [€] and British pounds [GBP or £]). Our related

62	| CAE Annual Report 2012

Management’s Discussion and Analysis

exposure to the foreign currency rates is primarily through cash and cash equivalents and other working capital elements of these foreign operations.

We also mitigate foreign currency risks by having our foreign operations transact in their functional currency for material procurement, sale contracts and financing activities.

We use forward foreign currency contracts and foreign currency swap agreements to manage our exposure from transactions in foreign currencies and to synthetically modify the currency of exposure of certain financial position items. These transactions include forecasted transactions and firm commitments denominated in foreign currencies.

Our foreign currency hedging programs are typically unaffected by changes in market conditions, as related derivative financial instruments are generally held-to-maturity, consistent with the objective to fix currency rates on the hedged item.

Foreign currency sensitivity analysis

Foreign currency risk arises on financial instruments that are denominated in a foreign currency. Assuming a reasonably possible strengthening of 5% in the relevant foreign currencies against the Canadian dollar for the year ended March 31, 2012, the pre-tax effects on net income would have been a negative net adjustment of $1.0 million (2011 – negative net adjustment of $4.9 million) and a negative net adjustment of $39.4 million (2011 – negative net adjustment of $23.0 million) on other comprehensive income (OCI).

Interest rate risk

Interest rate risk is defined as our exposure to a gain or a loss to the value of our financial instruments as a result of fluctuations in interest rates. We bear some interest rate fluctuation risk on our floating rate long-term debt and some fair value risk on our fixed interest long-term debt. We mainly manage interest rate risk by fixing project-specific floating rate debt in order to reduce cash flow variability. We also have a floating rate debt through an unhedged bank borrowing, a specific fair value hedge and other asset-specific floating rate debt. A mix of fixed and floating interest rate debt is sought to reduce the net impact of fluctuating interest rates. Derivative financial instruments used to synthetically convert interest rate exposures are mainly interest rate swap agreements.

We use financial instruments to manage our exposure to changing interest rates and to adjust our mix of fixed and floating interest rate debt on long-term debt. The mix was 77% fixed-rate and 23% floating-rate at the end of this year (2011 – 74% fixed rate and 26% floating rate).

Our interest rate hedging programs are typically unaffected by changes in market conditions, as related derivative financial instruments are generally held-to-maturity to establish asset and liability management matching, consistent with the objective to reduce risks arising from interest rate movements. As a result, the changes in variable interest rates do not have a significant impact on net income and OCI.

Interest rate risk sensitivity analysis

In fiscal 2012 and fiscal 2011, a 1% increase/decrease in the interest rate would not have a significant impact on our net income and OCI.

Share-based payments cost

We have entered into equity swap agreements with a major Canadian financial institution to reduce our cash and income exposure to fluctuations in our share price relating to the Deferred Share Unit (DSU) and Long-Term Incentive Deferred Share Unit (LTI-DSU) programs. Pursuant to the agreement, we receive the economic benefit of dividends and share price appreciation while providing payments to the financial institution for the institution’s cost of funds and any share price depreciation. The net effect of the equity swaps partly offset movements in our share price impacting the cost of the DSU and LTI-DSU programs and is reset monthly. As at March 31, 2012, the equity swap agreements covered 2,500,000 of our common shares (2011 – 2,755,000).

Hedge of net investments in foreign operations

As at March 31, 2012, we have designated a portion of our senior notes totalling US$192.8 million (2011 – US$105.0 million) as a hedge of net investments in foreign operations. Gains or losses on the translation of the designated portion of our senior notes are recognized in OCI to offset any foreign exchange gains or losses on translation of the financial statements of foreign operations.

We have determined that there is no concentration of risks arising from financial instruments and estimated that the information disclosed above is representative of our exposure to risk during the period.

Refer to the Consolidated Statements of Comprehensive Income for the total amount of the change in fair value of financial instruments designated as cash flow hedges recognized in income for the period and total amount of gains and losses recognized in OCI and to Note 29 of the consolidated financial statements for the classification of financial instruments.

CAE Annual Report 2012 | 63

Management’s Discussion and Analysis

8. BUSINESS COMBINATIONS

Fiscal 2012 acquisitions

As at March 31, 2012, we entered into business combination transactions for a total cost of $131.4 million.

An amount of $0.7 million of acquisition-related costs was included in general and administrative expenses in the consolidated income statement for the year ended March 31, 2012.

Medical Education Technologies, Inc.

In August 2011, we acquired 100% of the shares of Medical Education Technologies, Inc. (METI). With this acquisition, we gain global market access, expand our product and services offering and acquired simulation-based technology for healthcare.

The fair value of the acquired identifiable intangible assets of $39.0 million (including technology and customer relationships) is still provisional for the period ended March 31, 2012, and will be until the valuations for those assets are finalized. Preliminary goodwill of $99.1 million arising from the acquisition of METI is attributable to the advantages gained, which include:

  A platform that immediately propels us to an important position by providing access to the human patient simulator segment, a significant segment of the overall healthcare simulation market;

  An expanded customer base for CAE Healthcare, enabling the offering of the existing portfolio of solutions to a much broader market;

  An experienced management team with subject matter expertise and industry know-how.

The fair value of the acquired accounts receivable was $9.7 million. Gross contractual amounts receivable amount to $10.5 million, but $0.8 million of this amount is not expected to be collected.

The revenue and operating profit included in the consolidated income statement from METI since the acquisition date is $35.9 million and $0.6 million respectively. Had METI been consolidated from April 1, 2011, the consolidated income statement would have shown additional revenue and operating profit from METI of $31.0 million and $1.8 million respectively. These pro-forma amounts are estimated based on the operations of the acquired business prior to the business combination, but are adjusted to reflect our accounting policies where significant. The amounts are provided as supplemental information and are not necessarily indicative of future performance.

Haptica Limited

In July 2011, we acquired the assets and intellectual property of Haptica Limited (Haptica). The acquisition serves to add to CAE Healthcare’s surgical solution offering.

The fair value of the acquired identifiable assets amounted to $0.7 million (including technology and intellectual property rights) and no goodwill is recognized from this acquisition.

Flight Simulator-Capital L.P.

In March 2012, we acquired the outstanding 80.5% of the interests in Flight Simulator-Capital L.P. (Simucap) that we previously did not own. With this acquisition, we own 100% of the units of Simucap. The acquisition provides us with control of a financing vehicle that offers lease financing for our civil flight simulators and access to financing of up to 85% of the equipment value available from Export Development Canada. The structure allows us to provide more financing alternatives to customers. No goodwill is recognized from this acquisition.

Other

Adjustments to the determination of the net identifiable assets acquired and liabilities assumed for certain fiscal 2011 acquisitions were also completed during the fiscal year and resulted in an adjustment to goodwill of nil. Remaining additional consideration outstanding for previous years’ acquisitions amounts to $9.0 million which is contingent on certain conditions being satisfied.

A summary of the total net assets of all acquisitions is included in Note 3 of our consolidated financial statements.

64	| CAE Annual Report 2012

Management’s Discussion and Analysis

9. EVENTS AFTER THE REPORTING PERIOD

Oxford Aviation Academy Luxembourg S. à r. l.

On May 16, 2012, we acquired 100% of the shares of Oxford Aviation Academy Luxembourg S. à r. l. (OAA) for total consideration of $314.3 million. OAA is a provider of aviation training and crew sourcing services. With this acquisition, we strengthen our leadership and global reach in civil aviation training by increasing our training centre footprint, growing our flight academy network and extending our portfolio of aviation training solutions. Management considers it impracticable to disclose information about the fair value of the net assets acquired since the findings of the valuation exercise are not yet available. The acquisition of OAA was financed through a senior unsecured credit facility.

No revenue or operating profit from OAA was included in our consolidated income statement as at March 31, 2012.

Restructuring

We announced restructuring measures on May 23, 2012 which are designed to refocus our resources and capabilities in response to a change in our defence market. Under these measures, our current workforce is being reduced by approximately 300 employees worldwide.

10. BUSINESS RISK AND UNCERTAINTY

We operate in several industry segments that have various risks and uncertainties. Management and the Board discuss the principal risks facing our business, particularly during the annual strategic planning and budgeting processes. The risks and uncertainties described below are risks that could materially affect our business, financial condition and results of operation. These risks are categorized as industry-related risks, risks specific to CAE and risks related to the current market environment. These are not necessarily the only risks we face; additional risks and uncertainties that are presently unknown to us or that we may currently deem immaterial may adversely affect our business.

Management attempts to mitigate risks that may affect our future performance through a process of identifying, assessing, reporting and managing risks that are significant from a corporate perspective.

10.1 Risks relating to the industry

Competition

We sell our simulation equipment and training services in highly competitive markets. New entrants are emerging and others are positioning themselves to try to take greater market share. Some of our competitors are larger than we are, and have greater financial, technical, marketing, manufacturing and distribution resources. In addition, some competitors have well-established relationships with, or are important suppliers to, aircraft manufacturers, airlines and governments, which may give them an advantage when competing for projects for these organizations. In particular, we face competition from Boeing, which has pricing and other competitive advantages over us with respect to training, update and maintenance services related to Boeing aircraft simulators. Boeing has a licencing model for new Boeing civil aircraft simulators which includes a requirement for simulator manufacturers and service training operators to pay Boeing a royalty to manufacture, update or upgrade a simulator, and to provide training services on new Boeing simulators.

Some OEMs may be interested in deepening their services offered to their customers for training services. OEMs have certain advantages in competing with independent training service providers. An OEM controls the pricing for the data, parts and equipment packages that are often required to manufacture a simulator based on that OEM’s aircraft, which in turn is a critical capital cost for any simulation-based training service provider. Some OEMs may be in a position to demand licence royalties to permit the manufacturing of simulators based on the OEM’s aircraft, and/or to permit any training on such simulators. CAE also has some advantages, including being a simulator manufacturer, sometimes being able to replicate aircraft without data, parts and equipment packages from an OEM, and owning a diversified training network that includes joint ventures with large airline operators which are aircraft customers for some OEMs. To mitigate the foregoing risks, we work on value-added business propositions to various OEMs. We have recently, as announced in fiscal 2012, extended our business relationships with OEMs such as Augusta Westland, Bombardier, Bell Helicopter and others. We also regularly work with other OEMs on business opportunities related to equipment and training services.

We obtain most of our contracts through competitive bidding processes that subject us to the risk of spending a substantial amount of time and effort on proposals for contracts that may not be awarded to us. We cannot be certain that we will continue to win contracts through competitive bidding processes at the same rate as we have in the past.

Periods of economic recession or credit constraints for civil market products lead to heightened competition for each available civil aircraft simulator sale. This in turn leads to a reduction in profit on sales won during such a period. Should such conditions occur, we could experience price and margin erosion.

Level and timing of defence spending

A significant portion of our revenue comes from sales to military customers around the world. In fiscal 2012, for example, sales by the SP/M and TS/M segments accounted for 49% of our revenue. We are either the primary contractor or a subcontractor for various programs by Canadian, U.S., European, and other foreign governments. If funding for a government program is cut, we could lose future revenue, which could have a negative effect on our operations. If countries we have contracts with significantly lower their military spending, there could be a material negative effect on our sales and earnings. We are experiencing longer and delayed procurement processes in mature markets, such as the U.S. and Europe, which impacts the timing of contract awards and results in delayed recognition of revenue.

CAE Annual Report 2012 | 65

Management’s Discussion and Analysis

Government-funded military programs

Like most companies that supply products and services to governments, we can be audited and reviewed from time to time. Any adjustments that result from government audits and reviews may have a negative effect on our results of operations. Some costs may not be reimbursed or allowed in negotiations of fixed-price contracts. As a result, we may also be subject to a higher risk of legal actions and liabilities than companies that cater only to the private sector, which could have a materially negative effect on our operations.

Civil aviation industry

A significant portion of our revenue comes from supplying equipment and training services to the commercial and business airline industry.

If jet fuel prices attain high levels for a sustained period, there could be a greater impetus for airlines to replace older, less fuel-efficient aircraft. However, higher fuel costs could also limit the airlines’ available financial resources, and could potentially cause deliveries of new aircraft to be delayed or cancelled. Airlines may slow capacity growth or cut capacity should sustained high fuel costs make the availability of such capacity not economically viable. Such a reaction would negatively affect the demand for our training equipment and services.

Constraints in the credit market may reduce the ability of airlines and others to purchase new aircraft, negatively affecting the demand for our training equipment and services, and the purchase of our products.

We are also exposed to credit risk on accounts receivable from our customers. We have adopted policies to ensure we are not significantly exposed to any individual customer. Our policies include analyzing the financial position of our customers and regularly reviewing their credit quality. We also subscribe from time to time to credit insurance and, in some instances, require a bank letter of credit to secure our customers’ payments to us.

Regulatory rules imposed by aviation authorities

We are required to comply with regulations imposed by aviation authorities. These regulations may change without notice, which could disrupt our sales and operations. Any changes imposed by a regulatory agency, including changes to safety standards imposed by aviation authorities such as the U.S. Federal Aviation Administration, could mean we have to make unplanned modifications to our products and services, causing delays or resulting in cancelled sales. We cannot predict the impact that changing laws or regulations might have on our operations. Any changes could have a materially negative effect on our results of operations or financial condition.

Sales or licences of certain CAE products require regulatory approvals and compliance

The sale or licence of many of our products is subject to regulatory controls. These can prevent us from selling to certain countries and require us to obtain from one or more governments an export licence or other approvals to sell certain technology such as military related simulators or other training equipment, including military data or parts. These regulations change often and we cannot be certain that we will be permitted to sell or license certain products to customers, which could cause a potential loss of revenue for us.

If we fail to comply with government laws and regulations related to export controls and national security requirements, we could be suspended or barred from government contracts or subcontracts for a period of time, which would negatively affect our revenue from operations and profitability, and could have a negative effect on our reputation and ability to procure other government contracts in the future.

10.2 Risks relating to the Company

Product evolution

The civil aviation and military markets in which we operate are characterized by changes in customer requirements, new aircraft models and evolving industry standards. If we do not accurately predict the needs of our existing and prospective customers or develop product enhancements that address evolving standards and technologies, we may lose current customers and be unable to bring on new customers. This could reduce our revenue. The evolution of the technology could also have an impact on the value of our fleet of FFSs.

Research and development activities

We carry out some of our R&D initiatives with the financial support of government, including the Government of Québec through Investissements Québec (IQ) and the Government of Canada through SADI. We may not, in the future, be able to replace these existing programs with other government risk-sharing programs of comparable benefit to us, which could have a negative impact on our financial performance and research and development activities.

We receive investment tax credits on eligible R&D activities that we undertake in Canada from the federal government and investment tax credits on eligible R&D activities that we undertake in Québec from the provincial government. The credits we receive are based on federal and provincial legislation currently enacted. The investment tax credits available to us can be reduced by changes to the respective governments’ legislation which could have a negative impact on our financial performance and research and development activities.

Fixed-price and long-term supply contracts

We provide our products and services mainly through fixed-price contracts that require us to absorb cost overruns, even though it can be difficult to estimate all of the costs associated with these contracts or to accurately project the level of sales we may ultimately achieve. In addition, a number of contracts to supply equipment and services to commercial airlines and defence organizations are long-term agreements that run up to 20 years. While some of these contracts can be adjusted for increases in inflation and costs, the adjustments may not fully offset the increases, which could negatively affect the results of our operations.

66	| CAE Annual Report 2012

Management’s Discussion and Analysis

Procurement and OEMs encroachment

We are required to procure data, parts, equipment and many other inputs from a wide variety of OEMs and sub-contractors. We are not always able to find two or more sources for inputs we need, and in the case of specific aircraft simulators and other training equipment, significant inputs can only be sole sourced. We may therefore be vulnerable to delivery schedule delays, the financial condition of the sole-source suppliers and their willingness to deal with us. Within their corporate groups, some sole-source suppliers include businesses that compete with parts of our business.

Warranty or other product-related claims

We manufacture simulators that are highly complex and sophisticated. These may contain defects that are difficult to detect and correct. If our products fail to operate correctly or have errors, there could be warranty claims or we could lose customers. Correcting these defects could require significant capital investment. If a defective product is integrated into our customer’s equipment, we could face product liability claims based on damages to the customer’s equipment. Any claims, errors or failures could have a negative effect on our operating results and business. We cannot be certain that our insurance coverage will be sufficient to cover one or more substantial claims.

Product integration and program management risk

Our business could be negatively affected if our products do not successfully integrate or operate with other sophisticated software, hardware, computing and communications systems that are also continually evolving. If we experience difficulties on a project or do not meet project milestones, we may have to devote more engineering and other resources than originally anticipated. While we believe we have recorded adequate provisions for risks of losses on fixed-price contracts, it is possible that fixed-price and long-term supply contracts could subject us to additional losses that exceed obligations under the terms of the contracts.

Protection of intellectual property

We rely in part on trade secrets and contractual restrictions, such as confidentiality agreements and licenses, to establish and protect our proprietary rights. These may not be effective in preventing a misuse of our technology or in deterring others from developing similar technologies. We may be limited in our ability to acquire or enforce our intellectual property rights in some countries.

Intellectual property

Our products contain sophisticated software and computer systems that are supplied to us by third parties. These may not always be available to us. Our production of simulators often depends on receiving confidential or proprietary data on the functions, design and performance of a product or system that our simulators are intended to simulate. We may not be able to obtain this data on reasonable terms, or at all.

Infringement claims could be brought against us or against our customers. We may not be successful in defending these claims and we may not be able to develop processes that do not infringe on the rights of third parties, or obtain licenses on terms that are commercially acceptable, if at all.

Litigation related to our intellectual property rights could be lengthy and costly and could negatively affect our operations or financial results, whether or not we are successful in defending a claim.

Key personnel

Our continued success will depend in part on our ability to retain and attract key personnel with the relevant skills, expertise and experience. Our compensation policy is designed to mitigate this risk.

Environmental liabilities

We use, generate, store, handle and dispose of hazardous materials at our operations, and used to at some of our discontinued or sold operations. Past operators at some of our sites also carried out these activities.

New laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination, new clean-up requirements or claims on environmental indemnities we have given may result in us having to incur substantial costs. This could have a materially negative effect on our financial condition and results of operations.

We have made provisions for claims we know about and remediation we expect will be required, but there is a risk that our provisions are not sufficient.

In addition, our discontinued operations are largely uninsured against such claims, so an unexpectedly large environmental claim against a discontinued operation could reduce our profitability in the future.

Liability claims arising from casualty losses

Because of the nature of our business, we may be subject to liability claims, including claims for serious personal injury or death, arising from:

  Accidents or disasters involving training equipment we have sold or aircraft for which we have provided training equipment or services;

  Our pilot provisioning;

  Our live flight training operations.

We may also be subject to product liability claims relating to equipment and services that our discontinued operations sold in the past. We cannot be certain that our insurance coverage will be sufficient to cover one or more substantial claims.

Integration of acquired businesses

The success of our acquisitions depends on our ability to crystallize synergies both in terms of successfully marketing our broadened product offering as well as efficiently consolidating the operations of the acquired businesses into our existing operations.

CAE Annual Report 2012 | 67

Management’s Discussion and Analysis

Our ability to penetrate new markets

We are attempting to leverage our knowledge, experience and best practices in simulation-based aviation training and optimization to penetrate the new markets of simulation-based training in healthcare and mining.

As we enter these new markets, unforeseen difficulties and expenditures could arise, which may have an adverse effect on our operations, profitability and reputation. Penetrating new markets is inherently more difficult than managing within our already established core markets. The risks associated with entering new markets are greater; however, we believe there is potential for CAE to develop material revenues in these new business areas over the long term.

Enterprise resource planning

We are investing time and money in an ERP system. If the system does not operate as expected or when expected, it may be difficult for us to claim compensation or correction from any third party. We may not be able to realize the expected value of the system and this may have a negative effect on our operations, profitability and reputation.

Length of sales cycle

The sales cycle for our products and services is long and unpredictable, ranging from 6 to 18 months for civil aviation applications and from 6 to 24 months or longer for military applications. During the time when customers are evaluating our products and services, we may incur expenses and management time. Making these expenditures in a quarter that has no corresponding revenue will affect our operating results and could increase the volatility of our share price. We may pre-build certain products in anticipation of orders to come and to facilitate a faster delivery schedule to gain competitive advantage; if orders for those products do not materialize when expected, we have to carry the pre-built product in inventory for a period of time until a sale is realized.

Reliance on technology

We depend on information technology networks and systems to process, transmit and store electronic data and financial information, to manage business operations and to comply with regulatory, legal, national security, contractual and tax requirements. In addition, our business requires the appropriate and secure utilization of sensitive and confidential information belonging to third parties such as aircraft OEMs and national defence forces. An information technology system failure or breach of data security could disrupt our operations, cause the loss of business information, compromise confidential information, require significant management attention and resources and could have a material adverse effect on our operations, reputation and financial performance. We have in place security controls, policy enforcement mechanisms and monitoring systems in order to address potential threats.

10.3 Risks relating to the market

Foreign exchange

Our operations are global with nearly 90% of our revenue generated in foreign currencies, mainly the U.S. dollar, the euro and the British pound. Our revenue is divided approximately one-third in each of the U.S, Europe and the rest of the world.

Our Canadian operations generate approximately 38% of our revenues with a large portion of our operating costs in Canadian dollars. When the Canadian dollar increases in value, it negatively affects our foreign currency-denominated revenue and hence our financial results. When the Canadian dollar decreases in value, it negatively affects our foreign currency-denominated costs and our competitive position compared to other equipment manufacturers in jurisdictions where operating costs are lower. We have various hedging programs to partially offset this exposure. However, our currency hedging activities do not entirely mitigate foreign exchange risk and provide only short-term offsetting benefits.

Business conducted through our foreign operations, mainly Military and Civil training and services, are substantially based in local currencies. A natural hedge exists by virtue of revenues and operating expenses being in like currencies. However, we face unhedged currency translation exposure with these operations since we consolidate results in Canadian dollars for financial reporting purposes. Devaluation of foreign currencies against the Canadian dollar, for example volatility in the Euro currency as a result of European economic austerity measures and credit market conditions, would have a negative translation impact.

Availability of capital

Our main credit facility, which was refinanced in April 2011, is up for renewal in April 2015. We cannot determine at this time whether the credit facility will be renewed at the same cost, for the same duration and on similar terms as were previously available.

Pension plans

Pension funding is based on actuarial estimates and is subject to limitations under applicable income tax and other regulations. Actuarial estimates prepared during the year were based on assumptions related to projected employee compensation levels at the time of retirement and the anticipated long-term rate of return on pension plan assets. The actuarial funding valuation reports determine the amount of cash contributions that we are required to contribute into the registered retirement plans. Our latest pension funding reports show the pension plans to be in a solvency deficit position. Therefore, we are required to make cash funding contributions. If this reduced level of pension fund assets persists to the date of the next funding valuations, we will be required to increase our cash funding contributions, reducing the availability of such funds for other corporate purposes.

Doing business in foreign countries

We have operations in over 25 countries and sell our products and services to customers around the world. Sales to customers outside Canada and the U.S. made up approximately 55% of revenue in fiscal 2012. We expect sales outside Canada and the U.S. to continue to represent a significant portion of revenue in the foreseeable future. As a result, we are subject to the risks of doing business internationally.

68	| CAE Annual Report 2012

Management’s Discussion and Analysis

These are the main risks we are facing:

  Change in laws and regulations;

  Tariffs, embargoes, controls and other restrictions;

  General changes in economic and geopolitical conditions;

  Complexity and risks of using foreign representatives and consultants.

11. RELATED PARTY TRANSACTIONS

A list of principal investments which significantly impact our results or assets is presented in Note 32 of our consolidated financial statements.

The following transactions are carried out in the normal course of business with related parties which include joint ventures and our joint venture partners:

As at March 31
(amounts in millions)	2012	2011
Current amounts owed from
Portion attributable to the interest of the other venturers	$37.8	$16.1
Other	0.3	0.5
Current amounts owed to
Portion attributable to the interest of the other venturers	$13.2	$11.2
Other	0.6	0.7
Non-current amounts owed from
Portion attributable to the interest of the other venturers	$10.0	$0.4

Years ended March 31
(amounts in millions)	2012	2011
Sales of products and services
Portion attributable to the interest of the other venturers	$105.8	$55.9
Other	6.8	7.1
Purchases of products and services, and other
Portion attributable to the interest of the other venturers	$16.1	$28.8
Other	4.5	8.7
Other income transactions
Portion attributable to the interest of the other venturers	$9.8	$-

The non-current amounts owed from related parties are obligations under finance leases maturing in October 2022 which carry an interest rate of 5.14% per annum. There are no provisions held against any of the receivables from related parties as at March 31, 2012 (2011 – nil).

In addition, during fiscal 2012, transactions amounting to $2.1 million (2011 – $2.3 million) were made, at normal market prices, with organizations of which some of our directors are partners or officers.

Compensation of key management personnel

Key management personnel have the ability and responsibility to make major operational, financial and strategic decisions for the Company and include certain executive officers. The compensation paid or payable to key management for employee services is shown below:

Years ended March 31
(amounts in millions)	2012	2011
Salaries and other short-term employee benefits	$4.9	$5.1
Post-employment benefits	1.3	1.0
Termination benefits	1.5	-
Share-based payments	2.5	8.9
	$10.2	$15.0

CAE Annual Report 2012 | 69

Management’s Discussion and Analysis

12.	CHANGES IN ACCOUNTING STANDARDS
12.1	IFRS implementation

Effective April 1, 2010, we began reporting our financial results in accordance with IFRS. This MD&A should be read in conjunction with our consolidated financial statements for the year ended March 31, 2012, which were prepared in accordance with IFRS 1, First-time adoption of IFRS, as issued by the International Accounting Standards Board (IASB). The comparative figures for each period of the year ended March 31, 2011 have been restated to comply with IFRS. For details on the most significant adjustments to the consolidated financial statements, refer to Note 2 – First-time adoption of IFRS of our consolidated financial statements.

12.2 Future changes in accounting standards

Financial instruments

In November 2009, the IASB released IFRS 9, Financial Instruments, which is the first part of a three-part project to replace IAS 39, Financial Instruments: Recognition and Measurement. It addresses classification and measurement of financial assets and liabilities. IFRS 9 replaces the multiple category and measurement models of IAS 39 for debt instruments with a new mixed measurement model having two categories: amortized cost and fair value through profit or loss. Most of the requirements in IAS 39 for classification and measurement of financial liabilities were carried forward in IFRS 9. However, the portion of the changes in fair value related to our own credit risk must be presented in OCI rather than in income. IFRS 9 is effective for annual periods beginning on or after January 1, 2015, with earlier application permitted. We are currently evaluating the impact of the standard on its consolidated financial statements.

In October 2010, the IASB amended IFRS 7, Financial Instruments: Disclosures. IFRS 7 was amended to require quantitative and qualitative disclosures for transfers of financial assets where the transferred assets are not derecognized in their entirety or the transferor retains continuing managerial involvement. If a substantial portion of the total amount of the transfer activity occurs in the closing days of a reporting period, the amendment also requires disclosure of supplementary information. These amendments are effective for annual periods beginning on or after July 1, 2011, with earlier application permitted. We are currently evaluating the impact of the amendments on its consolidated financial statements.

Consolidation

In May 2011, the IASB released IFRS 10, Consolidated Financial Statements, which replaces SIC-12, Consolidation – Special Purpose Entities, and parts of IAS 27, Consolidated and Separate Financial Statements. The new standard builds on existing principles by identifying the concept of control as the determining factor in whether an entity should be included in a company’s consolidated financial statements. The standard provides additional guidance to assist in the determination of control where it is difficult to assess. IFRS 10 is effective for annual periods beginning on or after January 1, 2013, with earlier application permitted. We are currently evaluating the impact of the standard on its consolidated financial statements.

Joint arrangements

In May 2011, the IAS released IFRS 11, Joint Arrangements, which supersedes IAS 31, Interests in Joint Ventures, and SIC-13,

Jointly Controlled Entities – Non-monetary Contributions by Venturers. IFRS 11 focuses on the rights and obligations of a joint arrangement, rather than its legal form as is currently the case under IAS 31. The standard addresses inconsistencies in the reporting of joint arrangements by requiring the equity method to account for interest in jointly controlled entities. IFRS 11 is effective for annual periods beginning on or after January 1, 2013, with early application permitted. We currently use proportionate consolidation to account for interests in joint ventures, but must apply the equity method under IFRS 11. Under the equity method, our share of net assets, net income and OCI of joint ventures will be presented as one-line items on the statement of financial position, the statement of income and the statement of comprehensive income, respectively.

Disclosure of interests in other entities

In May 2011, the IASB released IFRS 12, Disclosure of Interests in Other Entities. IFRS 12 is a new and comprehensive standard on disclosure requirements for all forms of interests in other entities, including joint arrangements, associates and unconsolidated structured entities. The standard requires an entity to disclose information regarding the nature and risks associated with its interests in other entities and the effects of those interests in its financial position, financial performance and cash flows. IFRS 12 is effective for annual periods beginning on or after January 1, 2013, with earlier application permitted. We are currently evaluating the impact of the standard on its consolidated financial statements.

Fair value measurement

In May 2011, the IASB released IFRS 13, Fair Value Measurement. IFRS 13 defines fair value, sets out in a single IFRS a framework for measuring fair value and requires disclosures about fair value measurements. IFRS 13 applies when other IFRSs require or permit fair value measurements. It does not introduce any new requirements to measure an asset or a liability at fair value, change what is measured at fair value in IFRSs or address how to present changes in fair value. The standard is effective for annual periods beginning on or after January 1, 2013, with earlier application permitted. We are currently evaluating the impact of the standard on its consolidated financial statements.

70	| CAE Annual Report 2012

Management’s Discussion and Analysis

Employee benefits

In June 2011, the IASB amended IAS 19, Employee Benefit. IAS 19 is amended to reflect significant changes to recognition and measurement of defined benefit pension expense and termination benefits by the elimination of the option to defer the recognition of actuarial gains and losses (the corridor approach) and expand the disclosure requirements. These amendments are effective for years beginning on or after January 1, 2013, with earlier application permitted. We are currently evaluating the impact of these amendments on its consolidated financial statements.

Financial statement presentation

In June 2011, the IASB amended IAS 1, Financial Statement Presentation, to change the disclosure of items presented in OCI, including a requirement to separate items presented in OCI into two groups based on whether or not they may be recycled to profit or loss in the future. The amendments are effective for annual periods beginning on or after July 1, 2012. We are currently evaluating the impact of the amendments on its consolidated financial statements.

12.3 Use of judgements, estimates and assumptions

Because we prepare our consolidated financial statements in conformity with IFRS, we are required to make judgements, estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenues and expenses for the period reported. We also exercise judgement in applying our accounting policies. The areas involving a higher degree of judgement or complexity, or areas where assumption and estimates are significant to the consolidated financial statements are disclosed below. Actual results could differ from those estimates. We report changes to our estimates in the period in which they are identified.

Business combinations

Business combinations are accounted for in accordance with the acquisition method; thus, on the date that control is obtained. The acquiree’s identifiable assets, liabilities and contingent liabilities are measured at their fair value. Depending on the complexity of determining these valuations, we either consult with independent experts or develop the fair value internally by using appropriate valuation techniques which are generally based on a forecast of the total expected future net discounted cash flows. These evaluations are linked closely to the assumptions made by management regarding the future performance of the related assets and any changes in the discount rate applied.

Development costs

Development costs are recognized as intangible assets and are amortized over their useful lives when they meet the criteria for capitalization. Forecasted revenue and profitability for the relevant projects are used to assess compliance with the capitalization criteria and to assess the recoverable amount of the assets.

Impairment of non-financial assets

Our impairment test for goodwill is based on fair value less costs to sell calculations and uses valuation models such as the discounted cash flows model. The cash flows are derived from the plan approved by management for the next five years. Cash flow projections take into account past experience and represent management’s best estimate about future developments. Cash flows after the five-year period are extrapolated using estimated growth rates. Key assumptions which management has based its determination of fair value less costs to sell include estimated growth rates, post-tax discount rates and tax rates. The post-tax discount rates were derived from the respective cash generating units’ representative weighted average cost of capital which range from 8% to 12%. These estimates, including the methodology used, can have a material impact on the respective values and ultimately the amount of any goodwill impairment.

Likewise, whenever property, plant and equipment and intangible assets are tested for impairment, the determination of the assets’ recoverable amount involves the use of estimates by management and can have a material impact on the respective values and ultimately the amount of any impairment.

Provisions

In determining the amount of the provisions, assumptions and estimates are made in relation to discount rates, the expected costs and the expected timing of the costs.

Revenue recognition

We use the percentage-of-completion method in accounting for our fixed-price contracts to deliver services and manufacture products. Use of the percentage-of-completion method requires us to estimate the work performed to date as a proportion of the total work to be performed. Management conducts monthly reviews of its estimated costs to complete, percentage-of-completion estimates and revenues and margins recognized, on a contract-by-contract basis. The impact of any revisions in cost and earnings estimates is reflected in the period in which the need for a revision becomes known.

CAE Annual Report 2012 | 71

Management’s Discussion and Analysis

Defined benefit pension plans

The cost of defined benefit pension plans as well as the present value of the pension obligations is determined using actuarial valuations. The actuarial valuations involve making assumptions about discount rates, expected rates of return on assets, future salary increases, mortality rates and future pension increases. All assumptions are reviewed at each reporting date. Any changes in these assumptions will impact the carrying amount of pension obligations. In determining the appropriated discount rate management considers the interest rates of corporate bonds that are denominated in the currency in which the benefits will be paid with an AA/AAA rating, and that have terms to maturity approximating the terms of the related pension liability. The mortality rate is based on publicly available mortality tables for the specific country. Future salary increases and pension increases are based on expected future inflation rates for the specific country.

The expected return on plan assets is determined by considering the expected returns on the assets underlying the current investment policy applicable over to the period over which the obligation is to be settled. For the purpose of calculating the expected return on plan assets, historical and expected future returns were considered separately for each class of assets based on the asset allocation and the investment policy.

Other key assumptions for pension obligations are based, in part, on current market conditions. See note 15 of our consolidated financial statements for further details regarding assumptions used.

Share-based payments

We measure the cost of cash and equity-settled transactions with employees by reference to the fair value of the related instruments at the date at which they are granted. Estimating fair value for share-based payments requires determining the most appropriate valuation model for a grant, which is dependent on the terms and conditions of the grant. This also requires making assumptions and determining the most appropriate inputs to the valuation model including the expected life of the option, volatility and dividend yield.

Income taxes

We are subject to income tax laws in numerous jurisdictions. Judgement is required in determining the worldwide provision for income taxes. The determination of tax liabilities and assets involve certain uncertainties in the interpretation of complex tax regulations. We provide for potential tax liabilities based on the probability weighted average of the possible outcomes. Differences between actual results and those estimates could have an effect on the income tax liabilities and deferred tax liabilities in the period in which such determinations are made.

Deferred tax assets are recognized to the extent that it is more likely than not that taxable profit will be available against the losses that can be utilised. Significant management judgment is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and the level of future taxable profits together with future tax planning strategies. The recorded amount of total deferred tax assets could be altered if estimates of projected future taxable income and benefits from available tax strategies are lowered, or if changes in current tax regulations are enacted that impose restrictions on the timing or extent of our ability to utilise future tax benefits.

Government assistance repayments

In determining the amount of repayable government assistance, assumptions and estimates are made in relation to discount rates, expected revenues and the expected timing of revenues, when relevant. Revenue projections take into account past experience and represent management’s best estimate about the future. Revenues after a five-year period are extrapolated using estimated growth rates depending on the estimated timing of repayments. The estimated repayments are discounted using average rates ranging from 8.5% to 13.0% based on terms of similar financial instruments. These estimates along with the methodology used to derive the estimates can have a material impact on the respective values and ultimately any repayable obligation in relation to government assistance. A 1% increase to the growth rates would increase the royalty obligation at March 31, 2012 by approximately $8.2 million.

13. CONTROLS AND PROCEDURES

The internal auditor reports regularly to management on any weaknesses it finds in our internal controls and these reports are reviewed by the Audit Committee.

In accordance with National Instrument 52-109 issued by the Canadian Securities Administrators (CSA), certificates signed by the President and Chief Executive Officer (CEO) and the Chief Financial Officer (CFO) have been filed. These filings certify the appropriateness of our disclosure controls and procedures and the design and effectiveness of the internal controls over financial reporting.

13.1 Evaluation of disclosure controls and procedures

Our disclosure controls and procedures are designed to provide reasonable assurance that information is accumulated and communicated to our President and CEO and CFO and other members of management, so we can make timely decisions about required disclosure.

Under the supervision of the President and CEO and the CFO, management evaluated the effectiveness of our disclosure controls and procedures, as defined in Rule 13a-15(e) and 15d-15(e) under U.S. Securities Exchange Act of 1934, as of March 31, 2012. The President and CEO and the CFO concluded from the evaluation that the design and operation of our disclosure controls and procedures were effective as at March 31, 2012, and ensure that information is recorded, processed, summarized and reported within the time periods specified under Canadian and U.S. securities laws.

72	| CAE Annual Report 2012

Management’s Discussion and Analysis

13.2 Internal control over financial reporting

Management is responsible for establishing and maintaining adequate internal controls over financial reporting, as defined in Rule 13a-15(f) and 15d-15(f) under the U.S. Securities Exchange Act of 1934. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting, and the preparation of consolidated financial statements for external purposes in accordance with IFRS. Management evaluated the design and operation of our internal controls over financial reporting as of March 31, 2012, based on the framework and criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and has concluded that our internal control over financial reporting is effective. Management did not identify any material weaknesses.

There were no changes in our internal controls over financial reporting that occurred during fiscal year 2012 that have materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting.

14. OVERSIGHT ROLE OF AUDIT COMMITTEE AND BOARD OF DIRECTORS

The Audit Committee reviews our annual MD&A and related consolidated financial statements with management and the external auditor and recommends them to the Board of Directors for their approval. Management and our internal auditor also provide the Audit Committee with regular reports assessing our internal controls and procedures for financial reporting. The external auditor reports regularly to management on any weaknesses it finds in our internal control, and these reports are reviewed by the Audit Committee.

15. ADDITIONAL INFORMATION

You will find additional information about CAE, including our most recent AIF, on our website at www.cae.com, or on SEDAR at www.sedar.com or on EDGAR at www.sec.gov.

CAE Annual Report 2012 | 73

Management’s Discussion and Analysis

16. SELECTED FINANCIAL INFORMATION

The following table provides selected quarterly financial information for the years 2010 through to 2012. The information for 2010 is reported on a previous Canadian GAAP basis (prior to the adoption of IFRS), while the information for 2011 and 2012 is reported on an IFRS basis. Accordingly, the financial information for 2010 is not directly comparable to subsequent periods.

(amounts in millions, except per share amounts and exchange rates)	Q1		Q2		Q3		Q4		Total
Fiscal 2012 – IFRS
Revenue	$427.9		433.5		453.1		506.7		1,821.2
Net income	$43.5		38.7		46.1		53.7		182.0
Equity holders of the Company	$43.1		38.4		45.6		53.2		180.3
Non-controlling interests	$0.4		0.3		0.5		0.5		1.7
Basic EPS attributable to equity holders of the Company	$0.17		0.15		0.18		0.21		0.70
Diluted EPS attributable to equity holders of the Company	$0.17		0.15		0.18		0.21		0.70
Average number of shares outstanding (basic)	257.0		257.3		257.9		257.9		257.5
Average number of shares outstanding (diluted)	258.0		258.0		258.6		258.6		258.2
Average exchange rate, U.S. dollar to Canadian dollar	$0.97		0.98		1.02		1.00		0.99
Average exchange rate, Euro to Canadian dollar	$1.39		1.38		1.38		1.31		1.37
Average exchange rate, British pound to Canadian dollar	$1.58		1.58		1.61		1.57		1.58
Fiscal 2011 – IFRS									Total
Revenue	$366.4		388.0		410.8		465.6		1,630.8
Net income	$36.6		39.4		38.9		46.0		160.9
Equity holders of the Company	$37.2		39.1		38.5		45.5		160.3
Non-controlling interests	$(0.6)		0.3		0.4		0.5		0.6
Basic EPS attributable to equity holders of the Company	$0.15		0.15		0.15		0.18		0.62
Diluted EPS attributable to equity holders of the Company	$0.14		0.15		0.15		0.18		0.62
Average number of shares outstanding (basic)	256.5		256.6		256.8		256.9		256.7
Average number of shares outstanding (diluted)	256.8		257.1		257.7		258.2		257.5
Average exchange rate, U.S. dollar to Canadian dollar	$1.03		1.04		1.01		0.99		1.02
Average exchange rate, Euro to Canadian dollar	$1.31		1.34		1.38		1.35		1.34
Average exchange rate, British pound to Canadian dollar	$1.53		1.61		1.60		1.58		1.58
Fiscal 2010 – Previous Canadian GAAP									Total
Revenue	$383.0		364.5		382.9		395.9		1,526.3
Earnings from continuing operations	$27.2		39.1		37.7		40.5		144.5
Basic earnings per share from continuing operations	$0.11		0.15		0.15		0.16		0.56
Diluted earnings per share from continuing operations	$0.11		0.15		0.15		0.16		0.56
Net earnings	$27.2		39.1		37.7		40.5		144.5
Basic earnings per share	$0.11		0.15		0.15		0.16		0.56
Diluted earnings per share	$0.11		0.15		0.15		0.16		0.56
Average number of shares outstanding (basic)	255.4		255.6		255.9		256.4		255.8
Average number of shares outstanding (diluted)	255.4	(1)	255.6	(1)	255.9	(1)	256.4	(1)	255.8
Average exchange rate, U.S. dollar to Canadian dollar	$1.17		1.10		1.06		1.04		1.09
Average exchange rate, Euro to Canadian dollar	$1.59		1.57		1.56		1.44		1.54
Average exchange rate, British pound to Canadian dollar	$1.81		1.80		1.73		1.63		1.74

(1)	For these periods, the effect of stock options potentially exercisable was anti-dilutive; therefore, the basic and diluted weighted average number of shares outstanding are the same.
74	| CAE Annual Report 2012

			Management’s Discussion and Analysis

Selected segment information

(amounts in millions, except operating margins)	Q4-2012	Q4-2011	FY2012	FY2011		FY2010
						Previous
					Canadian
	IFRS	IFRS	IFRS	IFRS		GAAP
Civil segments
Simulation Products/Civil
Revenue	$83.1	$76.2	$342.5	$272.9		$284.1
Segment operating income	14.0	9.4	51.6	34.8		49.4
Operating margins (%)	16.8	12.3	15.1	12.8		17.4
Training & Services/Civil
Revenue	132.3	121.0	498.4	454.0		433.5
Segment operating income	30.3	25.3	122.2	99.9		75.1
Operating margins (%)	22.9	20.9	24.5	22.0		17.3
Total Civil segments
Revenue	$215.4	$197.2	$840.9	$726.9		$717.6
Segment operating income	44.3	34.7	173.8	134.7		124.5
Operating margins (%)	20.6	17.6	20.7	18.5		17.3
Military segments
Simulation Products/Military
Revenue	$195.6	$179.3	$619.2	$586.0		$545.6
Segment operating income	34.6	34.0	101.2	105.0		95.7
Operating margins (%)	17.7	19.0	16.3	17.9		17.5
Training & Services/Military
Revenue	71.5	78.0	278.1	279.9		263.1
Segment operating income	11.0	12.0	40.9	50.3		43.9
Operating margins (%)	15.4	15.4	14.7	18.0		16.7
Total Military segments
Revenue	$267.1	$257.3	$897.3	$865.9		$808.7
Segment operating income	45.6	46.0	142.1	155.3		139.6
Operating margins (%)	17.1	17.9	15.8	17.9		17.3
New Core Markets
Revenue	$24.2	$11.1	$83.0	$38.0	$	N/A
Segment operating loss	(1.2)	(3.9)	(13.8)	(8.4)		N/A
Operating margins (%)	(5.0)	(35.1)	(16.6)	(22.1)		N/A
Total
Revenue	$506.7	$465.6	$1,821.2	$1,630.8		$1,526.3
Segment operating income	88.7	76.8	302.1	281.6		264.1
Operating margins (%)	17.5	16.5	16.6	17.3		17.3
Other	$-	$1.0	$-	$1.0		$(34.1)
Operating profit	$88.7	$77.8	$302.1	$282.6		$230.0

CAE Annual Report 2012 | 75

Management’s Discussion and Analysis

Selected annual information for the past five years

(amounts in millions, except per share amounts)		2012	2011
IFRS
Revenue		$1,821.2	$1,630.8
Net income		182.0	160.9
Equity holders of the Company		180.3	160.3
Non-controlling interests		1.7	0.6
Average exchange rate, U.S. dollar to Canadian dollar		0.99	1.02
Average exchange rate, Euro to Canadian dollar		1.37	1.34
Average exchange rate, British pound to Canadian dollar		1.58	1.58
Financial position:
Total assets		$3,183.7	$2,817.3
Total non-current financial liabilities[1]		869.0	757.5
Total net debt		534.3	383.8
Per share:
Basic EPS attributable to equity holders of the Company		$0.70	$0.62
Diluted EPS attributable to equity holders of the
Company		0.70	0.62
Dividends		0.16	0.15
Total equity		4.05	3.63

(amounts in millions, except per share amounts)	2010	2009	2008
Previous Canadian GAAP
Revenue	$1,526.3	$1,662.2	$1,423.6
Earnings from continuing operations	144.5	202.2	163.4
Net earnings	144.5	201.1	151.3
Average exchange rate, U.S. dollar to Canadian dollar	1.09	1.13	1.03
Average exchange rate, Euro to Canadian dollar	1.54	1.59	1.46
Average exchange rate, British pound to Canadian dollar	1.74	1.91	2.07
Financial position:
Total assets	$2,621.9	$2,665.8	$2,243.2
Total non-current financial liabilities[1]	457.0	375.4	362.1
Total net debt	179.8	285.1	124.1
Per share:
Basic earnings from continuing operations	$0.56	$0.79	$0.64
Diluted earnings from continuing operations	0.56	0.79	0.64
Basic net earnings	0.56	0.79	0.60
Diluted net earnings	0.56	0.79	0.59
Basic dividends	0.12	0.12	0.04
Shareholders' equity	4.52	4.70	3.71

(1) Includes long-term debt, long-term derivative liabilities and other long-term liabilities meeting the definition of a financial liability.

76	| CAE Annual Report 2012

CAE INC.

CONSOLIDATED FINANCIAL STATEMENTS

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING		78
INDEPENDENT AUDITOR'S REPORT		78
CONSOLIDATED FINANCIAL STATEMENTS		80
Consolidated Statement of Financial Position		80
Consolidated Income Statement		81
Consolidated Statement of Comprehensive Income		82
Consolidated Statement of Changes in Equity		83
Consolidated Statement of Cash Flows		84
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS		85
Note 1	Nature of Operations and Summary of Significant Accounting Policies	85
Note 2	First-Time Adoption of IFRS	99
Note 3	Business Combinations	108
Note 4	Investments in Joint Ventures	110
Note 5	Accounts Receivable	111
Note 6	Inventories	111
Note 7	Property, Plant and Equipment	112
Note 8	Intangible Assets	113
Note 9	Other Assets	114
Note 10	Accounts Payable and Accrued Liabilities	115
Note 11	Contracts in Progress	115
Note 12	Provisions	116
Note 13	Debt Facilities	117
Note 14	Government Assitance	120
Note 15	Employee Benefits Obligations	121
Note 16	Deferred gains and other non-current liabilities	124
Note 17	Income Taxes	124
Note 18	Share Capital, Earnings per Share and Dividends	127
Note 19	Accumulated Other Comprehensive (Loss) Income	128
Note 20	Employee Compensation	128
Note 21	Impairment of Non-Financial Assets	128
Note 22	Other (Gains) Losses – Net	128
Note 23	Finance Expense – Net	129
Note 24	Share-Based Payments	129
Note 25	Supplementary Cash Flows Information	133
Note 26	Contingencies	133
Note 27	Commitments	133
Note 28	Capital Risk Management	134
Note 29	Financial Instruments	135
Note 30	Financial Risk Management	138
Note 31	Operating Segments and Geographic Information	144
Note 32	Related Party Relationships	147
Note 33	Related Party Transactions	149
Note 34	Events after the Reporting Period	150

CAE Annual Report 2012 | 77

Consolidated Financial Statements

Management’s Report on Internal Control Over Financial Reporting

Management of CAE is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f), 15d-15(f) under the Securities Exchange Act of 1934). CAE’s internal control over financial reporting is a process designed under the supervision of CAE’s President and Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external reporting purposes in accordance with Canadian generally accepted accounting principles.

As of March 31, 2012, management conducted an assessment of the effectiveness of the Company’s internal control over the financial reporting based on the framework and criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that the Company’s internal control over financial reporting as of March 31, 2012 was effective.

M. Parent	S. Lefebvre
President and Chief Executive Officer	Vice-president, Finance and Chief Financial Officer

Montreal (Canada) May 23, 2012

Independent Auditor’s Report

To the Shareholders of CAE Inc.

We have completed an integrated audit of CAE Inc. and its subsidiaries’ current year consolidated financial statements and their internal control over financial reporting as at March 31, 2012 and an audit of their prior year consolidated financial statements. Our opinions, based on our audits, are presented below.

Report on the consolidated financial statements

We have audited the accompanying consolidated financial statements of CAE Inc. and its subsidiaries, which comprise the consolidated statements of financial position, as at March 31, 2012, March 31, 2011 and April 1, 2010 and the consolidated statements of income, comprehensive income, changes in equity, and cash flows for the years ended March 31, 2012 and March 31, 2011, and the related notes, which comprise a summary of significant accounting policies and other explanatory information.

Management’s responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. Canadian generally accepted auditing standards require that we comply with ethical requirements.

An audit involves performing procedures to obtain audit evidence, on a test basis, about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting principles and policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion on the consolidated financial statements.

78	| CAE Annual Report 2012

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of CAE Inc. and its subsidiaries as at March 31, 2012, March 31, 2011 and April 1, 2010 and their financial performance and their cash flows for the years ended March 31, 2012 and March 31, 2011 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Report on internal control over financial reporting

We have also audited CAE Inc. and its subsidiaries’ internal control over financial reporting as at March 31, 2012, based on criteria established in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Management’s responsibility for internal control over financial reporting

Management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting.

Auditor’s responsibility

Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control, based on the assessed risk, and performing such other procedures as we consider necessary in the circumstances.

We believe that our audit provides a reasonable basis for our audit opinion on CAE Inc.’s internal control over financial reporting.

Definition of internal control over financial reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Inherent limitations

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

Opinion

In our opinion, CAE Inc. and its subsidiaries maintained, in all material respects, effective internal control over financial reporting as at March 31, 2012, based on criteria established in Internal Control – Integrated Framework issued by COSO.

1 Chartered accountant auditor permit No.12300

CAE Annual Report 2012 | 79

Consolidated Financial Statements

Consolidated Statement of Financial Position

		March 31	March 31	April 1
(amounts in millions of Canadian dollars)	Notes	2012	2011	2010
Assets			(Note 2)	(Note 2)
Cash and cash equivalents		$287.3	$276.4	$312.9
Accounts receivable	5	308.4	296.8	238.2
Contracts in progress : assets	11	245.8	230.5	205.5
Inventories	6	153.1	124.3	126.8
Prepayments		47.7	43.5	24.2
Income taxes recoverable		95.5	58.8	30.7
Derivative financial assets	29	10.3	18.9	27.9
Total current assets		$1,148.1	$1,049.2	$966.2
Property, plant and equipment	7	1,293.7	1,211.0	1,197.1
Intangible assets	8	533.2	375.8	290.4
Deferred tax assets	17	24.1	20.7	24.7
Derivative financial assets	29	7.2	11.6	15.1
Other assets	9	177.4	149.0	97.8
Total assets		$3,183.7	$2,817.3	$2,591.3

Liabilities and equity
Accounts payable and accrued liabilities	10	$597.6	$551.9	$493.0
Provisions	12	21.6	20.9	32.1
Income taxes payable		10.9	12.9	6.5
Contracts in progress : liabilities	11	104.6	125.8	167.4
Current portion of long-term debt	13	136.0	86.2	68.5
Derivative financial liabilities	29	12.7	12.4	9.3
Total current liabilities		$883.4	$810.1	$776.8
Provisions	12	6.0	10.4	8.2
Long-term debt	13	685.6	574.0	600.9
Royalty obligations	29	161.6	161.6	148.0
Employee benefits obligations	15	114.2	62.8	81.4
Deferred gains and other non-current liabilities	16	186.0	187.6	129.3
Deferred tax liabilities	17	91.8	64.5	13.2
Derivative financial liabilities	29	12.9	13.4	15.1
Total liabilities		$2,141.5	$1,884.4	$1,772.9
Equity
Share capital	18	$454.5	$440.7	$436.3
Contributed surplus		19.2	17.1	14.2
Accumulated other comprehensive (loss) income	19	(9.8)	(9.8)	11.4
Retained earnings		558.0	466.4	338.5
Equity attributable to equity holders of the Company		$1,021.9	$914.4	$800.4
Non-controlling interests		20.3	18.5	18.0
Total equity		$1,042.2	$932.9	$818.4
Total liabilities and equity		$3,183.7	$2,817.3	$2,591.3

The accompanying notes form an integral part of these Consolidated Financial Statements.

80	| CAE Annual Report 2012

		Consolidated Financial Statements

Consolidated Income Statement

Years ended March 31
(amounts in millions of Canadian dollars, except per share amounts)	Notes	2012	2011
			(Note 2)
Revenue	31	$1,821.2	$1,630.8
Cost of sales		1,221.1	1,082.0
Gross profit		$600.1	$548.8
Research and development expenses		62.8	44.5
Selling, general and administrative expenses		256.4	239.9
Other (gains) losses – net	22	(21.2)	(18.2)
Operating profit		$302.1	$282.6
Finance income	23	(6.6)	(4.4)
Finance expense	23	69.2	64.4
Finance expense – net		$62.6	$60.0
Earnings before income taxes		$239.5	$222.6
Income tax expense	17	57.5	61.7
Net income		$182.0	$160.9

Attributable to:
Equity holders of the Company		$180.3	$160.3
Non-controlling interests		1.7	0.6
		$182.0	$160.9
Earnings per share from continuing operations
attributable to equity holders of the Company
Basic and diluted	18	$0.70	$0.62

The accompanying notes form an integral part of these Consolidated Financial Statements.

CAE Annual Report 2012 | 81

Consolidated Financial Statements

Consolidated Statement of Comprehensive Income

Years ended March 31
(amounts in millions of Canadian dollars)	2012	2011
Net income	$182.0	$160.9
Other comprehensive income (loss)
Foreign currency translation
Net currency translation difference on the translation of financial
statements of foreign operations	$13.5	$(23.7)
Net change in (losses) gains on certain long-term debt denominated in foreign
currency and designated as hedges of net investments in foreign operations	(3.9)	5.2
Reclassifications to income	-	(0.6)
Income taxes	0.8	(1.3)
	$10.4	$(20.4)
Net changes in cash flow hedges
Effective portion of changes in fair value of cash flow hedges	$(8.7)	$9.1
Net change in fair value of cash flow hedges transferred to
net income or to related non-financial assets or liabilities	(4.7)	(10.2)
Income taxes	3.1	0.5
	$(10.3)	$(0.6)
Net change in available-for-sale financial instruments
Net change in fair value of available-for-sale financial assets	$-	$(0.1)
	$-	$(0.1)
Defined benefit plan actuarial (losses) gains
Defined benefit plan actuarial (losses) gains	$(64.9)	$8.6
Income taxes	17.4	(2.3)
	$(47.5)	$6.3
Other comprehensive loss	$(47.4)	$(14.8)
Total comprehensive income	$134.6	$146.1
Total comprehensive income attributable to:
Equity holders of the Company	$132.8	$145.4
Non-controlling interests	1.8	0.7
Total comprehensive income	$134.6	$146.1

The accompanying notes form an integral part of these Consolidated Financial Statements.

82	| CAE Annual Report 2012

Consolidated Statement of Changes in Equity

Attributable to equity holders of the Company

Consolidated Financial Statements

Consolidated Statement of Cash Flows

Years ended March 31
(amounts in millions of Canadian dollars)	Notes	2012	2011
Operating activities
Net income		$182.0	$160.9
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation of property, plant and equipment		92.3	85.2
Amortization of intangible and other assets		33.5	24.5
Financing cost amortization	23	1.6	1.8
Deferred income taxes	17	36.4	52.0
Investment tax credits		(14.5)	(17.7)
Share-based payments	24	4.7	16.2
Defined benefit pension plans	15	(13.1)	(12.0)
Amortization of other non-current liabilities		(12.0)	(8.7)
Other		(5.3)	3.1
Changes in non-cash working capital	25	(71.7)	(79.0)
Net cash provided by operating activities		$233.9	$226.3
Investing activities
Business combinations, net of cash and cash equivalents acquired	3	$(126.0)	$(71.3)
Joint venture, net of cash and cash equivalents acquired	4	(27.6)	(1.9)
Capital expenditures for property, plant and equipment		(165.7)	(111.3)
Proceeds from disposal of property, plant and equipment		34.4	1.5
Capitalized development costs		(42.8)	(22.6)
Enterprise resource planning (ERP) and other software		(17.3)	(18.5)
Other		5.0	(6.8)
Net cash used in investing activities		$(340.0)	$(230.9)
Financing activities
Net borrowing under revolving unsecured credit facilities	13	$14.2	$-
Net effect of current financial assets program	30	4.9	32.2
Proceeds from long-term debt, net of transaction costs	13	195.0	44.5
Repayment of long-term debt	13	(36.1)	(44.2)
Proceeds from finance lease	13	-	11.0
Repayment of finance lease	13	(32.8)	(33.5)
Dividends paid		(33.4)	(37.9)
Common stock issuance	18	4.4	2.8
Other		(0.7)	(2.8)
Net cash provided by (used in) financing activities		$115.5	$(27.9)
Net increase (decrease) in cash and cash equivalents		$9.4	$(32.5)
Cash and cash equivalents, beginning of year		276.4	312.9
Effect of foreign exchange rate changes on cash
and cash equivalents		1.5	(4.0)
Cash and cash equivalents, end of year		$287.3	$276.4
Supplemental information:
Dividends received		$4.7	$6.8
Interest paid		49.4	48.5
Interest received		4.7	3.7
Income taxes paid		26.9	14.9

The accompanying notes form an integral part of these Consolidated Financial Statements.

84	| CAE Annual Report 2012

Notes to the Consolidated Financial Statements

(Unless otherwise stated, all amounts are in millions of Canadian dollars)

The consolidated financial statements were authorized for issue by the board of directors on May 23, 2012.

NOTE 1 – NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations

CAE Inc. and its subsidiaries (or the Company) design, manufacture and supply simulation equipment services and develop integrated training solutions for the military, commercial airlines, business aircraft operators, aircraft manufacturers, healthcare education and service providers and the mining industry. CAE’s flight simulators replicate aircraft performance in normal and abnormal operations as well as a comprehensive set of environmental conditions utilizing visual systems that contain an extensive database of airports, other landing areas, flying environments, motion and sound cues to create a fully immersive training environment. The Company offers a range of flight training devices based on the same software used on its simulators. The Company also operates a global network of training centres in locations around the world.

The Company’s operations are managed through five segments:

(i)	Training & Services/Civil (TS/C) – Provides business, commercial and helicopter aviation training for flight, cabin, maintenance and ground personnel and associated services;
(ii)	Simulation Products/Civil (SP/C) – Designs, manufactures and supplies civil flight simulation training devices and visual systems;
(iii)	Simulation Products/Military (SP/M) – Designs, manufactures and supplies advanced military training equipment and software tools for air forces, armies and navies;
(iv)	Training & Services/Military (TS/M) – Supplies turnkey training services, maintenance and support services, simulation-based professional services and in-service support solutions;
(v)	New Core Markets (NCM) – Provides, designs and manufactures healthcare training services and devices and mining services and tools.

CAE is a limited liability company incorporated and domiciled in Canada. The address of the main office is 8585 Côte-de-Liesse, Saint-Laurent, Québec, Canada, H4T 1G6. CAE shares are traded on the Toronto Stock Exchange and on the New York Stock Exchange.

Basis of preparation

The key accounting policies applied in the preparation of these consolidated financial statements are described below. These policies have been consistently applied to all years presented, unless otherwise stated.

The consolidated financial statements of CAE have been prepared in accordance with Part I of the Canadian Institute of Chartered Accountants (CICA) Handbook (referred to as IFRS) as issued by the International Accounting Standards Board (IASB). The accounting policies and basis of preparation differ from those set out in the Annual Report for the year ended March 31, 2011, which was prepared in accordance with Part V of the CICA Handbook (referred to as previous Canadian Generally Accepted Accounting Principles (previous Canadian GAAP)). Details of the effect of the transition from previous Canadian GAAP to IFRS on the Company’s reported financial position, financial performance and cash flows are provided in Note 2. Comparative figures for fiscal 2011 in these consolidated financial statements have been restated to give effect to these changes.

The consolidated financial statements have been prepared under the historical cost convention, except for the following items measured at fair value: derivative financial instruments, financial instruments at fair value through profit and loss, available-for-sale financial assets and liabilities for cash-settled share-based arrangements, and as modified by the transitional provisions permitted by IFRS 1 (see Note 2).

The functional and presentation currency of CAE Inc. is the Canadian dollar.

Basis of consolidation

Subsidiaries

Subsidiaries are all entities (including special purpose entities) over which the Company has the power to govern the financial and operating policies to obtain benefits from its activities. Subsidiaries are fully consolidated from the date control is obtained and they are de-consolidated on the date control ceases. When subsidiaries’ financial statements are prepared in accordance with local GAAP, these financial statements are converted to IFRS for consolidation purposes.

All significant intercompany balances, transactions, income and expenses are eliminated in full. As well, profits and losses resulting from intercompany transactions that are recognized in assets, such as inventories and property, plant and equipment, are eliminated in full.

CAE Annual Report 2012 | 85

Consolidated Financial Statements

Joint ventures

Joint ventures are accounted for under the proportionate consolidation method. Joint ventures are companies in which the Company exercises joint control by virtue of a contractual agreement. The Company’s investment in joint ventures includes goodwill identified on acquisition, net of any accumulated impairment loss.

Gains and losses realized on internal sales with joint ventures are eliminated, to the extent of the Company’s interest in the joint venture.

Business combinations

Business combinations are accounted for under the acquisition method. The consideration transferred for the acquisition of a subsidiary is the fair value of the assets transferred, the liabilities incurred and the equity interests issued by the Company, if any, at the date control is obtained. The consideration transferred includes the fair value of any liability resulting from a contingent consideration arrangement. Acquisition-related costs, other than share and debt issue costs incurred to issue financial instruments that form part of the consideration transferred, are expensed as incurred. Identifiable assets acquired and liabilities assumed in a business combination are measured initially at their fair value at the acquisition date. If a business combination is achieved in stages, the Company remeasures its previously held interest in the acquiree at its acquisition-date fair value and recognizes the resulting gain or loss, if any, in net income.

The excess of the consideration transferred over the fair value of the Company’s share of the identifiable net assets acquired is recorded as goodwill.

Contingent consideration classified as a provision is measured at fair value, with subsequent changes recognized in income. If the contingent consideration is classified as equity, it is not remeasured until it is finally settled within equity.

New information obtained during the measurement period, up to 12 months following the acquisition date, about facts and circumstances existing at the acquisition date will be accounted for as an adjustment to goodwill; otherwise, it will be recognized in income.

Non-controlling interests

Non-controlling interests (NCI) represent equity interests in subsidiaries owned by outside parties. The share of net assets of subsidiaries attributable to non-controlling interests is presented as a component of equity. NCI’s share of net income and comprehensive income is recognized directly in equity. Changes in the Company’s ownership interest in subsidiaries that do not result in a loss of control are accounted for as equity transactions.

The Company treats transactions with non-controlling interests as transactions with equity owners of the Company. For interests purchased from non-controlling interests, the difference between any consideration paid and the relevant share acquired of the carrying value of net assets of the subsidiary is recorded in equity. Gains or losses on disposals of non-controlling interests are also recorded in equity.

Financial instruments and hedging relationships

Financial instruments
Financial assets and financial liabilities

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity. Financial instruments in the form of financial assets and financial liabilities are generally presented separately. Financial assets and financial liabilities, including derivatives, are recognized on the consolidated statement of financial position when the Company becomes a party to the contractual provisions of the financial instrument. On initial recognition, all financial instruments are measured at fair value.

The fair value of a financial instrument is the amount at which the financial instrument could be exchanged in an arm’s-length transaction between knowledgeable and willing parties under no compulsion to act. The best evidence of fair value at initial recognition is the transaction price (i.e., the fair value of the consideration given or received), unless the fair value of that instrument is evidenced by comparison with other observable current market transactions in the same instrument (i.e., without modification or repackaging) or based on a valuation technique whose variables include only data from observable markets. When there is a difference between the fair value of the consideration given or received at initial recognition and the amount determined using a valuation technique, such difference is recognized immediately in income unless it qualifies for recognition as some other type of asset or liability. Subsequent measurement of the financial instruments is based on their classification as described below. Financial assets and financial liabilities can be classified into one of these categories: fair value through profit and loss, held-to-maturity investments, loans and receivables, other financial liabilities and available-for-sale. The determination of the classification depends on the purpose for which the financial instruments were acquired and their characteristics. Except in very limited circumstances, the classification is not changed subsequent to the initial recognition.

86	| CAE Annual Report 2012

Consolidated Financial Statements

Financial instruments at fair value through profit and loss

Financial instruments classified at fair value through profit and loss (FVTPL) are carried at fair value at each reporting date with the change in fair value recorded in income. The FVTPL classification is applied when a financial instrument:

  Is a derivative, including embedded derivatives accounted for separately from the host contract, but excluding those derivatives designated as effective hedging instruments;

  Has been acquired or incurred principally for the purpose of selling or repurchasing in the near future;

  Is part of a portfolio of financial instruments that are managed together and for which there is evidence of a recent actual pattern of short-term profit-taking; or

  Has been irrevocably designated as such by the Company (fair value option).

Held-to-maturity investments, loans and receivables and other financial liabilities

Financial instruments classified as held-to-maturity investments, loans and receivables and other financial liabilities are carried at amortized cost using the effective interest method. Interest income or expense is included in income in the period as incurred.

Available-for-sale

Available-for-sale financial assets are non-derivative financial assets that are designated as available-for-sale or that are not classified in any of the preceding categories. Financial assets classified as available-for-sale are carried at fair value at each reporting date. Unrealized gains and losses, including changes in foreign exchange rates, are recognized in other comprehensive income (loss) (OCI) in the period in which the changes arise and are transferred to income when the assets are derecognized or an other than temporary impairment occurs. If objective evidence of impairment exists these changes are recognized in income in the period incurred. Also, any changes in the initial fair value resulting from currency fluctuation are recognized in income in the period incurred. If a reliable estimate of the fair value of an unquoted equity instrument cannot be made, this instrument is measured at cost, less any impairment losses. Dividends are recognized in income when the right of payment has been established.

As a result, the following classifications were determined:

(i)	Cash and cash equivalents, restricted cash and all derivative instruments, except for derivatives designated as effective hedging instruments, are classified as FVTPL;
(ii)

Accounts receivable, qualifying contracts in progress, non-current receivables and advances are classified as loans and receivables, except for those that the Company intends to sell immediately or in the near term, which are classified as FVTPL;

(iii)	Portfolio investments are classified as available-for-sale;
(iv)

Accounts payable and accrued liabilities and long-term debt, including interest payable, as well as finance lease obligations are classified as other financial liabilities, all of which are measured at amortized cost using the effective interest rate method;

(v)	To date, the Company has not classified any financial assets as held-to-maturity.

Transaction costs

Transaction costs that are directly related to the acquisition or issuance of financial assets and financial liabilities (other than those classified as FVTPL) are included in the fair value initially recognized for those financial instruments. These costs are amortized to income using the effective interest rate method.

Offsetting of financial assets and financial liabilities

Financial assets and financial liabilities are offset and the net amount is presented in the consolidated statement of financial position when the Company has a legally enforceable right to set off the recognized amounts and intends to settle on a net basis or to realize the assets and settle the liabilities simultaneously.

Impairment of financial assets

At each reporting date, the carrying amounts of the financial assets other than those to be measured at FVTPL are assessed to determine whether there is objective evidence of impairment. Impairment losses on financial assets carried at cost are reversed in subsequent periods if the amount of loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized.

Hedge accounting
Documentation

At the inception of a hedge, if the Company elects to use hedge accounting, the Company formally documents the designation of the hedge, the risk management objectives and strategy, the hedging relationship between the hedged item and hedging item and the method for testing the effectiveness of the hedge, which must be reasonably assured over the term of the hedging relationship and can be reliably measured. The Company formally assesses, both at inception of the hedge relationship and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items in relation to the hedged risk.

CAE Annual Report 2012 | 87

Consolidated Financial Statements

Method of accounting

The method of recognizing fair value gains and losses depends on whether derivatives are at FVTPL or are designated as hedging instruments, and, if the latter, the nature of the risks being hedged. All gains and losses from changes in the fair value of derivatives not designated as hedges are recognized in income. When derivatives are designated as hedges, the Company classifies them either as: (a) hedges of the change in fair value of recognized assets or liabilities or firm commitments (fair value hedges); or (b) hedges of the variability in highly probable future cash flows attributable to a recognized asset or liability, a firm commitment or a forecasted transaction (cash flow hedges); or (c) hedges of a net investment of a foreign operation.

Fair value hedge

For fair value hedges outstanding, gains or losses arising from the measurement of derivative hedging instruments at fair value are recorded in income and the carrying amount of the hedged items are adjusted by gains and losses on the hedged item attributable to the hedged risks which are recorded in income.

Cash flow hedge

The effective portion of changes in the fair value of derivative instruments that are designated and qualify as cash flow hedges is recognized in OCI, while the ineffective portion is recognized immediately in income. Amounts accumulated in OCI are reclassified to income in the period in which the hedged item affects income. However, when the forecasted transactions that are hedged items result in recognition of non-financial assets (for example, inventories or property, plant and equipment), gains and losses previously recognized in OCI are included in the initial carrying value of the related non-financial assets acquired or liabilities incurred. The deferred amounts are ultimately recognized in income as the related non-financial assets are derecognized or amortized.

Hedge accounting is discontinued prospectively when the hedging relationship no longer meets the criteria for hedge accounting, when the designation is revoked, or when the hedging instrument expires or is sold. Any cumulative gain or loss directly recognized in OCI at that time remains in OCI until the hedged item is eventually recognized in income. When it is probable that a hedged transaction will not occur, the cumulative gain or loss that was recognized in OCI is recognized immediately in income.

Hedge of net investments in foreign operations

The Company has designated certain long-term debt as a hedge of CAE’s overall net investments in foreign operations whose activities are denominated in a currency other than the Company’s functional currency. The portion of gains or losses on the hedging item that is determined to be an effective hedge is recognized in OCI, net of tax and is limited to the translation gain or loss on the net investment.

Derecognition

Financial assets

A financial asset (or, where applicable a part of a financial asset or part of a group of similar financial assets) is derecognized when:

  The rights to receive cash flows from the asset have expired;

  The Company has transferred its rights to receive cash flows from the asset and either has transferred substantially all the risks and rewards of the asset or has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

Financial liabilities

A financial liability is derecognized when the obligation under the liability is discharged, cancelled or expires.

When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognized in income.

Foreign currency translation

Foreign operations

Assets and liabilities of subsidiaries that have a functional currency other than the Canadian dollar are translated from their functional currency to Canadian dollars at exchange rates in effect at the reporting date. The resulting translation adjustments are included in the foreign currency translation adjustment reserve in equity. Translation gains or losses related to long term intercompany account balances, which form part of the overall net investment in foreign operations, and those arising from the translation of debt denominated in foreign currencies and designated as hedges on the overall net investments in foreign operations are also included in the foreign currency translation adjustment reserve. Revenue and expenses are translated at the average exchange rates for the period.

When the Company reduces its overall net investment in foreign operations, which includes a reduction in the initial capital that does not result in a loss of control or through the settlement of inter-company advances that had been considered part of the Company’s overall net investment, the relevant amount in the foreign currency translation adjustment reserve is transferred to income.

88	| CAE Annual Report 2012

Consolidated Financial Statements

Transactions and balances

Monetary assets and liabilities denominated in foreign currencies are translated at the prevailing exchange rate at the reporting date. Non-monetary assets and liabilities, and revenue and expense items denominated in foreign currencies are translated into the functional currency using the exchange rate prevailing at the dates of the respective transactions. Foreign exchange gains and losses resulting from the settlement of such transactions are recognized in income.

Cash and cash equivalents

Cash and cash equivalents consist of cash and highly-liquid investments with original terms to maturity of 90 days or less at the date of purchase.

Accounts receivable

Receivables are initially recognized at fair value and are subsequently carried at amortized cost, net of an allowance for doubtful accounts, based on expected recoverability. The amount of the allowance is the difference between the asset’s carrying amount and the present value of the estimated future cash flows, discounted at the original effective interest rate. The loss is recognized in income. Subsequent recoveries of amounts previously provided for or written-off are credited against the same account.

The Company is involved in a program in which it sells undivided interests in certain of its accounts receivable and contracts in progress: assets (current financial assets program) to third parties for cash consideration for an amount up to $150.0 million without recourse to the Company. The Company continues to act as a collection agent. These transactions are accounted for when the Company is considered to have surrendered control over the transferred accounts receivable and contracts in progress: assets.

Contracts in progress: assets

Contracts in progress, resulting from applying the percentage-of-completion method, are value based on materials, direct labour, relevant manufacturing overhead and estimated contract margins. (Refer to Accounts receivable for sale of contracts in progress: assets).

Inventories

Raw materials are valued at the lower of average cost and net realizable value. Spare parts to be used in the normal course of business are valued at the lower of cost, determined on a specific identification basis, and net realizable value.

Work in progress is stated at the lower of cost, determined on a specific identification basis, and net realizable value. The cost of work in progress includes material, labour and an allocation of manufacturing overhead, which is based on normal operating capacity.

Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs necessary to make the sale. In the case of raw materials and spare parts, the replacement cost is the best measure of net realizable value.

Property, plant and equipment

Property, plant and equipment are recorded at cost less any accumulated depreciation and any accumulated net impairment losses. Costs include expenditures that are directly attributable to the acquisition or manufacturing of the item. The cost of an item of property, plant and equipment that is initially recognized includes, when applicable, the initial present value estimate of the costs required to dismantle and remove the asset and restore the site on which it is located at the end of its useful life. Purchased software that is integral to the functionality of the related equipment is capitalized as part of that equipment. Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits are present and the cost of the item can be measured reliably. Updates on training devices are recognized in the carrying value of the training device if it is probable that the future economic benefits embodied with the part will flow to the Company and its cost can be measured reliably; otherwise, they are expensed. The costs of day-to-day servicing of property, plant and equipment are recognized in income as incurred.

A loss on disposal is recognized in income when the carrying value of a replaced item is derecognized, unless the item is transferred to inventories. If it is not practicable to determine the carrying value, the cost of the replacement and the accumulated depreciation calculated by reference to that cost will be used to derecognize the replaced part. Gains and losses on disposal of property, plant and equipment are determined by comparing the proceeds from disposal with its carrying amount, and are recognized net within other gains and losses.

CAE Annual Report 2012 | 89

Consolidated Financial Statements

The different components of property, plant and equipment are recognized separately when their useful lives are materially different and such components are depreciated separately in income. Leased assets are depreciated over the shorter of the lease term and their useful lives. If it is reasonably certain that the Company will obtain ownership by the end of the lease term, the leased asset is depreciated over its useful life. Land is not depreciated. The estimated useful lives, residual values and depreciation methods are as follows:

	Method	Rates/Years
Buildings and improvements	Declining balance/Straight-line	2.5 to 10%/3 to 20 years
Simulators	Straight-line (10% residual)	Not exceeding 25 years
Machinery and equipment	Declining balance/Straight-line	20 to 35%/2 to 10 years
Aircraft	Straight-line (15% residual)	Not exceeding 12 years
Aircraft engines	Based on utilization	Not exceeding 3,000 hours

Depreciation methods, useful lives and residual values, when applicable, are reviewed and adjusted, if appropriate, on a prospective basis at each reporting date.

Leases

The Company leases certain property, plant and equipment from and to others. Leases where the Company has substantially all the risks and rewards of ownership are classified as finance leases. All other leases are accounted for as operating leases.

The Company as a lessor

With regards to finance leases, the asset is derecognized at the commencement of the lease and a gain (loss) is recognized in income. The net present value of the minimum lease payments and any discounted unguaranteed residual value are recognized as non-current receivables. Income from operating leases is recognized on a straight-line basis over the term of the corresponding lease.

The Company as a lessee

Finance leases are capitalized at the lease’s commencement at the lower of the fair value of the leased item and the present value of the minimum lease payments. Any initial direct costs of the lessee are added to the amount recognized as an asset. The corresponding obligations are included in long-term debt. Payments made under operating leases are charged to income on a straight-line basis over the period of the lease.

Sale and leaseback transactions

The Company engages in sales and leaseback transactions as part of the Company’s financing strategy to support investment in the civil and military training and services business. Where a sale and leaseback transaction results in a finance lease, any excess of sales proceeds over the carrying amount is deferred and amortized over the lease term. Where a sale and leaseback transaction results in an operating lease, and it is clear that the transaction is established at fair value, any profit or loss is recognized immediately. If the sales price is below fair value, the shortfall is recognized in income immediately except that, if the loss is compensated for by future lease payments at below market price, it is deferred and amortized in proportion to the lease payments over the period for which the asset is expected to be used. If the sale price is above fair value, the excess over fair value is deferred and amortized over the period the asset is expected to be used.

Intangible assets

Goodwill

Goodwill is measured at cost less accumulated impairment losses, if any.

Goodwill arises on the acquisition of subsidiaries and joint ventures. Goodwill represents the excess of the cost of an acquisition, including the Company’s best estimate of the fair value of contingent consideration, over the fair value of the Company’s share of the net identifiable assets of the acquired subsidiary or joint venture at the acquisition date.

Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.

Goodwill is allocated to cash-generating units (CGUs) or groups of CGUs that are expected to benefit from the related business combination.

Research and development (R&D)

Research costs are expensed as incurred. Development costs are also charged to income in the period incurred unless they meet all the specific capitalization criteria established in IAS 38, Intangible Assets. Capitalized development costs are stated at cost and net of accumulated amortization and accumulated impairment losses, if any. Amortization of the capitalized development costs commences when the asset is available for use and is included in research and development expense.

Other intangible assets

Intangible assets acquired separately are measured at cost upon initial recognition. The cost of intangible assets acquired in a business combination is the fair value as at the acquisition date. Following initial recognition, intangible assets are carried at cost, net of accumulated amortization and accumulated impairment losses, if any.

90	| CAE Annual Report 2012

Consolidated Financial Statements

The cost of an internally generated intangible asset comprises all directly attributable costs necessary to create, produce, and prepare the asset to be capable of operating in the manner intended by management. Subsequent costs are recognized in the carrying amount of the item if it is probable that the future economic benefits embodied with the item will flow to the Company and its cost can be measured reliably.

Gains and losses on disposal of intangible assets are determined by comparing the proceeds from disposal with its carrying amount and are recognized within other gains and losses.

Amortization

Amortization is calculated using the straight-line method for all intangible assets over their estimated useful lives as follows:

	Amortization period
	(in years)
Capitalized development costs	Not exceeding 10
Customer relationships	3	to 20
ERP and other software	3	to 10
Technology	3	to 15
Other intangible assets	2	to 20

Amortization methods and useful lives are reviewed and adjusted, if appropriate, on a prospective basis at each reporting date.

Impairment of non-financial assets

The carrying amounts of the Company’s non-financial assets, other than inventories, deferred tax assets and assets arising from employee benefits are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Goodwill and assets that have indefinite lives or that are not yet available for use are tested for impairment annually or at any time if an indicator of impairment exists.

The recoverable amount of an asset or CGU is the greater of its value in use and its fair value less costs to sell. The recoverable amount is determined for an individual asset; unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. In such case, the CGU that the asset belongs to is used to determine the recoverable amount.

For the purposes of impairment testing, the goodwill acquired in a business combination is allocated to CGUs, which generally corresponds to its operating segments or one level below, that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units.

An impairment loss is recognized if the carrying amount of an asset or CGU exceeds its estimated recoverable amount. Where the recoverable amount of a CGU to which goodwill has been allocated is lower than the CGU’s carrying amount, the related goodwill is impaired. Any remaining amount of impairment exceeding the impaired goodwill is recognized on a pro rata basis of the carrying amount of each asset in the respective CGU. Impairment losses are recognized in income.

The Company evaluates impairment losses, other than goodwill impairment, for potential reversals at each reporting date. An impairment loss is reversed if there is any indication that the loss has decreased or no longer exists due to changes in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized. Such reversal is recognized in income.

Borrowing costs

Borrowing costs that are directly attributable to the acquisition or construction of a qualifying asset are capitalized as part of the cost of the asset. A qualifying asset is one that necessarily takes a substantial period of time to get ready for its intended use or sale. Capitalization of borrowing costs ceases when the asset is completed and ready for productive use. All other borrowing costs are recognized as finance expense in income, as incurred.

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Consolidated Financial Statements

Other assets
Restricted cash

The Company is required to hold a defined amount of cash as collateral under the terms of certain subsidiaries’ external bank financing, government-related sales contracts and business combination arrangements.

Deferred financing costs

Deferred financing costs related to the revolving unsecured term credit facilities, when it is probable that some or all of the facilities will be drawn down, and deferred financing costs related to sale and leaseback agreements are included in other assets at cost and are amortized on a straight-line basis over the term of the related financing agreements.

Accounts payable and accrued liabilities

Accounts payable and accrued liabilities are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method.

Provisions

Provisions are recognized when the Company has a present or legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated. Provisions are not recognized for future operating losses. Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the obligation. The increase in the provision due to passage of time is recognized as a finance expense. When there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole.

Long-term debt

Long-term debt is recognized initially at fair value, net of transaction costs incurred. They are subsequently stated at amortized cost. Any difference between the proceeds (net of transaction costs) and the redemption value is recognized in income over the period of borrowings using the effective interest method.

Fees paid on the establishment of loan facilities are recognized as transaction costs of the loan to the extent that it is probable that some or all of the facility will be drawn down. In these cases, the fee is deferred until the draw-down occurs. To the extent that there is no evidence that it is probable that some or all of the facility will be drawn down, the fee is capitalized as a pre-payment for liquidity services and amortized over the period of the facility to which it relates.

Share capital

Common shares are classified as equity. Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds.

Accumulated other comprehensive income

Foreign currency translation

This is used to record exchange differences arising from the translation of the financial statements of foreign operations. It is also used to record the effect of hedging net investments in foreign operations.

Net changes in cash flow hedges

This represents the effective portion of the cumulative net change in the fair value of cash flow hedging instruments related to hedged transactions that have not yet occurred.

Net changes in available-for-sale

This records fair value changes on available-for-sale financial assets.

Defined benefit plan actuarial losses

This is used to record actuarial gains and losses of defined benefit plans in the period in which they occur.

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Consolidated Financial Statements

Revenue recognition
Multiple component arrangements

The Company sometimes enters into multiple component revenue arrangements, which may include a combination of design, engineering and manufacturing of flight simulators, as well as the provision of spare parts and maintenance. When a single sales transaction requires the delivery of more than one product or service (multiple components), the revenue recognition criteria are applied to the separately identifiable components. A component is considered separately identifiable if the delivered item has value to the customer on a stand-alone basis and the fair value associated with the product or service can be measured reliably.

The allocation of the revenue from a multiple component arrangement is based on the fair value of each element in relation to the fair value of the arrangement as a whole.

The Company's revenues can be divided into two main accounting categories: construction contracts and sales of goods and services.

Construction contracts

A construction contract is a contract specifically negotiated for the construction of an asset or of a group of assets, which are interrelated in terms of their design, technology, function, purpose or use. According to its characteristics, a construction contract can either be accounted for separately, be segmented into several components which are each accounted for separately, or be combined with another construction contract in order to form a single construction contract for accounting purposes in respect of which revenues and expense will be recognized.

Revenue from construction contracts for the design, engineering and manufacturing of training devices is recognized using the percentage-of-completion method when the revenue, contract costs to complete and the stage of contract completion at the end of the reporting period can be measured reliably and when the contract costs can be clearly identified and measured reliably so that actual contract costs incurred can be compared with prior estimates, and the economic benefits associated with the transaction will flow to the Company.

Provisions for estimated contract losses are recognized in the period in which the loss is determined. Contract losses are measured at the amount by which the estimated total costs exceed the estimated total revenue from the contract. Warranty provisions are recorded when revenue is recognized based on past experience.

Progress payments received on construction contracts are deducted from the amount due from the customer as the contract is completed. Progress payments received before the corresponding work has been performed are classified as contracts in progress: liabilities.

The cumulative amount of costs incurred and profit recognized, reduced by losses and progress billing, is determined on a contract-by-contract basis. If this amount is positive it is classified as an asset. If this amount is negative it is classified as a liability.

Post-delivery customer support is billed separately, and revenue is recognized over the support period.

Sales of goods and services
Software arrangements

Revenue from off-the-shelf software sales is recognized when it is probable that the economic benefits will flow to the Company, the revenue can be measured reliably and delivery has occurred. Revenue from fixed-price software arrangements and software customization contracts that require significant production, modification, or customization of software fall under the scope of construction contracts and are recognized using the percentage-of-completion method.

Spare parts

Revenue from the sale of spare parts is recognized when the significant risks and rewards of ownership of the goods are transferred, the Company retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold, the revenue and the costs incurred in respect to the transaction can be measured reliably and the economic benefits associated with the transaction will flow to the Company.

Product maintenance

Revenue from maintenance contracts is generally recognized on the basis of the percentage-of-completion of the transaction when it is probable that the future economic benefits will flow to the Company and when the amount of revenue can be measured reliably. Under the percentage-of-completion method, revenue is recorded as related costs are incurred, on the basis of the percentage of actual costs incurred to date, related to the estimated total costs to complete the contract.

Training and consulting services

Revenue from training and consulting services is recognized as the services are rendered, the revenue and the costs incurred or to be incurred in respect of the transaction can be measured reliably and the economic benefits associated with the transaction will flow to the Company.

For flight schools, cadet training courses are offered mainly by way of ground school and live aircraft flight. During the ground school phase, revenue is recognized in income on a straight-line basis, while during the live aircraft flight phase, revenue is recognized based on actual hours flown.

CAE Annual Report 2012 | 93

Consolidated Financial Statements

Other
Sales incentives to customers

The Company may provide sales incentives in the form of credits, free products and services, and minimum residual value guarantees. Generally, credits and free products and services are recorded at their estimated fair value as a reduction of revenues or included in the cost of sales. Sales with minimum residual value guarantees are recognized in accordance with the substance of the transaction taking into consideration whether the risks and rewards of ownership have been transferred.

Non-monetary transactions

The Company may also enter into sales arrangements where little or no monetary consideration is involved. The non-monetary transactions are measured at the more reliable measure of the fair value of the asset given up and fair value of the asset received.

Deferred revenue

Cash payments received or advances currently due pursuant to contractual arrangements are recorded as deferred revenue until all of the foregoing conditions of revenue recognition have been met.

Employee benefits

Defined benefit pension plans

The Company maintains defined benefit pension plans that provide benefits based on length of service and final average earnings. The service costs and the pension obligations are actuarially determined for each plan using the projected unit credit method, management’s best estimate of expected plan investment performance, salary escalation, retirement ages of employees and life expectancy.

The defined benefit asset or liability comprises the present value of the defined benefit obligation at the reporting date, less past service costs not yet recognized and less the fair value of plan assets out of which the obligations are to be settled. The value of any employee benefit asset recognized is restricted to the sum of any past service costs not yet recognized and the present value of any economic benefits available in the form of refunds from the plan or reductions in the future contributions to the plan (asset ceiling test). Minimum funding requirements may give rise to an additional liability to the extent they require paying contributions to cover an existing shortfall. Plan assets are not available to the creditors of the Company nor can they be paid directly to the Company. Fair value of plan assets is based on market price information. Contributions reflect actuarial assumptions of future investment returns, salary projections and future service benefits.

Actuarial gains and losses arising from experience adjustments, changes in actuarial assumptions and the effect of any asset ceiling and minimum liability are recognized to OCI in the period in which they arise. Past service costs are recognized as an expense on a straight-line basis over the average period until the benefits become vested. To the extent that the benefits are already vested following the introduction of, or changes to, a defined benefit plan, the Company recognizes past service costs immediately into income.

Defined contribution pension plans

The Company also maintains defined contribution plans for which the Company pays fixed contributions to publicly or privately administered pension insurance plans on a mandatory, contractual or voluntary basis and will have no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution pension plans are recognized as an employee benefit expense in income as the services are provided.

Termination benefits

Termination benefits are recognized as an expense when the Company is demonstrably committed, without realistic possibility of withdrawal, to a formal detailed plan to either terminate employment before the normal retirement date, or to provide termination benefits as a result of an offer made to encourage voluntary redundancy. Termination benefits for voluntary redundancies are recognized as an expense, if the Company has made an offer of voluntary redundancy, based on the number of employees expected to accept the offer. Benefits falling due more than 12 months after the reporting date are discounted to their present value.

Share-based payment transactions

The Company’s five share-based payment plans are segregated into two categories of plans: Employee Stock Option Plan (ESOP), which is considered an equity-settled share-based payment plan; and Employee Stock Purchase Plan (ESPP), Deferred Share Unit (DSU) plan, Long-Term Incentive Deferred Share Unit (LTI-DSU) plan and Long-Term Incentive Restricted Share Unit (LTI-RSU) plan, which are considered cash-settled share-based payment plans.

For both categories, the fair value of the employee services received in exchange is recognized as an expense in income. Service and non-market performance conditions attached to the transactions are not taken into account in determining fair value.

For equity-settled plans, the cost of equity-settled transactions is measured at fair value using the Black-Scholes option pricing model. The compensation expense is measured at the grant date and recognized over the service period with a corresponding increase to equity-settled share-based payments reserve in equity. The cumulative expenses recognized for equity-settled transactions at each reporting date represents the extent to which the vesting period has expired and management’s best estimate of the number of equity instruments that will ultimately vest. For options with graded vesting, each tranche is considered a separate grant with a different vesting date and fair value, and each tranche is accounted for separately.

94	| CAE Annual Report 2012

Consolidated Financial Statements

For cash-settled plans, a corresponding liability is recognized. The fair value of employee services received is calculated by multiplying the number of units expected to vest with the fair value of one unit as of grant date based on the market price of the Company’s common shares. The fair value of the ESPP is a function of the Company’s contributions. Until the liability is settled, the Company re-measures the fair value of the liability at the end of each reporting period and at the date of settlement, with any changes in fair value recognized in income for the period. The Company has entered into equity swap agreements with a major Canadian financial institution in order to reduce its cash and earnings exposure related to the fluctuation in the Company’s share price relating to the DSU and LTI-DSU programs.

Current and deferred income tax

Income tax expense comprises of current and deferred tax. An income tax expense is recognized in income except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Current tax is the amount expected to be paid or recovered from taxation authorities on the taxable income/loss for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable/receivable in respect of previous years.

Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions, where appropriate, on the basis of amounts expected to be paid to the tax authorities.

Deferred tax is recognized using the balance sheet liability method, providing for temporary differences between the tax bases of assets or liabilities and their carrying amount for financial reporting purposes.

Deferred income tax is provided on temporary differences arising on investments in subsidiaries, and jointly controlled entities, except where the timing of the reversal of the temporary difference is controlled by the Company and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred tax is measured on an undiscounted basis at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date.

Deferred tax assets are recognized for all deductible temporary differences and carry forward of unused tax losses. The recognition of deferred tax assets are limited to the amount which is more likely than not to be realized.

Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer more likely than not that a recognized deferred income tax asset will be realized. Unrecognized deferred income tax assets are reassessed at each reporting date and are recognized to the extent that it has become more likely than not that an unrecognized deferred income tax asset will be realized.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different taxable entities which intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

Investment tax credits

Investment tax credits (ITCs) arising from R&D activities are deducted from the related costs and are accordingly included in the determination of net income when there is reasonable assurance that the credits will be realized. ITCs arising from the acquisition or development of property, plant and equipment and capitalized development costs are deducted from the cost of those assets with amortization calculated on the net amount.

Earnings per share

Earnings per share is calculated by dividing the net income for the period attributable to the common shareholders of the Company by the weighted average number of common shares outstanding during the period. The diluted weighted average number of common shares outstanding is calculated by taking into account the dilution that would occur if the securities or other agreements for the issuance of common shares were exercised or converted into common shares at the later of the beginning of the period or the issuance date unless it is anti-dilutive. The treasury stock method is used to determine the dilutive effect of the stock options. The treasury stock method is a method of recognizing the use of proceeds that could be obtained upon the exercise of options in computing diluted earnings per share. It assumes that any proceeds would be used to purchase common shares at the average market price during the period. The Company has one category of dilutive potential common shares which is share options.

Dividend distribution

In the period in which the dividends are approved by the Company’s Board of Directors, the dividend is recognized as a liability in the Company’s financial statements.

CAE Annual Report 2012 | 95

Consolidated Financial Statements

Government assistance

Government contributions are recognized where there is reasonable assurance that the contribution will be received and all attached conditions will be complied with by the Company.

The Company benefits from investment tax credits that are deemed to be equivalent to government contributions.

Contributions are received for Project New Core Markets from Investissement Québec (IQ) for costs incurred in R&D programs. Contributions were received in previous fiscal years for Project Phoenix from Industry Canada under the Technology Partnerships Canada (TPC) program and from IQ. Repayable government assistance are recognized as royalty obligations. The current portion is included as part of the accrued liabilities.

The obligation to repay royalties is recorded when the contribution is receivable and is estimated based on future projections. The obligation is discounted using the prevailing market rates of interest, at that time, for a similar instrument (similar as to currency, term, type of interest rate, guarantees or other factors) with a similar credit rating. The difference between government contributions and the discounted value of royalty obligations is accounted for as a government contribution which is recognized as a reduction of costs or as a reduction of capitalized expenditures.

The Company recognizes the Government of Canada’s participation in Project Falcon as an interest-bearing long-term obligation. The initial measurement of the accounting liability recognized to repay the lender is discounted using the prevailing market rates of interest, at that time, for a similar instrument (similar as to currency, term, type of interest rate, guarantees or other factors) with a similar credit rating. The difference between the face value of the long-term obligation and the discounted value of the long-term obligation is accounted for as a government contribution which is recognized as a reduction of costs or as a reduction of capitalized expenditures.

Use of judgements, estimates and assumptions

The preparation of the consolidated financial statements in conformity with IFRS requires the Company’s management (management) to make judgements, estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenues and expenses for the period reported. It also requires management to exercise its judgement in applying the Company’s accounting policies. The areas involving a higher degree of judgement or complexity, or areas where assumption and estimates are significant to the consolidated financial statements are disclosed below. Actual results could differ from those estimates. Changes will be reported in the period in which they are identified.

Business combinations

Business combinations are accounted for in accordance with the acquisition method; thus, on the date that control is obtained. The acquiree’s identifiable assets, liabilities and contingent liabilities are measured at their fair value. Depending on the complexity of determining these valuations, the Company either consults with independent experts or develops the fair value internally by using appropriate valuation techniques which are generally based on a forecast of the total expected future net discounted cash flows. These evaluations are linked closely to the assumptions made by management regarding the future performance of the related assets and any changes in the discount rate applied.

Development costs

Development costs are recognized as intangible assets and are amortized over their useful lives when they meet the criteria for capitalization. Forecasted revenue and profitability for the relevant projects are used to assess compliance with the capitalization criteria and to assess the recoverable amount of the assets.

Impairment of non-financial assets

The Company’s impairment test for goodwill is based on fair value less costs to sell calculations and uses valuation models such as the discounted cash flows model. The cash flows are derived from the plan approved by management for the next five years. Cash flow projections take into account past experience and represent management’s best estimate about future developments. Cash flows after the five-year period are extrapolated using estimated growth rates. Key assumptions which management has based its determination of fair value less costs to sell include estimated growth rates, post-tax discount rates and tax rates. The post-tax discount rates were derived from the respective CGUs’ representative weighted average cost of capital which range from 8% to 12%. These estimates, including the methodology used, can have a material impact on the respective values and ultimately the amount of any goodwill impairment.

Likewise, whenever property, plant and equipment and intangible assets are tested for impairment, the determination of the assets’ recoverable amount involves the use of estimates by management and can have a material impact on the respective values and ultimately the amount of any impairment.

Provisions

In determining the amount of the provisions, assumptions and estimates are made in relation to discount rates, the expected costs and the expected timing of the costs.

96	| CAE Annual Report 2012

Consolidated Financial Statements

Revenue recognition

The Company uses the percentage-of-completion method in accounting for its fixed-price contracts to deliver services and manufacture products. Use of the percentage-of-completion method requires the Company to estimate the work performed to date as a proportion of the total work to be performed. Management conducts monthly reviews of its estimated costs to complete, percentage-of-completion estimates and revenues and margins recognized, on a contract-by-contract basis. The impact of any revisions in cost and earnings estimates is reflected in the period in which the need for a revision becomes known.

Defined benefit pension plans

The cost of defined benefit pension plans as well as the present value of the pension obligations is determined using actuarial valuations. The actuarial valuations involve making assumptions about discount rates, expected rates of return on assets, future salary increases, mortality rates and future pension increases. All assumptions are reviewed at each reporting date. Any changes in these assumptions will impact the carrying amount of pension obligations. In determining the appropriated discount rate management considers the interest rates of corporate bonds that are denominated in the currency in which the benefits will be paid with an AA/AAA rating, and that have terms to maturity approximating the terms of the related pension liability. The mortality rate is based on publicly available mortality tables for the specific country. Future salary increases and pension increases are based on expected future inflation rates for the specific country.

The expected return on plan assets is determined by considering the expected returns on the assets underlying the current investment policy applicable over to the period over which the obligation is to be settled. For the purpose of calculating the expected return on plan assets, historical and expected future returns were considered separately for each class of assets based on the asset allocation and the investment policy.

Other key assumptions for pension obligations are based, in part, on current market conditions. See Note 15 for further details regarding assumptions used.

Share-based payments

The Company measures the cost of cash and equity-settled transactions with employees by reference to the fair value of the related instruments at the date at which they are granted. Estimating fair value for share-based payments requires determining the most appropriate valuation model for a grant, which is dependent on the terms and conditions of the grant. This also requires making assumptions and determining the most appropriate inputs to the valuation model including the expected life of the option, volatility and dividend yield.

Income taxes

The Company is subject to income tax laws in numerous jurisdictions. Judgement is required in determining the worldwide provision for income taxes. The determination of tax liabilities and assets involve certain uncertainties in the interpretation of complex tax regulations. The Company provides for potential tax liabilities based on the probability weighted average of the possible outcomes. Differences between actual results and those estimates could have an effect on the income tax liabilities and deferred tax liabilities in the period in which such determinations are made.

Deferred tax assets are recognized to the extent that it is more likely than not that taxable profit will be available against the losses that can be utilised. Significant management judgement is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and the level of future taxable profits together with future tax planning strategies. The recorded amount of total deferred tax assets could be altered if estimates of projected future taxable income and benefits from available tax strategies are lowered, or if changes in current tax regulations are enacted that impose restrictions on the timing or extent of the Company’s ability to utilise future tax benefits.

Government assistance repayments

In determining the amount of repayable government assistance, assumptions and estimates are made in relation to discount rates, expected revenues and the expected timing of revenues, when relevant. Revenue projections take into account past experience and represent management’s best estimate about the future. Revenues after a five-year period are extrapolated using estimated growth rates depending on the estimated timing of repayments. The estimated repayments are discounted using average rates ranging from 8.5% to 13.0% based on terms of similar financial instruments. These estimates along with the methodology used to derive the estimates can have a material impact on the respective values and ultimately any repayable obligation in relation to government assistance. A 1% increase to the growth rates would increase the royalty obligation at March 31, 2012 by approximately $8.2 million.

CAE Annual Report 2012 | 97

Consolidated Financial Statements

Future changes in accounting policies
Financial instruments

In November 2009, the IASB released IFRS 9, Financial Instruments, which is the first part of a three-part project to replace IAS 39, Financial Instruments: Recognition and Measurement. It addresses classification and measurement of financial assets and liabilities. IFRS 9 replaces the multiple category and measurement models of IAS 39 for debt instruments with a new mixed measurement model having two categories: amortized cost and fair value through profit or loss. Most of the requirements in IAS 39 for classification and measurement of financial liabilities were carried forward in IFRS 9. However, the portion of the changes in fair value related to the Company’s own credit risk must be presented in OCI rather than in income. IFRS 9 is effective for annual periods beginning on or after January 1, 2015, with earlier application permitted. The Company is currently evaluating the impact of the standard on its consolidated financial statements.

In October 2010, the IASB amended IFRS 7, Financial Instruments: Disclosures. IFRS 7 was amended to require quantitative and qualitative disclosures for transfers of financial assets where the transferred assets are not derecognized in their entirety or the transferor retains continuing managerial involvement. If a substantial portion of the total amount of the transfer activity occurs in the closing days of a reporting period, the amendment also requires disclosure of supplementary information. These amendments are effective for annual periods beginning on or after July 1, 2011, with earlier application permitted. The Company is currently evaluating the impact of the amendments on its consolidated financial statements.

Consolidation

In May 2011, the IASB released IFRS 10, Consolidated Financial Statements, which replaces SIC-12, Consolidation – Special Purpose Entities, and parts of IAS 27, Consolidated and Separate Financial Statements. The new standard builds on existing principles by identifying the concept of control as the determining factor in whether an entity should be included in a company’s consolidated financial statements. The standard provides additional guidance to assist in the determination of control where it is difficult to assess. IFRS 10 is effective for annual periods beginning on or after January 1, 2013, with earlier application permitted. The Company is currently evaluating the impact of the standard on its consolidated financial statements.

Joint arrangements

In May 2011, the IAS released IFRS 11, Joint Arrangements, which supersedes IAS 31, Interests in Joint Ventures, and SIC-13,

Jointly Controlled Entities – Non-monetary Contributions by Venturers. IFRS 11 focuses on the rights and obligations of a joint arrangement, rather than its legal form as is currently the case under IAS 31. The standard addresses inconsistencies in the reporting of joint arrangements by requiring the equity method to account for interest in jointly controlled entities. IFRS 11 is effective for annual periods beginning on or after January 1, 2013, with early application permitted. The Company currently uses proportionate consolidation to account for interests in joint ventures, but must apply the equity method under IFRS 11. Under the equity method, the Company’s share of net assets, net income and OCI of joint ventures will be presented as one-line items on the statement of financial position, the statement of income and the statement of comprehensive income, respectively.

Disclosure of interests in other entities

In May 2011, the IASB released IFRS 12, Disclosure of Interests in Other Entities. IFRS 12 is a new and comprehensive standard on disclosure requirements for all forms of interests in other entities, including joint arrangements, associates and unconsolidated structured entities. The standard requires an entity to disclose information regarding the nature and risks associated with its interests in other entities and the effects of those interests in its financial position, financial performance and cash flows. IFRS 12 is effective for annual periods beginning on or after January 1, 2013, with earlier application permitted. The Company is currently evaluating the impact of the standard on its consolidated financial statements.

Fair value measurement

In May 2011, the IASB released IFRS 13, Fair Value Measurement. IFRS 13 defines fair value, sets out in a single IFRS a framework for measuring fair value and requires disclosures about fair value measurements. IFRS 13 applies when other IFRSs require or permit fair value measurements. It does not introduce any new requirements to measure an asset or a liability at fair value, change what is measured at fair value in IFRSs or address how to present changes in fair value. The standard is effective for annual periods beginning on or after January 1, 2013, with earlier application permitted. The Company is currently evaluating the impact of the standard on its consolidated financial statements.

Employee benefits

In June 2011, the IASB amended IAS 19, Employee Benefit. IAS 19 is amended to reflect significant changes to recognition and measurement of defined benefit pension expense and termination benefits by the elimination of the option to defer the recognition of actuarial gains and losses (the corridor approach) and expand the disclosure requirements. These amendments are effective for years beginning on or after January 1, 2013, with earlier application permitted. The Company is currently evaluating the impact of these amendments on its consolidated financial statements.

Financial statement presentation

In June 2011, the IASB amended IAS 1, Financial Statement Presentation, to change the disclosure of items presented in OCI, including a requirement to separate items presented in OCI into two groups based on whether or not they may be recycled to profit or loss in the future. The amendments are effective for annual periods beginning on or after July 1, 2012. The Company is currently evaluating the impact of the amendments on its consolidated financial statements.

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Consolidated Financial Statements

NOTE 2 – FIRST-TIME ADOPTION OF IFRS
First-time adoption

For all periods up to and including the year ended March 31, 2011, the Company prepared its consolidated financial statements in accordance with previous Canadian GAAP. For periods beginning on or after April 1, 2011, the Company has transitioned to IFRS. Consequently, for the years ended March 31, 2012 and March 31, 2011, the Company has prepared its consolidated financial statements in accordance with IFRS.

This note explains the principal adjustments made by the Company in restating its previous Canadian GAAP equity as at April 1, 2010 and its previously published Canadian GAAP financial statements for the year ended March 31, 2011.

Exemptions applied

IFRS 1, First-Time Adoption of International Financial Reporting Standards, allows first-time adopters certain exemptions from the general requirement to apply IFRS retrospectively. The Company has applied the following exemptions:

i)	The Company has elected to recognize specific training devices at their estimated fair values and use those fair values as deemed cost at April 1, 2010;
ii)	The Company has elected to recognize all cumulative actuarial gains and losses of defined benefit plans deferred under previous Canadian GAAP in opening retained earnings at April 1, 2010;
iii)	The Company has deemed the cumulative foreign currency translation adjustment for foreign operations at April 1, 2010 to be zero, with the adjustment recorded against opening retained earnings;
iv)	The Company has elected to apply the requirement of IAS 23, Borrowing Costs, whereby interest must be capitalized to qualifying assets beginning only after April 1, 2010;
v)

The Company has elected not to apply IFRS 3 (as amended in 2008), Business Combinations, to business combinations that occurred before April 1, 2010. Consequently, as at April 1, 2010, the carrying amount of goodwill under IFRS is equal to the carrying amount of goodwill under previous Canadian GAAP.

Reconciliation of equity as reported under previous Canadian GAAP to IFRS

		March 31	April 1
(amounts in millions)	Notes	2011	2010
Shareholders' equity as previously reported under previous Canadian GAAP		$1,269.4	$1,155.8
IFRS adjustments decrease:
Government assistance (1)	A	(104.4)	(100.4)
Property, plant and equipment (1)	B	(65.0)	(68.4)
Employee benefits	C	(49.7)	(57.1)
Borrowing costs (1)	D	(26.4)	(23.0)
Leases (1)	E	(22.9)	(23.3)
Revenue	F	(5.5)	(6.0)
Income taxes and other	G	(81.1)	(77.2)
Equity attributable to equity holders of the Company under IFRS		$914.4	$800.4
Non-controlling interests	H	18.5	18.0
Total equity as reported under IFRS		$932.9	$818.4

(1) Certain tax effects for these adjustments are included in income taxes and other.

CAE Annual Report 2012 | 99

Consolidated Financial Statements

Reconciliation of net income as reported under previous Canadian GAAP to IFRS
		Previous
Year ended March 31, 2011		Canadian
(amounts in millions, except per share amounts)	Notes	GAAP	Adjustment	IFRS
Revenue	F	$1,629.0	$1.8	$1,630.8
Cost of sales	A, B, D-F	1,102.7	(20.7)	1,082.0
Gross profit		$526.3	$22.5	$548.8
Research and development expenses		46.4	(1.9)	44.5
Selling, general and administrative expenses	A, C, D, G	238.9	1.0	239.9
Other losses (gains) – net		(18.3)	0.1	(18.2)
Operating profit		$259.3	$23.3	$282.6
Finance income	A	(4.1)	(0.3)	(4.4)
Finance expense	A, D, E	34.8	29.6	64.4
Finance expense – net		$30.7	$29.3	$60.0
Earnings before income taxes		$228.6	$(6.0)	$222.6
Income tax expense	G	58.8	2.9	61.7
Net income		$169.8	$(8.9)	$160.9
Attributable to:
Equity holders of the Company		$169.8	$(9.5)	$160.3
Non-controlling interests	H	-	0.6	0.6
Earnings per share from continuing operations
attributable to equity holders of the Company
Basic and Diluted		$0.66	$(0.04)	$0.62
Weighted average number of
shares outstanding (basic)		256.7	-	256.7
Weighted average number of
shares outstanding (diluted)		257.3	0.2	257.5

Reconciliation of comprehensive income as reported under previous Canadian GAAP to IFRS

		Previous
Year ended March 31, 2011		Canadian
(amounts in millions)	Notes	GAAP	Adjustment	IFRS
Net income		$169.8	$(8.9)	$160.9
Other comprehensive income (loss):
Foreign currency translation adjustment	B-H	$(24.1)	$3.7	$(20.4)
Net changes in cash flow hedge		(0.6)	-	(0.6)
Net changes in available-for-sale financial instruments		-	(0.1)	(0.1)
Defined benefit plan actuarial gains adjustment	C	-	6.3	6.3
Other comprehensive income (loss)		$(24.7)	$9.9	$(14.8)
Total comprehensive income		$145.1	$1.0	$146.1
Total comprehensive income attributable to:
Equity holders of the Company		$145.1	$0.3	$145.4
Non-controlling interests		-	0.7	0.7
Total comprehensive income		$145.1	$1.0	$146.1

100	| CAE Annual Report 2012

Consolidated Financial Statements

Reconciliation of financial position as reported under previous Canadian GAAP to IFRS

		Previous			Previous
		Canadian	March 31, 2011		Canadian		April 1, 2010
(amounts in millions)	Notes	GAAP Adjustment		IFRS	GAAP Adjustment		IFRS
Assets
Cash and cash equivalents		$276.4	$-	$276.4	$312.9	$-	$312.9
Accounts receivable	H	296.9	(0.1)	296.8	237.5	0.7	238.2
Contracts in progress : assets	F, H	207.9	22.6	230.5	220.6	(15.1)	205.5
Inventories	F	125.1	(0.8)	124.3	126.9	(0.1)	126.8
Prepayments	E	54.5	(11.0)	43.5	33.7	(9.5)	24.2
Income taxes recoverable	A, G, H	52.2	6.6	58.8	24.3	6.4	30.7
Future income taxes	H	9.2	(9.2)	-	7.1	(7.1)	-
Derivative financial assets	H	-	18.9	18.9	-	27.9	27.9
Total current assets		$1,022.2	$27.0	$1,049.2	$963.0	$3.2	$966.2
Property, plant and equipment	A, B, D, E	1,180.1	30.9	1,211.0	1,147.2	49.9	1,197.1
Intangible assets	A, D, H	178.8	197.0	375.8	125.4	165.0	290.4
Goodwill	H	198.5	(198.5)	-	161.9	(161.9)	-
Deferred tax assets	D, G, H	76.7	(56.0)	20.7	82.9	(58.2)	24.7
Derivative financial assets	H	-	11.6	11.6	-	15.1	15.1
Other assets	C, H	201.6	(52.6)	149.0	141.5	(43.7)	97.8
Total assets		$2,857.9	$(40.6)	$2,817.3	$2,621.9	$(30.6)	$2,591.3
Liabilities and equity
Accounts payable and
accrued liabilities	A,C, E, H	$527.1	$24.8	$551.9	$467.8	$25.2	$493.0
Provisions	H	-	20.9	20.9	-	32.1	32.1
Income taxes payable	H	-	12.9	12.9	-	6.5	6.5
Contracts in progress : liabilities	F, H	173.3	(47.5)	125.8	199.7	(32.3)	167.4
Current portion of long-term debt	E	30.7	55.5	86.2	51.1	17.4	68.5
Future income taxes	H	31.8	(31.8)	-	23.0	(23.0)	-
Derivative financial liabilities	H	-	12.4	12.4	-	9.3	9.3
Total current liabilities		$762.9	$47.2	$810.1	$741.6	$35.2	$776.8
Provisions	H	-	10.4	10.4	-	8.2	8.2
Long-term debt	E	443.8	130.2	574.0	441.6	159.3	600.9
Royalty obligations	A	-	161.6	161.6	-	148.0	148.0
Employee benefits obligations	C, H	-	62.8	62.8	-	81.4	81.4
Deferred gains and other
non-current liabilities	H	262.6	(75.0)	187.6	200.5	(71.2)	129.3
Deferred tax liabilities	A-C, E-H	119.2	(54.7)	64.5	82.4	(69.2)	13.2
Derivative financial liabilities	H	-	13.4	13.4	-	15.1	15.1
Total liabilities		$1,588.5	$295.9	$1,884.4	$1,466.1	$306.8	$1,772.9
Equity
Share capital	H	$445.9	$(5.2)	$440.7	$441.5	$(5.2)	$436.3
Contributed surplus	H	13.5	3.6	17.1	10.9	3.3	14.2
Accumulated other comprehensive (loss) income	H	(240.1)	230.3	(9.8)	(215.4)	226.8	11.4
Retained earnings	A-H	1,050.1	(583.7)	466.4	918.8	(580.3)	338.5
Equity attributable to equity
holders of the Company	A-H	$1,269.4	$(355.0)	$914.4	$1,155.8	$(355.4)	$800.4
Non-controlling interests	H	-	18.5	18.5	-	18.0	18.0
Total equity		$1,269.4	$(336.5)	$932.9	$1,155.8	$(337.4)	$818.4
Total liabilities and equity		$2,857.9	$(40.6)	$2,817.3	$2,621.9	$(30.6)	$2,591.3

CAE Annual Report 2012 | 101

Consolidated Financial Statements

Summary reconciliation of statement of cash flows as reported under previous Canadian GAAP to IFRS

		Previous
Year ended March 31, 2011		Canadian
(amounts in millions)	Notes	GAAP	Adjustment	IFRS
Cash flows provided by (used in) operating activities	E, H	$247.0	$(20.7)	$226.3
Cash flows (used in) provided by investing activities		(237.3)	6.4	(230.9)
Cash flows (used in) provided by financing activities	E, H	(42.2)	14.3	(27.9)

The following items explain the most significant and pertinent restatements to the financial statements resulting from the application of IFRS.

A) IAS 20 and IAS 32 – Accounting for government grants and disclosure of government assistance and financial instrument: presentation

Royalty arrangements with the government

Previous Canadian GAAP accounting policy

With the exception of the Government of Canada’s contributions for Project Falcon, other government contributions are recorded as a reduction of the related R&D program costs or as a reduction in the program’s capitalized expenditures.

A liability to repay the government contribution is recognized when conditions arise and the repayment thereof is reflected in the consolidated income statement when royalties become due.

Contributions for Project Falcon are recognized as an interest-bearing long-term obligation. The difference between the face value of the long-term obligation and the discounted value of the long-term obligation is accounted for as a government contribution and is recognized as a reduction of costs or as a reduction of capitalized expenditures.

IFRS accounting policy

Repayable government assistance arrangements are recognized as royalty obligations. The obligation to repay royalties is recorded when the contribution is received and is estimated based on future projections. Subsequent re-measurement of these obligations is recognized in income.

April 1, 2010 statement of financial position impact

As a result of applying the IFRS policy, a royalty obligation, recorded at a discounted value and accreted over time, was recorded on the statement of financial position in the amount of $156.6 million (including the current portion), with an offsetting decrease in equity of $100.4 million, net of a deferred tax impact of $36.8 million. As well, an increase in assets of $19.4 million was recorded to retroactively affect government assistance that were recognized as a reduction of costs and a reduction of capital expenditures, respectively, in accordance with previous Canadian GAAP.

Impact on net income for the year ended March 31, 2011

When compared to the amount recognized under previous Canadian GAAP, cost of sales was reduced by $7.6 million as royalty expenses from arrangements with the government on R&D programs are not recognized under IFRS. Conversely, finance expense related to government royalty obligations increased by $13.3 million.

Impact on statement of cash flows	There is no significant impact when compared to the cash flows recognized under previous Canadian GAAP.

B) IAS 16 – Property, plant and equipment (PP&E)

IFRS 1 Exemption – fair value as deemed cost

Exemption applied	The company elected to use fair value as deemed cost on the date of transition for specific items of property, plant and equipment.
April 1, 2010 statement of financial position impact

PP&E decreased by $76.4 million and equity decreased by $61.8 million, net of a deferred tax impact of $14.6 million. The aggregate of the fair values for these specific training devices was $159.0 million at April 1, 2010.

Impact on net income for the year ended March 31, 2011 Impact on statement of cash flows

When compared to the amount recognized under previous Canadian GAAP, cost of sales was reduced by $5.5 million, given the lower depreciation of specific training devices. There is no significant impact when compared to the cash flows recognized under previous Canadian GAAP.

102	| CAE Annual Report 2012

Consolidated Financial Statements

Componentization Previous Canadian GAAP accounting policy

The cost of an item of PP&E made up of significant separable component parts is allocated to the component parts when practicable and when an estimate can be made of the lives of the separate components.

IFRS accounting policy

Each part of an item of PP&E with a cost that is significant in relation to the total cost of the item, and which has a useful life which is different than the main asset, must be depreciated separately.

April 1, 2010 statement of financial position impact

Certain buildings are separated into components. The three components identified were: the roof, the heating and cooling system and the rest of the building. The impact of componentization resulted in a decrease in PP&E of $2.0 million on April 1, 2010.

Impact on net income for the year ended March 31, 2011	When compared to the amount recognized under previous Canadian GAAP, cost of sales increased by $0.2 million given the reduced depreciation periods of certain components of buildings.
Impact on statement of cash flows De-recognition Previous Canadian GAAP accounting policy

There is no significant impact when compared to the cash flows recognized under previous Canadian GAAP.

PP&E are recorded at cost less accumulated depreciation, net of any impairment charges. Subsequent costs are capitalized if they constitute an asset betterment or are expensed if they constitute a repair or maintenance.

IFRS accounting policy

Upon replacement of a component, a loss on disposal is recognized to income when the carrying value of a replaced item is de-recognized, unless the item is transferred to inventories. If it is not practical to determine such carrying value, the cost and accumulated depreciation are calculated by reference to the cost of the replacement part.

April 1, 2010 statement of financial position impact Impact on net income for the year ended March 31, 2011

The impact of retroactively considering past de-recognitions resulted in a decrease in PP&E of $6.5 million on April 1, 2010.

When compared to the amount recognized under previous Canadian GAAP, cost of sales increased by $1.4 million given the de-recognition of specific components on certain devices during the fourth quarter of fiscal 2011, partially offset by reduced depreciation resulting from the reduction in PP&E upon the transition to IFRS.

Impact on statement of cash flows	There is no significant impact when compared to the cash flows recognized under previous Canadian GAAP.

C) IAS 19 – Employee benefits

IFRS 1 Exemption and accounting impact on our continuing operations – actuarial gains and losses

Previous Canadian GAAP accounting policy

The excess of the net actuarial gain (loss) over 10% of the greater of the benefit obligation and the fair value of plan assets is not immediately recognized in income, but is amortized over the remaining service period of active employees (corridor approach). Unrecognized actuarial gains and losses below the corridor are deferred.

IFRS 1 exemption applied and IFRS accounting policy

The Company elected to recognize all cumulative actuarial gains and losses of defined benefit plans deferred under previous Canadian GAAP in opening retained earnings.

Subsequently, actuarial gains and losses for the Company’s defined benefit plans are recognized in the period in which they occur on the statement of financial position and in other comprehensive income.

April 1, 2010 statement of financial position impact

The effect of recognizing all cumulative actuarial gains and losses on April 1, 2010 resulted in a decrease in other assets of $29.6 million and an additional recognition of employee benefit obligations in the amount of $25.7 million. Equity also decreased by $40.7 million after consideration of a deferred tax impact of $14.6 million.

Impact on net income for the year ended March 31, 2011	When compared to the amount recognized under previous Canadian GAAP, general and administrative expenses were reduced by $2.2 million given the reduced amortization of actuarial gains and losses.
Impact on statement of cash flows	There is no significant impact when compared to the cash flows recognized under previous Canadian GAAP.

CAE Annual Report 2012 | 103

Consolidated Financial Statements

Actuarial valuations

Previous Canadian GAAP accounting policy IFRS accounting policy	It is possible to value pension assets and obligations up to three months prior to year-end. Pension assets and obligations are required to be valued as at the statement of financial position date.
April 1, 2010 statement of financial position impact

The effect of the change in measurement date resulted in an increase in the employee benefits obligation of $17.0 million, with an offsetting decrease in equity of $12.4 million, net of a deferred tax impact of $4.6 million.

Impact on net income for the year ended March 31, 2011 Impact on statement of cash flows

When compared to the amount recognized under previous Canadian GAAP, general and administrative expenses increased by $1.1 million.

There is no significant impact when compared to the cash flows recognized under previous Canadian GAAP.

Past service costs

Previous Canadian GAAP accounting policy	Past service costs are amortized on a straight-line basis over the average remaining service period of active employees expected to receive benefits under the plan up to the full eligibility date.
IFRS accounting policy

Past service costs are recognized as an expense on a straight-line basis over the average period until the benefits become vested. To the extent that the benefits are already vested following the introduction of, or changes to, a defined benefit plan, past service costs are recognized immediately.

April 1, 2010 statement of financial position impact

The effect of recognizing benefits that have already vested resulted in an increase in the employee benefits obligation of $4.8 million, with an offsetting decrease in equity of $3.5 million, net of a deferred tax impact of $1.3 million.

Impact on net income for the year ended March 31, 2011 Impact on statement of cash flows

There is no significant impact when compared to the amount recognized under previous Canadian GAAP.

There is no significant impact when compared to the cash flows recognized under previous Canadian GAAP.

D) IAS 23 – Borrowing costs

IFRS 1 Exemption – borrowing costs

Exemption applied	The Company elected to apply the requirement of IAS 23, Borrowing Costs, whereby interest must be capitalized to qualifying assets beginning only on April 1, 2010.
April 1, 2010 statement of financial position impact

Unamortized capitalized interest prior to April 1, 2010 was eliminated as an adjustment to retained earnings and resulted in a decrease in PP&E and intangible assets of $23.5 million and $1.7 million respectively, with an offsetting decrease in equity of $23.0 million, net of a deferred tax impact of $2.2 million.

Impact on net income for the year ended March 31, 2011

When compared to the amount recognized under previous Canadian GAAP, cost of sales decreased by $0.8 million due to lower amortization resulting from the elimination of unamortized capitalized interest. However, finance expense increased by $4.3 million given that interest on certain assets did not qualify for capitalization. Under previous Canadian GAAP, this interest was capitalized to the cost of the related asset.

Impact on statement of cash flows	There is no significant impact when compared to the cash flows recognized under previous Canadian GAAP.

104	| CAE Annual Report 2012

Consolidated Financial Statements

E) IAS 17 – Leases

Classification

Previous Canadian GAAP accounting policy

Under previous Canadian GAAP, a lease is classified as either a capital (finance) lease or as an operating lease. Lease classification is dependent on whether substantially all of the benefits and risks of ownership of a leased asset are transferred to the lessee and the assessment is made at the inception of the lease. Quantitative thresholds are given to determine classification of the leases.

IFRS accounting policy

Lease classification under IFRS is also dependent on whether substantially all the benefits and risks of ownership of a leased asset are transferred to the lessee at the inception of the lease. No quantitative thresholds are offered, and additional qualitative indicators are provided.

April 1, 2010 statement of financial position impact

Material lease arrangements, previously classified as operating leases, are recognized on the statement of financial position as finance leases. These include certain simulators installed in the Company’s global network of training centres and specific buildings.

The impact of reclassifying these leases resulted in an increase in PP&E of $150.7 million and a corresponding increase to long-term debt, including the current portion in the amount of $176.5 million on April 1, 2010. Equity decreased by $23.3 million, net of a deferred tax impact of $12.0 million.

Impact on net income for the year ended March 31, 2011

When compared to the amount recognized under previous Canadian GAAP, cost of sales decreased by $10.5 million, mainly due to the reversal of rent expense, which was partially offset by the depreciation incurred on the assets that changed lease classification. Conversely, finance expense increased by $11.1 million mainly due to interest accretion on the long-term debt.

Impact on statement of cash flows

Under previous Canadian GAAP, payments for certain simulators installed in the Company’s global network of training centres and specific buildings previously classified as operating leases were classified as cash flows from operating activities. Under IFRS, given that these leases are recognized on the statement of financial position as finance leases, such payments are treated as financing activities. For the year ended March 31, 2011, cash flows from operating and financing activities were adjusted by $17.5 million as the lease obligations were repaid.

F) IAS 18 – Revenue

Long-term service arrangements

Previous Canadian GAAP accounting policy

Generally, revenue from long-term maintenance contracts is recognized into income on a straight-line method over the contract period, or in situations when it is clear that costs will be incurred on other than a straight-line basis, based on historical evidence, revenue is recognized over the contract period in proportion to the costs expected to be incurred in performing services under the contract (the percentage-of-completion or POC method).

IFRS accounting policy

The notion that historical evidence is needed to recognize revenue under the POC method of accounting is not necessary. As a result, for service contracts where POC accounting more appropriately estimates the outcome of the contract, revenue recognition using the straight-line method is not appropriate.

April 1, 2010 statement of financial position impact Impact on net income for the year ended March 31, 2011 Impact on statement of cash flows

The effect of retroactively applying the POC method for certain limited arrangements had a negative effect on retained earnings of $6.0 million.

Revenue increased by $1.9 million, while cost of sales increased by $0.7 million.

There is no significant impact when compared to the cash flows recognized under previous Canadian GAAP.

CAE Annual Report 2012 | 105

Consolidated Financial Statements

G) Income taxes and other

Unrecognized deferred tax assets

IFRS accounting policy

Certain transitional adjustments have resulted in the computation of additional deferred tax assets but given that IFRS imposes restrictions on the full recognition of future taxes by requiring that they be recognized only to the extent that their realization is probable, certain future tax assets have not been recognized as some benefits are expected to materialize in periods subsequent to the period meeting the probability of recovery test required to support such assets.

April 1, 2010 statement of financial position impact Impact on statement of cash flows	Future tax assets were recognized only to the extent that their realization is probable. There is no significant impact when compared to the cash flows recognized under previous Canadian GAAP.

IFRS 3 - Business combinations Acquisition costs

Previous Canadian GAAP accounting policy

Acquisition-related costs are costs an acquirer incurs to effect a business combination. Under previous Canadian GAAP, direct costs of a business acquisition are capitalized as part of the purchase price allocation while indirect costs are expensed.

IFRS accounting policy

The acquirer accounts for all acquisition-related costs as expenses in the periods in which the costs are incurred and the services are received, with the exception of costs to issue debt or equity securities.

April 1, 2010 statement of financial position impact Impact on net income for the year ended March 31, 2011 Impact on statement of cash flows

No impact given the IFRS 1 election to apply IFRS 3 to business combinations that occurred on or after April 1, 2010.

As a result of expensing the acquisition costs, general and administrative expenses increased by $2.5 million.

There is no significant impact when compared to the cash flows recognized under previous Canadian GAAP.

106	| CAE Annual Report 2012

Consolidated Financial Statements

CAE Annual Report 2012 | 107

Consolidated Financial Statements

NOTE 3 – BUSINESS COMBINATIONS

Fiscal 2012 acquisitions

As at March 31, 2012, the Company entered into business combination transactions for a total cost of $131.4 million.

An amount of $0.7 million of acquisition-related costs was included in general and administrative expenses in the consolidated income statement for the year ended March 31, 2012.

Medical Education Technologies, Inc.

In August 2011, the Company acquired 100% of the shares of Medical Education Technologies, Inc. (METI). With this acquisition, the Company gains global market access, expands CAE’s product and services offering and acquired simulation-based technology for healthcare.

The preliminary determination of the fair value for the above acquisition of the net identifiable assets acquired and liabilities assumed is included in the following table. The fair value of the acquired identifiable intangible assets of $39.0 million (including technology and customer relationships) is still provisional for the period ended March 31, 2012 and will be until the valuations for those assets are finalized. Preliminary goodwill of $99.1 million arising from the acquisition of METI is attributable to the advantages gained, which include:

  A platform that immediately propels the Company to an important position by providing access to the human patient simulator segment, a significant segment of the overall healthcare simulation market;

  An expanded customer base for CAE Healthcare, enabling the offering of the existing portfolio of solutions to a much broader market;

  An experienced management team with subject matter expertise and industry know-how.

The fair value of the acquired accounts receivable was $9.7 million. Gross contractual amounts receivable amount to $10.5 million, but $0.8 million of this amount is not expected to be collected.

The revenue and operating profit included in the consolidated income statement from METI since the acquisition date is $35.9 million and $0.6 million respectively. Had METI been consolidated from April 1, 2011, the consolidated income statement would have shown additional revenue and operating profit from METI of $31.0 million and $1.8 million respectively. These pro-forma amounts are estimated based on the operations of the acquired business prior to the business combination by the Company, but are adjusted to reflect the Company’s accounting policies where significant. The amounts are provided as supplemental information and are not necessarily indicative of future performance.

Haptica Limited

In July 2011, the Company acquired the assets and intellectual property of Haptica Limited (Haptica). The acquisition serves to add to CAE Healthcare’s surgical solution offering.

The fair value for the above acquisition of the net identifiable assets acquired and liabilities assumed is included in the following table as part of Other. The fair value of the acquired identifiable assets amounted to $0.7 million (including technology and intellectual property rights) and no goodwill is recognized from this acquisition.

Flight Simulator-Capital L.P.

In March 2012, the Company acquired the outstanding 80.5% of the interests in Flight Simulator-Capital L.P. (Simucap) that it previously did not own. With this acquisition, CAE owns 100% of the units of Simucap. The acquisition provides CAE with control of a financing vehicle that offers lease financing for CAE’s civil flight simulators and access to financing of up to 85% of the equipment value available from Export Development Canada. The structure allows CAE to provide more financing alternatives to customers.

The preliminary determination of the fair value for the above acquisition of the net identifiable assets acquired and liabilities assumed is also included in the following table as part of Other. No goodwill is recognized from this acquisition.

Other

Adjustments to the determination of the net identifiable assets acquired and liabilities assumed for certain fiscal 2011 acquisitions were also completed during the fiscal year and resulted in an adjustment to goodwill of nil. Remaining additional consideration outstanding for previous years’ acquisitions amounts to $9.0 million which is contingent on certain conditions being satisfied.

108	| CAE Annual Report 2012

Consolidated Financial Statements

Fiscal 2011 acquisitions

In fiscal 2011, the Company entered into business combination transactions for a total cost of $76.8 million. An amount of $2.5 million of acquisition-related costs was included in general and administrative expenses in the consolidated income statement for the year ended March 31, 2011.

Datamine Corporate Limited

The Company acquired Datamine Corporate Limited (Datamine). Datamine is a supplier of mining optimization software tools and services.

Academia Aeronautica de Evora S.A.

The Company acquired the remaining non-controlling interest of Academia Aeronautica de Evora S.A. (AAE).

Century Systems Technologies Inc.

The Company acquired Century Systems Technologies Inc. (Century). Century is a supplier of geological data management and governance systems to the mining industry.

RTI International’s Technology Assisted Learning

The Company acquired the assets of RTI International’s Technology Assisted Learning (TAL) business unit. TAL designs, manufactures and delivers maintenance trainers as well as virtual desktop trainers.

CHC Helicopter’s Helicopter Flight Training Operations

The Company acquired the assets of CHC Helicopter’s Helicopter Flight Training Operations (CHC Helicopter’s HFTO) in order to provide training to helicopter pilots and maintenance engineers as well as provide general training, pilot provisioning and search and rescue training support.

Net assets acquired and liabilities assumed arising from the acquisitions are as follows:

As at March 31	METI	Other	Total	Total
(amounts in millions)	2012	2012	2012	2011
Current assets (1)	$17.3	$0.5	$17.8	$23.0
Current liabilities	(19.6)	(0.1)	(19.7)	(21.1)
Property, plant and equipment	3.3	-	3.3	8.9
Other assets	0.1	20.5	20.6	1.1
Intangible assets	39.0	0.7	39.7	26.1
Goodwill (2)	99.1	-	99.1	36.2
Deferred income taxes	(8.1)	-	(8.1)	(1.7)
Non-current liabilities	(5.4)	(20.7)	(26.1)	(2.5)
Fair value of the net assets acquired, excluding cash position
at acquisition	$125.7	$0.9	$126.6	$70.0
Other	-	-	-	0.2
Cash and cash equivalents in subsidiary acquired	3.3	1.5	4.8	6.6
Total purchase consideration	$129.0	$2.4	$131.4	$76.8
Purchase price payable	(0.2)	(0.1)	(0.3)	(0.7)
Other	-	(0.3)	(0.3)	-
Total purchase consideration settled in cash	$128.8	$2.0	$130.8	$76.1
Additional consideration related to previous fiscal year's acquisitions	-	-	-	1.8
Total cash consideration	$128.8	$2.0	$130.8	$77.9

(1) Excluding cash on hand
(2) This goodwill is not deductible for tax purposes.

The net assets of CHC Helicopter’s HFTO and AAE are included in the Training & Services/Civil segment. The net assets of TAL are included in the Simulation Products/Military segment. The net assets of METI, Haptica, Datamine and Century are included in the New Core Markets segment. The net assets of Simucap are not included in any of the segments.

CAE Annual Report 2012 | 109

Consolidated Financial Statements

NOTE 4 – INVESTMENTS IN JOINT VENTURES

During fiscal 2012, the Company entered into new joint venture arrangements to form CAE Japan Flight Training Inc. – 51%, Asian Aviation Centre of Excellence Sdn. Bhd. – 50%, CAE Simulation Training Private Limited – 25% and Philippine Academy for Aviation Training Inc. – 50%. See Note 32 for a complete list of the Company’s investments in joint ventures.

Except for the Helicopter Training Media International GmbH joint venture, whose operations are essentially focused on designing, manufacturing and supplying advanced helicopter military training product applications, all other joint venture companies’ operations are focused on providing civil and military aviation training and related services.

The following table summarizes the financial information of the Company's investments in joint ventures:

	March 31	March 31	April 1
(amounts in millions)	2012	2011	2010
Assets
Current assets	$74.4	$67.6	$54.0
Property, plant and equipment and other non-current assets	315.6	258.7	235.0
Liabilities
Current liabilities	53.8	49.0	33.3
Long-term debt (including current portion)	113.9	123.1	117.2
Deferred gains and other non-current liabilities	9.5	8.0	7.5

Years ended March 31
(amounts in millions)		2012	2011
Earnings information
Revenue		$111.5	$90.4
Net income		28.9	20.0
Segmented operating income
TS/C		23.8	16.1
SP/M		2.1	2.8
TS/M		12.4	11.3

There are no contingent liabilities relating to the Company’s interests in the joint ventures and no contingent liabilities from the joint ventures themselves.

The Company’s share of the capital commitments from the joint ventures themselves amount to $84.7 million as at March 31, 2012 (2011 – $37.5 million).

110	| CAE Annual Report 2012

Consolidated Financial Statements

NOTE 5 – ACCOUNTS RECEIVABLE

Accounts receivable are carried on the consolidated statement of financial position net of allowance for doubtful accounts. This provision is established based on the Company’s best estimates regarding the ultimate recovery of balances for which collection is uncertain. Uncertainty of ultimate collection may become apparent from various indicators, such as a deterioration of the credit situation of a given client and delay in collection beyond the contractually agreed upon payment terms. Management regularly reviews accounts receivable, monitors past due balances and assesses the appropriateness of the allowance for doubtful accounts.

Details of accounts receivable were as follows:

	March 31	March 31	April 1
(amounts in millions)	2012	2011	2010
Past due trade receivables not impaired
1-30 days	$28.7	$33.0	$21.2
31-60 days	9.8	22.4	10.7
61-90 days	8.9	11.7	9.3
Greater than 90 days	31.3	15.2	20.6
Total	$78.7	$82.3	$61.8
Allowance for doubtful accounts	(7.6)	(6.0)	(5.6)
Current trade receivables	113.2	114.8	90.6
Accrued receivables	45.5	41.3	34.5
Receivables from related parties	38.1	16.6	14.5
Other receivables	40.5	47.8	42.4
Total accounts receivable	$308.4	$296.8	$238.2

Changes in the allowance for doubtful accounts were as follows:

As at March 31
(amounts in millions)		2012	2011
Allowance for doubtful accounts, beginning of year		$(6.0)	$(5.6)
Additions		(6.2)	(3.2)
Amounts charged off		2.4	0.9
Unused amounts reversed		2.0	2.1
Exchange differences		0.2	(0.2)
Allowance for doubtful accounts, end of year		$(7.6)	$(6.0)

NOTE 6 – INVENTORIES

	March 31	March 31	April 1
(amounts in millions)	2012	2011	2010
Work in progress	$99.2	$83.0	$87.6
Raw materials, supplies and manufactured products	53.9	41.3	39.2
	$153.1	$124.3	$126.8

The amount of inventories recognized as cost of sales was as follows:

Years ended March 31
(amounts in millions)		2012	2011
Work in progress		$72.6	$82.9
Raw materials, supplies and manufactured products		34.3	23.7
		$106.9	$106.6

Write-downs of inventories in the amount of $7.5 million were made during fiscal 2012 (2011 – $4.6 million).

CAE Annual Report 2012 | 111

Consolidated Financial Statements

NOTE 7 – PROPERTY, PLANT AND EQUIPMENT

						Assets
		Buildings		Machinery	Aircraft and	under	Assets
		and		and	aircraft	finance	under
(amounts in millions)	Land improvements		Simulators equipment		engines	lease	construction	Total
Net book value at April 1, 2010	$23.6	$173.6	$664.9	$56.3	$10.6	$162.9	$105.2	$1,197.1
Additions	-	6.9	13.3	15.0	3.1	12.4	60.6	111.3
Acquisition of subsidiaries	-	-	8.3	0.6	-	-	-	8.9
Acquisition of joint venture	-	2.9	-	0.3	1.5	-	1.1	5.8
Disposals	-	(0.2)	(1.3)	(0.1)	-	(0.2)	-	(1.8)
Depreciation	-	(12.1)	(37.3)	(14.9)	(2.7)	(18.2)	-	(85.2)
Transfers and others	0.1	5.6	65.8	(1.8)	0.6	(8.1)	(66.9)	(4.7)
Exchange differences	(0.2)	(1.7)	(12.7)	(0.3)	(0.2)	(4.6)	(0.7)	(20.4)
Net book value at March 31, 2011	$23.5	$175.0	$701.0	$55.1	$12.9	$144.2	$99.3	$1,211.0
Additions	6.5	22.2	45.1	14.6	0.6	-	76.7	165.7
Acquisition of subsidiaries	-	0.7	1.5	1.1	-	-	0.1	3.4
Acquisition of joint ventures	-	-	20.3	-	-	-	5.9	26.2
Disposals	-	-	(24.1)	-	(0.1)	-	-	(24.2)
Depreciation	-	(14.1)	(44.6)	(15.6)	(3.3)	(14.7)	-	(92.3)
Impairment (Note 21)	-	(0.5)	-	-	-	-	-	(0.5)
Transfers and others	-	1.9	43.0	1.1	1.8	(6.2)	(45.3)	(3.7)
Exchange differences	0.1	0.9	6.2	(0.5)	(0.2)	2.4	(0.8)	8.1
Net book value at March 31, 2012	$30.1	$186.1	$748.4	$55.8	$11.7	$125.7	$135.9	$1,293.7

						Assets
		Buildings		Machinery	Aircraft and	under	Assets
		and		and	aircraft	finance	under
(amounts in millions)	Land improvements		Simulators equipment		engines	lease	construction	Total
Cost	$23.6	$268.8	$809.7	$206.2	$14.7	$264.2	$105.2	$1,692.4
Accumulated depreciation	-	(95.2)	(144.8)	(149.9)	(4.1)	(101.3)	-	(495.3)
Net book value at April 1, 2010	$23.6	$173.6	$664.9	$56.3	$10.6	$162.9	$105.2	$1,197.1
Cost	$23.5	$280.4	$869.2	$189.6	$20.8	$258.1	$99.3	$1,740.9
Accumulated depreciation	-	(105.4)	(168.2)	(134.5)	(7.9)	(113.9)	-	(529.9)
Net book value at March 31, 2011	$23.5	$175.0	$701.0	$55.1	$12.9	$144.2	$99.3	$1,211.0
Cost	$30.1	$305.6	$946.7	$198.2	$20.8	$246.4	$135.9	$1,883.7
Accumulated depreciation	-	(119.5)	(198.3)	(142.4)	(9.1)	(120.7)	-	(590.0)
Net book value at March 31, 2012	$30.1	$186.1	$748.4	$55.8	$11.7	$125.7	$135.9	$1,293.7

As at March 31, 2012, the average remaining amortization period for full-flight simulators is 15 years (2011 – 15 years and April 1, 2010 – 16 years).

As at March 31, 2012, bank borrowings are collateralized by property, plant and equipment for the value of $113.7 million (2011 – $270.3 million).

112	| CAE Annual Report 2012

Consolidated Financial Statements

Assets under finance lease, with lease terms between 5 and 21 years, include simulators, buildings and machinery and equipment, as follows:

	March 31	March 31	April 1
(amounts in millions)	2012	2011	2010
Simulators
Cost	$211.8	$223.4	$242.8
Accumulated depreciation	(110.5)	(105.0)	(103.0)
Net book value	$101.3	$118.4	$139.8
Buildings
Cost	$34.0	$34.1	$21.9
Accumulated depreciation	(9.6)	(8.3)	1.2
Net book value	$24.4	$25.8	$23.1
Machinery and equipment
Cost	$0.6	$0.6	$(0.5)
Accumulated depreciation	(0.6)	(0.6)	0.5
Net book value	$-	$-	$-
Total net book value	$125.7	$144.2	$162.9

As at March 31, 2012, the net book value of simulators leased out to third parties is $5.4 million (2011 –  $5.1 million and April 1, 2010 – $2.9 million).

NOTE 8 – INTANGIBLE ASSETS

		Capitalized		ERP and		Other
		development	Customer	other		intangible
(amounts in millions)	Goodwill	costs relationships		software	Technology	assets	Total
Net book value at April 1, 2010	$161.9	$29.5	$29.2	$30.3	$19.3	$20.2	$290.4
Additions – internal development	-	22.6	3.1	18.5	0.3	0.3	44.8
Additions – acquired separately	-	-	-	-	-	0.1	0.1
Acquisition of subsidiaries	36.2	-	17.0	-	8.3	0.8	62.3
Amortization	-	(4.1)	(4.5)	(3.7)	(3.0)	(4.4)	(19.7)
Transfers and others	-	(2.8)	2.9	0.4	0.4	0.9	1.8
Exchange differences	(3.0)	-	(0.2)	(0.1)	(0.3)	(0.3)	(3.9)
Net book value at March 31, 2011	$195.1	$45.2	$47.5	$45.4	$25.0	$17.6	$375.8
Additions – internal development	-	42.8	-	17.3	-	0.2	60.3
Additions – acquired separately	-	-	0.2	-	-	1.1	1.3
Acquisition of subsidiaries	99.1	1.4	20.9	0.1	12.3	5.0	138.8
Amortization	-	(5.7)	(8.1)	(5.3)	(3.4)	(3.5)	(26.0)
Impairment (Note 21)	-	(3.3)	(1.3)	(0.2)	-	-	(4.8)
Transfers and others	-	(8.2)	1.1	0.1	(6.5)	(3.3)	(16.8)
Exchange differences	3.9	0.1	0.1	(0.1)	0.3	0.3	4.6
Net book value at March 31, 2012	$298.1	$72.3	$60.4	$57.3	$27.7	$17.4	$533.2

		Capitalized		ERP and		Other
		development	Customer	other		intangible
(amounts in millions)	Goodwill	costs relationships		software	Technology	assets	Total
Cost	$161.9	$63.6	$35.3	$45.0	$26.5	$34.9	$367.2
Accumulated depreciation	-	(34.1)	(6.1)	(14.7)	(7.2)	(14.7)	(76.8)
Net book value at April 1, 2010	$161.9	$29.5	$29.2	$30.3	$19.3	$20.2	$290.4
Cost	$195.1	$78.8	$58.0	$78.9	$35.2	$35.5	$481.5
Accumulated depreciation	-	(33.6)	(10.5)	(33.5)	(10.2)	(17.9)	(105.7)
Net book value at March 31, 2011	$195.1	$45.2	$47.5	$45.4	$25.0	$17.6	$375.8
Cost	$298.1	$106.7	$79.7	$95.7	$41.0	$32.3	$653.5
Accumulated depreciation	-	(34.4)	(19.3)	(38.4)	(13.3)	(14.9)	(120.3)
Net book value at March 31, 2012	$298.1	$72.3	$60.4	$57.3	$27.7	$17.4	$533.2

CAE Annual Report 2012 | 113

Consolidated Financial Statements

For the year ended March 31, 2012, amortization of $19.7 million (2011 – $15.5 million) has been recorded in cost of sales, $5.4 million (2011 – $3.6 million) in research and development expenses, $0.9 million (2011 – $0.6 million) in selling, general and administrative expenses and nil (2011 – nil) was capitalized.

As at March 31, 2012, the average remaining amortization period for the capitalized development costs is 6 years (2011 – 5 years and April 1, 2010 – 5 years).

The Company has no indefinite life intangible assets other than goodwill.

The carrying amount of goodwill allocated to the Company's CGUs per operating segment is as follows:

	March 31	March 31	April 1
(amounts in millions)	2012	2011	2010
TS/C	$32.3	$31.0	$27.8
SP/M	103.1	102.4	95.2
TS/M	37.2	36.2	36.9
NCM	125.5	25.5	2.0
Total goodwill	$298.1	$195.1	$161.9

NOTE 9 – OTHER ASSETS

	March 31	March 31	April 1
(amounts in millions)	2012	2011	2010
Restricted cash	$9.8	$10.6	$16.2
Prepaid rent to portfolio investments	85.4	81.6	45.6
Investment in portfolio investments	1.3	1.9	2.0
Advances to related parties	26.7	26.1	21.7
Deferred financing costs, net of accumulated amortization of $20.6
(2011 – $19.8 and April 1, 2010 – $18.8)	3.1	3.0	1.4
Long-term receivables	42.3	18.1	3.9
Other, net of accumulated amortization of $10.6 (2011 – $9.7 and April 1, 2010 – $8.7)	8.8	7.7	7.0
	$177.4	$149.0	$97.8

Finance lease receivables
The present value of future minimum lease payment receivables, included in long-term receivables is as follows:

	March 31	March 31	April 1
(amounts in millions)	2012	2011	2010
Gross investment in finance lease contracts	$13.6	$-	$-
Less: unearned finance income	2.7	-	-
Present value of future minimum lease payment receivables	$10.9	$-	$-

114	| CAE Annual Report 2012

		Consolidated Financial Statements

Future minimum lease payments from investments in finance lease contracts to be received are as follows:

As at March 31
(amounts in millions)		2012		2011
		Present value of		Present value of
	Gross future minimum		Gross	future minimum
	Investment	lease payments	Investment	lease payments
No later than 1 year	$1.2	$0.8	$-	$-
Later than 1 year and no later than 5 years	4.8	3.5	-	-
Later than 5 years	7.6	6.6	-	-
	$13.6	$10.9	$-	$-

NOTE 10 – ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

		March 31	March 31	April 1
(amounts in millions)		2012	2011	2010
Accounts payable trade		$264.9	$253.1	$222.1
Accrued liabilities		216.1	207.7	186.4
Amounts due to related parties		13.8	11.9	14.1
Deferred revenue		88.7	70.2	61.8
Current portion of royalty obligations		14.1	9.0	8.6
		$597.6	$551.9	$493.0

NOTE 11 – CONTRACTS IN PROGRESS

The amounts recognized in the consolidated statement of financial position correspond, for each construction contract, to the aggregate amount of costs incurred plus recognized profits (less recognized losses), less progress billings and amounts sold.

As at March 31
(amounts in millions)	2012	2011
Contracts in progress: assets	$245.8	$230.5
Contracts in progress: liabilities	(104.6)	(125.8)
Contracts in progress: net assets	$141.2	$104.7

These amounts correspond to:

As at March 31
(amounts in millions)	2012	2011
Aggregate amount of costs incurred plus recognized
profits (less recognized losses) to date	$2,716.3	$2,062.3
Less: progress billing	2,569.9	1,952.3
Less: amounts sold	5.2	5.3
Contracts in progress: net assets	$141.2	$104.7

Advances received from customers on construction contracts related to work not yet commenced amounts to $0.3 million at March 31, 2012 (2011 – $0.1 million).

Construction contracts revenue recognized in fiscal 2012 amounts to $761.1 million (2011 – $719.8 million).

CAE Annual Report 2012 | 115

Consolidated Financial Statements

NOTE 12 – PROVISIONS
Restoration and simulator removal

In certain situations, simulators are installed at locations that are not owned by the Company. In some of these cases, the Company has an obligation to dismantle and remove the simulators from these sites and to restore the location to its original condition. A provision is recognized for the present value of estimated costs to be incurred to dismantle and remove the simulators from these sites and restore the location. The provision also includes amounts relating to leased land and building where restoration costs are contractually required at the end of the lease. Where such costs arise as a result of capital expenditure on the leased asset, the restoration costs are also capitalized.

Restructuring

Restructuring costs consist mainly of severances and other related costs, including the associated employee benefits obligation expense. Provisions for restructuring costs are recognized when the Company has a present legal or constructive obligation as a result of past events, it is more likely than not that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated. Restructuring provisions are measured at the Company’s best estimate of the expenditure required to settle the obligation at the end of the reporting period, and are discounted where the effect is material.

Legal claims

The amount represents a provision for certain legal claims brought against the Company. The corresponding charge is recognized in the consolidated income statement within selling, general and administrative expenses. In Management’s opinion, the outcome of these legal claims will not give rise to any significant loss beyond the amounts provided at March 31, 2012.

Onerous contracts

The Company is a party to contracts in which the unavoidable costs of meeting the obligations under the contracts exceed the economic benefits expected to be received under it. The unavoidable costs under the contract reflect the lower of the cost to fulfill the contract or any compensation or penalty arising from the failure to fulfill the contract.

Warranties

A provision is recognized for expected warranty claims on products sold in the last two years, based on past experience of the level of repairs and returns. It is expected that most of these costs will be incurred in the next financial year and all will have been incurred within two to five years of the consolidated statement of financial position date. Assumptions used to calculate the provision for warranties were based on current sales levels and current information available about returns based on the warranty period of products sold.

Changes in provisions are as follows:

						Contingent
					liabilities arising
	Restoration					on business
	and simulator		Legal	Onerous		combinations	Other
(amounts in millions)	removal Restructuring		claims	contracts Warranties (see Note 3)			provisions	Total
Total provisions at April 1, 2010	$1.8	$6.4	$2.4	$0.1	$14.6	$11.3	$3.7	$40.3
Additions including increases
to existing provisions	-	-	0.3	-	6.4	4.8	1.4	12.9
Amounts used	-	(4.7)	(1.1)	(0.1)	(8.1)	(4.5)	(0.7)	(19.2)
Unused amounts reversed	(0.7)	(1.0)	-	-	(1.9)	-	-	(3.6)
Changes in the
discounted amount	0.1	-	-	-	-	0.7	0.1	0.9
Exchange differences	(0.1)	-	-	-	(0.1)	0.2	-	-
Total provisions at March 31, 2011	$1.1	$0.7	$1.6	$-	$10.9	$12.5	$4.5	$31.3
Less: current portion	-	0.7	0.9	-	10.9	5.4	3.0	20.9
Long-term portion	$1.1	$-	$0.7	$-	$-	$7.1	$1.5	$10.4
Additions including increases
to existing provisions	-	1.2	0.2	0.9	7.9	-	5.3	15.5
Amounts used	-	(1.2)	(0.2)	(0.6)	(7.1)	(0.5)	(4.5)	(14.1)
Unused amounts reversed	(0.2)	-	-	-	(0.6)	(3.9)	(1.3)	(6.0)
Changes in the
discounted amount	-	-	-	-	-	0.9	-	0.9
Total provisions at March 31, 2012	$0.9	$0.7	$1.6	$0.3	$11.1	$9.0	$4.0	$27.6
Less: current portion	-	0.7	1.0	0.3	10.9	5.3	3.4	21.6
Long-term portion	$0.9	$-	$0.6	$-	$0.2	$3.7	$0.6	$6.0

116	| CAE Annual Report 2012

	Consolidated Financial Statements

NOTE 13 – DEBT FACILITIES
Long-term debt, net of transaction costs is as follows:

	March 31	March 31	April 1
(amounts in millions)	2012	2011	2010
Total recourse debt	$678.1	$524.0	$471.4
Total non-recourse debt (1)	143.5	136.2	198.0
Total long-term debt	$821.6	$660.2	$669.4
Less:
Current portion of long-term debt	113.6	58.5	40.1
Current portion of finance leases	22.4	27.7	28.4
	$685.6	$574.0	$600.9

(1) Non-recourse debt is a debt in a subsidiary for which recourse is limited to the assets, equity, interest and undertaking of such subsidiary and not CAE Inc.

Details of the recourse debt are as follows:

		March 31	March 31	April 1
(amounts in millions)		2012	2011	2010
(i)	Senior notes (US$33.0 maturing in June 2012), fixed interest rate of 7.76% payable
	semi-annually in June and December	$33.3	$34.2	$37.1
(ii)	Senior notes ($15.0 and US$45.0 maturing in June 2016 and US$60.0 maturing in
	June 2019), average blended rate of 7.14% payable semi-annually in June and December	119.7	117.0	121.5
(iii)	Senior notes (US$100.0 maturing in August 2021 and US$50.0 maturing in August 2026),
	average blended rate of 4.47% payable semi-annually in August and February.	149.9	-	-
(iv)	Revolving unsecured term credit facilities maturing in April 2015 (US$450.0), (as at
	March 31, 2011 – US$450.0, as at April 1, 2010 – US$400.0 and €100.0)	13.3	-	-
(v)	Term loans, matured in May and June 2011 (outstanding as at March 31, 2011 – €1.6 and
	€0.3, as at April 1, 2010 – €7.4 and €1.5 ), implicit interest rate of 4.60%	-	2.6	12.2
(vi)	Grapevine Industrial Development Corporation bonds maturing in April 2013 (US$19.0),
	interest rate of 0.60% (2011 – 0.55%, 2010 – 1.35%)	19.0	18.5	19.3
(vii)	Miami Dade County Bonds maturing in March 2024 (US$11.0), interest rate of 0.19%
	(2011 – 0.34%, 2010 – 0.47%)	11.0	10.7	11.2
(viii)	Obligations under finance lease commitments, with various maturities from July 2010 to
	October 2036, interest rates from 3.67% to 10.67%	142.9	183.3	211.8
(ix)	Term loan maturing in June 2014 (outstanding as at March 31, 2012 – US$13.2 and £5.4, as
	at March 31, 2011 – US$17.5 and £7.3, as at April 1, 2010 – US$22.1 and £8.7)	21.3	27.7	-
	Term loan maturing in June 2018 (outstanding as at March 31, 2012 – US$43.2 and £8.5, as
	at March 31, 2011 – US$43.2 and £8.5, as at April 1, 2010 – US$43.2 and £8.5)	54.7	53.2	-
	Combined coupon rate of post-swap debt of 7.90% (2011 – 7.89%)
(x)	R&D obligation from a government agency maturing in July 2029	58.3	28.8	9.1
(xi)	Term loan, maturing in December 2017 (outstanding as at March 31, 2012 – €7.9, as at
	March 31, 2011 – €9.2, as at April 1, 2010 – €9.7), floating interest rate with a floor of 2.5%	10.5	12.6	13.3
(xii)	Term loans maturing in January 2020 and January 2022 (outstanding as at March 31, 2012 –
	€4.9, as at March 31, 2011 – €6.3, as at April 1, 2010 – €6.0), floating interest rate of
	EURIBOR plus a spread	6.1	8.4	8.1
(xiii)	Credit facility maturing in January 2015 (outstanding as at March 31, 2012 – $2.1 and
	INR 384.2, as at March 31, 2011 – $1.5 and INR 458.4, as at April 1, 2010 – INR 362.7),
	bearing interest based on floating interest rates in India prevailing at the time of each
	drawdown	9.6	11.5	8.2
(xiv)	Other debt, with various maturities from April 2010 to September 2016, average interest rate
	of approximately 5.61%	11.4	15.5	19.6
(xv)	Term loan, maturing in October 2020 (outstanding as at March 31, 2012 – US$17.1) bearing
	interest at a fixed rate of 4.14%	17.1	-	-
Total recourse debt, net amount		$678.1	$524.0	$471.4

(i)

Pursuant to a private placement, the Company borrowed US$33.0 million. These unsecured senior notes rank equally with term bank financings. The Company has entered into an interest rate swap agreement converting the fixed interest rate into the equivalent of a three-month LIBOR borrowing rate plus 3.6%.

(ii)	Represents unsecured senior notes for $15.0 million and US$105.0 million by way of a private placement for an average term at inception of 8.5 years.
(iii)	Represents unsecured senior notes for US$150.0 million by way of a private placement for an average term at inception of 11.7 years.

CAE Annual Report 2012 | 117

Consolidated Financial Statements

(iv)

Represents a committed three-year revolving credit facility of US$450.0 million with an option, subject to the lender’s consent, to increase to a total amount of up to US$650.0 million. The facility has covenants requiring a minimum fixed charge coverage and a maximum debt coverage. The applicable interest rate on this revolving term credit facility is at the option of the Company, based on the bank’s prime rate, bankers’ acceptance rates or LIBOR plus a spread which depends on the credit rating assigned by Standard & Poor’s Rating Services. The spread over LIBOR has been reduced to reflect current market pricing.

(v)

The Company, in association with Iberia Lineas de España, combined their aviation training operations in Spain. Quarterly capital repayments are made for the term of the financing. The net book value of the simulators being financed, as at March 31, 2012, is approximately $55.1 million (€41.3 million) (as at March 31, 2011 – $63.8 million (€46.3 million), as at April 1, 2010 – $67.7 million (€49.3 million)).

(vi)

The rates are set annually by the remarketing agent based on market conditions. A letter of credit has been issued to support the bonds for the outstanding amount of the loans. Combined interest rate is 2.60% (2011 – 3.05%, 2010 – 2.35%).

(vii)

The rate is a floating rate and reset weekly. A letter of credit has been issued to support the bonds for the outstanding amount of the loan. Combined interest rate is 2.19% (2011 – 2.84%, 2010 – 1.47%).

(viii)	These finance leases relate to the leasing of various buildings, simulators, machinery and equipment.
(ix)

Represents senior financing for two civil aviation training centres. Tranche A is repaid in quarterly instalments of principal and interest while Tranche B begins quarterly amortization in July 2014. In fiscal 2011, the Company converted these term loans from non-recourse to recourse debt for a net amount of $89.5 million in 2010.

(x)

Represents an interest-bearing long-term obligation from the Government of Canada for its participation in Project Falcon, an R&D program that will continue over five years, for a maximum amount of $250.0 million. The aggregate amount recognized at the end of fiscal 2012 was $141.4 million (as at March 31, 2011 – $85.5 million, as at April 1, 2010 – $33.8 million) (refer to Note 1). The discounted value of the debt recognized amounted to $58.3 million as at March 31, 2012 (as at March 31, 2011 – $28.8 million, as at April 1, 2010 – $9.1 million).

(xi)

Represents the Company’s proportionate share of the debt in Rotorsim S.r.l., totalling $10.6 million (€7.9 million) (as at March 31, 2011 – $12.7 million (€9.2 million), as at April 1, 2010 – $13.3 million (€9.7 million)). In fiscal 2011, Rotorsim S.r.l. refinanced its debt.

(xii)

Represents a loan agreement of $6.4 million (€4.8 million) (as at March 31, 2011 - $8.7 million (€6.3 million), as at April 1, 2010 – $8.3 million (€6.0 million)) for the financing of one of the Company’s subsidiaries. In fiscal 2011, the Company added a new tranche of financing.

(xiii)

Represents the financing facility for certain of the Company’s operations in India. The financing facility is comprised of a term loan of up to $9.2 million (INR 470.0 million) and working capital facilities of up to an aggregate of $2.5 million (INR 125.0 million). Drawdowns can be made in INR or any other major currencies acceptable to the lender.

(xiv)	Other debts include an unsecured facility for the financing of the cost of establishment of an enterprise resource planning (ERP)
system.	The facility is repayable with monthly repayments over a term of seven years beginning at the end of the first month
following	each quarterly disbursement.
(xv)	Represents a term loan agreement of US$19.2 million to finance two simulators deployed in the Middle East.

Details of the non-recourse debt are as follows:

		March 31	March 31	April 1
(amounts in millions)		2012	2011	2010
(i)	Term loan of £12.7 collateralized, maturing in October 2016 (outstanding as at March 31,
	2012 – £1.9, as at March 31, 2011 – £2.5, as at April 1, 2010 – £3.0), interest rate of
	approximately LIBOR plus 0.95%	$3.0	$3.9	$4.6
(ii)	Term loan maturing in December 2019 (outstanding as at March 31, 2012 – €39.1, as at
	March 31, 2011 – €41.8, as at April 1, 2010 – €43.9), interest rate at EURIBOR rate swapped
	to a fixed rate of 4.80%	51.5	56.8	59.4
(iii)	Term loans with various maturities to January 2017 (outstanding as at March 31, 2012 –
	US$23.8 and ¥29.4, as at March 31, 2011 – US$17.9 and ¥21.6, as at April 1, 2010 –
	US$21.9 and ¥32.8)	28.4	20.6	27.2
(iv)	Term loan maturing in September 2025 collateralized (outstanding as at March 31, 2012 –
	US$21.1, as at March 31, 2011 – US$21.1, as at April 1, 2010 – US$14.3), fixed interest rate
	of 10.35% after effect of USD-Indian Rupees cross currency swap agreement	20.4	19.7	13.7
(v)	Term loan maturing in January 2020 (outstanding as at March 31, 2012 – US$3.1, as at
	March 31, 2011 – US$3.3, as at April 1, 2010 – US$3.5), floating interest rate	3.1	3.0	3.6
(vi)	Term loan maturing in June 2014 (outstanding as at March 31, 2012 – US$13.2 and £5.4, as
	at March 31, 2011 – US$17.5 and £7.3, as at April 1, 2010 – US$22.1 and £8.7)	-	-	34.9
	Term loan maturing in June 2018 (outstanding as at March 31, 2012 – US$43.2 and £8.5, as
	at March 31, 2011 – US$43.2 and £8.5, as at April 1, 2010 – US$43.2 and £8.5)	-	-	54.6
	Combined coupon rate of post-swap debt of 8.28% as at April 1, 2010
(vii)	Agreement for the sale of certain accounts receivable and contracts in progress: assets	37.1	32.2	-
Total non-recourse debt, net amount		$143.5	$136.2	$198.0

118	| CAE Annual Report 2012

Consolidated Financial Statements

(i)

The credit facility to finance the Company’s MSH program for the MoD in the U.K., includes a term loan that is collateralized by the project assets of the subsidiary and a bi-annual repayment that is required until 2016. The Company has entered into an interest rate swap totalling £1.6 million as at March 31, 2012 (as at March 31, 2011 – £2.2 million, as at April 1, 2010 – £2.7 million) fixing the interest rate at 6.31%. The book value of the assets pledged as collateral for the credit facility as at March 31, 2012 is £83.0 million (as at March 31, 2011 – £79.6 million, as at April 1, 2010 – £53.3 million).

(ii)	Represents the Company’s proportionate share of the German NH90 project. The total amount available for the project under the facility is €182.7 million.
(iii)

Represents the Company’s proportionate share of term debt for the acquisition of simulators and expansion of the building for its joint venture in Zhuhai Xiang Yi Aviation Technology Company Limited. Borrowings are denominated in U.S. dollars and Chinese Yuan Renminbi (¥). The U.S. dollar-based borrowings bear interest on a floating rate basis of U.S. LIBOR plus a spread ranging from 0.50% to 4.50% and have maturities between August 2013 and January 2017. The ¥ based borrowings bear interest at the local rate of interest with final maturities between December 2010 and September 2012.

(iv)

Represents the Company’s proportionate share of the US$42.1 million senior collateralized non-recourse financing for the HATSOFF Helicopter Training Private Limited joint venture. The debt begins semi-annual amortization in September 2013.

(v)	Represents the Company’s proportionate share in a term loan to finance the Emirates-CAE Flight Training LLC, a joint venture.

(vi)

Represents senior financing for two civil aviation training centres. Tranche A is repaid in quarterly instalments of principal and interest while Tranche B begins quarterly amortization in July 2014. In fiscal 2011, the Company converted these term loans from non-recourse to recourse debt for a net amount of $89.5 million in 2010.

(vii)

Represents an agreement with financial institutions to sell undivided interests in certain of our accounts receivable and contracts in progress: assets for an amount up to $150.0 million without recourse to the Company. The Company continues to act as a collection agent.

Payments required in each of the next five fiscal years to meet the retirement provisions of the long-term debt and face values of finance leases are as follows:

	Long-term	Finance
(amounts in millions)	debt	leases	Total
2013	$114.4	$22.4	$136.8
2014	52.8	22.2	75.0
2015	32.6	17.6	50.2
2016	31.6	8.7	40.3
2017	96.6	7.8	104.4
Thereafter	354.7	64.2	418.9
	$682.7	$142.9	$825.6

As at March 31, 2012, CAE is in compliance with its financial covenants.

Short-term debt

The Company has an unsecured and uncommitted bank line of credit available in euros totalling $2.7 million (as at March 31, 2011 – $2.8 million, as at April 1, 2010 – $2.7 million), of which nil is used as at March 31, 2012 (as at March 31, 2011 –$1.3 million, as at April 1, 2010 – nil). The line of credit bears interest at a euro base rate.

Finance lease commitments

The present value of future finance lease commitments, included in debt facilities is as follows:

	March 31	March 31	April 1
(amounts in millions)	2012	2011	2010
Future finance lease commitments	$142.9	$183.3	$211.8
Less: Future finance charges on finance leases	41.3	51.8	58.1
Net investment in finance lease contracts	$101.6	$131.5	$153.7
Less: Discounted guaranteed residual values of leased assets	6.5	5.8	5.7
Present value of future minimum lease payments	$95.1	$125.7	$148.0

CAE Annual Report 2012 | 119

Consolidated Financial Statements

Future minimum lease payments for finance lease commitments are as follows:

As at March 31
(amounts in millions)		2012		2011
	Future	Present value of	Future	Present value of
	finance lease	future minimum	finance lease	future minimum
	commitments	lease payments	commitments	lease payments
No later than 1 year	$22.4	$21.6	$27.7	$26.6
Later than 1 year and no later than 5 years	56.3	47.9	77.4	66.3
Later than 5 years	64.2	25.6	78.2	32.8
	$142.9	$95.1	$183.3	$125.7

NOTE 14 – GOVERNMENT ASSISTANCE

The Company has signed agreements with various governments whereby the latter share in the cost, based on expenditures incurred by the Company, of certain R&D programs for modeling and simulation, visual systems and advanced flight simulation technology for civil applications and networked simulation for military applications, as well as for the new markets of simulation-based training in healthcare and mining.

During fiscal 2009, the Company announced that it will invest up to $714 million in Project Falcon, an R&D program that will continue over five years. The goal of Project Falcon is to expand the Company’s modeling and simulation technologies, develop new ones and increase its capabilities beyond training into other areas of the aerospace and defence market, such as analysis and operations. Concurrently, the Government of Canada agreed to participate in Project Falcon through a repayable investment of up to $250 million made through the Strategic Aerospace and Defence Initiative (SADI), which supports strategic industrial research and pre-competitive development projects in the aerospace, defence, space and security industries (see Notes 1 and 13 for an explanation of the royalty obligation and debt).

During fiscal 2010, the Company announced that it will invest up to $274 million in Project New Core Markets, an R&D program extending over seven years. The aim is to leverage CAE’s modeling, simulation and training services expertise into the new markets of healthcare and mining. The Québec government agreed to participate up to $100 million in contributions related to costs incurred before the end of fiscal 2016.

The following table provides aggregate information regarding contributions recognized and amounts not yet received for the projects Falcon and New Core Markets:

Years ended March 31
(amounts in millions)	2012	2011
Outstanding contribution receivable, beginning of year	$12.9	$14.7
Contributions	42.8	42.7
Payments received	(47.4)	(44.5)
Outstanding contribution receivable, end of year	$8.3	$12.9

Aggregate information about programs
The aggregate contributions recognized for all programs are as follows:

Years ended March 31
(amounts in millions)	2012	2011
Contributions credited to capitalized expenditures:
Project Falcon	$7.5	$7.6
Project New Core Markets	11.4	5.6
Contributions credited to income:
Project Falcon	$20.9	$25.3
Project New Core Markets	3.0	4.2
Total contributions:
Project Falcon	$28.4	$32.9
Project New Core Markets	14.4	9.8

There are no unfulfilled conditions or unfulfilled contingencies attached to these government contributions.

120	| CAE Annual Report 2012

Consolidated Financial Statements

NOTE 15 – EMPLOYEE BENEFITS OBLIGATIONS
Defined benefit plans

The Company has two registered funded defined benefit pension plans in Canada (one for employees and one for designated executives) that provide benefits based on length of service and final average earnings. The Company also maintains a funded pension plan for employees in the Netherlands, in Norway and in the United Kingdom that provides benefits based on similar provisions.

In addition, the Company maintains a supplemental plan in Canada, two in Germany (CAE Elektronik GmbH plan and CAE Beyss GmbH plan [Beyss]) and one in Norway to provide defined benefits based on length of service and final average earnings. These supplemental plans are the sole obligation of the Company, and there is no requirement to fund them. However, the Company is obligated to pay the benefits when they become due. As at March 31, 2012, the supplemental defined benefits pension obligations are $57.1 million (2011 – $47.0 million) and the Company has issued letters of credit totalling $53.7 million (2011 – $52.8 million) to collateralize these obligations under the Canadian supplemental plan.

Contributions reflect actuarial assumptions of future investment returns, salary projections and future service benefits. Plan assets are represented primarily by Canadian and foreign equities, government and corporate bonds.

In fiscal 2011, in the acquisition of CHC Helicopter’s HFTO, the Company assumed two pension plans resulting in additional pension obligations of $7.2 million and additional plan assets of $4.8 million.

The employee benefits obligations are as follows:

	March 31	March 31	April 1
(amounts in millions)	2012	2011	2010
Funded defined benefits pension obligations	$320.4	$254.9	$234.5
Fair value of plan assets	263.2	238.8	196.6
Funded defined benefits pension obligations – net	57.2	16.1	37.9
Supplemental defined benefits pension obligations	57.1	47.0	43.9
Unrecognized past service costs	(0.1)	(0.3)	(0.7)
Employee benefits obligations	$114.2	$62.8	$81.1	(1)
(1) $0.3 million is included in Other Assets in the consolidated statement of financial position.

The changes in the funded defined pension obligations and the fair value of plan assets are as follows:

Years ended March 31
(amounts in millions)			2012			2011
	Canadian	Foreign	Total	Canadian	Foreign	Total
Pension obligations, beginning of year	$217.7	$37.2	$254.9	$209.5	$25.0	$234.5
Current service cost	8.5	1.0	9.5	8.0	0.4	8.4
Interest cost	12.6	1.8	14.4	12.0	1.3	13.3
Employee contributions	2.0	0.3	2.3	2.7	0.3	3.0
Actuarial loss (gain)	48.9	2.7	51.6	(2.8)	3.8	1.0
Pension benefits paid	(10.3)	(0.6)	(10.9)	(11.7)	(0.5)	(12.2)
Business combination	-	-	-	-	6.7	6.7
Settlements	-	(0.5)	(0.5)	-	-	-
Exchange differences	-	(0.9)	(0.9)	-	0.2	0.2
Pension obligations, end of year	$279.4	$41.0	$320.4	$217.7	$37.2	$254.9
Fair value of plan assets, beginning of year	206.4	32.4	238.8	173.0	23.6	196.6
Expected return on plan assets	14.9	1.7	16.6	12.5	1.4	13.9
Actuarial (loss) gain	(4.9)	0.7	(4.2)	9.6	2.1	11.7
Employer contributions	20.5	1.2	21.7	20.3	0.4	20.7
Employee contributions	2.0	0.3	2.3	2.7	0.3	3.0
Pension benefits paid	(10.3)	(0.6)	(10.9)	(11.7)	(0.5)	(12.2)
Business combination	-	-	-	-	4.8	4.8
Settlements	-	(0.3)	(0.3)	-	-	-
Exchange differences	-	(0.8)	(0.8)	-	0.3	0.3
Fair value of plan assets, end of year	$228.6	$34.6	$263.2	$206.4	$32.4	$238.8

The actual return on plan assets was $12.4 million in fiscal 2012 (2011 – $25.6 million).

CAE Annual Report 2012 | 121

Consolidated Financial Statements

The changes in the supplemental arrangements pension obligations are as follows:

Years ended March 31
(amounts in millions)			2012			2011
	Canadian	Foreign	Total	Canadian	Foreign	Total
Pension obligations, beginning of year	$38.3	$8.7	$47.0	$36.1	$7.8	$43.9
Current service cost	1.4	0.1	1.5	1.2	0.1	1.3
Interest cost	2.2	0.5	2.7	2.0	0.4	2.4
Actuarial loss	8.3	0.8	9.1	1.6	0.5	2.1
Pension benefits paid	(2.5)	(0.6)	(3.1)	(2.6)	(0.6)	(3.2)
Business combination	-	-	-	-	0.5	0.5
Past service cost	0.2	-	0.2	-	-	-
Exchange differences	-	(0.3)	(0.3)	-	-	-
Pension obligations, end of year	$47.9	$9.2	$57.1	$38.3	$8.7	$47.0

The net pension cost is as follows:

Years ended March 31
(amounts in millions)			2012			2011
	Canadian	Foreign	Total	Canadian	Foreign	Total
Funded plans
Current service cost	$8.5	$1.0	$9.5	$8.0	$0.4	$8.4
Interest cost	12.6	1.8	14.4	12.0	1.3	13.3
Expected return on plan assets	(14.9)	(1.7)	(16.6)	(12.5)	(1.4)	(13.9)
Past service cost	0.2	-	0.2	0.4	-	0.4
Settlements	-	(0.2)	(0.2)	-	-	-
Net pension cost	$6.4	$0.9	$7.3	$7.9	$0.3	$8.2
Supplemental arrangements
Current service cost	$1.4	$0.1	$1.5	$1.2	$0.1	$1.3
Interest cost	2.2	0.5	2.7	2.0	0.4	2.4
Past service cost	0.2	-	0.2	-	-	-
Net pension cost	$3.8	$0.6	$4.4	$3.2	$0.5	$3.7
Total net pension cost	$10.2	$1.5	$11.7	$11.1	$0.8	$11.9

For the year ended March 31, 2012, pension costs of $5.1 million (2011 – $4.5 million) have been charged in cost of sales, $1.7 million (2011 – $1.5 million) in research and development expenses, $3.7 million (2011 – $4.9 million) in selling, general and administrative expenses and $1.2 million (2011 – $1.0 million) were capitalized.

The percentage of the major categories of assets which constitutes the fair value of plan assets is as follows:

		Canadian plans		Netherlands plan	United Kingdom plan			Norway plan
As at March 31	2012	2011	2012	2011	2012	2011	2012	2011
Equity instruments	62%	63%	24%	25%	60%	53%	9%	21%
Debt instruments	36%	37%	76%	75%	29%	47%	73%	49%
Property	-	-	-	-	-	-	18%	18%
Other	2%	-	-	-	11%	-	-	12%
	100%	100%	100%	100%	100%	100%	100%	100%

As at March 31, 2012, pension plan assets include the Company's ordinary shares with a fair value of $0.3 million (2011 – $0.9 million and April 1, 2010 – $0.7 million).

122	| CAE Annual Report 2012

		Consolidated Financial Statements

Significant assumptions (weighted average):

		Canadian		Foreign
	2012	2011	2012	2011
Pension obligations as at March 31:
Discount rate	4.75%	5.75%	4.12%	5.13%
Compensation rate increases	3.50%	3.50%	2.98%	2.35%
Net pension cost for years ended March 31:
Expected return on plan assets	7.00%	7.00%	5.20%	5.57%
Discount rate	5.75%	5.75%	5.13%	5.12%
Compensation rate increases	3.50%	3.50%	2.35%	2.04%

Amounts for the funded plans and supplemental arrangements are as follows:

As at March 31
(amounts in millions)			2012	2011
Funded Canadian plans
Defined benefit obligations			$279.4	$217.7
Plan assets			228.6	206.4
Deficit			50.8	11.3
Experience adjustments (losses) gains on plan liabilities			(0.6)	2.8
Experience adjustments (losses) gains on plan assets			(4.9)	9.6

Funded foreign plans
Defined benefit obligations			$41.0	$37.2
Plan assets			34.6	32.4
Deficit			6.4	4.8
Experience adjustments gains (losses) on plan liabilities			1.3	(0.6)
Experience adjustments gains on plan assets			0.7	2.1

Canadian supplemental arrangements
Defined benefit obligation			$47.9	$38.3
Experience adjustments losses on plan liabilities			(2.6)	(1.6)

Foreign supplemental arrangements
Defined benefit obligations			$9.2	$8.7
Experience adjustments losses on plan liabilities			(0.6)	(0.5)

As at March 31, 2012, the total cumulative amount of net actuarial losses before income taxes recognized in other comprehensive income was $56.3 million (2011 –$8.6 million of net actuarial gains).

Expected contribution for the next fiscal year is as follows:

		Funded plans	Supplemental arrangements
(amounts in millions)	Canadian	Foreign	Canadian	Foreign
Expected contribution – fiscal 2013	$30.5	$1.8	$2.5	$0.6

CAE Annual Report 2012 | 123

Consolidated Financial Statements

NOTE 16 – DEFERRED GAINS AND OTHER NON-CURRENT LIABILITIES

	March 31	March 31	April 1
(amounts in millions)	2012	2011	2010
Deferred gains on sale and leasebacks (1)	$44.0	$48.8	$49.6
Deferred revenue	95.4	86.1	46.3
LTI-RSU/DSU compensation obligations (Note 24)	33.9	41.3	22.9
License payable	4.9	7.1	5.0
Deferred gains and other	7.8	4.3	5.5
	$186.0	$187.6	$129.3

(1) The related amortization for the year amounted to $4.8 million (2011 – $4.8 million).

NOTE 17 – INCOME TAXES

Income tax expense
A reconciliation of income taxes at Canadian statutory rates with the reported income taxes is as follows:

Years ended March 31
(amounts in millions, except for income tax rates)		2012	2011
Earnings before income taxes		$239.5	$222.6
Canadian statutory income tax rates		27.99%	29.51%
Income taxes at Canadian statutory rates		$67.0	$65.7
Difference between Canadian and Foreign statutory rates		(9.3)	(9.6)
Losses not tax effected		5.0	4.8
Tax benefit of operating losses not previously recognized		(3.0)	(1.8)
Non-taxable capital gain		(0.5)	(0.9)
Non-deductible items		3.6	3.9
Prior years' tax adjustments and assessments		1.0	3.5
Impact of change in income tax rates on deferred income taxes		(2.7)	(3.1)
Non-taxable research and development tax credits		(1.2)	(1.2)
Other tax benefits not previously recognized		(5.3)	(6.9)
Other		2.9	7.3
Income tax expense		$57.5	$61.7

The applicable statutory tax rates are 27.99% in 2012 and 29.51% in 2011. The Company's applicable tax rate is the Canadian combined rates applicable in the jurisdictions in which the Company operates. The decrease is mainly due to the reduction of the Federal income tax rate in 2012 from 17.63% to 16.13%.

Significant components of the provision for the income tax expense are as follows:

Years ended March 31
(amounts in millions)	2012	2011
Current income tax expense:
Current period	$21.5	$8.6
Adjustment for prior years	(0.4)	1.1
Deferred income tax expense (recovery):
Tax benefit not previously recognized used to reduce the deferred tax expense	(8.3)	(8.7)
Impact of change in income tax rates on deferred income taxes	(2.7)	(3.2)
Origination and reversal of temporary differences	47.4	63.9
Income tax expense	$57.5	$61.7

124	| CAE Annual Report 2012

Consolidated Financial Statements

Income tax recognized in other comprehensive (loss) income

Deferred income tax recovery recognized in other comprehensive (loss) income amounts to $21.3 million as at March 31, 2012 (March 31, 2011 – deferred income tax expense of $3.1 million).

Deferred tax assets and liabilities
Deferred tax assets and liabilities are attributable to the following:

As at March 31
(amounts in millions)		Assets		Liabilities		Net
	2012	2011	2012	2011	2012	2011
Non-capital loss carryforwards	$44.2	$40.9	$-	$-	$44.2	$40.9
Intangible assets	9.2	9.2	(49.4)	(30.5)	(40.2)	(21.3)
Amounts not currently deductible	25.5	26.2	-	-	25.5	26.2
Deferred revenues	11.0	9.6	-	-	11.0	9.6
Tax benefit carryover	5.2	5.0	-	-	5.2	5.0
Unclaimed research & development
expenditures	7.7	6.2	-	-	7.7	6.2
Investment tax credits	-	-	(18.9)	(14.7)	(18.9)	(14.7)
Property, plant and equipment	13.8	10.7	(95.1)	(75.6)	(81.3)	(64.9)
Unrealized gains (losses) on foreign exchange	0.1	0.1	(4.9)	(7.4)	(4.8)	(7.3)
Financial instruments	3.6	3.1	(1.6)	(4.0)	2.0	(0.9)
Government assistance	-	5.1	(3.1)	-	(3.1)	5.1
Employee benefit plans	27.2	13.6	-	-	27.2	13.6
Percentage-of-completion versus
completed contract	-	-	(36.3)	(38.2)	(36.3)	(38.2)
Other	0.8	1.4	(6.7)	(4.5)	(5.9)	(3.1)
Tax assets (liabilities)	$148.3	$131.1	$(216.0)	$(174.9)	$(67.7)	$(43.8)
	(124.2)	(110.4)	124.2	110.4	-	-
Net deferred income tax assets (liabilities)	$24.1	$20.7	$(91.8)	$(64.5)	$(67.7)	$(43.8)

The analysis of deferred tax assets and deferred tax liabilities is as follows:

As at March 31
(amounts in millions)					2012	2011
Deferred tax assets:
Deferred tax asset to be recovered within 12 months					$3.9	$7.6
Deferred tax asset to be recovered after 12 months					144.4	123.5
					$148.3	$131.1
Deferred tax liabilities:
Deferred tax liability to be recovered within 12 months					$(0.7)	$(3.2)
Deferred tax liability to be recovered after 12 months					(215.3)	(171.7)
					$(216.0)	$(174.9)
Net deferred income tax liabilities					$(67.7)	$(43.8)

CAE Annual Report 2012 | 125

Consolidated Financial Statements

Movement in temporary differences during fiscal year 2012 is as follows:

	Balance	Recognized	Recognized	Acquisition	Balance
(amounts in millions)	April 1 2011	in income	in OCI	of subsidiary	March 31 2012
Non-capital loss carryforwards	$40.9	$1.9	$(0.5)	$1.9	$44.2
Intangible assets	(21.3)	(5.7)	0.4	(13.6)	(40.2)
Amounts not currently deductible	26.2	(2.0)	0.1	1.2	25.5
Deferred revenues	9.6	(1.4)	-	2.8	11.0
Tax benefit carryover	5.0	0.2	(0.1)	0.1	5.2
Unclaimed research & development expenditures	6.2	1.5	-	-	7.7
Investment tax credits	(14.7)	(4.2)	-	-	(18.9)
Property, plant and equipment	(64.9)	(14.9)	(1.0)	(0.5)	(81.3)
Unrealized gains (losses) on foreign exchange	(7.3)	2.4	0.1	-	(4.8)
Financial Instrument	(0.9)	(1.0)	3.9	-	2.0
Government assistance	5.1	(8.2)	-	-	(3.1)
Employee benefit plans	13.6	(3.8)	17.4	-	27.2
Percentage-of-completion versus
completed contract	(38.2)	1.8	0.1	-	(36.3)
Other	(3.1)	(3.0)	0.2	-	(5.9)
Net deferred income tax (liabilities) assets	$(43.8)	$(36.4)	$20.6	$(8.1)	$(67.7)

Movement in temporary differences during fiscal year 2011 was as follows:

	Balance	Recognized	Recognized	Acquisition	Balance
(amounts in millions)	April 1 2010	in income	in OCI	of subsidiaries	March 31 2011
Non-capital loss carryforwards	$32.8	$8.6	$(0.5)	$-	$40.9
Intangible assets	(16.4)	(3.5)	0.3	(1.7)	(21.3)
Amounts not currently deductible	25.2	1.1	(0.1)	-	26.2
Deferred revenues	7.7	2.0	(0.1)	-	9.6
Tax benefit carryover	4.6	0.4	-	-	5.0
Unclaimed research & development expenditures	5.3	0.9	-	-	6.2
Investment tax credits	(13.7)	(1.1)	0.1	-	(14.7)
Property, plant and equipment	(37.5)	(29.4)	2.0	-	(64.9)
Unrealized gains (losses) on foreign exchange	(6.9)	(0.4)	-	-	(7.3)
Financial Instruments	(4.7)	4.9	(1.1)	-	(0.9)
Government assistance	12.5	(7.4)	-	-	5.1
Employee benefit plans	20.2	(4.3)	(2.3)	-	13.6
Percentage-of-completion versus
completed contract	(15.1)	(23.1)	-	-	(38.2)
Other	(2.5)	(0.7)	0.1	-	(3.1)
Net deferred income tax assets (liabilities)	$11.5	$(52.0)	$(1.6)	$(1.7)	$(43.8)

Following the acquisition of METI, the Company recognized an amount of $2.0 million of deferred tax assets for its pre-acquisition unrecognized losses.

As at March 31, 2012, taxable temporary differences of $327.5 million related to investments in foreign operations, including subsidiaries and interests in joint ventures has not been recognized, because the Company controls whether the liability will be incurred and it is satisfied that it will not be incurred in the foreseeable future.

126	| CAE Annual Report 2012

	Consolidated Financial Statements

The non-capital losses expire as follows:

(amounts in millions)
Expiry date	Unrecognized	Recognized
2013	-	7.4
2014	0.3	0.8
2015	-	0.1
2016	3.1	-
2017	1.7	-
2018	2.2	-
2019 – 2031	16.0	63.5
No expiry date	16.2	72.3
	$39.5	$144.1

As at March 31, 2012, the Company has $280.3 million of deductible temporary differences for which deferred tax assets have not been recognized. These amounts will reverse up to the next 30 years. The Company also has $1.1 million of accumulated capital losses carried forward relating to its operation in the U.S. for which deferred tax assets have not been recognized. These capital losses will expire in 2013.

NOTE 18 – SHARE CAPITAL, EARNINGS PER SHARE AND DIVIDENDS

Share capital

Authorized shares

The Company is authorized to issue an unlimited number of common shares without par value and an unlimited number of preferred shares without par value, issuable in series.

The preferred shares may be issued with rights and conditions to be determined by the Board of Directors, prior to their issue. To date, the Company has not issued any preferred shares.

Issued shares

A reconciliation of the issued and outstanding common shares of the Company is presented in the Consolidated Statement of Changes in Equity. As at March 31, 2012, the number of shares issued and that are fully paid amount to 258,266,295 (2011 – 256,964,756).

Earnings per share computation

The denominators for the basic and diluted earnings per share computations are as follows:

Years ended March 31	2012	2011
Weighted average number of common shares outstanding	257,461,318	256,687,378
Effect of dilutive stock options	763,581	809,076
Weighted average number of common shares outstanding for diluted earnings per share calculation	258,224,899	257,496,454

As at March 31, 2012, options to acquire 2,671,643 common shares (2011 – 1,821,675) have been excluded from the above calculation since their inclusion would have had an anti-dilutive effect.

Dividends

The dividends declared for fiscal 2012 were $41.2 million or $0.16 per share (2011 – $38.5 million or $0.15 per share).

CAE Annual Report 2012 | 127

Consolidated Financial Statements

NOTE 19 – ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME

					Net changes in
	Foreign currency		Net changes in		available-for-sale
As at March 31		translation	cash flow hedges		financial instruments			Total
(amounts in millions)	2012	2011	2012	2011	2012	2011	2012	2011
Balances, beginning of year	$(20.5)	$-	$10.3	$10.9	$0.4	$0.5	$(9.8)	$11.4
Other comprehensive income (loss)	10.3	(20.5)	(10.3)	(0.6)	-	(0.1)	-	(21.2)
Balances, end of year	$(10.2)	$(20.5)	$-	$10.3	$0.4	$0.4	$(9.8)	$(9.8)

NOTE 20 – EMPLOYEE COMPENSATION

The total employee compensation expense recognized in the determination of net income is as follows:

Years ended March 31
(amounts in millions)							2012	2011
Salaries and benefits							$627.8	$573.7
Share-based payments, net of equity swap							14.2	20.4
Pension costs – defined benefit plans							10.5	10.9
Pension costs – defined contribution plans							6.7	6.1
Total employee compensation expense							$659.2	$611.1

NOTE 21 – IMPAIRMENT OF NON-FINANCIAL ASSETS

Impairment of property, plant and equipment

In fiscal 2012, an impairment loss of $0.5 million representing the write-down of a building to its recoverable amount was recognized in cost of sales within the Training & Services/Civil segment. The asset had a carrying amount of $6.1 million. The recoverable amount was based on the fair value less costs to sell.

Impairment of intangible assets

In fiscal 2012, an impairment loss of $1.3 million representing the write-down of a customer relationship was recognized in cost of sales within the New Core Markets segment. The asset had a carrying amount of $2.6 million. An impairment test was triggered during the year as a result of an amendment to a contract upon the acquisition of METI in August 2011. The recoverable amount was estimated based on a value in use.

In addition, an impairment loss of $3.5 million mainly representing the full write-down of certain deferred development costs and other software, also within the New Core Markets segment, was recognized in research and development expenses during the fiscal year. An impairment test was triggered upon the acquisition of METI and the subsequent realignment of the approach to the healthcare market.

NOTE 22 – OTHER (GAINS) LOSSES – NET

Years ended March 31
(amounts in millions)	2012	2011
Disposal/full retirement of property, plant and equipment	$(10.2)	$(1.1)
Net foreign exchange differences	(0.5)	(5.8)
Gain on sale of subsidiary	-	(1.1)
Dividend income	(4.0)	(6.6)
Royalty income	(0.7)	(0.4)
Cumulative translation adjustment release	-	(0.6)
Remeasurement of previously-held interest in available-for-sale investment	0.3	-
Other	(6.1)	(2.6)
Other (gains) losses – net	$(21.2)	$(18.2)

128	| CAE Annual Report 2012

	Consolidated Financial Statements

NOTE 23 – FINANCE EXPENSE - NET

Years ended March 31
(amounts in millions)	2012	2011
Finance expense:
Long-term debt (other than finance leases)	$38.0	$32.2
Finance leases	11.2	12.6
Royalty obligations	13.6	13.4
Financing cost amortization	1.6	1.8
Accretion of provisions	1.9	1.4
Other	7.1	5.4
Post interest rate swaps	(2.0)	(2.0)
Borrowing costs capitalized (1)	(2.2)	(0.4)
Finance expense	$69.2	$64.4
Finance income:
Interest income on loans and receivables	$(1.6)	$(0.2)
Other	(5.0)	(4.2)
Finance income	$(6.6)	$(4.4)
Finance expense - net	$62.6	$60.0

(1) The average capitalization rate used during fiscal 2012 to determine the amount of borrowing costs eligible for capitalization was 5.2% (2011 – 6.0%).

NOTE 24 – SHARE-BASED PAYMENTS

The Company’s five share-based payment plans consist of two categories of plans: the Employee Stock Option Plan (ESOP), which qualifies as an equity-settled share-based payment plan; and the Employee Stock Purchase Plan (ESPP), Deferred Share Unit (DSU) Plan, Long-Term Incentive Deferred Share Unit (LTI-DSU) Plans and the Long-Term Incentive Restricted Share Unit (LTI-RSU) Plans, which qualify as cash-settled share-based payments plans.

The effect before income taxes of share-based payment arrangements in the consolidated income statement and in the consolidated statement of financial position are as follows as at, and for the years ended March 31:

		Compensation	Recognized in the consolidated
		cost/(recovery)	statement of financial position
(amounts in millions)	2012	2011	2012	2011
Cash-settled share-based compensation:
ESPP	$5.4	$4.6	$-	$-
DSU	(0.8)	3.1	(8.2)	(9.0)
LTI-DSU, net of equity swap	4.5	2.4	(21.5)	(22.0)
LTI-RSU	2.4	7.2	(12.2)	(9.9)
Total cash-settled share-based compensation	$11.5	$17.3	$(41.9)	$(40.9)
Equity-settled share-based compensation:
ESOP	3.7	3.9	(19.2)	(17.1)
Total equity-settled share-based compensation	$3.7	$3.9	$(19.2)	$(17.1)
Total share-based compensation	$15.2	$21.2	$(61.1)	$(58.0)

The compensation costs listed above include capitalized costs of $1.0 million (2011 – $0.8 million).

The share-based payment plans are described below. There have been no cancellations to any of the plans during fiscal 2012 or fiscal 2011.

Employee Stock Option Plan

Under the Company’s long-term incentive program, options may be granted to its officers and other key employees of its subsidiaries to purchase common shares of the Company at a subscription price of 100% of the market value at the date of the grant. Market value is determined as the weighted average closing price of the common shares on the Toronto Stock Exchange (TSX) of the five days of trading prior to the effective date of the grant.

As at March 31, 2012, a total of 12,787,026 common shares (2011 – 13,325,626) remained authorized for issuance under the Employee Stock Option Plan (ESOP). The options are exercisable during a period not to exceed seven years (six years for options issued before March 31, 2011), and are not exercisable during the first 12 months after the date of the grant. The right to exercise all of the options vests over a period of four years of continuous employment from the grant date. Upon termination of employment at retirement, unvested options continue to vest following the retiree’s retirement date, subject to the four year vesting period. However,

CAE Annual Report 2012 | 129

Consolidated Financial Statements

if there is a change of control of the Company, the options outstanding become immediately exercisable by option holders. Options are adjusted proportionately for any stock dividends or stock splits attributed to the common shares of the Company.

Outstanding options are as follows:

Years ended March 31			2012		2011
			Weighted		Weighted
		Number	average	Number	average
		of options	exercise price	of options	exercise price
Options outstanding, beginning of year		6,020,489	$9.67	5,818,386	$9.50
Granted		1,223,434	12.25	836,614	9.65
Exercised		(538,600)	8.18	(394,850)	6.84
Forfeited		(224,280)	11.88	(224,161)	10.29
Expired		(7,275)	13.18	(15,500)	5.45
Options outstanding, end of year		6,473,768	$10.20	6,020,489	$9.67
Options exercisable, end of year		3,134,974	$10.73	2,345,225	$10.78

Summarized information about the Company's ESOP as at March 31, 2012 is as follows:

Range of exercise prices			Options Outstanding		Options Exercisable
		Weighted	Weighted		Weighted
	Number	average remaining	average	Number	average
Outstanding		contractual life (years)	exercise price	exercisable	exercise price
$7.29 to $9.41	2,950,890	3.18	$7.53	1,443,350	$7.57
$9.55 to $11.37	876,455	4.58	9.73	154,304	9.68
$11.39 to $14.10	2,646,423	3.19	13.35	1,537,320	13.80
Total	6,473,768	3.37	$10.20	3,134,974	$10.73

The weighted average market share price for share options exercised in 2012 was $11.70 (2011 – $11.28).

For the year ended March 31, 2012, compensation cost for CAE’s stock options of $3.7 million (2011 – $3.9 million) was recognized in the consolidated income statement with a corresponding credit to contributed surplus using the fair value method of accounting for awards that were granted since 2008.

The assumptions used for the purpose of the option calculations outlined in this note are presented below:

	2012	2011
Weighted average assumptions used in the Black-Scholes options pricing model:
Weighted average share price	$12.12	$9.69
Exercise price	$12.25	$9.65
Dividend yield	1.33%	1.26%
Expected volatility	34.05%	34.92%
Risk-free interest rate	2.16%	2.56%
Expected option term	5 years	4 years
Weighted average fair value option granted	$3.33	$2.84

Expected volatility is estimated by considering historical average share price volatility over the option's expected term.

Employee Stock Purchase Plan

The Company maintains an Employee Stock Purchase Plan (ESPP) to enable employees of the Company and its participating subsidiaries to acquire CAE common shares through regular payroll deductions or a lump-sum payment plus employer contributions. The Company and its participating subsidiaries match the first $500 employee contribution and contribute $1 for every $2 of additional employee contributions, up to a maximum of 3% of the employee’s base salary. The Company recorded compensation cost in the amount of $5.4 million (2011 – $4.6 million) in respect of employer contributions under the Plan.

130	| CAE Annual Report 2012

Consolidated Financial Statements

Deferred Share Unit Plan

The Company maintains a Deferred Share Unit (DSU) plan for executives, whereby an executive may elect to receive any cash incentive compensation in the form of deferred share units. The plan is intended to promote a greater alignment of interests between executives and the shareholders of the Company. A DSU is equal in value to one common share of the Company. The units are issued on the basis of the average closing board lot sale price per share of CAE common shares on the TSX during the last 10 days on which such shares traded prior to the date of issue. The units also accrue dividend equivalents payable in additional units in an amount equal to dividends paid on CAE common shares. DSUs mature upon termination of employment, whereupon an executive is entitled to receive a cash payment equal to the fair market value of the equivalent number of common shares, net of withholdings.

The Company also maintains a DSU plan for non-employee directors. A non-employee director holding less than the minimum holdings of common shares of the Company receives the Board retainer and attendance fees in the form of deferred share units. Minimum holdings means no less than the number of common shares or deferred share units equivalent in fair market value to three times the annual retainer fee payable to a director for service on the Board. A non-employee director holding no less than the minimum holdings of common shares may elect to participate in the plan in respect of half or all of his or her retainer and part or all of his or her attendance fees. The terms of the plan are essentially identical to the executive DSU Plan except that units are issued on the basis of the closing board lot sale price per share of CAE common shares on the TSX during the last day on which the common shares traded prior to the date of issue.

The Company records the cost of the DSU plans as a compensation expense and accrues its long-term liability in Deferred gains and other non-current liabilities on the consolidated statement of financial position. The recovery recorded in fiscal 2012 was $0.8 million (2011 – $3.1 million cost).

DSUs outstanding are as follows:

Years ended March 31	2012	2011
DSUs outstanding, beginning of year	699,866	595,431
Units granted	94,441	95,782
Units cancelled	-	-
Units redeemed	-	-
Dividends paid in units	11,220	8,653
DSUs outstanding, end of year	805,527	699,866
DSUs vested, end of the year	805,527	699,866

The intrinsic values of the DSUs amount to $8.2 million at March 31, 2012 (2011 – $9.0 million).

Long-Term Incentive (LTI) – Deferred Share Unit Plans

The Company maintains Long-Term Incentive Deferred Share Unit (LTI-DSU) plans for executives and senior management to promote a greater alignment of interests between executives and shareholders of the Company. A LTI-DSU is equal in value to one common share at a specific date. The LTI-DSUs are also entitled to dividend equivalents payable in additional units in an amount equal to dividends paid on CAE common shares. Eligible participants are entitled to receive a cash payment equivalent to the fair market value of the number of vested LTI-DSUs held upon any termination of employment. Upon termination of employment at retirement, unvested units continue to vest until November 30 of the year following the retirement date. For participants subject to section 409A of the United States Internal Revenue Code, vesting of unvested units takes place at the time of retirement.

The Plan stipulates that granted units vest equally over five years and that following a take-over bid, all unvested units vest immediately. The recovery recorded in fiscal 2012 was $1.7 million (2011 – $11.3 million cost).

The Company entered into equity swap agreements to reduce its earnings exposure to the fluctuations in its share price (Refer to Note 30).

LTI-DSUs outstanding under all plans are as follows:

Years ended March 31	2012	2011
LTI-DSUs outstanding, beginning of year	2,333,669	2,832,972
Units granted	241,266	381,258
Units cancelled	(64,883)	(72,635)
Units redeemed	(115,927)	(847,073)
Dividends paid in units	37,189	39,147
LTI-DSUs outstanding, end of year	2,431,314	2,333,669
LTI-DSUs vested at end of year	2,000,614	1,818,701

The intrinsic values of the LTI-DSUs amount to $20.5 million at March 31, 2012 (2011 – $23.4 million).

CAE Annual Report 2012 | 131

Consolidated Financial Statements

Long-Term Incentive – Restricted Share Unit Plans

The Company maintains Long-Term Incentive Performance Based Restricted Shares Unit (LTI-RSU) plans to enhance the Company’s ability to attract and retain talented individuals and also to promote a greater alignment of interest between eligible participants and the Company’s shareholders. The LTI-RSUs are share-based performance plans.

Fiscal year 2008 Plan

LTI-RSUs granted pursuant to the plan vest after three years from their grant date as follows:

(i)

100% of the units, if CAE shares have appreciated by a minimum annual compounded growth defined as the Bank of Canada 10-year risk-free rate of return on the grant date plus 350 basis points (3.50%) over the valuation period, or, in the case of pro-rated vesting, as of the end of the pro-ration period;

(ii)

50% of the units if, based on the grant price, the closing average price on the common CAE shares has met or exceeded the performance of the companies listed on the Standard & Poor’s Aerospace and Defence Index (S&P A&D index), adjusted for dividends, or, in the case of pro-rated vesting, as of the end of the pro-ration period.

Participants subject to loss of employment, other than voluntarily or for cause, are entitled to conditional pro-rata vesting. The cost recorded in fiscal 2012 was $1.0 million (2011 – $2.7 million).

Fiscal year 2011 Plan

In May 2010, the Company amended the fiscal year 2008 Plan for fiscal 2011 and subsequent years. LTI-RSUs granted pursuant to the revised plan vest over three years from their grant date as follows:

(i)

One-sixth of the total number of granted units multiplied by a factor vests every year. The factor is calculated from the one-year Total Shareholder Return (TSR) relative performance of CAE’s share price versus that of the S&P A&D index for the period April 1st to March 31st, immediately preceding each of the 1st, 2nd, and 3rd anniversary of the grant date, according to the following rule:

Annual TSR Relative Performance	Factor
1st Quartile (0 – 25th percentile)	-
2nd Quartile (26th – 50th percentile)	50% – 98%
3rd Quartile (51st – 75th percentile)	100% – 148%
4th Quartile (76th – 100th percentile)	150%

(ii)

One-half of the total number of granted units multiplied by a factor vests in the final year. The factor is calculated from the three-year TSR relative performance of CAE’s share price versus that of the companies listed on the S&P A&D index for the period April 1st, immediately preceding the grant date, to March 31st, immediately preceding the 3rd anniversary of the grant date, according to the same rule described in the table above.

Participants subject to loss of employment, other than voluntarily or for cause, are entitled to the units vested. The cost recorded in fiscal 2012 was $1.4 million (2011 – $4.5 million).

LTI-RSU units outstanding under all plans are as follows:

	Fiscal Year 2011 Plan		Fiscal Year 2008 Plan
Years ended March 31	2012	2011	2012	2011
LTI-RSUs outstanding, beginning of year	605,585	-	1,064,026	1,438,591
Units granted	480,276	628,532	-	-
Units cancelled	(65,895)	(22,947)	(403,293)	(374,565)
Units redeemed	(5,811)	-	-	-
LTI-RSUs outstanding, end of year	1,014,155	605,585	660,733	1,064,026
LTI-RSUs vested, end of year	677,817	301,697	631,804	821,561

The intrinsic values of the LTI-RSUs amount to $12.2 million at March 31, 2012 (2011 – $9.9 million).

132	| CAE Annual Report 2012

	Consolidated Financial Statements

NOTE 25 – SUPPLEMENTARY CASH FLOWS INFORMATION

Years ended March 31
(amounts in millions)	2012	2011
Cash (used in) provided by non-cash working capital:
Accounts receivable	$(11.0)	$(56.6)
Contracts in progress: assets	(7.0)	(18.3)
Inventories	(24.1)	13.7
Prepayments	(0.6)	(9.3)
Income taxes recoverable	(11.6)	(2.4)
Derivative financial assets	48.0	39.8
Accounts payable and accrued liabilities	6.8	58.1
Provisions	(2.2)	(11.1)
Income taxes payable	(2.6)	1.6
Contracts in progress: liabilities	(22.2)	(63.6)
Derivative financial liabilities	(45.2)	(30.9)
Changes in non-cash working capital	$(71.7)	$(79.0)

NOTE 26 – CONTINGENCIES

In the normal course of operations, the Company is party to a number of lawsuits, claims and contingencies. Although it is possible that liabilities may be incurred in instances for which no accruals have been made, the Company does not believe that the ultimate outcome of these matters will have a material impact on its consolidated financial position.

NOTE 27 – COMMITMENTS

Operating lease commitments

As at March 31, 2012, an amount of $26.0 million (2011 – $37.3 million and April 1, 2010 – $50.4 million) was designated as commitments to CVS Leasing Ltd.

The future aggregate minimum lease payments under non-cancellable operating leases are as follows:

Years ended March 31
(amounts in millions)		2012	2011
No later than 1 year		$30.2	$29.0
Later than 1 year and no later than 5 years		79.0	65.2
Later than 5 years		32.8	25.7
		$142.0	$119.9

Rental expenses recorded in the consolidated income statement amount to $46.8 million (2011 – $46.9 million).

Contractual purchase obligations
Significant contractual purchase obligations are as follows:

Years ended March 31
(amounts in millions)	SP/C	SP/M	Total
2013	$11.5	$4.0	$15.5
2014	11.5	-	11.5
2015	11.5	-	11.5
	$34.5	$4.0	$38.5

CAE Annual Report 2012 | 133

Consolidated Financial Statements

Operating Lease Commitments as a Lessor
Future minimum lease payments receivable under non cancellable operating leases are as follows:

Years ended March 31
(amounts in millions)	2012	2011
No later than 1 year	$4.5	$3.8
Later than 1 year and no later than 5 years	14.4	16.2
Later than 5 years	1.8	3.1
	$20.7	$23.1

NOTE 28 – CAPITAL RISK MANAGEMENT

The Company’s objectives when managing capital are threefold:

(i)	Optimize the use of debt for managing the cost of capital of the Company;
(ii)	Keep the debt level at an amount where the Company’s financial strength and credit quality is maintained in order to withstand economic cycles;
(iii)	Provide the Company’s shareholders with an appropriate rate of return on their investment.

The Company manages its debt to equity. The Company manages its capital structure and makes corresponding adjustments based on changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Company may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares, or use cash to reduce debt.

In view of this, the Company monitors its capital on the basis of the net debt to capital ratio. This ratio is calculated as net debt divided by the sum of the net debt and total equity. Net debt is calculated as total debt, including the short-term portion (as presented in the consolidated statement of financial position and including non-recourse debt) less cash and cash equivalents. Total equity comprises of share capital, contributed surplus, accumulated other comprehensive (loss) income, retained earnings and non-controlling interests.

The level of debt versus equity in the capital structure is monitored, and the ratios are as follows:

	March 31	March 31	April 1
(amounts in millions)	2012	2011	2010
Total debt	$821.6	$660.2	$669.4
Less: cash and cash equivalents	287.3	276.4	312.9
Net debt	$534.3	$383.8	$356.5
Equity	$1,042.2	$932.9	$818.4
Net debt: equity	34:66	29:71	30:70

The Company has certain debt agreements which require the maintenance of a certain level of capital. As at March 31, 2012, the Company is compliant with its financial covenants.

134	| CAE Annual Report 2012

Consolidated Financial Statements

NOTE 29 – FINANCIAL INSTRUMENTS
Fair value of financial instruments

The fair value of a financial instrument is determined by reference to the available market information at the reporting date. When no active market exists for a financial instrument, the Company determines the fair value of that instrument based on valuation methodologies as discussed below. In determining assumptions required under a valuation model, the Company primarily uses external, readily observable market data inputs. Assumptions or inputs that are not based on observable market data incorporate the Company’s best estimates of market participant assumptions, and are used when external data is not available. Counterparty credit risk and the fair values of the Company’s own credit risk are taken into account in estimating the fair value of all financial assets and financial liabilities, including derivatives.

The following assumptions and valuation methodologies have been used to estimate the fair value of financial instruments:

(i)

The fair value of cash and cash equivalents, restricted cash, accounts receivable, contracts in progress, accounts payable and accrued liabilities approximate their carrying values due to their short-term maturities;

(ii)	The fair value of finance lease obligations are estimated using the discounted cash flow method;
(iii)

The fair value of long-term debt, long-term obligations and non-current receivables (including advances) are estimated based on discounted cash flows using current interest rates for instruments with similar terms and remaining maturities;

(iv)

The fair value of derivative instruments (including forward contracts, swap agreements and embedded derivatives with economic characteristics and risks that are not clearly and closely related to those of the host contract) are determined using valuation techniques and are calculated as the present value of the estimated future cash flows using an appropriate interest rate yield curve and foreign exchange rate, adjusted for the Company’s and the counterparty credit risk. Assumptions are based on market conditions prevailing at each reporting date. Derivative instruments reflect the estimated amounts that the Company would receive or pay to settle the contracts at the reporting date;

(v)

The fair value of available-for-sale investments, if any, which do not have readily available market value is estimated using a discounted cash flow model, which includes some assumptions that are not supportable by observable market prices or rates.

The carrying values and fair values of financial instruments, by class, are as follows at March 31, 2012:

(amounts in millions)
								Carrying Value		Fair Value
	At		Available-		Loans &
	FVTPL		for-Sale		Receivables		DDHR	(1)	Total
Financial assets
Cash and cash equivalents	$287.3		$-		$-			$-	$287.3	$287.3
Accounts receivable	-		-		295.6	(2)		-	295.6	295.6
Contracts in progress: assets	-		-		245.8			-	245.8	245.8
Other assets	9.8	(3)	1.3	(4)	59.8	(5)		-	70.9	72.0
Derivative financial assets	3.5		-		-			14.0	17.5	17.5
	$300.6		$1.3		$601.2			$14.0	$917.1	$918.2

								Carrying Value		Fair Value
					Other
			At		Financial
			FVTPL		Liabilities		DDHR	(1)	Total
Financial liabilities
Accounts payable, accrued liabilities and provisions			$-		$444.9	(6)		$-	$444.9	$444.9
Total long-term debt			-		825.6	(7)		-	825.6	916.1
Other long-term liabilities			-		170.5	(8)		-	170.5	170.5
Derivative financial liabilities			5.5		-			20.1	25.6	25.6
			$5.5		$1,441.0			$20.1	$1,466.6	$1,557.1

(1) DDHR: Derivatives designated in a hedge relationship.
(2) Includes trade receivables, accrued receivables and certain other receivables.
(3) Represents restricted cash.
(4) Represents the Company's portfolio investments.
(5) Includes long-term receivables and advances.
(6) Includes trade accounts payable, accrued liabilities, interest payable and certain payroll-related liabilities.
(7) Excludes transaction costs.
(8) Includes long-term royalty obligations, long-term provisions and other long-term liabilities.

CAE Annual Report 2012 | 135

Consolidated Financial Statements

The carrying values and fair values of financial instruments, by class, were as follows at March 31, 2011:

(amounts in millions)
								Carrying Value		Fair Value
	At		Available-		Loans &
	FVTPL		for-Sale		Receivables		DDHR	(1)	Total
Financial assets
Cash and cash equivalents	$276.4		$-		$-			$-	$276.4	$276.4
Accounts receivable	-		-		283.7	(2)		-	283.7	283.7
Contracts in progress: assets	-		-		230.5			-	230.5	230.5
Other assets	10.6	(3)	1.8	(4)	44.2	(5)		-	56.6	59.1
Derivative financial assets	8.2		-		-			22.3	30.5	30.5
	$295.2		$1.8		$558.4			$22.3	$877.7	$880.2

								Carrying Value		Fair Value
					Other
			At		Financial
			FVTPL		Liabilities		DDHR	(1)	Total
Financial liabilities
Accounts payable, accrued liabilities and provisions			$-		$506.0	(6)		$-	$506.0	$506.0
Total long-term debt			-		662.8	(7)		-	662.8	726.0
Other long-term liabilities			-		170.1	(8)		-	170.1	170.1
Derivative financial liabilities			6.5		-			19.3	25.8	25.8
			$6.5		$1,338.9			$19.3	$1,364.7	$1,427.9

(1) DDHR: Derivatives designated in a hedge relationship.

(2) Includes trade receivables, accrued receivables and certain other receivables.

(3) Represents restricted cash.

(4) Represents the Company's portfolio investments.

(5) Includes long-term receivables and advances.

(6) Includes trade accounts payable, accrued liabilities, interest payable and certain payroll-related liabilities.

(7) Excludes transaction costs.

(8) Includes long-term royalty obligations, long-term provisions and other long-term liabilities.

The Company did not elect to voluntarily designate any financial instruments at FVTPL; moreover, there have not been any changes to the classification of the financial instruments since inception.

As part of its financing transactions, the Company, through its subsidiaries, has pledged certain financial assets including cash and cash equivalents, accounts receivable, other assets and derivative assets. As at March 31, 2012, the aggregate carrying value of these pledged financial assets amounted to $70.5 million (2011 – $74.6 million).

Fair value hierarchy

The following table presents the financial instruments, by class, which are recognized at fair value. The fair value hierarchy reflects the significance of the inputs used in making the measurements and has the following levels:

Level 1: Level 2:

Quoted prices (unadjusted) in active markets for identical assets or liabilities;

Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices);

Level 3:	Inputs for the asset or liability that are not based on observable market data (unobservable inputs).

136	| CAE Annual Report 2012

Consolidated Financial Statements

Each type of fair value is categorized based on the lowest level input that is significant to the fair value measurement in its entirety.

As at March 31
(amounts in millions)			2012			2011
	Level 2	Level 3	Total	Level 2	Level 3	Total
Financial assets
At FVTPL
Forward foreign currency contracts (1)	$3.2	$-	$3.2	$6.2	$-	$6.2
Embedded foreign currency derivatives (1)	0.3	-	0.3	0.6	-	0.6
Equity swap agreements	-	-	-	1.4	-	1.4
Derivatives used for hedging
Forward foreign currency contracts	9.0	-	9.0	16.0	-	16.0
Foreign currency swap agreements	4.8	-	4.8	5.0	-	5.0
Interest rate swap agreements	0.2	-	0.2	1.3	-	1.3
	$17.5	$-	$17.5	$30.5	$-	$30.5

Financial liabilities
At FVTPL
Forward foreign currency contracts (1)	$1.2	$-	$1.2	$0.9	$-	$0.9
Embedded foreign currency derivatives (1)	3.3	-	3.3	5.6	-	5.6
Equity swap agreements	1.0	-	1.0	-	-	-
Derivatives used for hedging
Forward foreign currency contracts	6.8	-	6.8	8.0	-	8.0
Foreign currency swap agreements	-	0.3	0.3	-	2.4	2.4
Interest rate swap agreements	10.6	2.4	13.0	7.3	1.6	8.9
	$22.9	$2.7	$25.6	$21.8	$4.0	$25.8

(1) Does not include derivatives designated in a hedging relationship, which are presented separately.

Changes in Level 3 financial instruments are as follows:

Years ended March 31
(amounts in millions)					2012	2011
Balance, beginning of year					$(4.0)	$(4.7)
Total realized and unrealized gains (losses):
Included in income					(0.8)	(1.2)
Included in other comprehensive income					2.1	1.9
Balance, end of year					$(2.7)	$(4.0)

Level 3 input sensitivity analysis

For the most significant item valued using techniques without observable inputs (INR/USD cross currency swap), the determination of the interest rate and liquidity premium has the most significant impact on the valuation. The impact of assuming an increase or decrease of 1% in this input would result in an increase of fair value of $0.6 million (2011 – $0.8 million) or a decrease of fair value of $0.6 million (2011 – $0.7 million) respectively.

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Consolidated Financial Statements

NOTE 30 – FINANCIAL RISK MANAGEMENT

Due to the nature of the activities that the Company carries out and as a result of holding financial instruments, the Company is exposed to credit risk, liquidity risk and market risk, including foreign currency risk and interest rate risk. The Company’s exposure to credit risk, liquidity risk and market risk is managed within risk management parameters approved by the board of directors. These risk management parameters remain unchanged since the previous period, unless otherwise indicated.

Derivative instruments are utilized by the Company to manage market risk against the volatility in foreign exchange rates, interest rates and share-based payments in order to minimize their impact on the Company’s results and financial position.

Embedded derivatives are recorded at fair value separately from the host contract when their economic characteristics and risks are not clearly and closely related to those of the host contract. The Company may enter into freestanding derivative instruments which are not eligible for hedge accounting, to offset the foreign exchange exposure of embedded foreign currency derivatives. In such circumstances, both derivatives are carried at fair value at each statement of financial position date with the change in fair value recorded in consolidated net income.

The Company’s policy is not to utilize any derivative financial instruments for trading or speculative purposes. The Company may choose to designate derivative instruments, either freestanding or embedded, as hedging items. This process consists of matching derivative hedging instruments to specific assets and liabilities or to specific firm commitments or forecasted transactions. To some extent, the Company uses non-derivative financial liabilities to hedge foreign currency exchange rate risk exposures.

Credit risk

Credit risk is defined as the Company’s exposure to a financial loss if a debtor fails to meet its obligations in accordance with the terms and conditions of its arrangements with the Company. The Company is exposed to credit risk on its accounts receivable and certain other assets through its normal commercial activities. The Company is also exposed to credit risk through its normal treasury activities on its cash and cash equivalents and derivative financial assets.

Credit risks arising from the Company’s normal commercial activities are managed in regards to customer credit risk. An allowance for doubtful accounts is established when there is a reasonable expectation that the Company will not be able to collect all amounts due according to the original terms of the receivables (See Note 5). When a trade receivable is uncollectible, it is written-off against the allowance account for trade receivables. Subsequent recoveries of amounts previously written-off are recognized in income.

The Company’s customers are primarily established companies with publicly available credit ratings and government agencies, which facilitates risk monitoring. In addition, the Company typically receives substantial non-refundable advance payments for construction contracts. The Company closely monitors its exposure to major airlines in order to mitigate its risk to the extent possible. Furthermore, the Company’s trade accounts receivable are not concentrated with specific customers but are held from a wide range of commercial and government organizations. As well, the Company’s credit exposure is further reduced by the sale of certain of its accounts receivable and contracts in progress assets to third-party financial institutions for cash consideration on a non-recourse basis (current financial assets program). The Company does not hold any collateral as security. The credit risk on cash and cash equivalents is mitigated by the fact that they are in place with a diverse group of major Japanese, North American and European financial institutions.

The Company is exposed to credit risk in the event of non-performance by counterparties to its derivative financial instruments. The Company uses several measures to minimize this exposure. First, the Company enters into contracts with counterparties that are of high credit quality (mainly A-rated or better). The Company signed International Swaps & Derivatives Association, Inc. (ISDA) Master Agreements with the majority of counterparties with whom it trades derivative financial instruments. These agreements make it possible to apply full netting when a contracting party defaults on the agreement, for each of the transactions covered by the agreement and in force at the time of default. Also, collateral or other security to support derivative financial instruments subject to credit risk can be requested by the Company or its counterparties (or both parties, if need be) when the net balance of gains and losses on each transaction exceeds a threshold defined in the ISDA Master Agreement. Finally, the Company monitors the credit standing of counterparties on a regular basis to help minimize credit risk exposure.

The carrying amounts presented in Note 5 and Note 29 represent the maximum exposure to credit risk for each respective financial asset as at the relevant dates.

Liquidity risk

Liquidity risk is defined as the potential that the Company cannot meet its cash obligations as they become due.

The Company manages this risk by establishing cash forecasts, as well as long-term operating and strategic plans. The management of consolidated liquidity requires a regular monitoring of expected cash inflows and outflows which is achieved through a forecast of the Company’s consolidated liquidity position, for adequacy and efficient use of cash resources. Liquidity adequacy is assessed in view of seasonal needs, growth requirements and capital expenditures, and the maturity profile of indebtedness, including off-balance sheet obligations. The Company manages its liquidity risk to maintain sufficient liquid financial resources to fund its operations and meet its commitments and obligations. In managing its liquidity risk, the Company has access to a revolving unsecured credit facility of US$450.0 million, with an option, subject to the lender’s consent, to increase to a total amount of up to US$650.0 million. As well, the Company has agreements to sell certain of its accounts receivable and contracts in progress assets for an amount of up to $150.0 million (current financial assets program). As at March 31, 2012, $81.5 million (2011 – $54.4 million) and $54.2 million (2011 –$37.4 million) of specific accounts receivable and contracts in progress assets respectively were sold to financial institutions pursuant to these agreements. Proceeds were net of $2.4 million in fees (2011 – $1.0 million). The Company also regularly monitors any

138	| CAE Annual Report 2012

Consolidated Financial Statements

financing opportunities to optimize its capital structure and maintain appropriate financial flexibility.

The following tables present a maturity analysis to the contractual maturity date, of the Company’s financial liabilities based on expected cash flows. Cash flows from derivatives presented either as derivative assets or liabilities have been included, as the Company manages its derivative contracts on a gross basis. The amounts are the contractual undiscounted cash flows. All amounts contractually denominated in foreign currency, excluding equity swaps, are presented in Canadian dollar equivalent amounts using the period-end spot rate except as otherwise stated:

As at March 31, 2012	Carrying	Contractual	0-12	13-24	25-36	37-48	49-60
(amounts in millions)	Amount	Cash Flows	Months	Months	Months	Months	Months	Thereafter
Non-derivative financial
liabilities
Accounts payable, accrued
liabilities and provisions (1)	$444.9	$444.9	$444.9	$-	$-	$-	$-	$-
Total long-term debt (2) (6)	825.6	1,230.7	180.4	115.6	89.5	76.2	135.4	633.6
Other long-term liabilities (3)	170.5	377.0	13.7	15.9	10.6	15.7	13.1	308.0
	$1,441.0	$2,052.6	$639.0	$131.5	$100.1	$91.9	$148.5	$941.6
Derivative financial
instruments
Forward foreign
currency contracts (4)	$(4.2)
Outflow		$744.2	$593.4	$95.9	$23.8	$14.7	$13.4	$3.0
Inflow		(748.4)	(598.3)	(96.6)	(22.9)	(14.4)	(13.3)	(2.9)
Swap derivatives on total
long-term debt (5)	8.3
Outflow		67.1	9.2	10.5	11.0	10.7	9.7	16.0
Inflow		(56.4)	(6.8)	(7.4)	(8.8)	(9.4)	(9.1)	(14.9)
	$4.1	$6.5	$(2.5)	$2.4	$3.1	$1.6	$0.7	$1.2
	$1,445.1	$2,059.1	$636.5	$133.9	$103.2	$93.5	$149.2	$942.8

(1) Includes trade accounts payable, accrued liabilities, interest payable and certain payroll-related liabilities.
(2) Contractual cash flows include contractual interest and principal payments related to debt obligations.
(3) Includes long-term royalty obligations, long-term provisions and other long-term liabilities.
(4) Includes forward foreign currency contracts, but excludes all embedded derivatives, either presented as derivative liabilities or derivative assets.
Outflows and inflows are presented in CAD equivalent using the contractual forward foreign currency rate.
(5) Includes interest rate swap and foreign currency swap contracts either designated as cash flow hedges or as fair value hedges of long-term debt either presented as derivative liabilities or derivative assets.
(6) Excludes transaction costs.

CAE Annual Report 2012 | 139

Consolidated Financial Statements

As at March 31, 2011	Carrying	Contractual	0-12	13-24	25-36	37-48	49-60
(amounts in millions)	Amount	Cash Flows	Months	Months	Months	Months	Months	Thereafter
Non-derivative financial
liabilities
Accounts payable, accrued
liabilities and provisions (1)	$506.0	$506.0	$506.0	$-	$-	$-	$-	$-
Total long-term debt (2) (6)	662.8	947.6	146.5	118.0	102.1	71.2	61.5	448.3
Other long-term liabilities (3)	170.1	385.7	10.2	13.6	15.2	10.3	18.9	317.5
	$1,338.9	$1,839.3	$662.7	$131.6	$117.3	$81.5	$80.4	$765.8
Derivative financial
instruments
Forward foreign
currency contracts (4)	$(13.3)
Outflow		$632.1	$447.5	$122.7	$35.7	$13.2	$9.8	$3.2
Inflow		(645.4)	(461.0)	(123.9)	(36.0)	(12.2)	(9.3)	(3.0)
Swap derivatives on total
long-term debt (5)	5.0
Outflow		81.6	10.6	10.3	11.2	11.5	11.0	27.0
Inflow		(69.8)	(7.1)	(7.9)	(8.8)	(10.2)	(10.3)	(25.5)
	$(8.3)	$(1.5)	$(10.0)	$1.2	$2.1	$2.3	$1.2	$1.7
	$1,330.6	$1,837.8	$652.7	$132.8	$119.4	$83.8	$81.6	$767.5

(1) Includes trade accounts payable, accrued liabilities, interest payable and certain payroll-related liabilities.

(2) Contractual cash flows include contractual interest and principal payments related to debt obligations. (3) Includes long-term royalty obligations, long-term provision and other long-term liabilities.

(4) Includes forward foreign currency contracts, but excludes all embedded derivatives, either presented as derivative liabilities or derivative assets. Outflows and inflows are presented in CAD equivalent using the contractual forward foreign currency rate.

(5) Includes interest rate swap and foreign currency swap contracts either designated as cash flow hedges or as fair value hedges of long-term debt either presented as derivative liabilities or derivative assets.

(6) Excludes transaction costs.

Market risk

Market risk is defined as the Company’s exposure to a gain or a loss in the value of its financial instruments as a result of changes in market prices, whether those changes are caused by factors specific to the individual financial instruments or its issuer, or factors affecting all similar financial instruments traded in the market. The Company is mainly exposed to foreign currency risk and interest rate risk.

Foreign currency risk

Foreign currency risk is defined as the Company’s exposure to a gain or a loss in the value of its financial instruments as a result of fluctuations in foreign exchange rates. The Company is exposed to foreign currency rate variability primarily in relation to certain sale commitments, expected purchase transactions and debt denominated in a foreign currency. As well, most of its foreign operations’ functional currencies are other than the Canadian dollar (in particular the U.S. dollar [USD], euro [€] and British pounds [GBP or £]). The Company’s related exposure to the foreign currency rates is primarily through cash and cash equivalents and other working capital elements of these foreign operations.

The Company also mitigates foreign currency risks by having its foreign operations transact in their functional currency for material procurement, sale contracts and financing activities.

The Company uses forward foreign currency contracts and foreign currency swap agreements to manage the Company’s exposure from transactions in foreign currencies and to synthetically modify the currency of exposure of certain financial position items. These transactions include forecasted transactions and firm commitments denominated in foreign currencies.

As at March 31, 2012, the Company has forward foreign currency contracts totalling $735.4 million (buy contracts for $113.3 million and sell contracts for $622.1 million) (2011 – $621.4 million, buy contracts for $133.0 million and sell contracts for $488.4 million), mainly to reduce the risk of variability of future cash flows resulting from forecasted transactions and firm sales commitments.

140	| CAE Annual Report 2012

		Consolidated Financial Statements

The consolidated forward foreign currency contracts outstanding are as follows:

As at March 31
(amounts in millions, except average rate)		2012		2011
	Notional	Average	Notional	Average
Currencies (sold/bought)	Amount (1)	Rate	Amount (1)	Rate
USD/CDN
Less than 1 year	$421.1	0.98	$233.4	0.98
Between 1 and 3 years	70.7	0.98	74.3	0.95
Between 3 and 5 years	6.7	0.99	3.1	0.94
CDN/EUR
Less than 1 year	16.1	1.34	32.7	1.37
Between 1 and 3 years	0.1	1.37	-	-
EUR/CDN
Less than 1 year	40.2	0.74	73.6	0.73
Between 1 and 3 years	9.3	0.73	19.7	0.72
Between 3 and 5 years	13.2	0.72	5.5	0.74
Over 5 years	2.7	0.73	2.7	0.73
EUR/USD
Less than 1 year	0.3	0.73	-	-
EUR/AUD
Less than 1 year	0.8	0.74	-	-
GBP/CDN
Less than 1 year	28.5	0.62	48.2	0.59
Between 1 and 3 years	16.8	0.63	11.1	0.61
Between 3 and 5 years	2.8	0.62	-	-
Over 5 years	0.2	0.61	-	-
AUD/CDN
Less than 1 year	-	-	16.6	1.02
CDN/USD
Less than 1 year	70.6	1.03	33.8	1.02
Between 1 and 3 years	17.6	1.13	49.0	1.06
Between 3 and 5 years	4.2	1.08	9.6	1.13
Over 5 years	-	-	3.2	1.08
SAR/CDN
Less than 1 year	-	-	0.2	3.84
NOK/USD
Less than 1 year	4.7	5.77	4.7	5.70
USD/EUR
Less than 1 year	7.2	1.37	-	-
SGD/CDN
Between 1 and 3 years	1.6	1.27	-	-
Total	$735.4		$621.4
Effect of master netting agreement	173.1		112.0
Outstanding amount	$908.5		$733.4

(1) Exchange rates as at the end of the respective fiscal years were used to translate amounts in foreign currencies.

The Company has entered into foreign currency swap agreements related to its senior collateralized financing, obtained in June 2007, to convert a portion of the USD-denominated debt into GBP to finance its civil aviation training centre in the United Kingdom. The Company designated two USD to GBP foreign currency swap agreements as cash flow hedges with outstanding notional amounts of $2.5 million (£1.5 million) (2011 – $3.2 million [£2.1 million]) and $13.6 million (£8.5 million) (2011 – $13.2 million [£8.5 million]), amortized in accordance with the repayment schedule of the debt until June 2014 and June 2018 respectively.

Also, in a previous fiscal year, the Company entered into a cross currency swap agreement in connection with a senior secured non-recourse financing obtained to finance a military aviation training centre in India. This cross currency swap converts a USD-denominated floating rate debt into an Indian rupee (INR)-denominated fixed rate debt. This swap is designated as a cash flow hedge with notional amounts of US$21.1 million (INR 1,092.5 million) [2011 – US$21.1 million (INR 1,092.5 million)] corresponding to the underlying loan until March 2020.

The Company’s foreign currency hedging programs are typically unaffected by changes in market conditions, as related derivative financial instruments are generally held-to-maturity, consistent with the objective to fix currency rates on the hedged item.

CAE Annual Report 2012 | 141

Consolidated Financial Statements

In fiscal 2012, net unrealized losses on the measurement of derivatives, before income taxes, of $8.7 million (2011 – $9.1 million gains) were recognized directly in equity. Net gains/losses were reclassified from equity to be included into income or to the related non-financial asset or liabilities as follows:

Years ended March 31
(amounts in millions)	2012	2011
Amount reclassified from OCI to income:
Revenue	$6.4	$16.5
Cost of sales	0.1	(0.7)
Finance expense – net	(1.1)	(6.3)
Total amount reclassified from OCI to income	$5.4	$9.5
Amount reclassified from OCI to the related non-financial asset or liability
Contracts in progress: assets	$(0.6)	$1.8
Property, plant and equipment	(0.1)	(1.1)
Total amount reclassified from OCI to the related non-financial asset or liability	$(0.7)	$0.7
Total amount reclassified from OCI	$4.7	$10.2

During fiscal 2012, hedge accounting was discontinued for certain forward foreign currency contracts when it became probable that the original forecasted transactions would not occur by the end of the originally specified period. As a result, a loss of $0.2 million (2011 – nil) was recorded in income.

Also, a net gain of $0.4 million (2011 – net loss of $0.2 million) representing the ineffective portion of the change in fair value of the cash flow hedges and the component of the hedging item’s gain or loss excluded from the assessment of effectiveness, was recognized in income.

The estimated net amount before tax of existing gains reported in accumulated other comprehensive income that is expected to be recognized during the next 12 months is $5.5 million. Future fluctuation in market rate (foreign exchange rate and/or interest rate) will impact the amount expected to be recognized.

Foreign currency risk sensitivity analysis

The following table presents the Company’s exposure to foreign exchange risk of financial instruments and the pre-tax effects on net income and OCI as a result of a reasonably possible strengthening of 5% in the relevant foreign currency against the Canadian dollar as at March 31. This analysis assumes all other variables remain constant.

(amounts in millions)	USD		€		GBP
	Net		Net		Net
	Income	OCI	Income	OCI	Income	OCI
2012	$(0.2)	$(35.5)	$(1.0)	$(2.0)	$0.2	$(1.9)
2011	$(2.2)	$(16.9)	$(2.2)	$(3.7)	$(0.5)	$(2.4)

A possible weakening of 5% in the relevant foreign currency against the Canadian dollar would have an opposite impact on pre-tax income and OCI.

Interest rate risks

Interest rate risk is defined as the Company’s exposure to a gain or a loss to the value of its financial instruments as a result of fluctuations in interest rates. The Company bears some interest rate fluctuation risk on its floating rate long-term debt and some fair value risk on its fixed interest long-term debt. The Company mainly manages interest rate risk by fixing project-specific floating rate debt in order to reduce cash flow variability. The Company also has a floating rate debt through an unhedged bank borrowing, a specific fair value hedge and other asset-specific floating rate debt. A mix of fixed and floating interest rate debt is sought to reduce the net impact of fluctuating interest rates. Derivative financial instruments used to synthetically convert interest rate exposures are mainly interest rate swap agreements.

As at March 31, 2012, the Company has entered into nine interest rate swap agreements with eight different financial institutions to mitigate these risks for a total notional value of $146.0 million (2011 – $160.0 million). After considering these swap agreements, as at March 31, 2012, 77% (2011 – 74%) of the long-term debt bears fixed interest rates.

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Consolidated Financial Statements

The Company’s interest rate hedging programs are typically unaffected by changes in market conditions, as related derivative financial instruments are generally held-to-maturity to establish asset and liability management matching, consistent with the objective to reduce risks arising from interest rate movements. As a result, the changes in variable interest rates do not have a significant impact on net income and OCI.

Interest rate risk sensitivity analysis

In 2012 and 2011, a 1% increase/decrease in interest rates would not have a significant impact on the Company’s net income and OCI.

Share-based payments cost

The Company has entered into equity swap agreements with a major Canadian financial institution to reduce its cash and income exposure to fluctuations in its share price relating to the DSU and LTI-DSU programs. Pursuant to the agreement, the Company receives the economic benefit of dividends and share price appreciation while providing payments to the financial institution for the institution’s cost of funds and any share price depreciation. The net effect of the equity swaps partly offset movements in the Company’s share price impacting the cost of the DSU and LTI-DSU programs and is reset monthly. As at March 31, 2012, the equity swap agreements covered 2,500,000 common shares (2011 - 2,755,000) of the Company.

Hedge of net investments in foreign operations

As at March 31, 2012, the Company has designated a portion of its senior notes totalling US$192.8 million (2011 - US$105.0 million) and a portion of the sale lease back obligation totalling US$19.7 million (2011 - nil) as a hedge of net investments in foreign operations. Gains or losses on the translation of the designated portion of its senior notes are recognized in OCI to offset any foreign exchange gains or losses on translation of the financial statements of foreign operations.

The Company determined that there is no concentration of risks arising from financial instruments and estimated that the information disclosed above is representative of its exposure to risk during the period.

Letters of credit and guarantees

As at March 31, 2012, the Company had outstanding letters of credit and performance guarantees in the amount of $127.7 million (2011 - $153.7 million) issued in the normal course of business. These guarantees are issued mainly under the Revolving Term Credit Facility as well as the Performance Securities Guarantee (PSG) account provided by Export Development Corporation (EDC) and under other standby facilities available to the Company through various financial institutions.

The advance payment guarantees are related to progress/milestone payments made by the Company’s customers and are reduced or eliminated upon delivery of the product. The contract performance guarantees are linked to the completion of the intended product or service rendered by the Company and to the customer’s requirements. It represents 10% to 20% of the overall contract amount. The customer releases the Company from these guarantees at the signing of a certificate of completion. The letter of credit for the lease obligation provides credit support for the benefit of the owner participant in the September 30, 2003 sale and leaseback transaction and varies according to the payment schedule of the lease agreement.

As at March 31
(amounts in millions)	2012	2011
Advance payment	$80.1	$67.3
Contract performance	16.2	52.0
Lease obligation	23.6	22.9
Simulator deployment obligation	-	3.9
Other	7.8	7.6
	$127.7	$153.7

Sale and leaseback transactions

For certain sale and leaseback transactions, the Company has agreed to guarantee the residual value of the underlying equipment in the event that the equipment is returned to the lessor and the net proceeds of any eventual sale do not cover the guaranteed amount. The maximum amount of exposure is $13.1 million (2011 – $13.1 million), of which $8.2 million matures in 2020 and $4.9 million in 2023. Of this amount, as at March 31, 2012, $13.1 million is recorded as a deferred gain (2011 – $13.1 million).

Indemnifications

In certain instances when the Company sells businesses, it may retain certain liabilities for known exposures and provide indemnification to the buyer with respect to future claims for certain unknown liabilities that exist, or arise from events occurring, prior to the sale date, including liabilities for taxes, legal matters, environmental exposures, product liability, and other obligations. The terms of the indemnifications vary in duration, from one to two years for certain types of indemnities, terms for tax indemnifications that are generally aligned to the applicable statute of limitations for the jurisdiction in which the divestiture occurred, and terms for environmental liabilities that typically do not expire. The maximum potential future payments that the Company could be required to make under these indemnifications are either contractually limited to a specified amount or unlimited. The Company believes that other than the liabilities already accrued, the maximum potential future payments that it could be required to make under these indemnifications are not determinable at this time, as any future payments would be dependent on the type and extent of the related claims, and all available defences, which cannot be estimated. However, historically, costs incurred to settle claims related to these indemnifications have not been material to the Company’s consolidated financial position, net income or cash flows.

CAE Annual Report 2012 | 143

Consolidated Financial Statements

NOTE 31 – OPERATING SEGMENTS AND GEOGRAPHIC INFORMATION

The Company elected to organize its businesses based principally on products and services. Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker. The Company manages operations through its five segments (see Note 1).

Results by segment

The profitability measure employed by the Company for making decisions about allocating resources to segments and assessing segment performance is operating profit (hereinafter referred to as segment operating income). The accounting principles used to prepare the information by operating segments are the same as those used to prepare the Company’s consolidated financial statements. Transactions between operating segments are mainly simulator transfers from the SP/C segment to the TS/C segment, which are recorded at cost. The method used for the allocation of assets jointly used by operating segments and costs and liabilities jointly incurred (mostly corporate costs) between operating segments is based on the level of utilization when determinable and measurable, otherwise the allocation is based on a proportion of each segment’s cost of sales.

Year ended March 31, 2012
(amounts in millions)	TS/C	SP/C	Civil	SP/M	TS/M	Military	NCM	Total
External revenue	$498.4	$342.5	$840.9	$619.2	$278.1	$897.3	$83.0	$1,821.2
Depreciation and amortization
Property, plant and equipment	67.7	5.2	72.9	7.3	10.3	17.6	1.8	92.3
Intangible and other assets	13.6	2.2	15.8	4.7	7.8	12.5	5.2	33.5
Impairment and reversal of impairment
of non-financial assets (Note 21)	0.5	-	0.5	-	-	-	4.8	5.3
Write-downs and reversals of
write-downs of inventories	-	1.4	1.4	1.0	0.1	1.1	0.7	3.2
Write-downs and reversals of
write-downs of accounts receivable	1.8	0.2	2.0	0.9	(0.1)	0.8	0.5	3.3
Segment operating income (loss)	122.2	51.6	173.8	101.2	40.9	142.1	(13.8)	302.1

Year ended March 31, 2011
(amounts in millions)	TS/C	SP/C	Civil	SP/M	TS/M	Military	NCM	Total
External revenue	$454.0	$272.9	$726.9	$586.0	$279.9	$865.9	$38.0	$1,630.8
Depreciation and amortization
Property, plant and equipment	63.9	4.9	68.8	6.3	9.5	15.8	0.6	85.2
Intangible and other assets	11.1	1.9	13.0	4.9	4.6	9.5	2.0	24.5
Write-downs and reversals of
write-downs of inventories	-	1.0	1.0	0.8	0.1	0.9	-	1.9
Write-downs and reversals of
write-downs of accounts receivable	0.6	0.1	0.7	0.1	-	0.1	-	0.8
Segment operating income (loss)	99.9	34.8	134.7	105.0	50.3	155.3	(8.4)	281.6

144	| CAE Annual Report 2012

Consolidated Financial Statements

Operating profit

The following table provides a reconciliation between total segment operating income and operating profit:

(amounts in millions)	2012	2011
Total segment operating income	$302.1	$281.6
Reversal of restructuring provision	-	1.0
Operating profit	$302.1	$282.6

Capital expenditures which consist of additions to non-current assets (other than financial instruments and deferred tax assets), by segment are as follows:

Years ended March 31
(amounts in millions)	2012	2011
TS/C	$146.5	$86.1
SP/C	25.1	20.7
SP/M	29.8	22.6
TS/M	10.9	14.2
NCM	8.5	10.9
Unallocated	-	0.1
Total capital expenditures	$220.8	$154.6

Assets and liabilities employed by segment

The Company uses assets employed and liabilities employed to assess resources allocated to each segment. Assets employed include accounts receivable, contracts in progress, inventories, prepayments, property, plant and equipment, intangible assets, derivative financial assets and other assets. Liabilities employed include accounts payable and accrued liabilities, provisions, contracts in progress, deferred gains and other non-current liabilities and derivative financial liabilities.

Assets and liabilities employed by segment are reconciled to total assets and liabilities as follows:

	March 31	March 31	April 1
(amounts in millions)	2012	2011	2010
Assets employed
TS/C	$1,334.0	$1,225.4	$1,184.1
SP/C	275.3	251.6	241.8
SP/M	518.0	506.5	433.8
TS/M	359.2	352.5	289.5
NCM	225.9	68.2	17.6
Assets not included in assets employed	471.3	413.1	424.5
Total assets	$3,183.7	$2,817.3	$2,591.3
Liabilities employed
TS/C	$161.0	$155.4	$154.9
SP/C	236.2	192.9	211.5
SP/M	247.6	308.6	293.2
TS/M	178.0	174.8	127.6
NCM	46.6	27.8	15.3
Liabilities not included in liabilities employed	1,272.1	1,024.9	970.4
Total liabilities	$2,141.5	$1,884.4	$1,772.9

CAE Annual Report 2012 | 145

Consolidated Financial Statements

Geographic information

The Company markets its products and services globally. Sales are attributed to countries based on the location of customers. Non-current assets other than financial instruments and deferred tax assets are attributed to countries based on the location of the assets.

Years ended March 31
(amounts in millions)		2012	2011
Revenue from external customers
Canada		$202.0	$207.2
United States		612.0	467.3
United Kingdom		149.8	171.7
Germany		121.9	137.5
Netherlands		66.7	60.2
Other European countries		205.9	158.0
China		117.7	89.1
United Arab Emirates		55.5	69.8
Other Asian countries		139.6	120.8
Australia		73.4	96.7
Other countries		76.7	52.5
		$1,821.2	$1,630.8

	March 31	March 31	April 1
(amounts in millions)	2012	2011	2010
Non-current assets other than financial instruments and deferred tax assets
Canada	$410.8	$354.7	$295.6
United States	577.8	431.9	459.0
South America	102.4	71.9	50.5
United Kingdom	255.6	248.1	194.2
Spain	49.6	53.6	57.7
Germany	61.4	64.3	66.4
Belgium	64.7	60.0	70.9
Netherlands	79.3	93.3	88.5
Other European countries	72.1	80.3	68.3
United Arab Emirates	81.7	74.9	68.4
Other Asian countries	140.0	117.7	111.6
Other countries	38.0	28.4	13.4
	$1,933.4	$1,679.1	$1,544.5

146	| CAE Annual Report 2012

	Consolidated Financial Statements

NOTE 32 – RELATED PARTY RELATIONSHIPS

The following table includes principal investments which significantly impact the results or assets of the Company:

Investments in subsidiaries consolidated in the Company’s financial statements:

		% equity	% equity
As at March 31		interest	interest
Name	Country of incorporation	2012	2011
7320701 Canada Inc.	Canada	100.0%	100.0%
B.V. Nationale Luchtvaartschool	Netherlands	100.0%	100.0%
BGT BioGraphic Technologies Inc.	Canada	100.0%	100.0%
CAE (UK) PLC	United Kingdom	100.0%	100.0%
CAE (US) Inc.	United States	100.0%	100.0%
CAE (US) LLC	United States	100.0%	100.0%
CAE Aircrew Training Services PLC	United Kingdom	77.9%	77.9%
CAE Australia Pty Ltd.	Australia	100.0%	100.0%
CAE Aviation Training B.V.	Netherlands	100.0%	100.0%
CAE Aviation Training Chile Limitada	Chile	100.0%	100.0%
CAE Aviation Training International Ltd.	Mauritius	100.0%	100.0%
CAE Aviation Training Peru Inc.	Peru	100.0%	-
CAE Beyss Grundstücksgesellschaft mbH	Germany	100.0%	100.0%
CAE Brunei Multi Purpose Training Centre Sdn Bhd	Brunei	60.0%	-
CAE Center Amsterdam B.V.	Netherlands	100.0%	100.0%
CAE Center Brussels N.V.	Belgium	100.0%	100.0%
CAE China Support Services Company Limited	China	100.0%	100.0%
CAE Civil Aviation Training Solutions, Inc.	United States	100.0%	100.0%
CAE Datamine Corporate Limited	United Kingdom	100.0%	100.0%
CAE Delaware Buyco Inc.	United States	100.0%	-
CAE Electronik GmbH	Germany	100.0%	100.0%
CAE Engineering Korlátolt FelelQsségq Társaság	Hungary	100.0%	100.0%
CAE Euroco S.à r.l.	Luxembourg	100.0%	100.0%
CAE Flight & Simulator Services Sdn. Bhd.	Malaysia	100.0%	100.0%
CAE Flight Solutions USA Inc.	United States	100.0%	100.0%
CAE Flight Training Center Mexico, S.A. de C.V.	Mexico	100.0%	100.0%
CAE Flightscape Inc.	Canada	100.0%	100.0%
CAE Global Academy Évora, SA	Portugal	100.0%	100.0%
CAE Global Academy Phoenix Inc.	United States	100.0%	100.0%
CAE Healthcare Inc.	Canada	100.0%	100.0%
CAE Holdings B.V.	Netherlands	100.0%	100.0%
CAE Holdings Limited	United Kingdom	100.0%	100.0%
CAE India Private Limited	India	76.0%	76.0%
CAE International Capital Management Hungary LLC	Hungary	100.0%	100.0%
CAE International Holdings Limited	Canada	100.0%	100.0%
CAE Investments S.à r.l.	Luxembourg	100.0%	100.0%
CAE Japan Flight Training Inc.	Japan	-	100.0%
CAE Labuan Inc.	Malaysia	100.0%	100.0%
CAE Management Luxembourg S.à r.l.	Luxembourg	100.0%	100.0%
CAE Mining Canada Inc.	Canada	100.0%	100.0%
CAE Mining Holdings Inc.	Canada	100.0%	100.0%
CAE North East Training Inc.	United States	100.0%	100.0%
CAE Professional Services (Canada) Inc.	Canada	100.0%	100.0%
CAE Professional Services Australia Pty Ltd.	Australia	100.0%	100.0%
CAE Services (Canada) Inc.	Canada	100.0%	100.0%
CAE Services GmbH	Germany	100.0%	100.0%
CAE Services Italia S.r.l.	Italy	100.0%	100.0%
CAE Servicios Globales de Instrucción de Vuelo (España), S.L.	Spain	100.0%	100.0%
CAE SimuFlite Inc.	United States	100.0%	100.0%
CAE Simulation Technologies Private Limited	India	100.0%	100.0%

CAE Annual Report 2012 | 147

Consolidated Financial Statements

CAE Simulator Services Inc.	Canada	100.0%	100.0%
CAE Singapore (S.E.A.) Pte Ltd.	Singapore	100.0%	100.0%
CAE South America Flight Training do Brasil Ltda.	Brazil	100.0%	100.0%
CAE STS Limited	United Kingdom	100.0%	100.0%
CAE Training Aircraft B.V.	Netherlands	100.0%	100.0%
CAE Training Norway AS	Norway	100.0%	100.0%
CAE USA Inc.	United States	100.0%	100.0%
CAE Verwaltungsgesellschaft mbH	Germany	100.0%	100.0%
Engenuity Holdings (USA) Inc.	United States	100.0%	100.0%
Flight Simulator-Capital L.P.	Canada	100.0%	-
Flight Training Device (Mauritius) Ltd.	Mauritius	100.0%	100.0%
ICCU Imaging Inc.	Canada	100.0%	100.0%
International Flight School (Mauritius) Ltd.	Mauritius	100.0%	100.0%
Invertron Simulators PLC	United Kingdom	100.0%	100.0%
Kestrel Technologies Pte Ltd.	Singapore	100.0%	100.0%
Medical Education Technologies, Inc.	United States	100.0%	-
Presagis Canada Inc.	Canada	100.0%	100.0%
Presagis Europe (S.A.)	France	100.0%	100.0%
Presagis USA Inc.	United States	100.0%	100.0%
Rotorsim USA LLC	United States	100.0%	100.0%
Sabena Flight Academy NV	Belgium	100.0%	100.0%
Servicios de Instrucción de Vuelo, S.L.	Spain	80.0%	80.0%
Simubel N.V. (a CAE Aviation Training Company)	Belgium	100.0%	100.0%
Simulator Sevicios Mexico, S.A. de C.V.	Mexico	100.0%	100.0%
SIV Ops Training, S.L.	Spain	100.0%	100.0%

Investments in joint ventures accounted for under the proportionate consolidation method:

		% equity	% equity
As at March 31		interest	interest
Name	Country of incorporation	2012	2011
Asian Aviation Centre of Excellence Sdn. Bhd.	Malaysia	50.0%	-
CAE Flight Training (India) Private Limited	India	50.0%	50.0%
CAE Japan Flight Training Inc.	Japan	51.0%	-
CAE-Lider Training do Brasil Ltda.	Brazil	50.0%	50.0%
China Southern West Australia Flying College Pty Ltd	Australia	47.1%	47.1%
CAE Simulation Training Private Limited	India	25.0%	-
Embraer CAE Training Services (UK) Limited	United Kingdom	49.0%	49.0%
Embraer CAE Training Services, LLC	United States	49.0%	49.0%
Emirates-CAE Flight Training LLC	United Arab Emirates	49.0%	49.0%
Hatsoff Helicopter Training Private Limited	India	50.0%	50.0%
Helicopter Training Media International GmbH	Germany	50.0%	50.0%
HFTS Helicopter Flight Training Services GmbH	Germany	25.0%	25.0%
National Flying Training Institute Private Limited	India	51.0%	51.0%
Philippine Academy for Aviation Training Inc.	Philippine	50.0%	-
Rotorsim s.r.l.	Italy	50.0%	50.0%
Zhuhai Xiang Yi Aviation Technology Company Limited	China	49.0%	49.0%

Available-for-sale investments:

		% equity	% equity
As at March 31	Country of incorporation	interest	interest
Name		2012	2011
CVS Leasing Limited	United Kingdom	13.4%	13.4%
Flight Simulator-Capital L.P.	Canada	-	19.5%

The stated percentage of ownership is in relation to the Company’s ownership.

148	| CAE Annual Report 2012

	Consolidated Financial Statements

NOTE 33 – RELATED PARTY TRANSACTIONS
The following transactions are carried out with related parties:

As at March 31
(amounts in millions)	2012	2011
Current amounts owed from
Portion attributable to the interest of the other venturers	$37.8	$16.1
Other	0.3	0.5
Current amounts owed to
Portion attributable to the interest of the other venturers	$13.2	$11.2
Other	0.6	0.7
Non-current amounts owed from
Portion attributable to the interest of the other venturers	$10.0	$0.4

Years ended March 31
(amounts in millions)	2012	2011
Sales of products and services
Portion attributable to the interest of the other venturers	$105.8	$55.9
Other	6.8	7.1
Purchases of products and services, and other
Portion attributable to the interest of the other venturers	$16.1	$28.8
Other	4.5	8.7
Other income transactions
Portion attributable to the interest of the other venturers	$9.8	$-

The non-current amounts owed from related parties are obligations under finance leases maturing in October 2022 which carry an interest rate of 5.14% per annum. There are no provisions held against any of the receivables from related parties as at March 31, 2012 (2011 – nil).

In addition, during fiscal 2012, transactions amounting to $2.1 million (2011 – $2.3 million) were made, at normal market prices, with organizations of which some of the Company’s directors are partners or officers.

Compensation of key management personnel

Key management personnel have the ability and responsibility to make major operational, financial and strategic decisions for the Company and include certain executive officers. The compensation paid or payable to key management for employee services is shown below:

Years ended March 31
(amounts in millions)	2012	2011
Salaries and other short-term employee benefits	$4.9	$5.1
Post-employment benefits	1.3	1.0
Termination benefits	1.5	-
Share-based payments	2.5	8.9
	$10.2	$15.0

CAE Annual Report 2012 | 149

Consolidated Financial Statements

Notes to the Consolidated Financial Statements

NOTE 34 – EVENTS AFTER THE REPORTING PERIOD

Oxford Aviation Academy Luxembourg S.à r.l.

On May 16, 2012, the Company acquired 100% of the shares of Oxford Aviation Academy Luxembourg S.à r. l. (OAA) for total consideration of $314.3 million. OAA is a provider of aviation training and crew sourcing services. With this acquisition, CAE strengthens its leadership and global reach in civil aviation training by increasing its training centre footprint, growing its flight academy network and extending its portfolio of aviation training solutions. Management considers it impracticable to disclose information about the fair value of the net assets acquired since the findings of the valuation exercise are not yet available. The acquisition of OAA was financed through a senior unsecured credit facility.

No revenue or operating profit from OAA was included in the consolidated income statement as at March 31, 2012.

Restructuring

CAE announced restructuring measures on May 23, 2012 which are designed to refocus the Company’s resources and capabilities in response to a change in CAE’s defence market. Under these measures, CAE’s current workforce is being reduced by approximately 300 employees worldwide.

150	| CAE Annual Report 2012

Board of Directors and Officers

BOARD OF DIRECTORS

Lynton R. Wilson, O.C.[1,2,4]
Chairman of the Board
CAE Inc.
Oakville, Ontario

Marc Parent[1]
President and Chief Executive Officer
CAE Inc.
Lorraine, Québec

Brian E. Barents[2]
Corporate Director
Andover, Kansas

John A. (Ian) Craig[3]
Business Consultant and
Corporate Director
Ottawa, Ontario

H. Garfield Emerson, Q.C., ICD.D[3,4]
Principal, Emerson Advisory
and Corporate Director
Toronto, Ontario

The Honourable Michael M. Fortier, P.C.[4]
Vice Chairman
RBC Capital Markets
Montreal, Québec

Paul Gagné[2,3]
Chairman
Wajax Corporation
Montreal, Québec

James F. Hankinson[1,2,4]
Corporate Director
Toronto, Ontario

E. Randolph (Randy) Jayne II[4]
Managing Partner
Heidrick & Struggles
International, Inc.
Webster Groves, Missouri

Robert Lacroix, O.C., Ph.D[4]
Corporate Director
Montreal, Québec

The Honourable John Manley, P.C., O.C.[2,3]
President and Chief Executive Officer
Canadian Council of Chief Executives
Ottawa, Ontario

Gen. Peter J. Schoomaker U.S.A. (Ret.)[2]
Corporate Director
Tampa, Florida

Katharine B. Stevenson[3]
Corporate Director
Toronto, Ontario

Lawrence N. Stevenson[2]
Managing Director
Callisto Capital
Toronto, Ontario

OFFICERS

Lynton R. Wilson
Chairman of the Board

Marc Parent
President
and Chief Executive Officer

Jeff Roberts
Group President
Civil Simulation Products and
Training & Services

Gene Colabatistto
Group President
Military Simulation Products and
Training & Services

Nick Leontidis
Executive Vice President
Strategy and Business
Development

Stéphane Lefebvre
Vice President, Finance
and Chief Financial Officer

Hartland J. A. Paterson
Vice President, Legal, General
Counsel & Corporate Secretary

Bernard Cormier
Vice President
Human Resources

Éric Bussières
Vice President
Finance – Civil and Treasurer

Sonya Branco
Vice President and Controller

1 Member of the Executive Committee
2 Member of the Human Resources Committee
3 Member of the Audit Committee
4 Member of the Governance Committee

CAE Annual Report 2012 | 151

Shareholder and

CAE SHARES

CAE’s shares are traded on the Toronto Stock Exchange (TSX) and on the New York Stock Exchange (NYSE) under the symbol “CAE”.

TRANSFER AGENT AND REGISTRAR

Computershare Trust Company of Canada 100 University Avenue, 9th Floor Toronto, Ontario M5J 2Y1 Tel. 514-982-7555 or 1-800-564-6253 (toll free in Canada and the U.S.) www.computershare.com

DIVIDEND REINVESTMENT PLAN

Canadian resident registered shareholders of CAE Inc. who wish to receive dividends in the form of CAE Inc. common shares rather than a cash payment (currently at a 2% discount as of the date of this Annual Report) may participate in CAE’s dividend reinvestment plan. In order to obtain the dividend reinvestment plan form, please contact Computershare Trust Company of Canada or go to www.cae.com/dividend.

DIRECT DEPOSIT DIVIDEND

Canadian resident registered shareholders of CAE Inc. who receive cash dividends may elect to have the dividend payment deposited directly to their bank accounts instead of receiving a cheque. In order to obtain the direct deposit dividend form, please contact Computershare Trust Company of Canada. www.cae.com/dividend

DUPLICATE MAILINGS

To eliminate duplicate mailings by consolidating accounts, registered shareholders must contact Computershare Trust Company of Canada; non-registered shareholders must contact their investment brokers.

Investor Information

INVESTOR RELATIONS

Quarterly and annual reports as well as other corporate documents are available on our website at www. cae.com. These documents can also be obtained from our Investor Relations department:

Investor Relations

CAE Inc.

8585 Côte-de-Liesse Saint-Laurent, Québec H4T 1G6 Tel. 1-866-999-6223 investor.relations@cae.com

Version française

Pour obtenir la version française du rapport annuel, s’adresser à investisseurs@cae.com.

2012 ANNUAL MEETING

The Annual and Special Shareholders Meeting will be held at 10:30 a.m. (Eastern Time), Thursday, August 9, 2012 at the Hotel King Edward, 37 King Street East, Toronto, Ontario. The meeting will also be webcast live on CAE’s website, www.cae.com.

AUDITORS

PricewaterhouseCoopers LLP Chartered Accountants Montreal, Québec

TRADEMARKS

Trademarks and/or registered trademarks of CAE Inc. and/or its affiliates include but are not limited to CAE, CAE Medallion 6000, CAE Simfinity, CAE True Electric Motion, CAE True Airport, CAE True Environment, CAE Tropos 6000, CAE Augmented Engineering Environment, CAE Advanced Visionics System, CAE Owl, CAE Caesar, CAE Terra, CAE VIMEDIX and CAE ICCU. All other brands and product names are trademarks or registered trademarks of their respective owners. All logos, tradenames and trademarks referred to and used herein remain the property of their respective owners and may not be used, changed, copied, altered, or quoted without the written consent of the respective owner. All rights reserved.

CORPORATE GOVERNANCE

The following documents pertaining to CAE’s corporate governance practices may be accessed either from CAE’s website (www.cae.com) or by request from the Corporate Secretary:

  Board and Board Committee mandates

  Position descriptions for the Board Chair, the Committee Chairs and the Chief Executive Officer

  CAE’s Code of Business Conduct, and the Board Member’s Code of Conduct

  Corporate Governance Guideline.

Most of the New York Exchange’s (NYSE) corporate governance listing standards are not mandatory for CAE. Significant differences between CAE’s practices and the requirements applicable to U.S. companies listed on the NYSE are summarized on CAE’s website. CAE is otherwise in compliance with the NYSE requirements in all significant respects.

152	| CAE Annual Report 2012

FORWARD-LOOKING STATEMENTS

Certain statements made in this annual report are forward-looking statements under the Private Securities Litigation Reform Act of 1995 and Canadian securities regulations. All statements, other than statements of historical facts, included herein that pertain to activities, events or developments that we expect or anticipate will or may occur in the future including, for example, statements about our business outlook, assessment of market conditions, strategies, future plans, future sales, prices for our major products, inventory levels, capital spending and tax rates are forward-looking statements. The words “expect”, “anticipate”, “estimate”, “may”, “will”, “should”, “intend”, “believe”, “plan” and similar expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance. They are based on management’s expectations and assumptions regarding historical trends, current conditions and expected future developments, as well as other factors that we believe are appropriate in the circumstances. Such expectations and assumptions involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. The results or events predicted in these forward-looking statements may differ materially from actual results or events. Important risks that could cause such differences include, but are not limited to, the length of sales cycle, rapid product evolution, level of defence spending, condition of the civil aviation industry, competition, availability of critical inputs, foreign exchange rate of currencies and doing business in foreign countries. These and other risks that could cause actual results or events to differ materially from current expectations or assumptions are described in the risk factors section of CAE’s Annual Information Form for the year ended March 31, 2012, filed with the Canadian securities commissions and the U.S. Securities and Exchange Commission. Any forward-looking statements made in this annual report represent our expectations as of May 23, 2012, and accordingly, are subject to change after such date. We disclaim any intention or obligation to update any forward-looking statements unless legislation requires us to do so.

CAE Annual Report 2012 | 153

154	| CAE Annual Report 2012

As an eTree member, CAE Inc. is committed to meeting shareholder needs while being environmentally friendly. For each shareholder that receives electronic copies of shareholder communications, CAE will plant a tree through Tree
Canada, the leader in Canadian urban reforestation.

Contains FSC® certified post-consumer and 70% virgin fibre
Certified EcoLogo and FSC Mixed Sources
Manufactured using biogas energy